As filed with the Securities and Exchange Commission on October 12, 2004

Registration No. 333-118422

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE COOPER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3851	94-2657368
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

(925) 460-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carol R. Kaufman

Vice President of Legal Affairs, Secretary and Chief Administrative Officer

The Cooper Companies, Inc.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

(925) 460-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Erica H. Steinberger, Esq. Samuel A. Fishman, Esq. Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, NY 10022 (212) 906-1200	John M. Newell, Esq. Latham & Watkins LLP 505 Montgomery St., Suite 1900 San Francisco, CA 94111 (415) 391-0600	Barry J. Kramer, Esq. Fenwick & West LLP 801 California Street Mountain View, CA 94041 (650) 988-8500	David K. Michaels, Esq. William L. Hughes, Esq. Fenwick & West LLP 275 Battery St., 16th Floor San Francisco, CA 94111 (415) 875-2300

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in the accompanying joint proxy statement/prospectus is not complete and may be changed. Cooper may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the Securities and Exchange Commission is effective. The accompanying joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 12, 2004

JOINT PROXY STATEMENT / PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The Cooper Companies, Inc. and Ocular Sciences, Inc. have agreed to the acquisition of Ocular by Cooper under the terms of a merger agreement. We are proposing the merger because we believe it will provide substantial strategic and financial benefits to the stockholders of both companies, and that the combination will create a stronger and more competitive specialty healthcare company that is capable of creating more stockholder value than either Cooper or Ocular could on its own. Ocular believes that the merger provides its stockholders with both liquidity and an opportunity to participate in the potential growth and value of the combined company at an attractive valuation for their Ocular shares.

If the merger is completed, Ocular stockholders will be entitled to receive 0.3879 of a share of Cooper common stock and $22.00 in cash, without interest, for each share of Ocular common stock that they own. We estimate that Cooper will pay approximately $600 million in cash and issue approximately 10.6 million shares of common stock in the merger, and that immediately after the merger Ocular stockholders and certain Ocular optionholders will hold approximately 21.7% of the then-outstanding shares of Cooper common stock, based on the number of shares of Cooper common stock outstanding on a fully diluted basis as of October 4, 2004, the record date for the special meetings. Cooper common stock is traded on the New York Stock Exchange under the trading symbol “COO.” On October 11, 2004, Cooper common stock closed at $68.66 per share as reported on the New York Stock Exchange. Cooper stockholders will continue to own their existing shares, which will not be affected by the merger.

The merger cannot be completed unless Cooper stockholders approve the issuance of Cooper common stock in the merger and Ocular stockholders approve and adopt the merger agreement and approve the merger. The obligations of Cooper and Ocular to complete the merger are also subject to the satisfaction or waiver of other conditions, including receiving clearance from regulatory agencies.

After careful consideration, the board of directors of Cooper has unanimously determined that the issuance of Cooper common stock in the merger is advisable and in the best of interests of Cooper stockholders, and recommends that Cooper stockholders vote “FOR” the issuance of Cooper common stock in the merger. After careful consideration, the board of directors of Ocular has unanimously determined that adoption of the merger agreement by the Ocular stockholders is advisable and that the merger is fair and in the best interests of Ocular stockholders, and recommends that Ocular stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger.

Before voting, you should carefully review all the information in the attached joint proxy statement/prospectus. In particular, you should carefully consider the matters discussed under “ RISK FACTORS” beginning on page 20.

The proposals are being presented to the respective stockholders of each company at special meetings to be held on November 16, 2004.

Your vote is very important. Whether or not you plan to attend your company’s special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card, if you are the record holder of your shares, or by instructing your broker, bank or other nominee how to vote your shares, if your shares are held in “street name.” If you need information about the methods of voting available to you, please contact your broker.

Sincerely,

/s/ A. Thomas Bender A. Thomas Bender	/s/ Stephen J. Fanning Stephen J. Fanning
Chairman of the Board, President	President and Chief Executive Officer
and Chief Executive Officer	Ocular Sciences, Inc.
The Cooper Companies, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated October 12, 2004, and is first being mailed to Cooper and Ocular stockholders on or about October 15, 2004.

THE COOPER COMPANIES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 16, 2004

To the Stockholders of The Cooper Companies, Inc.:

The Cooper Companies, Inc. will hold a special meeting of stockholders at the offices of JPMorgan Chase & Co., 270 Park Avenue, 2nd Floor Auditorium, New York, New York, on November 16, 2004, at 10:00 a.m. local time, for the following purpose:

•	to consider and vote upon a proposal to approve the issuance of Cooper common stock, par value $0.10 per share, pursuant to the Agreement and Plan of Merger by and among Cooper, TCC Acquisition Corp., a wholly-owned subsidiary of Cooper, and Ocular Sciences, Inc., as described in the accompanying joint proxy statement/prospectus, which is incorporated herein by reference.

Cooper may also transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

This item of business is described in the attached joint proxy statement/prospectus. Only Cooper stockholders of record at the close of business on October 4, 2004, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, the board of directors of Cooper has unanimously determined that the issuance of Cooper common stock in the merger is advisable and in the best of interests of Cooper stockholders, and recommends that Cooper stockholders vote “FOR” the issuance of Cooper common stock in the merger.

It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. If you are the record holder of your shares, you may vote by completing and mailing the enclosed proxy card. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you must instruct your broker, bank or other nominee how to vote your shares. Please review the instructions in the section of this joint proxy statement/prospectus entitled “The Cooper Special Meeting—Voting; Proxies; Revocation—Voting by Proxy” and the proxy card or the information forwarded by your bank, broker or other nominee regarding your options for voting.

By Order of the Board of Directors,

/s/ Carol R. Kaufman Carol R. Kaufman
Secretary

October 12, 2004

OCULAR SCIENCES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 16, 2004

To the Stockholders of Ocular Sciences, Inc.:

Ocular Sciences, Inc. will hold a special meeting of stockholders at the Hilton Concord, 1970 Diamond Boulevard, Concord, California, on November 16, 2004, at 9:00 a.m. local time, for the following purpose:

•	to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger by and among The Cooper Companies, Inc., TCC Acquisition Corp., which is a wholly-owned subsidiary of Cooper, and Ocular, as described in the accompanying joint proxy statement/prospectus, which is incorporated herein by reference, and to approve the merger contemplated by the merger agreement.

Ocular may also transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

This item of business is described in the attached joint proxy statement/prospectus. Only Ocular stockholders of record at the close of business on October 4, 2004, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. In addition, attendance at the special meeting will be limited to these stockholders of record, their authorized representatives and guests of Ocular.

After careful consideration, the board of directors of Ocular has unanimously determined that adoption of the merger agreement by Ocular stockholders is advisable and that the merger is fair and in the best interests of Ocular stockholders, and recommends that Ocular stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger.

It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. If you are the record holder of your shares, you may vote by completing and mailing the enclosed proxy card. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you must instruct your broker, bank or other nominee how to vote your shares. Please review the instructions in the section of this joint proxy statement/prospectus entitled “The Ocular Special Meeting—Voting; Proxies; Revocation—Voting by Proxy” and the proxy card or the information forwarded by your bank, broker or other nominee regarding your options for voting.

Please do not send any certificates representing your Ocular common stock at this time.

By Order of the Board of Directors,

/s/ Steven M. Neil Steven M. Neil
Secretary

October 12, 2004

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Cooper and Ocular from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” on page 121.

Cooper will provide you with copies of this information relating to Cooper, without charge, upon written or oral request to: Corporate Secretary, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588 (telephone number (925) 460-3600). In addition, you may obtain copies of the information relating to Cooper, without charge, by sending an e-mail to ir@coopercos.com. Furthermore, you may obtain copies of some of this information by making a request through the Cooper website, www.coopercos.com.

Ocular will provide you with copies of this information relating to Ocular, without charge, upon written or oral request to: Corporate Secretary, Ocular Sciences, Inc., 1855 Gateway Boulevard, Suite 700, Concord, CA 94520, (telephone number (925) 969-7000). In addition, you may obtain copies of the information relating to Ocular, without charge, by sending an e-mail to ocularir@evcgroup.com.

In order for you to receive timely delivery of the documents in advance of the Cooper and Ocular special meetings, Cooper or Ocular, as the case may be, should receive your request no later than November 9, 2004.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Cooper and Ocular have agreed to the acquisition of Ocular by Cooper under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. In order to complete the merger, Cooper stockholders must vote to approve the issuance of Cooper common stock in the merger, and Ocular stockholders must vote to approve and adopt the merger agreement and to approve the merger contemplated by the merger agreement. Cooper and Ocular will hold separate special meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the special meetings, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your company’s special meeting. Your vote is important. Cooper and Ocular encourage you to vote as soon as possible. See “How do I cast my vote?” on page 3.

Q:	Why are Cooper and Ocular proposing to merge?

A:	Cooper and Ocular believe that the merger will provide substantial strategic and financial benefits to the stockholders of both companies, and that the combination will create a stronger and more competitive specialty healthcare company that is capable of creating more stockholder value than either Cooper or Ocular could on its own. Cooper believes that the merger will enhance Cooper’s position as a major manufacturer and supplier of soft contact lenses, with additional manufacturing facilities and technology, an expanded global distribution network, increased breadth of product line and an expanded customer base. Ocular believes that the merger provides its stockholders with both liquidity and an opportunity to participate in the potential growth and value of the combined company at an attractive valuation for their Ocular shares. See “The Merger—Reasons for the Merger—Cooper” on page 46 and “The Merger—Reasons for the Merger—Ocular” on page 49.

Q:	What will happen in the merger?

A:	Ocular will merge with and into TCC Acquisition, a wholly-owned subsidiary of Cooper. In the merger, Ocular stockholders will be entitled to receive 0.3879 of a share of Cooper common stock and $22.00 in cash, without interest, for each share of Ocular common stock they own. All outstanding options for Ocular common stock will become fully vested and exercisable immediately prior to completion of the merger. Holders of options with an exercise price less than the merger consideration value, referred to as “in-the-money” options, will receive a combination of Cooper common stock and cash in an amount equal to the spread value of their options, less applicable withholding taxes, in exchange for cancellation of their in-the-money options. Based on the number of shares of Cooper and Ocular common stock outstanding on a fully diluted basis on October 4, 2004, the record date for the special meetings, Cooper estimates that it will issue approximately 10.6 million shares of its common stock in the merger to the stockholders and holders of in-the-money options and that immediately after the merger the former Ocular stockholders and optionholders, in the aggregate, will own approximately 21.7% of the then-outstanding shares of Cooper common stock.

Example: If you currently own 100 shares of Ocular common stock, then as a result of the merger you will receive 38 shares of Cooper common stock and $2,200 in cash, plus cash representing the value of the fractional share.

Q:	When do you expect the merger to be completed?

A:

Cooper and Ocular are working to complete the merger as quickly as practicable and currently expect that the merger could be completed as early as November 16, 2004. However, Cooper and Ocular cannot predict the exact timing of completion of the merger because the merger is subject to regulatory approvals and other conditions. There may be a substantial period of time between the approval of the respective merger proposals by stockholders at the special meetings and the effectiveness of the merger. In particular, the U.S. Federal Trade Commission has requested additional information and documents related to the merger from Cooper and Ocular, and the merger continues to remain subject to the review of the U.S. Federal Trade Commission and several state attorneys general who have access to the merger documents, which review may not be completed by November 16, 2004.

Q:	Where and when are the special meetings?

A:	The Cooper special meeting will take place at the offices of JPMorgan Chase & Co., 270 Park Avenue, 2nd Floor Auditorium, New York, New York, on November 16, 2004, at 10:00 a.m. local time. The Ocular special meeting will take place at the Hilton Concord, 1970 Diamond Boulevard, Concord, California, on November 16, 2004, at 9:00 a.m. local time.

Q:	What vote of Cooper stockholders is required to approve the issuance of Cooper common stock in the merger?

A:	Approval of the issuance of Cooper common stock pursuant to the merger agreement requires the affirmative vote of the holders of a majority of shares of Cooper common stock cast on such proposal, in person or by proxy, provided that the total vote cast on the proposal represents a majority of the outstanding shares of Cooper common stock entitled to vote on the proposal.

Q:	What vote of Ocular stockholders is required to approve and adopt the merger agreement and approve the merger?

A:	The affirmative vote of the holders of a majority of the outstanding shares of Ocular common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement and approve the merger.

Q:	How does my company’s board of directors recommend that I vote?

A:	The Cooper board of directors unanimously recommends that Cooper stockholders vote “FOR” the proposal to approve the issuance of Cooper common stock in the merger. See “The Merger—Reasons for the Merger—Cooper” on page 46.

The Ocular board of directors unanimously recommends that Ocular stockholders vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger. See “The Merger—Reasons for the Merger—Ocular” on page 49.

Q:	What risks should I consider in deciding whether to vote for the merger?

A:	You should carefully review the section of this joint proxy statement/prospectus entitled “Risk Factors” on page 20.

Q:	Are any stockholders already committed to voting in favor of the merger?

A:	Yes. Ocular’s Chairman of the Board, John Fruth, who beneficially owned and was entitled to vote approximately 18.3% of the shares of Ocular common stock outstanding on October 4, 2004, the record date for the Ocular special meeting, has agreed to vote his shares of Ocular common stock in favor of the proposal to adopt and approve the merger agreement and approve the merger. See “Voting Agreement” on page 95.

Q:	How do I cast my vote?

A:	If you are a holder of record, you may vote in person at your special meeting or by submitting a proxy for your special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at your company’s special meeting by (i) delivering to the Secretary of Cooper or Ocular, as appropriate, a signed notice of revocation; (ii) granting a new, later-dated proxy, signed and delivered to the Secretary of Cooper or Ocular, as appropriate; or (iii) attending your special meeting and voting in person; however, your attendance alone will not revoke your proxy.

If you hold your shares in “street name,” you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I do not return a proxy or voting instruction card or otherwise vote?

A:	Cooper and Ocular urge you to vote at your company’s special meeting. If you do not vote, it could affect the proposals, since the success of each of the Cooper and Ocular proposals require that a majority of the outstanding shares of Cooper and Ocular, as the case may be, cast votes on the respective proposal. If you are a Cooper stockholder and you abstain on the proposal, or fail to give voting instructions to your nominee, your votes will not count towards the total votes cast on the proposal for purposes of determining if the necessary majority of outstanding shares has voted on the proposal. If you are an Ocular stockholder and abstain on the proposal or fail to give voting instructions to your nominee, it will have the same effect as voting “AGAINST” the proposal. See “The Cooper Special Meeting—Voting; Proxies; Revocation” on page 113 and “The Ocular Special Meeting—Voting; Proxies; Revocation” on page 118.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a stockholder of Cooper and a stockholder of Ocular, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Should I send in my Ocular stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your Ocular stock certificates for the merger consideration. Please do not send in your Ocular stock certificates with your proxy.

Q:	What rights do I have to seek a valuation of my shares?

A:	Under Delaware law, holders of Cooper common stock are not entitled to appraisal rights in connection with the issuance of Cooper common stock in the merger.

Under Delaware law, holders of Ocular common stock who do not vote in favor of approval and adoption of the merger agreement and approval of the merger will have the right, if the merger is completed, to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they submit a written demand for an appraisal prior to the vote at the Ocular Special Meeting and they comply with the procedures explained in this joint proxy statement/prospectus. See “Appraisal Rights” on page 109.

Q:	Will Ocular stockholders and holders of in-the-money options be able to trade the Cooper common stock received in connection with the merger?

A:	The shares of Cooper common stock issued to Ocular stockholders and holders of in-the-money options in connection with the proposed merger will be freely tradeable, unless you are an “affiliate” of Ocular as defined in the Securities Act. If you are an affiliate of Ocular, you will be required to comply with applicable restrictions of Rule 145 of the Securities Act in order to resell shares of Cooper common stock you receive in the merger.

Q:	Who can answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

if you are a Cooper stockholder:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

(800) 549-6697

or

Investor Relations

The Cooper Companies, Inc.

21062 Bake Parkway, Ste 200

Lake Forest, CA 92630

Tel: (949) 597-4700

Fax: (949) 768-3688

Email: ir@coopercos.com

if you are an Ocular stockholder:

Strategic Stock Surveillance, LLC

331 Madison Avenue

New York, NY 10017

(866) 657-8728 (toll free)

or

EVC Group, Inc.

90 Montgomery Street Suite 1001

San Francisco, CA 94165

Tel: (415) 896-6820

Email: ocularir@evcgroup.com

SUMMARY

The following is a summary of information contained in this joint proxy statement/prospectus. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, Cooper and Ocular encourage you to read carefully this entire joint proxy statement/prospectus, including the attached annexes. In addition, you are encouraged to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Cooper and Ocular which have been filed with the Securities and Exchange Commission, or the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge through Cooper or Ocular, as the case may be, or from the SEC through its website at http://www.sec.gov.

The Companies

The Cooper Companies, Inc.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

(925) 460-3600

The Cooper Companies, Inc., a Delaware corporation that was organized in 1980, manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. CooperVision develops, manufactures and markets a broad range of soft contact lenses for the worldwide vision care market. It specializes in toric lenses that correct astigmatism, cosmetic lenses that change the appearance of the color of the eye, and other lenses, primarily in high growth, specialty and value-added market segments around the world. Its leading products are disposable and planned replacement toric and spherical lenses. CooperSurgical develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians.

TCC Acquisition Corp. is a newly-formed, wholly-owned subsidiary of Cooper that was formed solely for the purpose of effecting the merger. TCC Acquisition has not conducted and will not conduct any business prior to completion of the merger.

Ocular Sciences, Inc.

1855 Gateway Boulevard, Suite 700

Concord, CA 94520

(925) 969-7000

Ocular Sciences, Inc., a corporation founded in 1985 and reincorporated in Delaware in 1997, is a global manufacturer and marketer of soft contact lenses, marketed for disposable monthly, bi-weekly and daily replacement regimens and reusable annual and quarterly replacement regimens.

The Merger (see page 39)

Cooper and Ocular have agreed to the acquisition of Ocular by Cooper under the terms of the merger agreement that is described in this joint proxy statement/prospectus and attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety.

Under the terms of the merger agreement, Ocular will merge with and into TCC Acquisition, with TCC Acquisition surviving the merger. If you are an Ocular stockholder, upon completion of the merger each share of Ocular common stock you own will be converted into the right to receive 0.3879 of a share of Cooper common stock and $22.00 in cash, without interest, plus cash for any fractional shares. This joint proxy statement/prospectus refers to the share and cash consideration to be paid by Cooper to Ocular stockholders and holders of in-the-money options as the merger consideration. Cooper stockholders will continue to own their existing shares of Cooper common stock, which will not be affected by the merger.

We estimate that Cooper will pay approximately $600 million in cash and issue approximately 10.6 million shares of common stock in the merger, and that immediately after the merger Ocular stockholders and certain Ocular optionholders will hold approximately 21.7% of the then-outstanding shares of Cooper common stock, based on the number of shares of Cooper common stock outstanding on a fully diluted basis as of October 4, 2004, the record date for the special meetings.

Recommendations of the Cooper and Ocular Boards of Directors (see pages 46 and 49)

Cooper

After careful consideration, the board of directors of Cooper unanimously approved the merger and determined that the issuance of Cooper common stock in the merger is advisable and in the best interests of Cooper stockholders, and recommends that Cooper stockholders vote “FOR” the issuance of Cooper common stock in the merger.

Ocular

After careful consideration, the board of directors of Ocular unanimously approved the merger and determined that the approval and adoption of the merger agreement by Ocular stockholders is advisable and that the merger is fair and in the best interests of Ocular stockholders, and recommends that Ocular stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger.

Stockholders Entitled to Vote; Vote Required

Cooper Stockholders

You can vote at the Cooper special meeting if you owned Cooper common stock at the close of business on October 4, 2004, the record date for the Cooper special meeting. On that date, there were 32,745,146 shares of Cooper common stock outstanding and entitled to vote. You can cast one vote for each share of Cooper common stock that you owned on that date. Stockholder approval of the issuance of Cooper common stock in the merger is required under the rules of the New York Stock Exchange, which requires the affirmative vote of the holders of a majority of shares of Cooper common stock cast on such proposal, in person or by proxy, provided that the total votes cast on the proposal represent a majority of the outstanding shares of Cooper common stock entitled to vote on the proposal.

Abstentions and “broker non-votes” will be counted in determining whether a quorum is present at the Cooper special meeting for purposes of the vote of Cooper stockholders on the proposal to approve the issuance of Cooper common stock in the merger. Abstentions, which occur when a stockholder attends a meeting, either in person or by proxy, but abstains from voting, and “broker non-votes,” which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority with respect to the proposal, will not count as votes either for or against the proposal or towards the total votes cast on the proposal for purposes of determining if the necessary majority of outstanding shares has voted on the proposal.

Ocular Stockholders

You can vote at the Ocular special meeting if you owned Ocular common stock at the close of business on October 4, 2004, the record date for the Ocular special meeting. On that date, there were 25,929,605 shares of Ocular common stock outstanding and entitled to vote. You can cast one vote for each share of Ocular common stock that you owned on that date. Approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Ocular common stock entitled to vote at the Ocular special meeting.

Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Ocular special meeting for purposes of the vote of Ocular stockholders on the proposal to approve and adopt the merger agreement and to approve the merger. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal.

Voting Agreement (see page 95)

Cooper has entered into a voting agreement with John Fruth, Chairman of the Board of Directors of Ocular, pursuant to which Mr. Fruth agreed, among other things, to vote all of his shares of Ocular common stock in favor of the approval and adoption of the merger agreement and approval of the merger. As of the record date, he beneficially owned and was entitled to vote 4,755,356 shares of Ocular common stock, representing approximately 18.3% of the outstanding shares of Ocular common stock on that date.

Opinions of Financial Advisors (see pages 53 and 58)

Cooper

In connection with the merger, Cooper retained J.P. Morgan Securities Inc., referred to as JPMorgan, as its lead financial advisor. In deciding to approve the merger, the Cooper board of directors considered the oral opinion of JPMorgan provided to the Cooper board of directors on July 28, 2004, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the considerations described in the written opinion, the merger consideration to be paid in the proposed merger was fair, from a financial point of view, to Cooper.

The full text of the written opinion of JPMorgan, dated July 28, 2004, is attached to this document as Annex C and incorporated by reference into this joint proxy statement/prospectus. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan in connection with the opinion. JPMorgan provided its opinion for the information and assistance of the Cooper board of directors in connection with its consideration of the transactions contemplated by the merger agreement, and the opinion does not constitute a recommendation to any stockholder as to any matters relating to the merger.

Ocular

On July 28, 2004, Morgan Stanley & Co. Incorporated, referred to as Morgan Stanley, financial advisor to Ocular, delivered to the Ocular board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 28, 2004, that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the merger agreement consideration to be received by the holders of the shares of Ocular common stock pursuant to the merger agreement was fair to these holders, from a financial point of view. The full text of Morgan Stanley’s written opinion is attached to this joint proxy statement/prospectus as Annex D and incorporated by reference into this joint proxy statement/prospectus. You are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Morgan Stanley’s opinion is directed to the Ocular board of directors in connection with its consideration of the merger and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

Share Ownership of Directors and Executive Officers of Cooper and Ocular

As of the record date, directors and executive officers of Cooper and their affiliates beneficially owned and were entitled to vote 2,473,626 shares of Cooper common stock, collectively representing approximately 7.4% of the shares of Cooper common stock outstanding on that date.

As of the record date, directors and executive officers of Ocular and their affiliates, excluding John Fruth, beneficially owned and were entitled to vote 336,178 shares of Ocular common stock, collectively representing approximately 1.3% of the outstanding shares of Ocular common stock on that date. As of the record date, John Fruth, Chairman of the Board of Directors of Ocular, beneficially owned and was entitled to vote 4,755,356 shares of Ocular common stock, representing approximately 18.3% of the outstanding shares of Ocular common stock on that date.

Interests of Directors and Executive Officers of Ocular in the Merger (see page 72)

When considering the Ocular board of directors’ recommendation that Ocular stockholders vote in favor of approval and adoption of the merger agreement and approval of the merger, Ocular stockholders should be aware that some directors and executive officers of Ocular have interests in the merger that may be different from, or in addition to, the interests of other Ocular stockholders. These interests relate to or arise from, among other things:

•	the continued indemnification of and provision of directors’ and officers’ insurance to current directors and officers of Ocular following the merger;

•	the appointment of John Fruth and Edgar Cummins, currently directors of Ocular, as directors of Cooper upon completion of the merger;

•	the potential receipt of severance payments by executive officers;

•	the accelerated vesting of, and payments of cash and Cooper common stock for, the officers’ and directors’ outstanding in-the-money Ocular stock options in the merger; and

•	the accelerated vesting of, and payments of cash and Cooper common stock for, the directors’ 2004 annual grant of Ocular stock options, granted on August 2, 2004, subsequent to the execution of the merger agreement, which in the aggregate provide for the purchase of 70,000 shares of Ocular common stock at an exercise price of $44.79 per share.

The Ocular board of directors knew about these additional interests, and considered them, among other matters, when it approved the merger agreement and the merger.

Listing of Cooper Common Stock and Delisting of Ocular Common Stock (see pages 70 and 71)

Application will be made to have the shares of Cooper common stock issued in the merger approved for listing on the New York Stock Exchange, where Cooper common stock is traded under the symbol “COO.” Upon completion of the merger, Ocular common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, and Ocular will no longer file periodic reports with the SEC.

Appraisal Rights (see page 109)

Cooper Stockholders

Under applicable Delaware law, holders of Cooper common stock are not entitled to appraisal rights in connection with the issuance of Cooper common stock in the merger.

Ocular Stockholders

Under Section 262 of the Delaware General Corporation Law, referred to as the DGCL, holders of Ocular common stock who do not wish to accept the 0.3879 of a share of Cooper common stock and $22.00 cash consideration payable per share of Ocular common stock pursuant to the merger may seek judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the value of the merger consideration. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to approve and adopt the merger agreement and approve the merger;

•	you must make a written demand on Ocular for appraisal in compliance with the DGCL before the vote on the proposal to approve and adopt the merger agreement and approve the merger occurs at the Ocular special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through completion of the merger. A stockholder who is the record holder of shares of common stock of Ocular on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to completion of the merger, will lose any right to appraisal for those shares.

If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares.

Merely voting against or abstaining from voting on the proposal will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to approve and adopt the merger agreement and the merger, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. If you or your nominee fails to follow all of the steps required by Section 262 of the DGCL, you will lose your right of appraisal. See “Appraisal Rights” on page 109 for a description of the procedures that you must follow in order to exercise your appraisal rights.

Annex E to this joint proxy statement/prospectus contains the full text Section 262 of the DGCL, which relates to your right to appraisal. You are encouraged to read these provisions carefully and in their entirety.

Conditions to Completion of the Merger (see page 80)

Completion of the merger depends on a number of conditions being met, including:

•	the receipt of the required approvals from Cooper and Ocular stockholders;

•	the absence of any actual or threatened legal prohibition having the effect of preventing or otherwise prohibiting completion of the merger or limiting Cooper’s activity in connection with the ownership or operation of Ocular;

•	the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; or the antitrust or competition laws of any other applicable jurisdiction;

•	the approval for listing on the New York Stock Exchange of the shares of Cooper common stock to be issued in the merger;

•	the absence of breaches of the representations and warranties in the merger agreement which result in any material adverse effect with respect to the representing party;

•	the performance of each party’s obligations under the merger agreement in all material respects;

•	the receipt of opinions by Cooper and Ocular from their respective tax counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

•	the absence of any material adverse effect with respect to Cooper or Ocular;

•	the cancellation of all unexpired and unexercised Ocular options upon completion of the merger; and

•	the appointment of John Fruth and Edgar Cummins, currently directors of Ocular, as directors of Cooper upon completion of the merger.

Where legally permissible, a party may elect to waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

No Solicitation by Ocular or Cooper (see page 83)

The merger agreement contains restrictions on the ability of Ocular to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in Ocular. Similarly, the merger agreement contains restrictions on the ability of Cooper to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in Cooper.

Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, if Ocular receives an unsolicited acquisition proposal, and its board of directors determines in good faith, after consultation with its outside counsel, that its failure to take any action on such offer would be reasonably likely to result in a breach of the board’s fiduciary duties, and that the acquisition proposal is reasonably likely to lead to a proposal superior to the merger, the board may, after promptly notifying Cooper, furnish information to the third party and engage in negotiations regarding an acquisition proposal with that third party.

In addition, notwithstanding the restrictions above, if Cooper receives an unsolicited acquisition proposal, and its board of directors determines in good faith, after consultation with its outside counsel, that its failure to take any action on such offer would reasonably be likely to result in a breach of the board’s fiduciary duties, the board may, after promptly notifying Ocular, furnish information to the third party and engage in negotiations regarding an acquisition proposal with the third party.

Termination of the Merger Agreement (see page 90)

Ocular and Cooper, by action of their respective boards of directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger, whether before or after Ocular stockholders have approved and adopted the merger agreement and approved the merger and Cooper stockholders have approved the issuance of Cooper common stock in the merger:

•	by mutual written consent of Cooper and Ocular;

•	if the merger is not completed prior to the outside date of January 31, 2005 (which date may be extended to April 30, 2005 under some circumstances);

•	if any governmental entity or any other person permanently prohibits completion of the merger;

•	if Ocular stockholders do not adopt and approve the merger agreement and approve the merger at Ocular’s special meeting; or

•	if Cooper stockholders do not approve the issuance of Cooper common stock in the merger at Cooper’s special meeting.

In addition, Cooper could decide to terminate the merger agreement in the following situations:

•	the Ocular board of directors withdraws, modifies, qualifies, or fails, within 5 business days of Cooper’s request, to reconfirm, its recommendation that its stockholders vote to approve and adopt the merger agreement and approve the merger in this joint proxy statement/prospectus;

•	a tender offer or exchange offer is commenced that, if successful, would result in any person or group becoming a beneficial owner of 35% or more of the outstanding shares of Ocular common stock, and Ocular’s board of directors fails to recommend that Ocular stockholders not tender their shares in such tender or exchange offer;

•	any person or group becomes the beneficial owner of 35% or more of the outstanding shares of Ocular common stock;

•	Ocular fails to call or hold its stockholders meeting by January 26, 2005 or, if the outside date of the merger is extended, by the fifth day prior to the new outside date;

•	after July 28, 2004, there is any material adverse effect with respect to Ocular which is not cured within 20 days after Cooper provides written notice to Ocular;

•	(i) Ocular is in breach of any of its covenants or agreements, or (ii) any of Ocular’s representations or warranties in the merger agreement becomes untrue or incorrect, and such breach or misrepresentation is not cured within 20 days after written notice and would cause certain closing conditions of Cooper pertaining to the covenants, agreements, representations and warranties of Ocular not to be satisfied; or

•	prior to its stockholders’ approval of the issuance of shares of Cooper common stock in the merger, Cooper receives a conflicting proposal and Cooper’s board of directors determines in good faith, after consultation with outside legal counsel, to enter into an agreement to effect the conflicting proposal, provided that Cooper has complied with the non-solicitation provisions of the merger agreement and 5 business days have elapsed from delivery of written notice to Ocular of the conflicting proposal and Ocular has not submitted a binding offer which the Cooper board of directors has determined in its good faith judgment to be at least as favorable to Cooper stockholders as the conflicting proposal.

Lastly, Ocular could decide to terminate the merger agreement in the following situations:

•	the Cooper board of directors withdraws, modifies, qualifies, or fails, within 5 business days of Ocular’s request, to reconfirm, its recommendation of the issuance of shares of Cooper common stock in the merger in this joint proxy statement/prospectus;

•	Cooper fails to call or hold its stockholders meeting by January 26, 2005 or, if the outside date of the merger is extended, the fifth day prior to the new outside date;

•	after July 28, 2004, there is any material adverse effect with respect to Cooper which is not cured within 20 days after Ocular provides written notice to Cooper;

•	(i) either Cooper or TCC Acquisition is in breach of any of its covenants or agreements, or (ii) any of either Cooper’s or TCC Acquisition’s representations or warranties in the merger agreement becomes untrue or incorrect, and such breach or misrepresentation is not cured within 20 days after written notice and would cause certain closing conditions of Ocular pertaining to the covenants, agreements, representations and warranties of Cooper and TCC Acquisition not to be satisfied; or

•	prior to its stockholders’ approval and adoption of the merger agreement and approval of the merger, Ocular receives a superior proposal and Ocular’s board of directors determines in good faith, after consultation with outside legal counsel, to enter into an agreement to effect the superior proposal, provided that, Ocular has complied with the non-solicitation provisions of the merger agreement and 5 business days have elapsed from delivery of written notice to Cooper of the superior proposal and Cooper has not submitted a binding offer which the Ocular board of directors has determined in its good faith judgment to be at least as favorable to Ocular stockholders as the superior proposal.

Expenses and Termination Fee (see pages 92 and 93)

If the merger agreement is terminated, either Cooper or Ocular, in specified circumstances, may be required to, in the case of Ocular, reimburse up to $6 million of Cooper’s expenses or, in the case of Cooper, reimburse up to $4.5 million of Ocular’s expenses. In certain circumstances where reimbursement of expenses is required, Cooper or Ocular may also be required to pay a termination fee of $35 million to the other party. See “Legal Proceeding Regarding the Merger” on page 71 for a description of a proposed reduction to the amount of the termination fee to $30.8 million.

Ocular Stock Options (see page 73)

All outstanding options for Ocular common stock will become fully vested and exercisable immediately prior to completion of the merger. Options for Ocular common stock with an exercise price equal to or greater than the merger consideration value, referred to as “out-of-the-money,” will be canceled upon completion of the merger. Options for shares of Ocular common stock with an exercise price less than the merger consideration value, referred to as “in-the-money,” will be canceled in exchange for a combination of cash and Cooper common stock in an amount equal to the spread value of their options, less applicable withholding taxes.

Material United States Federal Income Tax Consequences of the Merger (see page 67)

Cooper and Ocular expect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code, and it is a condition to closing that each of Cooper and Ocular receive opinions from their respective legal counsel to the effect that the merger will so qualify. If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, then, in general, no gain or loss will be recognized for federal income tax purposes by Cooper, Cooper stockholders or Ocular. Ocular stockholders will recognize gain, but not loss, equal to the lesser of:

•	the amount of cash they receive in the merger; or

•	the amount equal to the excess, if any, of (i) the sum of the amount of cash and the fair market value of Cooper common stock they receive in the merger, over (ii) the adjusted tax basis of their Ocular common stock exchanged.

Under certain circumstances, in order to preserve the above tax treatment to Cooper and its stockholders and Ocular and its stockholders, the merger agreement permits Cooper and Ocular to revise the merger structure (see page 79). If the merger structure is revised, Cooper and Ocular will be required to resolicit stockholder approval.

Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. Cooper and Ocular encourage you to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Accounting Treatment (see page 70)

Cooper will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America, referred to as “GAAP.”

Regulatory Approvals (see page 66)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Cooper and Ocular cannot complete the merger until the expiration or early termination of the waiting period imposed to permit review of documents related to the merger by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal

Trade Commission. On September 7, 2004, Cooper and Ocular received a request for additional information and documents from the U.S. Federal Trade Commission. The waiting period has been extended while the U.S. Federal Trade Commission conducts its review. Cooper and Ocular have also granted access to these merger documents to several state attorneys general.

Legal Proceeding Regarding the Merger (see page 71)

On or about September 27, 2004, a putative class action lawsuit was filed against Ocular, Ocular’s directors and Cooper. Among other things, the complaint alleges that Ocular’s directors breached their fiduciary duties of loyalty and due care in the transaction and that the consideration to be paid in the merger to Ocular stockholders is unfair and inadequate. The complaint also alleges that Cooper aided and abetted the alleged breaches of fiduciary duty of Ocular’s directors. The complaint seeks, among other things, to prevent the closing of the merger.

On October 12, 2004, the parties to the lawsuit agreed to a potential settlement of the case. The potential settlement involves the companies’ agreement to provide additional disclosures in this proxy statement, which have already been made and are reflected herein, and the parties to the merger agreement amending the merger agreement to decrease the termination fee payable under certain circumstances from $35 million to $30.8 million, subject to court approval of the proposed settlement. Any settlement must be approved by the Superior Court in the County of Contra Costa, California. While Cooper and Ocular expect to diligently negotiate the terms of a final settlement agreement, there can be no assurance that a settlement agreement will be signed or consummated.

Summary Selected Historical Financial Data

Cooper and Ocular are providing you with the following information to aid you in your analysis of the financial aspects of the merger. They derived this information from the audited financial statements of Cooper for its fiscal years ended October 31, 1999 through 2003 and Ocular for its fiscal years ended December 31, 1999 through 2003 and the unaudited financial statements of Cooper for the nine months ended July 31, 2004 and Ocular for the six months ended June 30, 2004. This information is only a summary, and you should read it together with Cooper’s and Ocular’s historical financial statements and related notes contained in the annual reports and other information that have been filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 121.

The Cooper Companies, Inc.

Summary Selected Historical Consolidated Condensed Financial Data

(In thousands)

	Nine Months Ended July 31, 2004	Years Ended October 31,
Consolidated Statement of Income Data:		2003	2002	2001	2000	1999
Net sales	$359,365	$411,790	$315,306	$234,572	$201,217	$168,155
Gross profit	$231,475	$265,202	$199,493	$153,368	$133,117	$109,146
Income from continuing operations before income taxes	$81,110	$90,487	$65,169	$52,128	$42,127	$32,712
Provision for income taxes	17,008	21,717	16,294	14,992	12,727	10,711

Income before items below	64,102	68,770	48,875	37,136	29,400	22,001
Discontinued operations	—	—	—	—	—	3,099
Cumulative effect of change in accounting principle	—	—	—	—	(432)	—

Net income	$64,102	$68,770	$48,875	$37,136	$28,968	$25,100

	At July 31, 2004	At October 31,
Consolidated Balance Sheet Data:		2003	2002	2001	2000	1999
Current assets	$267,453	$264,224	$198,910	$155,205	$112,685	$100,461
Property, plant and equipment, net	143,500	116,277	87,944	61,028	47,933	40,319
Goodwill	313,415	282,634	238,966	131,732	96,905	65,443
Other intangible assets, net	25,527	15,888	14,651	13,890	13,949	15,075
Other assets	22,298	26,541	30,644	34,994	51,093	64,575

	$772,193	$705,564	$571,115	$396,849	$322,565	$285,873

Short-term debt	$20,682	$20,658	$36,333	$8,249	$8,094	$4,888
Other current liabilities	93,445	97,656	90,348	59,724	57,181	37,008
Long-term debt	149,746	165,203	127,318	60,553	40,257	57,067
Other liabilities	—	—	5,674	12,039	18,595	22,767

Total liabilities	263,873	283,517	259,673	140,565	124,127	121,730
Stockholders’ equity	508,320	422,047	311,442	256,284	198,438	164,143

	$772,193	$705,564	$571,115	$396,849	$322,565	$285,873

Ocular Sciences, Inc.

Summary Selected Historical Consolidated Condensed Financial Data

(In thousands)

	Six Months Ended June 30, 2004	Years Ended December 31,
Consolidated Statement of Income Data:		2003	2002	2001	2000	1999
Net sales	$163,893	$310,563	$267,121	$224,974	$156,552	$156,590
Gross profit	$94,582	$167,172	$146,784	$127,162	$83,620	$93,214
Income before income taxes	$20,820	$36,374	$12,903	$11,763	$56,092	$47,781
Provision for income taxes	5,207	9,820	5,690	5,240	17,151	11,348

Net income	$15,613	$26,554	$7,213	$6,523	$38,941	$36,433

	At June 30, 2004	At December 31,
Consolidated Balance Sheet Data:		2003	2002	2001	2000	1999
Current assets	$201,838	$199,543	$170,917	$125,978	$135,525	$104,311
Property, plant and equipment, net	143,014	134,903	119,941	128,157	118,645	102,591
Intangible assets, net	57,289	60,330	55,815	45,765	7,819	7,617
Other assets	4,468	4,532	5,416	4,437	3,242	7,796

	$406,609	$399,308	$352,089	$304,337	$265,231	$222,315

Other current liabilities	$69,004	$78,120	$65,847	$48,629	$31,965	$29,744
Current portion of long-term debt	398	411	420	12,660	1,246	1,214
Long-term debt, less current portion	2,190	16,877	30,730	3,388	4,482	2,228
Other liabilities	862	2,055	5,142	9,769	5,824	5,520

Total liabilities	72,454	97,463	102,139	74,446	43,517	38,706
Stockholders’ equity	334,155	301,845	249,950	229,891	221,714	183,609

	$406,609	$399,308	$352,089	$304,337	$265,231	$222,315

Summary Selected Unaudited Pro Forma Financial Data

The following selected unaudited pro forma statement of income data gives effect to the merger as if it had been completed on November 1, 2002, and the following selected unaudited pro forma balance sheet data gives effect to the merger as if it had been completed on July 31, 2004. The selected unaudited pro forma financial data is based upon the estimates and assumptions of management and is presented for illustrative purposes only. The selected unaudited pro forma financial data does not purport to be indicative of results of operations of the combined company for future periods or the consolidated financial position or results that actually would have been realized for the periods presented had Cooper and Ocular been a single entity during these periods. The selected unaudited pro forma financial data (i) has been derived from and should be read in conjunction with the unaudited pro forma consolidated financial statements and accompanying notes included in this joint proxy statement/prospectus as described under “Unaudited Pro Forma Consolidated Condensed Financial Statements” on page 96 and (ii) should be read in conjunction with the consolidated financial statements of Cooper and Ocular and other information that has been filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 121.

	Year Ended October 31, 2003	Nine Months Ended July 31, 2004
	(In thousands, except per share data)	(In thousands, except per share data)
Pro Forma Statement of Income Data:
Net sales	$722,353	$604,426
Net income	62,466	70,050
Earnings per share:
Basic	$1.50	$1.63
Diluted	$1.46	$1.58
Shares used in calculation of earnings per share:
Basic	41,678	42,920
Diluted	42,726	44,337

July 31, 2004
(In thousands)
Pro Forma Balance Sheet Data:
Total assets	$2,088,619
Long-term debt and other noncurrent liabilities	753,984
Stockholders’ equity	1,101,106

Comparative Per Share Information

The following tables set forth historical per share information of Cooper and Ocular and unaudited pro forma per share information after giving effect to the merger under the purchase method of accounting. The historical per share information is derived from the audited financial statements as of and for the fiscal year ended October 31, 2003 for Cooper and December 31, 2003 for Ocular and the unaudited financial statements as of and for the nine months ended July 31, 2004 for Cooper and June 30, 2004 for Ocular. The Ocular unaudited financial statements for the nine months ended June 30, 2004 were derived by adding the six months ended June 30, 2004 to the fiscal year ended December 31, 2003 then subtracting the nine months ended September 30, 2003. The unaudited pro forma per share information after giving effect to the merger combines the per share information included in the audited financial statements as of and for the fiscal year ended October 31, 2003 for Cooper and December 31, 2003 for Ocular. The unaudited pro forma per share information does not purport to be indicative of results of operations of the combined company for future periods or the consolidated financial position or results that actually would have been realized for the periods presented had Cooper and Ocular been a single entity during these periods. The unaudited pro forma per share information (i) has been derived from and should be read in conjunction with the unaudited pro forma consolidated financial statements and accompanying notes included in this joint proxy statement/prospectus as described under “Unaudited Pro Forma Consolidated Condensed Financial Statements” on page 96 and (ii) should be read in conjunction with the consolidated financial statements of Cooper and Ocular and other information that has been filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 121.

	Year Ended October 31, 2003	Nine Months Ended July 31, 2004
Historical—Cooper:
Earnings per share:
Basic	$2.20	$1.97
Diluted	2.13	1.89
Book value per common share (1)	13.52	15.66
Cash dividends declared per common share	0.06	0.06

	Year Ended December 31, 2003	Nine Months Ended June 30, 2004
Historical—Ocular:
Earnings per share:
Basic	$1.11	$0.93
Diluted	1.09	0.90
Book value per common share (1)	12.61	13.63
Cash dividends declared per common share	—	—

	Year Ended October 31, 2003	Nine Months Ended July 31, 2004
Pro forma—Cooper and Ocular:
Earnings per share: (2)
Basic	$1.50	$1.63
Diluted	1.46	1.58
Book value per common share (3)	N/A	25.65
Cash dividends declared per common share	0.06	0.06

Equivalent pro forma—Ocular: (4)
Earnings per share:
Basic	$0.58	$0.63
Diluted	0.57	0.61
Book value per common share	N/A	9.95
Cash dividends declared per common share	0.02	0.02

(1)	Calculated by dividing stockholders’ equity by the number of shares outstanding as of October 31, 2003, for Cooper and as of December 31, 2003, for Ocular.
(2)	Assumes the merger had been completed on November 1, 2002.
(3)	Calculated by dividing pro forma stockholders’ equity by the pro forma number of Cooper shares that would have been outstanding as of July 31, 2004, assuming the merger had been completed on July 31, 2004.
(4)	Calculated by multiplying the pro forma per share amounts by the exchange ratio of 0.3879 of a share of Cooper common stock for each share of Ocular common stock.

Comparative Per Share Market Price Data

Cooper common stock trades on the New York Stock Exchange under the symbol “COO.” Ocular common stock trades on the Nasdaq National Market under the symbol “OCLR.” The table below sets forth, for the periods indicated, the high and low per share sales prices for Cooper common stock, as adjusted to reflect the 2-for-1 split of Cooper common stock on November 22, 2002, and Ocular common stock as reported on the New York Stock Exchange or the Nasdaq National Market, respectively.

Cooper paid regular semi-annual dividends on its common stock of $0.025 per share on a split-adjusted basis in the year preceding the 2-for-1 stock split on November 22, 2002, and $0.03 per share in the years subsequent to the stock split.

	Cooper Common Stock		Ocular Common Stock
	High	Low	High	Low
Calendar Year 2002
Quarter ended March 31, 2002	$25.23	$21.19	$29.95	$22.35
Quarter ended June 30, 2002	27.55	22.50	30.25	24.21
Quarter ended September 30, 2002	27.63	19.18	27.42	21.31
Quarter ended December 31, 2002	31.47	23.95	23.45	14.33

Calendar Year 2003
Quarter ended March 31, 2003	$30.24	$23.10	$16.22	$11.69
Quarter ended June 30, 2003	36.10	26.38	20.14	13.78
Quarter ended September 30, 2003	44.75	32.03	23.80	18.73
Quarter ended December 31, 2003	48.15	39.51	29.73	21.71

Calendar Year 2004
Quarter ended March 31, 2004	$55.61	$45.75	$32.68	$26.67
Quarter ended June 30, 2004	63.34	52.22	38.00	27.99
Quarter ended September 30, 2004	68.85	53.19	48.14	35.83
Quarter ended December 31, 2004 (through October 11, 2004)	71.48	67.80	49.16	47.68

The above table shows only historical comparisons. Because the market prices of Cooper common stock and Ocular common stock will fluctuate prior to the merger, these comparisons may not provide meaningful information to Cooper stockholders in determining whether to approve the issuance of Cooper common stock in the merger or to Ocular stockholders in determining whether to approve and adopt the merger agreement and approve the merger. Cooper and Ocular stockholders are encouraged to obtain current market quotations for Cooper and Ocular common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve their respective proposal. See “Where You Can Find More Information” on page 121.

The table below sets forth for July 28, 2004, the last trading day before Cooper and Ocular announced the merger, and October 11, 2004, the last trading day before the date of this joint proxy statement/prospectus, the closing prices for Cooper common stock and Ocular common stock as reported on the New York Stock Exchange and the Nasdaq National Market, respectively, as well as the pro forma equivalent per share value of Ocular common stock based on the merger consideration (0.3879 of a share of Cooper common stock plus $22.00 for each outstanding share of Ocular common stock).

	Cooper Common Stock	Ocular Common Stock	Pro Forma Equivalent of Ocular Common Stock
July 28, 2004	$56.53	$36.00	$43.93
October 11, 2004	68.66	48.01	48.63

RISK FACTORS

Cooper stockholders and Ocular stockholders should carefully consider the following factors in evaluating how to vote their shares at their company’s special meeting. These factors should be considered in conjunction with the other information included in or incorporated by reference into this joint proxy statement/prospectus, including the risks discussed in Ocular’s most recent Form 10-K. Additional risks and uncertainties not presently known to Cooper or Ocular, or that are not currently believed to be important to you, may also adversely affect the merger and Cooper following the merger.

Risks Related to the Merger

The value of the Cooper common stock to be received in the merger will fluctuate, because the exchange ratio is fixed and Cooper’s share prices have historically been volatile.

Cooper’s and Ocular’s share prices have been volatile in the past and may continue to be volatile in the future. Upon completion of the merger, Ocular stockholders will be entitled to receive 0.3879 of a share of Cooper common stock and $22.00 in cash, without interest, for each share of Ocular common stock that they own.

The 0.3879 exchange ratio will not change, even if the market price of either or both the Ocular common stock and Cooper common stock fluctuates. Because Ocular stockholders will receive a portion of the merger consideration in shares of Cooper common stock, the value of the merger consideration to be received by Ocular stockholders will depend on the market price of Cooper common stock at the time the merger is completed. Accordingly, if the market value of Cooper common stock declines prior to the time the merger is completed, the value of the merger consideration to be received by Ocular stockholders will decline. Conversely, if the market value of Cooper common stock increases prior to the time the merger is completed, the value of the merger consideration to be received by Ocular stockholders will increase. In addition, because the date that the merger is completed will occur after the stockholder meetings, Cooper and Ocular stockholders may not know the exact value of the Cooper common stock that will be issued in the merger at the time they vote on the merger proposals.

Variations in the market price of Cooper common stock may be caused by a number of factors, including changes in the businesses, operations or prospects of Cooper or Ocular, the timing of the merger, regulatory considerations and general market and economic conditions. Cooper and Ocular encourage you to obtain current market quotations for Cooper and Ocular shares before you vote your shares.

The issuance of shares of Cooper common stock to Ocular stockholders and optionholders in the merger will substantially reduce the percentage interests of Cooper stockholders.

If the merger is completed, we expect that approximately 10.6 million shares of Cooper common stock will be issued to Ocular stockholders and optionholders, and former Ocular stockholders and optionholders will own, in the aggregate, approximately 21.7% of the combined company immediately following completion of the merger (based on the number of shares of Cooper and Ocular common stock outstanding on a fully diluted basis on October 4, 2004, the record date for the special meetings). The issuance of shares of Cooper common stock in the merger will cause a significant reduction in the relative percentage interest of current Cooper stockholders in earnings, voting, liquidation value and book and market value.

Cooper will have more indebtedness after the merger, which could adversely affect its cash flows and business.

In order to complete the merger, Cooper anticipates arranging for a credit facility that provides for at least $750 million of new financing capacity, a substantial portion of which will be used to fund the cash portion of the consideration to Ocular stockholders. Cooper’s debt outstanding as of July 31, 2004 was approximately

$170.4 million. After giving effect to the merger, Cooper’s pro forma total debt outstanding as of July 31, 2004 would have been approximately $772.0 million. Since the interest rates under this new facility will not be established until closing, they will be adversely affected by any increases in current interest rates. As a result of this increase in debt, demands on Cooper’s cash resources will increase after the consummation of the merger. Any additional indebtedness incurred by Cooper may adversely affect its ability to finance operations or borrow additional funds, could limit its ability to pursue desirable business opportunities, and could create competitive disadvantages compared to other companies with lower debt levels.

As a result of the merger, Cooper will be a larger and broader organization. If Cooper’s management is unable to adequately manage the combined company, its operating results will suffer.

As a result of the merger, Cooper will have a substantially greater number of employees than prior to the merger. The combination will also result in Cooper directly operating in several new geographic markets in which it previously had a minimal presence, including Japan and Germany. The combined company will face challenges inherent in efficiently managing an increased number of employees and addressing new geographic markets, including the need to implement appropriate systems, policies, benefits and compliance programs.

Difficulties or delays in successfully managing the substantially larger and broader organization could have a material adverse effect on the combined company after the merger and, as a result, on the market price of Cooper common stock.

Cooper may experience difficulties in integrating Ocular’s business with its existing business and may not be able to realize the expected benefits of the merger as planned.

Although Cooper has had experience in integrating a number of acquired businesses, none was of the size or complexity of Ocular. Combining the operations, technologies and personnel of the two companies, coordinating and integrating their sales organizations and distribution channels, and implementing uniform standards, internal controls, processes, procedures, policies and information systems will be time consuming and expensive. Disruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses or loss of key personnel caused by the integration process, diversion of management’s attention from the daily operations of the combined company and any delays or difficulties encountered in connection with the merger and integration of the two companies’ businesses could have an adverse effect on the business, results of operations or financial condition of the combined company. In addition, during the integration process it is possible that some Cooper assets may be disposed of and a reduction in Cooper’s workforce may occur, thereby resulting in restructuring charges that could adversely affect Cooper’s financial results.

Achieving the benefits expected by Cooper from the merger will depend in large part on successful integration of the companies’ operations. In addition, Cooper’s ability to obtain the benefits of the expanded global distribution network resulting from the merger, particularly in Japan, may be delayed or limited by the need to obtain regulatory approvals and to restructure relationships with its existing distributors. Moreover, Cooper’s ability to reduce manufacturing costs for its high volume lenses in the future by utilizing Ocular’s Generation II™ manufacturing process will depend upon a number of factors, including process compatibility and the timing of implementation. Failure to realize these operating efficiencies and cost reductions could have an adverse effect on the business, results of operations or financial condition of the combined company.

Cooper may be required to recognize impairment charges on goodwill following the merger, which would reduce Cooper’s consolidated net worth and stockholders’ equity.

Cooper currently estimates that as a result of the merger, Cooper’s goodwill, representing the excess of the purchase price over the fair value of the assets acquired and liabilities assumed, net of appropriate deferred taxes, will increase from $313 million to approximately $1.2 billion. Pursuant to generally accepted accounting principles, Cooper and Ocular are, and the combined company will be, required to perform impairment tests on their goodwill balances annually or at any time when events occur, which could impact the value of their business segments. Cooper’s and Ocular’s determinations of whether an impairment has occurred are based on a comparison of each of their reporting units’ fair market values with their respective carrying values. Significant and unanticipated changes could require a provision for impairment in a future period that could substantially affect Cooper’s reported earnings in a period of such change. In addition, such charges would reduce Cooper’s consolidated net worth and its stockholders’ equity and increase its debt to total capitalization ratio, which may result in a default under its credit facilities.

Charges to operations resulting from the application of the purchase method of accounting may adversely affect the combined company’s financial results and the market value of Cooper common stock following the merger.

In accordance with GAAP, the combined company will account for the merger using the purchase method of accounting. Cooper will allocate the total estimated purchase price to Ocular’s net tangible assets, identifiable intangible assets and in-process research and development, based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. Cooper will incur additional amortization expense over the estimated useful lives of certain of the intangible assets acquired in connection with the merger, which, subject to the results of an appraisal, has been assumed to be $2 million on an annual basis. To the extent that the results of the appraisal or other application of purchase accounting principles lead to significant changes to the assumptions made in the pro forma financial statements or adjustments to amortization, cost of goods sold or other items, such changes could materially adversely impact the financial results of the combined company. To the extent that the value of goodwill or intangible assets with indefinite lives becomes impaired, Cooper may be required to incur material charges relating to the impairment of those assets. The additional charges could adversely affect Cooper’s financial results, including earnings per common share, which could cause the market price of Cooper common stock to decline. In addition, the combined company will temporarily have a lower gross margin due to the sell-through of Ocular inventories for which the carrying value is increased to fair value.

Some of Ocular’s officers and directors have interests in the merger that may influence them to support or approve the merger.

When considering the recommendations of the board of directors of Ocular that Ocular stockholders vote in favor of the approval and adoption of the merger agreement and approval of the merger, Ocular stockholders should be aware that some of the directors and executive officers of Ocular have interests in the merger that may be different from, or in addition to, the interests of Ocular stockholders. These interests include:

•	the continued indemnification of, and provision of, directors’ and officers’ insurance to, current directors and officers of Ocular following the merger;

•	the appointment of John Fruth and Edgar Cummins, currently directors of Ocular, as directors of Cooper upon completion of the merger;

•	the potential receipt of severance payments by executive officers;

•	the accelerated vesting of, and the payments of cash and Cooper common stock for, the officers’ and directors’ outstanding in-the-money Ocular stock options in the merger; and

•	the accelerated vesting of, and payments of cash and Cooper common stock for, the directors’ 2004 annual grant of Ocular stock options, issued on August 2, 2004, subsequent to the execution of the merger agreement, which in the aggregate provide for the purchase of 70,000 shares of Ocular common stock at an exercise price of $44.79 per share.

The receipt of compensation or other benefits in the merger may have influenced these directors in making their recommendation that you vote in favor of the transactions called for by the merger agreement, and these officers in making recommendations to their board of directors relating to the merger. See “The Merger—Interests of Directors, Executive Officers and Stockholders of Ocular in the Merger” on page 72.

Provisions of the merger agreement may deter alternative business combinations and could negatively impact the stock prices of Cooper and Ocular if the merger agreement is terminated in certain circumstances.

Restrictions in the merger agreement on solicitation generally prohibit Cooper and Ocular from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that might be advantageous to the stockholders of Cooper or Ocular when compared to the terms and conditions of the merger described in this joint proxy statement/prospectus. In addition, under certain circumstances Cooper or Ocular may be obligated to pay a $35 million termination fee, plus expenses, to the other upon termination of the agreement. These provisions may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to Cooper or Ocular stockholders than the merger. In the event the merger is terminated by Cooper or Ocular in circumstances that obligate either party to pay the termination fee, plus expenses, to the other party, including where either party terminates the merger agreement because the other party’s board of directors withdraws its support of the merger, Cooper’s and/or Ocular’s stock prices may decline. See “The Merger Agreement—Termination Fee” on page 92 and “The Merger Agreement—Expenses” on page 93.

Cooper and Ocular may be required to comply with material restrictions or conditions in order to obtain the regulatory approvals required to complete the merger.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Cooper and Ocular cannot complete the merger until the expiration or early termination of the waiting period imposed to permit review of documents related to the merger by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. On September 7, 2004, Cooper and Ocular received a request for additional information and documents from the U.S. Federal Trade Commission. The waiting period has been extended while the U.S. Federal Trade Commission conducts its review. Cooper and Ocular have also granted access to these merger documents to several state attorneys general. The governmental entities reviewing the merger documents may attempt to impose regulatory conditions on the merger or the transfer to Cooper of Ocular licenses and other entitlements. Any such condition would cause a condition to the merger to fail if Cooper determines not to accept such condition or, if Cooper determines to accept such condition (which it is not obligated to do under the merger agreement—see “The Merger Agreement—Regulatory Filings; Antitrust Matters; Obtaining Regulatory Approvals” on page 88), may have the effect of imposing additional costs on Cooper or otherwise substantially reducing the benefits to the combined company if the merger is completed.

If Cooper or Ocular determines that there is a reasonable likelihood that the merger will fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, Cooper and Ocular will likely revise the merger structure, which will delay completion of the merger, or Cooper and Ocular may choose to abandon the merger.

Cooper and Ocular intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. However, the merger agreement provides that if either Cooper or Ocular, after consulting with outside tax counsel, reasonably determines at any time that there is a reasonable likelihood that the merger will not qualify as a reorganization within the meaning of Section 368(a) of the Code, such party will have the right to revise the merger structure to qualify as a transaction described in Section 351 of the Code. In general, failure to qualify as a reorganization would occur if, as a result of a decline in the trading price of Cooper stock or the exercise of appraisal rights by a greater than expected number of Ocular stockholders, the relative amount of cash (as a percentage of the sum of the aggregate value of all merger consideration plus the cash paid to dissenters) paid to Ocular stockholders upon completion of the merger is too great to permit the merger to qualify as a reorganization under Section 368(a) of the Code. In general, the approximate trading price of Cooper stock at which it is possible that the parties may deem it prudent to revise the merger structure is $43.00, equal to a 39.3% decline from the closing price of $70.80 on October 4, 2004.

Revisions to the merger structure would require Cooper and Ocular to amend the merger agreement and to resolicit stockholder approval of the resulting mergers, the amended merger agreement and related transactions, both of which are likely to delay completion of the mergers. Moreover, the affirmative vote of the holders of a majority of the outstanding shares of Cooper common stock entitled to vote on the mergers would be required to approve and adopt the amended merger agreement and approve the mergers under the alternative merger structure. This represents a higher voting threshold for approval than required under the current merger structure. In addition, the parties may choose to abandon the merger rather than revise the merger structure.

For a full description of the tax consequences of the merger for Ocular’s stockholders, see “The Merger—Material United States Federal Income Tax Consequences” on page 67. For a full description of the alternative merger structure, see “The Merger Agreement—Alternative Structure” on page 79.

Risks Related to the Business and Operations of the Combined Company Following the Merger

The following are risks that currently affect the business, financial condition or results of operations of Cooper and Ocular individually and will affect the combined company following completion of the merger.

Cooper and Ocular operate in the highly competitive healthcare industry and there can be no assurance that the combined company will be able to compete successfully.

Both Cooper and Ocular operate within a highly competitive environment. Numerous companies develop, manufacture and market soft contact lenses. Cooper’s and Ocular’s products compete with similar products offered by a number of companies, including Johnson & Johnson, Ciba Vision and Bausch & Lomb. More recently, 1-800-Contacts, a distributor of contact lenses via mail order and the internet, has acquired manufacturing capabilities and has begun selling its own products outside the United States. Many of Cooper’s and Ocular’s competitors have substantially greater financial, manufacturing, selling and marketing, research and development, and technical resources, greater market penetration and larger manufacturing volumes than the combined company will have.

Many competitors in CooperVision’s specialty lens business have substantially greater financial resources and larger research and development and sales forces than CooperVision. Furthermore, many of these competitors offer a greater range of contact lenses, plus a variety of other eyecare products, including lens care products and ophthalmic pharmaceuticals, which may give them a competitive advantage in marketing their lenses to high volume contract accounts. We cannot assure you that the combined company will not encounter increased competition in the future or that additional successful product entries into CooperVision’s higher-margin specialty lens segments by a larger competitor would not have a material adverse effect on the combined company’s business, financial condition or results of operations.

The market for many of Ocular’s non-specialty, commodity soft contact lenses, which are lenses widely used to correct the most common types of visual disorders, is intensely competitive and is characterized by declining prices for many products. Price reductions by competitors could make the combined company’s commodity products less competitive, and there can be no assurance that the combined company would be able to either match the competitor’s pricing plan or reduce prices in response. The combined company’s ability to respond to competitive pressures by decreasing prices without adversely affecting gross margins and operating results will depend on its ability to decrease its costs per lens. Any significant decrease in the combined company’s costs per lens will depend, in part, on its ability to increase sales volume and production capacity. Cooper and Ocular cannot assure you that the combined company will be able to continue to increase its sales volume or reduce its per unit production costs. The combined company’s failure to respond to competitive pressures, particularly price competition, in a timely manner could have a material adverse effect on its business, financial condition and results of operations.

Weak economic conditions may cause a decline in the number of people fitted for contact lenses, cause consumers to increase the length of time between doctor visits and replace their contact lenses less frequently, slow the migration of consumers to contact lenses from other types of vision correction and slow the migration of consumers to disposable replacement regimens.

In the women’s healthcare segment, competitive factors include technological and scientific advances, product quality, price and effective communication of product information to physicians and hospitals. CooperSurgical competes with a number of manufacturers in each of its niche markets, some of which have substantially greater financial and personnel resources and sell a much broader range of products.

Product innovations are important in the industry in which Cooper and Ocular operate, and the combined company faces the risk of product obsolescence.

Product innovations are important in the niche areas of the healthcare industry in which the combined company will compete. Although Cooper’s focus has been on products that will be marketable immediately or in the short term, the combined company’s focus on the soft contact lens business will expand to longer-term, higher risk research and development projects. The cost of obtaining necessary regulatory approval and other costs related to product innovations may be meaningful. There can be no assurance that the combined company’s new soft contact lens products will be successful in the marketplace and, as a result, justify the expense involved in their development and approval. In addition, we cannot assure you that new products or technologies will not be developed that could lead to the obsolescence of one or more of Cooper’s or Ocular’s existing products, which could have a material adverse effect on the combined company’s business, financial condition, or results of operations.

If the combined company’s new products are not accepted by the market, it will not be able to sustain or expand its business.

Certain of Cooper’s and Ocular’s proposed products have not yet been clinically tested or commercially introduced and there can be no assurance that any of them will achieve market acceptance or generate operating profits. Cooper and Ocular have not commercially marketed many of their new or any of their planned products, such as Cooper’s Proclear aspheric and multifocal, daily disposable or extended wear contact lenses and Ocular’s aspheric lens internationally, multifocal lens domestically, and its bi-weekly and extended wear silicone hydro-gel lenses globally. The market acceptance and customer demand for these products are uncertain and may be impacted by many factors, some of which will be outside of the control of the combined company, including the cost competitiveness of such products, consumer reluctance to try a new product, regulatory requirements, and the emergence of newer and more competitive products.

Alternative forms of vision correction, and new medical and technological developments, may reduce the need for the combined company’s optical products.

The combined company also will compete with manufacturers of eyeglasses and other forms of vision correction. We cannot assure you that the combined company will not encounter increased competition in the future, or that such competition would not have an adverse effect on the combined company’s business, financial condition or results of operations.

As corneal refractive surgical procedures such as LASIK surgery become increasingly accepted as an effective and safe technique for permanent vision correction, they could substantially reduce the demand for contact lenses by enabling patients to avoid the ongoing cost and inconvenience of contact lenses. Other technological developments in the eyecare industry, such as new surgical procedures or medical devices, and the development of new pharmaceutical products may cause a substantial decline in the number of contact lens wearers and thus adversely affect demand for the combined company’s products.

Changes in effective tax rates or adverse outcomes resulting from examination of Ocular’s income tax returns could adversely affect the results of the combined company.

The combined company’s future effective tax rates could be adversely affected by earnings being higher than anticipated in countries where the combined company has higher statutory rates or lower than anticipated in countries where it has lower statutory rates, by changes in valuation of its deferred tax assets and liabilities, or by changes in tax laws or interpretations thereof. Ocular’s income tax returns are currently being audited by the

Internal Revenue Service, and the combined company will be subject to the continuous examination of its income tax returns by the Internal Revenue Service and other tax authorities, and we cannot assure you that the outcomes from these examinations will not have a material adverse effect on the combined company’s operating results and financial condition.

Cooper’s and Ocular’s substantial and expanding international operations are subject to uncertainties that could affect the operating results of the combined company.

The growth strategy of the combined company involves, and is believed to be dependent upon, expanding its sales and operations in numerous foreign jurisdictions. A significant portion of both Cooper’s and Ocular’s current operations are conducted and located outside the United States. The combined company will have manufacturing sites in North America and Europe and primary distribution sites in North America, Europe and Japan. Approximately 40% of Cooper’s net sales for the fiscal year ended October 31, 2003, and approximately 42% of Cooper’s net sales for the nine months ended July 31, 2004, were derived from the sale of products outside the United States. Approximately 57% of Ocular’s net sales for the fiscal year ended December 31, 2003, and approximately 61% of Ocular’s net sales for the six months ended June 30, 2004, were derived from the sale of products outside the United States. On a pro forma basis, approximately 47% of the combined company’s net sales for the fiscal year ended October 31, 2003, were derived from the sale of products outside the United States. The expansion of international sales and operations by the combined company will involve operations in markets with which Cooper and Ocular are not as experienced, and the combined company may not be successful in capturing a significant portion of these markets for soft contact lenses.

International operations and business expansion plans are subject to numerous risks, including the following: foreign customers may have longer payment cycles than customers in the U.S.; tax rates in some foreign countries may exceed those of the U.S., and foreign earnings may be subject to repatriation taxes, withholding requirements or the imposition of tariffs, exchange controls or other restrictions; general economic and political conditions in the countries where the combined company operates may have an adverse effect on its operations in those countries or not be favorable to its growth strategy; managing a large organization spread throughout various countries may be more difficult; foreign governments may adopt regulations or take other actions that would have a direct or indirect adverse impact on the combined company’s business and market opportunities; enforcing agreements and collecting receivables through some foreign legal systems may be more difficult; fluctuations in currency exchange rates may adversely affect financial results; and enforcing intellectual property rights in some foreign countries may be more difficult.

As Cooper continues to expand the combined company’s business globally, its success will depend, in large part, on its ability to anticipate and effectively manage these and other risks associated with its international operations, including in Japan, the world’s second largest contact lens market. However, any of these factors could adversely affect the combined company’s international operations and, consequently, its operating results.

Exchange rate fluctuations could adversely affect the combined company’s financial results.

As a result of the combined company’s worldwide operations, currency exchange rate fluctuations will tend to affect the combined company’s results of operations and financial position. The combined company expects to generate an increasing portion of its revenue and incur a significant portion of its expenses in currencies other than U.S. dollars. Although Cooper may enter into foreign exchange agreements with financial institutions to reduce its exposure to fluctuations in foreign currency values relative to the combined company’s debt or receivables obligations, these economic hedging transactions, if entered into, will not eliminate that risk entirely. In addition, to the extent Cooper is unable to match revenue received in foreign currencies with costs paid in the same currency, exchange rate fluctuations could have a negative impact on the combined company’s financial condition and results of operations. Additionally, because Cooper’s consolidated financial results are reported in dollars, if the combined company generates sales or earnings in other currencies the translation of those results into dollars can result in a significant increase or decrease in the amount of those sales or earnings.

Cooper is, and the combined company will be, vulnerable to interest rate risk with respect to its debt.

Cooper is subject to interest rate risk in connection with the issuance of variable and fixed-rate debt. In order to maintain its desired mix of fixed-rate and variable-rate debt, Cooper may use interest rate swap agreements and exchange fixed and variable-rate interest payment obligations over the life of the arrangements, without exchange of the underlying principal amounts. Cooper cannot assure you that it will be successful in structuring such swap agreements to effectively manage the combined company’s risks. If Cooper is unable to do so, the combined company’s business, earnings and financial condition may be adversely affected.

Cooper’s stock price has been volatile historically and may continue to be volatile after the merger is completed.

The market price for Cooper common stock has been and may continue to be volatile, which may make it difficult for holders to resell shares of Cooper common stock at attractive prices. For example, during the 52-week period ended September 30, 2004, the last reported prices of Cooper common stock on the New York Stock Exchange ranged from a high of $68.67 to a low of $39.68. Cooper expects its stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond its control.

Because of this volatility, Cooper may fail to meet the expectations of its stockholders or of securities analysts at some time in the future, and the trading prices of its securities could decline as a result. In addition, the stock market has experienced significant price and volume fluctuations that have affected the trading prices of equity securities. These fluctuations have often been unrelated or disproportionate to the operating performance of issuing companies. In addition, any negative change in the public’s perception of vision care or women’s healthcare related companies or medical device companies could depress Cooper’s stock price regardless of its operating results.

Cooper and Ocular manufacture a significant portion of their products, and an interruption of manufacturing operations could adversely affect the combined company.

CooperVision and CooperSurgical manufacture a significant portion of the products Cooper sells and Ocular manufactures substantially all of the products it sells. As a result, any prolonged disruption in the operations of the combined company’s manufacturing facilities, whether due to technical or labor difficulties, destruction of or damage to any facility or other reasons, could have a material adverse effect on the combined company’s business, financial condition and results of operations.

Cooper and Ocular rely on several key suppliers for raw materials and equipment, and the combined company could experience inventory shortages if it were required to use an alternative supplier on short notice.

Cooper and Ocular rely on independent suppliers for raw materials, which primarily consist of various chemicals and packaging materials, and for manufacturing and packaging equipment. Raw materials and equipment used by Cooper and Ocular are generally available from multiple qualified suppliers, but Cooper and Ocular depend on several key suppliers for some of their product components. If the supply of materials and equipment from a key supplier were interrupted, replacement or alternative sources might not be readily obtainable due to the regulatory requirements applicable to Cooper and Ocular’s manufacturing operations. Because some products require specialized manufacturing procedures, the combined company could experience inventory shortages if it were required to use an alternative manufacturer on short notice. The supply disruptions could materially adversely affect the combined company’s business, financial condition, results of operations and future growth prospects.

If Cooper does not retain key personnel and attract and retain other highly skilled employees, its business could suffer.

The success of Cooper’s and Ocular’s businesses is, and the success of the combined company’s business will be, heavily dependent on the leadership of its key management personnel. The loss of any of its senior management or other key research, clinical, regulatory, or sales and marketing personnel, particularly to competitors, could have a material adverse effect on its business, financial condition and results of operations. Cooper’s success as the combined company will also depend on its ability to recruit, retain and motivate highly skilled sales, marketing and engineering personnel. Competition for these persons in its industry is intense and it may not be able to successfully recruit, train or retain qualified personnel. If Cooper fails to retain the necessary personnel of Cooper and Ocular, the combined company’s business and its ability to obtain new customers, develop new products and provide acceptable levels of customer service could suffer.

If the combined company experiences a disruption of its information technology systems, or if the combined company fails to successfully manage and integrate its information technology and reporting systems, it could harm the business of the combined company.

Information technology systems, or IT systems, are an integral part of the business of Cooper and Ocular. Cooper and Ocular depend on IT systems to process orders and manage inventory and accounts receivable collections. IT systems also allow Cooper and Ocular to efficiently purchase products from their suppliers and ship products to their customers on a timely basis, maintain cost-effective operations and provide customer service. A serious disruption of their IT systems could have a material adverse effect on the business and results of operations of the combined company.

Cooper and Ocular are both in the process of upgrading certain of their management information systems and there can be no assurance that such upgrades will not result in a disruption of the combined company’s business, extensive commitment of time and other costs related to upgrading such management information systems. Cooper and Ocular expect that they will need to continue to improve and further integrate their IT systems, reporting systems and procedures and train and educate their employees with respect to these improvements and integrations on an ongoing basis in order to effectively run their businesses. If the combined company fails to successfully manage and integrate the IT and reporting systems of Cooper and Ocular, it could adversely affect the combined company’s business or operating results. Additionally, if the combined company determines that it would most effectively operate under one system, the abandonment of the other system could result in a charge against earnings, which could adversely affect the combined company’s financial results.

Future acquisitions by Cooper may involve numerous risks.

Cooper and Ocular have a history of making acquisitions which have significantly contributed to each company’s growth in recent years. As part of the combined company’s growth strategy, particularly at CooperSurgical, Cooper intends to continue to consider acquiring complementary technologies, products and businesses. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and an increase in amortization and/or write-offs of goodwill and other intangible assets, which could have a material adverse effect on the combined company’s business, financial condition and results of operations.

Risks the combined company could face with respect to acquisitions include difficulties in the integration of the operations, technologies, products and personnel of the acquired company, risks of entering markets in which the combined company has no or limited prior experience, potential loss of employees, an inability to identify and consummate future acquisitions on favorable terms or at all, diversion of management’s attention away from other business concerns, expenses of any undisclosed or potential liabilities of the acquired company, and expense, including restructuring expenses, to shut-down locations and/or terminate employees. The risks associated with acquisitions could have a material adverse effect on the combined company’s business, financial condition and results of operations. Cooper and Ocular cannot assure you that the combined company will be successful in consummating future acquisitions on favorable terms or at all.

If the combined company fails to adequately protect its intellectual property, its business could suffer.

Cooper and Ocular consider their intellectual property rights, including patents, trademarks and licensing agreements, to be an integral component of their businesses and of the business of the combined company in the future. Cooper and Ocular attempt, and the combined company will continue to attempt, to protect their intellectual property rights through a combination of patent, trademark, copyright, trade secret laws and competent legal opinions, as well as licensing agreements and third-party nondisclosure and assignment agreements. The failure to obtain or maintain adequate protection of intellectual property rights for any reason could have a material adverse effect on the combined company’s business, results of operations and financial condition.

Cooper and Ocular believe that their trademarks are valuable assets and have numerous trademark registrations in the United States, Europe and foreign countries in other parts of the world. While Cooper and Ocular believe that there are currently no pending challenges to the use or registration of any of their material trademarks, we cannot assure you that their trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that Cooper, after the merger is completed, would, in such an event, not be prevented from using one or more of Cooper’s and Ocular’s trademarks, any of which could have an adverse effect on the combined company and its business.

The patents Cooper and Ocular own, and that Cooper will own as the combined company, could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide the combined company with any meaningful protection or commercial advantage. Further, Cooper cannot assure you that it will have adequate resources to enforce the combined company’s patents. Cooper cannot be certain that it will be the first creator of inventions covered by any patent application it makes or the first to file patent applications on such inventions. Although Cooper and Ocular have also applied for patent protection in the U.S. relating to certain existing and proposed processes and products, Cooper and Ocular cannot assure you that any of their patent applications will be approved.

Cooper and Ocular also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to Cooper’s and Ocular’s unpatented technology. To protect their trade secrets and other proprietary information, Cooper and Ocular require employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the combined company’s trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If Cooper is unable to maintain the proprietary nature of the combined company’s technologies, it could be materially adversely affected.

The protection of intellectual property in certain foreign countries is particularly uncertain. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the combined company from manufacturing and selling its products, and such events would have a material adverse effect on the combined company’s business, financial condition and results of operations.

The combined company’s intellectual property could be subject to claims of infringement.

The contact lens industry is subject to significant litigation regarding intellectual property rights. On November 6, 2002, CIBA Vision Corporation and its subsidiary, Wesley Jessen Corporation, filed a lawsuit against Ocular in the U.S. District Court for the Northern District of California alleging that its color contact lenses infringe patents owned by Wesley Jessen. The complaint seeks an award of damages, including unspecified punitive damages, attorney’s fees and costs and an injunction preventing the alleged infringement. The case is now in pretrial discovery, and a claim construction hearing has been scheduled for November 1, 2004. In addition, on October 5, 2004, Bausch & Lomb Incorporated filed a lawsuit against Ocular in the U.S. District Court for the Western District of New York alleging that Ocular’s Biomedics® toric soft contact lens and its private label equivalents infringe Bausch & Lomb’s U.S. Patent No. 6,113,236 relating to toric contact lenses having optimized thickness profiles. The complaint seeks an award of damages, including unspecified multiple damages, attorneys’ fees and costs and an injunction preventing the alleged infringement. Discovery has not yet commenced as of the date of this proxy statement, but based on an initial review of the complaint and the patent, as well as other relevant information, Ocular believes this lawsuit is without merit and plans to conduct a vigorous defense. While Ocular and Cooper do not believe that the CIBA Vision or Bausch & Lomb litigation will have a material adverse effect on the combined company, intellectual property litigation is subject to inherent uncertainty, and is costly to defend regardless of the ultimate outcome.

Cooper’s and Ocular’s competitors in both the U.S. and foreign countries, some of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with the combined company’s ability to make and sell its products. Cooper and Ocular have not conducted an independent review of patents issued to third parties. Claims that the combined company’s products infringe the proprietary rights of others are more likely to be asserted after commencement of commercial sales incorporating such technology.

It is possible that third parties will make claims of infringement against the combined company or other manufacturers in connection with their use of the combined company’s technology. Any claims, even those without merit, could be expensive and time consuming to defend, cause the combined company to cease making, licensing or using products that incorporate the challenged intellectual property, require the combined company to redesign or reengineer its products, if feasible, divert management’s attention and resources, or require the combined company to enter into royalty or licensing agreements in order to obtain the right to use a necessary product, component or process. Any royalty or licensing agreements, if required, may not be available to the combined company on acceptable terms or at all. A successful claim of infringement against the combined company or its contract manufacturers in connection with the use of its technology could adversely affect the combined company’s business.

Cooper and Ocular are, and the combined company will be, vulnerable to the inherent risk of exposure to product liability claims, including such claims and other losses resulting from sales of counterfeit and other infringing products.

Cooper and Ocular each face, and the combined company will face, an inherent risk of exposure to product liability claims in the event that the use of its products results in personal injury. It also faces the risk that defects in the design or manufacture of its products might necessitate a product recall. From time to time, Ocular has received, and the combined company may continue to receive, complaints of significant patient discomfort, including corneal scarring and complications, while using Cooper’s or Ocular’s contact lenses. In certain cases, the reasons for the problems have never been established. Although Cooper and Ocular have not experienced material losses to date due to product liability claims or product recalls, Cooper cannot assure you that it will not experience such losses as the combined company in the future.

Moreover, from time to time contact lens manufacturers face the introduction of counterfeit or other infringing products into U.S. or foreign markets, often through the “grey market” of unauthorized distributors. Cooper is currently cooperating with the U.S. Food and Drug Administration, or FDA, to respond to two reported sales in the U.S. of counterfeit versions of its Proclear Compatibles® lenses. In both instances, the lenses were purchased from the same unauthorized distributor. Cooper had previously been advised, and addressed, sales of counterfeit versions of this product in Europe. Cooper’s analysis of the counterfeit lenses provided to it confirmed that they were an inferior product and in some cases were non-sterile and contained pseudomonas. The lenses can be identified as counterfeit, and Cooper is working with the FDA to remove potentially counterfeit lenses from the U.S. market. Sales of counterfeit and other infringing products may lead to recalls and other actions by manufacturers, distributors or retailers in order to safeguard the health of consumers and protect the integrity of the subject brand. In addition, consumers may halt or delay purchases of the product that has been counterfeited. Although neither Cooper nor Ocular has experienced material losses to date due to product liability claims, product recalls or a decline in sales resulting from sales of counterfeit or other infringing products, Cooper cannot assure you that it will not experience such losses in the combined company in the future.

Cooper addresses, and the combined company will address, some risk with a combination of self-insurance and third-party carrier policies, which policies are subject to deductibles and limitations. One of CooperSurgical’s products is the subject of product liability claims which arose prior to its acquisition of the manufacturer. Although Cooper is entitled to indemnification from the seller and the product is covered by third party carrier insurance, Cooper cannot assure you that such indemnification and insurance will be adequate. In addition, although Cooper believes it currently maintains sufficient product liability insurance coverage, if it is unable to obtain or maintain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, it may be unable to market one or more of the combined company’s products.

Cooper’s earnings will be adversely affected if it is required to change its accounting policies with respect to the expensing of stock options.

Cooper does not currently deduct the expense of stock option grants from its income based on the fair value method. The Financial Accounting Standards Board is considering, and the International Accounting Standards Board has adopted, effective February 2005, proposals requiring companies to change their accounting policies to record the fair value of stock options issued to employees and directors as an expense. Many companies have voluntarily changed, or are in the process of changing, their accounting policies to expense the fair value of stock options. Stock options are an important component of Cooper’s employee compensation package and will continue to be an important component of Cooper after the merger. If Cooper changes its accounting policy with respect to the treatment of stock option grants, its earnings will be adversely affected, which in turn could have negative impact on the price of Cooper common stock.

Development and marketing of the combined company’s products will be subject to strict governmental regulation by the Food and Drug Administration.

Cooper’s and Ocular’s products and operations are subject to extensive and rigorous regulation by the FDA under the Federal Food, Drug, and Cosmetic Act, or FFDCA, and its implementing regulations, guidances, and standards. The FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, promotion, distribution and production of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. The FDA also regulates the export of medical devices manufactured in the United States to international markets. Cooper’s or Ocular’s failure to comply with these laws and regulations could lead the FDA to issue injunctions, refuse to grant applications for marketing clearance or approval, suspend or revoke regulatory clearances or approvals, issue product recalls, terminate product distribution, seize products, or impose other civil or criminal penalties. The imposition of any one or more of these penalties could result in a material adverse effect on the combined company’s business.

The process of obtaining and maintaining FDA regulatory clearances or approvals to market a medical device in the U.S. can be costly and time consuming, and there can be no assurance that such clearances or approvals will be granted on a timely basis, or at all. In particular, unless exempted pursuant to specific FDA regulations, the FDA permits commercial distribution of a new medical device only after an applicant has received marketing clearance for the device under Section 510(k) of the FFDCA or has obtained approval of a Premarket Approval, or PMA, application for the device. The PMA process is more costly, lengthy and uncertain than the 510(k) clearance process and must be supported by extensive data, including data from preclinical studies and human clinical trials. Cooper and Ocular cannot assure you that any new products they develop will be subject to the shorter 510(k) clearance process, and significant delays in obtaining regulatory clearances or approvals for those products may occur. In addition, any modification or enhancement to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, requires a new 510(k) clearance or, possibly, approval of a PMA. Cooper and Ocular have made modifications to their products that they do not believe require the submission of new 510(k) notifications or PMA applications. Cooper and Ocular cannot confirm, however, that the FDA will agree with any of their determinations not to submit new 510(k) notifications or PMA applications for these modifications. Any FDA requirement that the combined company seek additional approvals or clearances for a product modification or enhancement could result in the recall of the modified device, delays, fines, costs associated with the modification of a product, loss of revenue and potential operating restrictions imposed by the FDA.

After the FDA permits a device to enter commercial distribution, numerous regulatory requirements apply. These include: the Quality System Regulation, which sets forth the requirements for good manufacturing practices of medical devices and includes, among other things, requirements governing design, testing, labeling, production processes, controls, documentation and other quality assurance procedures; labeling regulations; the FDA’s general prohibition against promoting products for unapproved or “off-label” uses; and the Medical Device Reporting regulation, which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to reoccur. The combined company’s failure to comply with the FDA’s regulations could result in, among other things, warning letters, fines, injunctions, consent decrees, civil penalties, repairs, replacements, refunds, recalls or seizures of products (which could result in the cessation or reduction of the combined company’s production volume), total or partial suspension of production, the FDA’s refusal to grant future premarket clearances or approvals, withdrawals or suspensions of current product applications and criminal prosecution. If any of these events were to occur, they could have a material adverse effect on the combined company’s business, financial condition and results of operations.

Changes in government regulation of the health care industry could materially adversely affect the combined company.

In recent years, an increasing number of legislative initiatives have been introduced or proposed in Congress and in state legislatures that could result in major changes to the regulation of the healthcare industry, either nationally or at the state level. Among the proposals under consideration are price controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a government health insurance plan or plans that would cover all citizens. There continue to be efforts at the federal level to introduce various insurance market reforms, expand fraud and abuse and anti-referral legislation, and further reduce coverage and reimbursement under Medicare and Medicaid. A broad range of both similar and more comprehensive healthcare reform initiatives is likely to be considered at the state level. It is uncertain which, if any, of these or other proposals will be adopted. Cooper and Ocular cannot predict the effect such reforms or the prospect of their enactment may have on the business of the combined company.

Changes in government regulation of the retail optical industry could materially adversely affect the combined company.

The combined company’s success will depend to a significant extent upon the success of its customers in the retail optical industry. These customers are subject to a variety of federal, state and local laws, regulations and ordinances. The state and local legal requirements vary widely among jurisdictions and are subject to frequent change. Furthermore, numerous healthcare-related legislative proposals have been made in recent years in Congress and in various state legislatures. The potential impact of these proposals with respect to the business of the combined company’s customers is uncertain, and Cooper and Ocular cannot assure you that the proposals, if adopted, would not have a material adverse impact on the combined company’s revenues, business, financial condition and results of operations.

Legislation affecting the contact lens industry could affect certain of the combined company’s marketing strategies and could materially adversely affect the combined company.

There is substantial United States federal and state governmental regulation related to the prescribing of contact lenses. These regulations relate to who is permitted to prescribe and fit contact lenses, the prescriber’s obligation to provide prescriptions to its patients, the length of time a prescription is valid, the ability or obligation of prescribers to prescribe lenses by brand rather than by generic equivalent or specification, and other matters.

Congress has recently enacted legislation affecting the prescription of contact lenses. In general, this legislation, which became effective on February 4, 2004, provides as follows:

•	practitioners are required to provide each patient a copy of the prescription for his or her contact lens, and to verify the prescription information when asked. The prescription information is required to include, among other things, in the case of private label contact lenses, the name of the manufacturer of the lenses, the trade name of the private label brand, and, if applicable, the equivalent brand name;

•	sellers of contact lenses are required to verify prescriptions. A prescription is deemed verified if the practitioner who wrote the prescription fails to respond to a verification request within 8 business hours. The substitution of the same lenses manufactured by the same company, but sold under different brand names, is permitted; and

•	the Federal Trade Commission is required to undertake a study examining the strength of competition in the sale of prescription contact lenses, including the use of exclusive relationships, the differences between on-line and off-line sellers of contact lenses and the use of prescriptions that specify a brand name or custom labeled lens, and submit such report to Congress in February 2005.

This legislation may facilitate the sale of contact lenses by alternate distribution channels, such as internet sellers, at the expense of sales by eye care practitioners and reduce the value of private label brands. Such results could affect the combined company’s marketing strategies that focus on sales to eye care practitioners and promote the use of private label brands. Additionally, it is unknown what, if any, conclusions the FTC might reach in the mandated market study, or whether Congress will take any further actions based on this study. Actions that promote alternative distribution channels or reduce the value of private label brands could adversely affect the success of certain of the combined company’s marketing strategies.

In addition, adverse regulatory or other decisions affecting eyecare practitioners, or material changes in the selling and prescribing practices for contact lenses, could have a material adverse affect on the combined company’s business, operating results and financial condition. Finally, although cost controls or other requirements imposed by third party healthcare payors such as insurers and health maintenance organizations have not historically had a significant effect on contact lens prices or distribution practices, this could change in the future, and could adversely affect the combined company’s business, financial condition and results of operations.

Future trade practice litigation proceedings may materially adversely affect the combined company.

The contact lens industry has been the subject of a number of class action and government lawsuits and government investigations over the past ten years, alleging, among other things, violation of antitrust laws and fraudulent and deceptive practices in the manufacture and sale of contact lenses by certain companies in the industry. Although Cooper and Ocular have not been named in any of the foregoing lawsuits, Cooper and Ocular from time to time receive claims or threats similar to those brought against their competitors. There can be no assurance that the combined company will not face similar actions relating to its marketing and pricing practices or other claims or lawsuits in the future. The defense of any such action, lawsuit or claim could result in substantial expense and significant diversion of attention and effort by the combined company’s management personnel. There can be no assurance that any such lawsuit would be settled or decided in a manner favorable to the combined company, and a settlement or adverse decision in any such action, lawsuit or claim could have a material adverse effect on the combined company’s business, financial condition and results of operations.

Development and marketing of the combined company’s products will be subject to strict governmental regulation by foreign regulatory agencies.

In many of the foreign countries in which Cooper and Ocular market their products, they are subject to regulations affecting, among other things, product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These laws and regulations range from simple product registration requirements in some countries to complex clearance and production controls in others. Some countries have historically permitted human studies earlier in the product development cycle than regulations in the United States permit, while many of the regulations applicable to Cooper’s and Ocular’s devices and products in such countries are similar to those of the FDA. This disparity in the regulation of medical devices may result in more rapid product clearance in certain countries than in the United States, while approvals in certain other countries may require longer periods than in the United States. These differences may also affect the efficiency and timeliness of international market introduction of the combined company’s products, and there can be no assurance that the combined company will be able to obtain regulatory approvals or clearances for its products in foreign countries in a timely manner or at all. In many countries, the national health or social security organizations require Cooper’s and Ocular’s products to be qualified before they can be marketed with the benefit of reimbursement eligibility. Although to date, Cooper and Ocular have not experienced difficulty in complying with these regulations, the combined company’s failure to receive, or delays in the receipt of, relevant foreign qualifications in the future could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The costs of complying with the requirements of federal laws pertaining to the privacy and security of health information and the potential liability associated with failure to do so could materially adversely affect the combined company.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, affects the manner in which Cooper and Ocular use and disclose health information, and may affect the manner in which the combined company uses and discloses such information. Pursuant to HIPAA, the U.S. Department of Health and Human Services, or HHS, has promulgated rules mandating new standards relating to the privacy and security of individually identifiable health information as well as uniform standards relating to certain administrative and financial healthcare transactions. While Cooper and Ocular do not believe they are directly regulated as a “covered entity” under HIPAA, many of their customers are “covered entities” subject to HIPAA. Under HIPAA, such customers may be required to enter into business associates agreements with the combined company. These agreements will contractually obligate the combined company to adhere to the standards adopted by HHS with respect to health information it creates or obtains in the course of servicing these customers. The costs associated with these contractual obligations and potential liability associated with these obligations could have a material adverse effect on the combined company’s business and financial condition and results of operation.

Changes in federal and state laws pertaining to healthcare fraud and abuse could materially adversely affect the combined company.

Cooper and Ocular may be subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE. While Cooper and Ocular believe that their operations are in material compliance with such laws, because of the complex and far-reaching nature of these laws, there can be no assurance that they would not be required to alter one or more of their practices to be in compliance with these laws. Any violations of these laws or regulations could result in a material adverse effect on the combined company’s business, financial condition and results of operations. Moreover, if there is a change in law, regulation, administrative or judicial interpretation, the combined company may have to change its business practices or its existing business practices could be challenged as unlawful, which could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The combined company’s operations may be subject to federal and state anti-kickback laws. Certain provisions of the Social Security Act, which are commonly known collectively as the Medicare Fraud and Abuse Statute, prohibit persons from knowingly and willfully soliciting, receiving, offering or providing remuneration directly or indirectly to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. The definition of “remuneration” under this statute has been broadly interpreted to include anything of value, including such items as gifts, discounts, waivers of payment and providing anything at less than its fair market value. Many states have adopted prohibitions similar to the Medicare Fraud and Abuse Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not only by the Medicare and Medicaid programs.

HIPAA created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any healthcare benefit program, including private payers. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. This statute applies to any health benefit plan, not just Medicare and Medicaid.

Cooper and Ocular are, and the combined company will be, vulnerable to risks related to environmental matters.

Cooper’s and Ocular’s facilities are subject to a broad range of federal, state, local and foreign environmental laws and requirements, including those governing discharges to the air and water, the handling or disposal of solid and hazardous substances and wastes and remediation of contamination associated with the release of hazardous substances at facilities and offsite disposal locations. Cooper and Ocular have made, and the combined company will continue to make, expenditures to comply with such laws and requirements. Future events, such as changes in existing laws and regulations or the discovery of contamination at the combined company’s facilities, may give rise to additional compliance or remediation costs that could have a material adverse effect on the combined company’s business, results of operations or financial condition. Moreover, as manufacturers of various products, Cooper and Ocular are exposed to some risk of claims with respect to environmental matters, and there can be no assurance that the combined company will not incur material costs or liabilities in connection with any such claims.

Cooper is involved in a voluntary clean-up at one of its sites in the state of New York, and although the workplan submitted to the state was accepted and the clean-up is proceeding in accordance with the workplan and its expectations, there can be no assurance that the clean-up will be completed within the timeframe and cost projected, that the expected results will be achieved, or that Cooper will not identify alternate sources of contamination in connection with their remediation. As such, there can be no assurance that material costs or liabilities will not be incurred in connection with any such remediation.

Compliance with changing regulation of corporate governance, public disclosure and accounting matters may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the SEC and New York Stock Exchange, as well as new accounting pronouncements, are creating uncertainty and additional complexities for companies such as Cooper. To maintain high standards of corporate governance and public disclosure, Cooper intends to invest all reasonable necessary resources to comply with evolving standards. This investment may result in increased general and administrative expenses and a diversion of management time and attention from strategic, revenue-generating and cost management activities.

Cooper’s certificate of incorporation, provisions of Delaware law and Cooper’s rights plan may have anti-takeover effects.

Certain provisions of Cooper’s Restated Certificate of Incorporation and amended and restated by-laws may inhibit changes in control of the Company not approved by its board of directors. These provisions include: (i) advance notice requirements for stockholder proposals and nominations and (ii) the authority of Cooper’s board to issue without stockholder approval preferred stock with such terms as Cooper’s board may determine. Cooper will also be afforded the protections of Section 203 of the DGCL, which could have similar effects.

Cooper’s board of directors adopted a preferred stock purchase rights plan, commonly known as a “poison pill,” pursuant to a rights agreement dated as of October 29, 1997. The rights agreement is intended to prevent abusive hostile takeover attempts by requiring a potential acquiror to negotiate the terms of an acquisition with Cooper’s board of directors. However, it could have the effect of deterring or preventing an acquisition of the combined company, even if a majority of the combined company’s stockholders would be in favor of such acquisition, and could also have the effect of making it more difficult for a person or group to gain control of the combined company or to change existing management.

Ocular has recently received a notice from the IRS claiming additional taxes; adverse outcomes resulting from this claim, from other examinations of income tax returns, or from changes in the effective tax rate, could adversely affect the results of the combined company.

The Internal Revenue Service has been auditing Ocular’s income tax returns for the years 1999, 2000 and 2001, and on October 1, 2004 Ocular received a notice from the IRS claiming approximately $44.8 million of additional taxes for these years, plus unspecified interest, and approximately $12.7 million in related penalties. The notice was sent the day before the statute of limitations for 1999, which had previously been extended for one year, would have otherwise expired and Ocular believes that the IRS may not have fully reviewed the facts before making its assessment of additional taxes for these years. The notice relates primarily to transfer pricing and related issues and states that if all or part of the proposed adjustments are not sustained, the IRS would claim, in lieu of such adjustments, approximately $11.0 million of additional taxes for 1999 through 2001 based on certain anti-deferral rules under Subpart F of the Internal Revenue Code.

Ocular believes that the IRS’s position misapplies the law and is incorrect. The amount of taxes paid for these years was supported by pricing studies prepared by a multinational tax advisor, and Ocular believes that its intercompany transactions, and resulting tax payments, reflected pricing terms that were and are consistent with industry practice for transactions with third parties. Ocular intends to vigorously contest the IRS’s claims, and Ocular and Cooper believe that the ultimate outcome of this matter will not have a material adverse effect on the combined company.

The combined company continues to be subject to the examination of its income tax returns by the Internal Revenue Service and other tax authorities, and we cannot assure you that the outcomes from these examinations will not have a material adverse effect on the combined company’s operating results and financial condition. Moreover, the combined company’s future effective tax rates could be adversely affected by earnings being higher than anticipated in countries where the combined company has higher statutory rates or lower than anticipated in countries where it has lower statutory rates, by changes in valuation of its deferred tax assets and liabilities, or by changes in tax laws or interpretations thereof.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the merger, capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in Ocular’s, Cooper’s or the combined company’s revenue, anticipated market conditions, planned product launches and results of operations are forward-looking statements. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include:

•	risks related to the inability to obtain, or meet conditions imposed for governmental and other approvals of the proposed merger, including approval by stockholders of both companies;

•	the risk that the Cooper and Ocular businesses will not be integrated successfully;

•	risks related to any uncertainty surrounding the merger, and the costs related to the merger;

•	the risk that the combined company may not continue to realize anticipated benefits from its cost-cutting measures; and

•	the ultimate validity and enforceability of the companies’ patent applications and patents and the possible infringement of the intellectual property of others.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include:

•	major changes in business conditions;

•	a major disruption in the operations of Cooper’s or Ocular’s manufacturing or distribution facilities;

•	new competitors or technologies;

•	significant delays in new product introductions;

•	the impact of an undetected virus on Cooper’s or Ocular’s computer systems;

•	acquisition integration delays or costs (including delays or costs related to the merger of Cooper and Ocular);

•	increases in interest rates;

•	foreign currency exchange exposure;

•	investments in research and development and other start-up projects;

•	dilution to earnings per share from acquisitions or issuing stock;

•	worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation;

•	cost of complying with new corporate governance requirements;

•	changes in tax laws or their interpretation;

•	changes in geographic profit mix affecting tax rates;

•	significant environmental cleanup costs above those already accrued;

•	litigation costs, including any related settlements or judgments;

•	cost of business divestitures;

•	the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill;

•	changes in accounting principles or estimates, including the potential cost of expensing stock options; and

•	other events described in Cooper’s and Ocular’s SEC filings, including the “Business” section in Cooper’s and Ocular’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, or in the case of documents incorporated by reference, as of the date of those documents. Neither Cooper nor Ocular undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE MERGER

The following is a description of the material aspects of the merger. While Cooper and Ocular believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. Cooper and Ocular encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

General

Each of the Cooper board of directors and the Ocular board of directors has unanimously approved the merger agreement. In the merger, Ocular will be merged with and into TCC Acquisition, a wholly-owned subsidiary of Cooper. Ocular stockholders will be entitled to receive 0.3879 of a share of Cooper common stock and $22.00 in cash, without interest, plus cash for any fractional shares, for each share of Ocular common stock they own. Shares of Cooper common stock will be issued with associated preferred share purchase rights. The cash portion of the merger consideration is expected to be paid out of Cooper’s existing funds, cash provided by operating activities, additional borrowings or a combination of these sources.

Background of the Merger

From time to time since Ocular’s initial public offering in 1997, Thomas Bender, Chief Executive Officer, and Robert Weiss, Chief Financial Officer, of Cooper have contacted or been contacted by John Fruth, currently Ocular’s Chairman of the Board, and other senior executives of Ocular with respect to a combination of Cooper and Ocular, none of which resulted in any substantive discussions. In early Spring 2004, in the course of its review of available alternatives for Cooper’s long-term growth, Cooper management noted Ocular’s success in geographic expansion, particularly in Japan and Germany, its successful investment in manufacturing efficiencies, the strength of its daily disposable soft contact lens business and the potential for its extended wear products in development. The timing also seemed right for a combination of Ocular with Cooper, given the market values of the two companies and Ocular’s success in reducing its costs through its manufacturing initiative. As a result, in mid-April 2004, Mr. Bender contacted Mr. Fruth and suggested a meeting to discuss a potential strategic transaction between Cooper and Ocular.

Over the past several years, Ocular’s board of directors has periodically met to review and assess Ocular’s long-term plans and strategies. In early 2004, in preparation for such a meeting to be held in May 2004, Ocular’s management began an analysis of Ocular’s strategic alternatives, including possible strategic transactions as well as measures that it could take to continue to grow and increase its profitability as an independent company. As part of that process, Ocular management and Morgan Stanley had an introductory meeting on April 19, 2004, and a follow-up meeting on May 4, 2004, to discuss the ophthalmic industry and Ocular’s strategic alternatives.

On May 11, 2004, Mr. Fruth and Edgar Cummins, a director of Ocular, met with Mr. Bender and Mr. Weiss to discuss the possibility and potential benefits of a business combination. Mr. Fruth and Mr. Cummins had each interacted with representatives of Cooper on prior occasions. Before and after this meeting, Mr. Fruth and Mr. Cummins conferred with other Ocular board members and representatives of Ocular’s outside legal counsel, Fenwick & West LLP, about their discussions with Mr. Bender and Mr. Weiss, and received informal approval from the other board members to engage in further discussions with Cooper and take steps reasonably necessary to continue those discussions. Cooper and Ocular entered into mutual confidentiality agreements on May 14, 2004, providing for confidential discussions and exchanges of information in order to determine the advisability of a business combination from the standpoint of their respective companies and stockholders.

Members of Cooper’s senior management, including Messrs. Bender and Weiss, then met with representatives of JPMorgan on May 20, 2004, to discuss a possible transaction with Ocular and JPMorgan’s retention as financial advisor to Cooper in connection with a possible transaction.

Consistent with its customary practice to meet annually to discuss Ocular’s long-term plans and strategies, from May 21, 2004, through May 23, 2004, Ocular’s board held a scheduled meeting for that purpose. At this meeting, the board reviewed Ocular’s historical and current business operations and financial performance, and senior management presented Ocular’s long-term plan as an independent company, including the key factors that were expected to contribute to future growth and the potential effect of various risks on the plan. Senior management also presented an overview of the competitive landscape and reviewed the potential benefits and risks associated with a possible business combination transaction with Cooper, another industry participant or other companies outside the soft contact lens industry, as well as the potential benefits and risks of remaining independent and the risks of potential structural changes in the industry not involving Ocular that might be detrimental to the company. As part of the accompanying discussion, the directors were updated regarding the discussions Messrs. Fruth and Cummins had had with Cooper’s management. In addition, the board considered potential financial advisers with respect to the transaction, and determined to retain Morgan Stanley based on its knowledge of the contact lens industry and familiarity with Ocular. Morgan Stanley had been a managing underwriter in each of Ocular’s public offerings and had sought from time to time to provide to Ocular financial advisory services relating to strategic and financial matters. Following this discussion, having been informed that no relationship existed between Morgan Stanley and Cooper that could be expected to interfere or appear to interfere with the independent judgment, advice and analysis of Morgan Stanley that the Ocular board expected to receive in connection with the proposed business combination, the board selected Morgan Stanley to serve as its financial adviser with respect to a possible business combination transaction with Cooper and authorized Ocular management to retain Morgan Stanley for that purpose.

On May 25, 2004, the Cooper board of directors held a special telephonic meeting at which Mr. Bender informed the board of the initial discussions with Ocular and the potential advantages and opportunities in pursuing a business combination with Ocular. Cooper management and its outside counsel, Latham & Watkins LLP, outlined the possible structure and timing for a transaction, and representatives of Latham & Watkins advised the board of its fiduciary duties in considering a transaction. The board discussed the strategic benefits of the combination, the key areas of diligence preparatory to making an offer for Ocular, management’s preliminary thoughts, based in part on input from JPMorgan, as to an acquisition price in the range of $36.00 to $38.00 per Ocular share, 50% in Cooper common stock and 50% in cash, and the financing alternatives for the cash portion. The Board then authorized management to continue discussions, commence due diligence and engage investment bankers to assist in the process. Cooper thereupon selected JPMorgan as its financial advisor for the transaction.

On May 27, 2004, certain members of Ocular’s board and senior management met with representatives of Morgan Stanley to discuss current industry dynamics and strategic alternatives available to Ocular, including a possible business combination involving Cooper.

Representatives of JPMorgan met with Mr. Weiss on May 27, 2004, to discuss a possible transaction and, on May 28th, contacted representatives of Morgan Stanley and indicated that Cooper believed consideration of $37.00 per Ocular share, 50% in cash and 50% in Cooper common stock, would be appropriate for such a transaction.

On June 1, 2004, Ocular’s board of directors held a special meeting to discuss the approach to be taken in the discussions with Cooper. As part of the meeting, management and members of Ocular’s board reported on their recent meeting with Morgan Stanley and the board discussed Cooper’s proposed $37.00 per Ocular share valuation.

On June 2, 2004, representatives of Morgan Stanley informed representatives of JPMorgan that Ocular’s board believed that $37.00 per Ocular share did not reflect the long term value of Ocular and provided JPMorgan with financial information in support of this position for its review. During the following week, representatives of Morgan Stanley further discussed the proposed valuation and the terms of the business combination with certain members of Ocular’s board of directors.

On June 10, 2004, representatives of Morgan Stanley met with representatives of JPMorgan to discuss Ocular’s financial prospects, the possibility of a combination with Cooper and the potential synergies that could result from that combination. At the meeting, representatives of Morgan Stanley explained that, in light of such prospects and synergies, the Ocular board believed that $37.00 per Ocular share did not reflect Ocular’s long-term value. Also on June 10th, Cooper management sent Ocular a request for specific information deemed necessary in order to move towards a more definitive proposal for a business combination with Ocular, including specific information regarding, among other things: Ocular’s costs, expenses and other operating results; the potential impact of foreign exchange rate fluctuations on Ocular’s operating results; and information specific to certain Ocular products, including clinical results and marketing position.

On June 18, 2004, representatives from Morgan Stanley and JPMorgan, as well as senior management from Ocular and Cooper, met to further discuss Ocular’s financial prospects, a potential combination with Cooper and the potential synergies that could result from a combination. In addition, Ocular provided information in response to Cooper’s June 10th request. During this meeting, representatives of Cooper indicated that Cooper would be interested in adding Mr. Cummins to the board of the combined company to provide additional desired financial expertise and experience in the healthcare industry, given his past role as Chief Financial Officer of Allergan, Inc.

On June 21 and 22, 2004, Cooper management discussed with representatives of JPMorgan a revised valuation of Ocular resulting from consideration of the information provided by Ocular. On June 22nd, representatives of JPMorgan indicated to representatives of Morgan Stanley that Cooper would be interested in pursuing a business combination at $40.00 per Ocular share in cash and stock. Morgan Stanley requested that Cooper confirm such interest in writing, and on June 24, 2004, representatives of JPMorgan provided representatives of Morgan Stanley with a letter from the Chairman of Cooper. The letter stated that Cooper would be prepared to discuss further a business combination with Ocular pursuant to a merger in which Ocular stockholders would receive $40.00 per Ocular share, 50% in cash and 50% in shares of Cooper common stock, with a fixed exchange ratio for the exchange of shares being set prior to entering into the definitive merger agreement, subject to satisfactory completion of legal, business, financial and accounting due diligence and the negotiation of definitive documentation and its approval by Cooper’s board of directors. The letter noted that it was subject to the confidentiality agreements between the parties. The letter also noted Cooper’s intention to elect two directors chosen by Ocular’s board to the board of the combined company following the merger, provided that the two proposed directors would meet Cooper’s independence and other qualifications standards. This was intended by Cooper to provide board representation roughly proportionate to the percentage of the common stock of the combined company that would be held by Ocular stockholders.

On June 28, 2004, Ocular’s board of directors met to consider this proposal, together with representatives of Morgan Stanley and Fenwick & West. Representatives of Fenwick & West advised the members of Ocular’s board of their fiduciary duties to Ocular’s stockholders in considering and responding to the Cooper proposal. Morgan Stanley then provided an overview of Cooper’s proposal to the board, and discussed certain financial and strategic aspects of the proposal with the board. The board then discussed with its financial and legal advisors various aspects of the proposed transaction with Cooper, including the terms of the proposal, Ocular’s strategic alternatives, including the possibility and feasibility of a business combination transaction with other companies, or with a financial buyer, the synergies that might exist with respect to such a transaction and the likelihood that such a transaction would obtain regulatory approval, the possibility of further changes in the structure of the industry not involving Ocular, Ocular’s prospects as an independent company and the challenges and opportunities that Ocular would face if it remained independent. The board also held an extensive discussion, together with its financial and legal advisors, with respect to the process that it should follow to maximize the value that would be received by its stockholders in a transaction, and considered potential benefits and risks of various alternatives in this regard. As part of this discussion, the board considered the risk of engaging in a process that did not result in a transaction for Ocular and the risk of announcing a transaction that was not subsequently consummated. The board also discussed the potential synergies that could result from a combination with Cooper and those that could result from combinations with certain other contact lens manufacturers. The independent members of the Ocular board of directors then held a separate session without Ocular management to discuss these matters. Based upon its discussion, the Ocular board of directors instructed

Morgan Stanley to continue discussions with JPMorgan regarding other terms of a potential transaction with Cooper. In addition, the board requested Morgan Stanley to review further possible alternative business combinations. Following the board meeting, at the request of the board, representatives of Morgan Stanley advised representatives of JPMorgan that Ocular’s board would be receptive to an offer valuing Ocular common stock at $46.00 per share.

On June 29, 2004, the Cooper board of directors held a regular meeting, at which Cooper’s management participated in discussions with respect to the proposed Ocular transaction. Mr. Bender updated the board on the status of negotiations, including Ocular’s suggested valuation of $46.00 per Ocular share, and the potential benefits of the transaction to Cooper, including the results of Cooper’s due diligence to date. Mr. Weiss reviewed the financial impact on Cooper of a transaction with Ocular, reviewed the potential cost of a transaction with Ocular and provided the Board with additional information concerning the possible financing structures to cover such cost. The board authorized Cooper management and JPMorgan to continue discussions and to continue to evaluate an appropriate acquisition price, but to advise Ocular and Morgan Stanley that the proposed $46.00 per Ocular share valuation was not acceptable. Following the formal board meeting, Cooper’s independent directors met in private session for further discussion of the potential transaction.

On July 2, 2004, representatives of JPMorgan continued discussions with representatives of Morgan Stanley regarding the terms of a potential transaction between Cooper and Ocular, at which representatives of JPMorgan provided Cooper’s views on certain financial aspects of, and potential synergies resulting from, a business combination of Cooper and Ocular.

On July 7, 2004, Ocular’s board of directors met with management and representatives of Morgan Stanley and Fenwick & West to consider Cooper’s response to Ocular’s proposal of a $46.00 per Ocular share. Morgan Stanley reviewed with the board and senior management its discussions with JPMorgan regarding the terms of a potential business combination and also reviewed other potential alternatives that Ocular might pursue. The board discussed this information extensively. In addition, the board considered and discussed at length the range of valuations that it would find acceptable. The Ocular board of directors then determined that it was in the best interests of Ocular’s stockholders to continue discussions with Cooper and authorized Mr. Fruth to contact Mr. Bender to continue the discussions.

On July 9, 2004, Mr. Fruth met with Mr. Bender to continue their discussions regarding a possible combination and to discuss Ocular’s valuation. After discussion, Mr. Bender stated that, subject to the satisfactory completion of due diligence and negotiation of definitive documentation, he was prepared to recommend to Cooper’s board a business combination with Ocular in which Ocular shareholders would receive $44.00 per Ocular share, 50% in stock and 50% in cash. Based on the discussions at the July 7th Ocular board meeting, Mr. Fruth indicated that he believed that Ocular’s board would support such a transaction, subject to satisfactory completion of due diligence of Cooper by Ocular and negotiation of definitive documentation.

On July 12, 2004, the Cooper board of directors held a special telephonic meeting at which Cooper management, together with representatives of JPMorgan and Latham & Watkins, reviewed with the board the status of negotiations and the proposed increase in the consideration to Ocular stockholders in the transaction. The board authorized Cooper management to continue discussions with Ocular and related due diligence, after which the independent directors held a separate session of the meeting without Cooper management to discuss the proposed transaction.

During the week of July 12th, as part of Cooper’s due diligence process, members of Cooper management conducted site visits of Ocular’s manufacturing facilities in Puerto Rico and the United Kingdom.

On July 13, 2004, the Ocular board of directors held a meeting with senior management and representatives of Morgan Stanley and Fenwick & West to consider a proposal valuing Ocular at $44.00 per Ocular share. Representatives of Morgan Stanley reviewed certain aspects of the proposed transaction, including the proposed consideration to be received by Ocular stockholders, the possible structure of the transaction and the strategic alternatives available to Ocular. The Ocular board then discussed the proposal extensively, including its valuation of Ocular and the premium it represented with respect to Ocular’s stock price and the increase in Ocular’s stock price over the past months. Additionally, the board discussed the potential effects of the transaction on Cooper and the value of its stock after the merger, given that the proposal contemplated that Ocular shareholders would receive a substantial portion of their consideration in Cooper common stock. The board also discussed alternatives potentially available to Ocular and concluded that a combination with Cooper was likely to provide the greatest synergies with Ocular and value to Ocular stockholders with a relatively high probability of being successfully consummated. As part of this discussion, representatives of Fenwick & West reviewed the fiduciary duties of the Ocular board of directors to the Ocular stockholders in connection with these matters. After a thorough discussion, the Ocular board of directors determined that it was in the best interests of Ocular and its stockholders for Ocular’s management and advisors to continue discussions with Cooper.

Cooper and its outside legal counsel, accountants and financial advisors continued to conduct due diligence to evaluate Ocular’s business prospects and operations. Representatives of Cooper and Ocular discussed various matters, including product development and strategy, manufacturing, sales and marketing, third party distributors, FDA matters, tax matters and other issues. Ocular made senior personnel available to respond to Cooper’s inquiries and set up a data room containing the documents that Cooper had requested. Similarly, Ocular and its outside legal counsel, accountants and financial advisors conducted due diligence to evaluate Cooper’s business prospects and operations, and Cooper made senior personnel available to respond to Ocular’s inquiries and set up a data room containing the documents that Ocular had requested. As part of this process, members of Ocular’s management conducted site visits of Cooper’s manufacturing facilities. The diligence process continued for both parties through the morning of July 28, 2004; it included a meeting of members of Cooper’s management team and representatives of JPMorgan with members of Ocular’s management team and representatives of Morgan Stanley on July 22nd to discuss Cooper’s business prospects and operations, its expectations for transaction synergies and its financing for the transaction.

On July 16, 2004, the Cooper board of directors held a special telephonic meeting at which it was briefed on the status of discussions between Cooper and Ocular. Representatives of JPMorgan reviewed with the board the terms of the proposed transaction with Ocular currently being discussed and Cooper management’s views of the synergies it believed could be expected from the transaction. Management reviewed the status of certain due diligence findings and discussed with the board the consideration proposed to be paid to Ocular stockholders and the strategic reasons for the transaction. Representatives of Latham & Watkins reviewed various provisions proposed to be included in the definitive merger agreement, including, with respect to the acceleration of vesting of all outstanding employee options, restrictions on Ocular’s solicitation of alternative acquisition proposals, conditions to closing and termination rights and related fees, and a proposed agreement with Mr. Fruth obligating him to vote in favor of the transaction. Counsel also discussed the requirement under New York Stock Exchange rules that Cooper stockholders approve the issuance of Cooper common stock in the merger. At the conclusion of the meeting, the Board authorized Cooper management to continue discussions with Ocular regarding a possible transaction, and to deliver a draft of the merger agreement, after which the independent directors met in private session for further discussion.

Following the board meeting on July 16, 2004, Cooper’s legal advisors delivered to Ocular and its legal advisors the first draft of a merger agreement between Cooper and Ocular. In delivering the draft, Cooper’s legal advisors noted that Cooper would also expect Mr. Fruth to agree to vote his Ocular shares in favor of the merger, and to agree to certain restrictions on the resale of the Cooper shares issued to him in the merger, although he would receive no additional consideration in exchange for such commitments other than that which he would expect to receive in the merger as an Ocular securityholder.

On July 19 and 20, 2004, Ocular’s board of directors held a regularly scheduled meeting. Representatives of Morgan Stanley and Fenwick & West discussed the draft agreements and reviewed the status of negotiations and, with members of senior management, discussed their due diligence with respect to Cooper. Ocular’s board engaged in extensive discussions about the terms set forth in the draft agreement provided by Cooper. The Ocular board then discussed the desirability of a retention program for employees and the possible structure and terms of such a program. The board also discussed the provision in the draft merger agreement for the acceleration of vesting of all outstanding options at the effective time of the merger. The board then formed a separate committee, comprised entirely of independent directors, to review these compensation-related matters and to develop a retention plan for the benefit of certain non-executive employees. Finally, senior management made a presentation to the board regarding Ocular’s financial outlook as an independent company, and the board and senior management discussed the current status of Ocular’s business, its product development activities and its financial results and expectations.

On July 19, 2004, legal advisors of Cooper and Ocular engaged in a telephonic negotiation of certain key provisions of the draft merger agreement. Subsequently, Ocular’s counsel provided a mark-up of the initial draft to Cooper and its counsel.

On July 22, 2004, the Cooper board of directors held a special telephonic meeting at which Mr. Bender and representatives of Latham & Watkins updated the board on certain due diligence findings. Legal counsel also discussed the status of negotiations on the merger agreement, with reference to certain key areas of disagreement, and JPMorgan updated the board on the status of its negotiations with Morgan Stanley. Mr. Weiss updated the board on Cooper’s financial analysis of Ocular.

On July 22, 2004, legal advisors of Cooper and Ocular engaged in another telephonic negotiation with respect to the merger agreement and Ocular’s proposed revisions.

On July 23, 2004, the Cooper board of directors held a special telephonic meeting at which Cooper management and representatives of Latham & Watkins and JPMorgan informed the board of issues raised by Ocular in the merger negotiations, the status of certain due diligence findings and the proposed merger consideration. Management also discussed with the board the proposed voting agreement with Mr. Fruth and the proposed imposition of restrictions on Mr. Fruth’s sale of Cooper shares received in the merger. The independent members of the board held a separate session without Cooper management to discuss the proposed transaction. At the conclusion of that session, the board authorized Cooper management to continue discussions with Ocular regarding a possible transaction.

On July 23, 2004, Mr. Weiss, with Carol Kaufman, Vice President of Legal Affairs, Secretary and Chief Administrative Officer of Cooper, and representatives of JPMorgan and Latham & Watkins, met Mr. Fruth and representatives of Morgan Stanley and Fenwick & West, to discuss certain due diligence findings and the significant issues raised by the initial draft and subsequent mark-up of the merger agreement.

On July 24 and 25, 2004, Cooper’s and Ocular’s legal advisors discussed and agreed upon proposed revisions to the draft of the merger agreement to address various significant issues discussed between the parties and their advisors. Cooper’s legal advisors then delivered a revised draft of the merger agreement to Mr. Fruth, Ocular and its legal advisors, together with a proposed form of a voting agreement between Cooper and Mr. Fruth.

The legal advisors to Cooper and Ocular then met to continue negotiations on the merger agreement, which negotiations continued, both in person and by telephone, and involved at various times senior management of both companies, through the afternoon of July 28, 2004. On July 26, 2004, Cooper’s legal advisors distributed to the parties and their advisors revised drafts of the merger and voting agreements, reflecting the current state of negotiations, which drafts were also sent to Cooper’s and Ocular’s directors.

On July 26, 2004, Ocular’s board of directors met to consider the proposed merger agreement between Ocular and Cooper and the status of negotiations. Representatives of Ocular’s senior management team and representatives of Ocular’s legal and financial advisors discussed the merger agreement, the proposed transaction and their due diligence with respect to Cooper with the Ocular board. Representatives of Fenwick & West extensively reviewed with the board the terms of the proposed merger agreement and the fiduciary duties of the board in connection with the proposed transaction. The board then discussed the terms of the draft merger agreement and related matters and also expressed its views on those terms that remained open. Morgan Stanley then discussed its preliminary financial analysis of the proposed transaction with the board.

On July 26, 2004, members of management and representatives of Latham & Watkins had telephonic discussions with various Cooper directors to address their questions and comments on the draft merger agreement.

On July 27, 2004, Ocular’s board of directors met with its financial and legal advisors to further discuss the proposed merger agreement between Ocular and Cooper, and the proposed voting agreement between Mr. Fruth and Cooper and the current status of negotiations. The board discussed the provision of the merger agreement, which had been agreed between the parties, for two current Ocular directors to be elected to the Cooper board of directors upon completion of the merger. The board determined to nominate Mr. Fruth and Mr. Cummins to serve in that capacity because it determined these individuals were well-suited to join the Cooper board and could enhance the long-term value of the combined company. Representatives of Ocular’s legal and financial advisors made presentations to the board concerning the open issues in the merger agreement. Members of the separate committee formed to address retention and other employee compensation issues then presented a proposed employee retention plan, developed by the separate committee working with certain members of Ocular’s management. The board then discussed the plan and the provision in the draft merger agreement for the acceleration of vesting of all outstanding options at the effective time of the merger.

On July 27, 2004, the nominating committee of the Cooper board of directors, having reviewed information with respect to the backgrounds and professional experience of Messrs. Fruth and Cummins, met and resolved to recommend to the Cooper board the appointment of Messrs. Fruth and Cummins to Cooper’s board of directors, subject to execution of the definitive merger agreement by the parties and completion of the merger in accordance with the agreement.

On July 28, 2004, Ocular’s board of directors held a meeting to discuss the proposed terms of the merger agreement with its financial and legal advisors. Representatives of Morgan Stanley reviewed financial analyses regarding the proposed merger and responded to questions from the Ocular directors. The board discussed finalization of the exchange ratio and other matters that remained open. The meeting was temporarily adjourned, and representatives of Fenwick & West discussed and resolved these matters with representatives of Latham & Watkins. The meeting was then reconvened, and representatives of Morgan Stanley provided an updated review of their financial analysis, and delivered to the Ocular board its oral opinion (subsequently confirmed in writing) that, as of July 28, 2004, and subject to the assumptions and considerations in its opinion, the merger consideration pursuant to the merger agreement was fair from a financial point of view to Ocular’s stockholders. Representatives of Fenwick & West then reviewed the terms of the draft merger agreement and voting agreement, each of which had been previously circulated to the board, and advised the board as to its fiduciary duties. The Ocular board considered and discussed the risks and benefits of the proposed transaction, taking into account the terms of the merger agreement and voting agreement. Following this discussion, Ocular’s board of directors unanimously determined that the merger and the merger agreement were advisable, fair to and in the best interests of Ocular and its stockholders, and unanimously approved the merger and the merger agreement. The board also unanimously recommended that Ocular’s stockholders approve the merger and approve and adopt the merger agreement. The Ocular board also discussed, and adopted, the employee retention plan.

On July 28, 2004, the Cooper board of directors held a special meeting to consider approval of the merger agreement and the voting agreement with Mr. Fruth and the transactions contemplated by these agreements. Prior to the meeting, the Cooper board was provided with substantially final drafts of the documents as well as a summary of the merger agreement. At the meeting, Cooper’s senior management and representatives of Latham & Watkins updated the Cooper board of directors on the final results of Cooper’s due diligence review.

Representatives of Latham & Watkins then advised the Cooper directors of their fiduciary obligations in considering the transaction and described in detail the structure of the merger and the provisions of the merger agreement, with particular reference to significant revisions to the merger agreement from the draft provided prior to the meeting. Representatives of JPMorgan presented their financial analyses of the transaction to the board and delivered JPMorgan’s oral opinion (subsequently confirmed in writing) that, as of that date and based upon and subject to the considerations to be described in its written opinion, the merger consideration to be paid in the proposed merger was fair, from a financial point of view, to Cooper. Following a lengthy discussion, the Cooper board unanimously determined that the merger was in the best interests of Cooper and its stockholders, approved the merger agreement, the voting agreement, the proposed merger and the issuance of shares of Cooper common stock and payment of cash in the merger, and resolved to recommend that the Cooper stockholders vote to approve the issuance of shares of Cooper common stock in the merger.

On July 28, 2004, following the closing of trading on the Nasdaq National Market and the New York Stock Exchange, the parties executed the merger agreement, and Mr. Fruth entered into the voting agreement with Cooper. Cooper and Ocular then issued a joint press release announcing the signing of the merger agreement.

Reasons for the Merger—Cooper

The Cooper board of directors believes that the combination with Ocular will enhance Cooper’s position as a major manufacturer and supplier of soft contact lenses with additional manufacturing facilities and technology, an expanded global distribution network, increased breadth of product line and an expanded customer base. The Cooper board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and recommends that Cooper stockholders vote “FOR” approval of the issuance of Cooper common stock in the merger.

In reaching its decision to approve the merger agreement, the Cooper board of directors consulted with senior members of Cooper’s management team regarding the strategic and operational aspects of the merger and the results of the due diligence efforts undertaken by management and Cooper’s legal advisors. In addition, the Cooper board of directors held discussions with representatives of JPMorgan, its financial advisor, regarding the past and current business operations, financial condition and future prospects of Ocular. The Cooper board of directors utilized the experience and expertise of JPMorgan for quantitative analysis of the financial terms of the merger and consulted with JPMorgan as to the fairness, from a financial point of view, to Cooper of the merger consideration to be paid by Cooper. The Cooper board of directors also consulted with representatives of Latham & Watkins regarding due diligence, terms of the merger agreement and voting agreement and other matters and with specialized outside legal counsel with respect to certain due diligence matters. In reaching its decision to approve the merger agreement, the Cooper board of directors reviewed a significant amount of information and considered many factors, including the following material information and factors:

•	Strengthened Strategic Position. The Cooper board of directors considered that the merger would strengthen Cooper’s ability to compete with the other major manufacturers of soft contact lenses through the benefits of increased size and economies of scale, expanded breadth of product line, distribution and geographic reach and customer base and enhanced manufacturing capability. Among other things, the Cooper board of directors considered that:

•	Ocular’s disposable spherical lenses, daily wear lenses and silicone hydrogel extended wear lenses currently in development would complement Cooper’s line of specialty lenses and enable the combined company to offer products in all major contact lens product categories. The combined company’s breadth of product line would also make it easier and more efficient for customers to buy product by consolidating orders for multiple products from one source;

•	the transaction would provide potential opportunities to develop new products, including a superior daily disposable lens through the combination of Cooper’s Proclear material with Ocular’s daily disposable manufacturing capability, and to develop a new generation of products combining Proclear technology with certain products currently in development at Ocular;

•	Ocular’s strong presence in Japan and the Asia Pacific region, where Cooper is still developing its distribution capability, and Ocular’s European operations, particularly in Germany, would complement Cooper’s strong British, French, Italian and Spanish businesses and would result in a combined company with a strong presence in every significant geographic market for soft contact lenses;

•	in North America, Ocular’s strength in large retail optometric chain customers would complement Cooper’s concentration on independent professional optometric customers, creating a broader customer base for the combined company; and

•	Ocular’s new Generation II™ manufacturing process would support CooperVision’s CooperSync™ programs to reduce manufacturing costs and would be expected to reduce production costs over time, which would allow more competitive pricing with improved gross margins.

•	Synergies. The Cooper board of directors reviewed the potential strategic and other benefits of the merger, including the complementary nature of the businesses of Ocular and Cooper, with particular reference to the items listed above and the opportunities for other significant operational synergies and cost savings identified by Cooper management. The Cooper board noted, however, that Cooper’s ability to achieve the anticipated synergies and cost savings is subject to various factors, a number of which will be beyond its control, including economic conditions and unanticipated changes in business conditions. See “Risk Factors” on page 20 and “Cautionary Statement Concerning Forward-Looking Statements” on page 37.

•	Positioning for Long-Term Growth. The Cooper board of directors considered the fact that the transaction is expected to nearly double Cooper’s revenue base, and the company’s strengthened strategic position and opportunities for operating synergies and new product development would likely accelerate Cooper’s future revenue and earnings growth, which would, over time, add stockholder value.

•	Strategic Alternatives. The Cooper board of directors compared the benefits expected from the transaction with other growth strategies considered by Cooper, including strategies to expand its geographic distribution, particularly in Japan, and range of products, including daily disposable lenses, and determined that a business combination with Ocular was the most attractive means of achieving Cooper’s objectives. In addition, the board considered that a combination of Cooper and Ocular represented a unique strategic fit and opportunity to enhance and expand Cooper’s business, product line and position for future growth beyond the realization of those specific objectives.

•	Integration of Ocular. The Cooper board of directors considered the fact that, although Cooper had experience in integrating a number of acquired businesses, none was of the size or complexity of Ocular, and, therefore, the combination of the businesses of Cooper and Ocular would be challenging. However, after consultation with Cooper management, the Cooper board of directors determined that the operations of Ocular could be integrated with those of Cooper in an efficient manner.

•	Terms of the Merger Agreement. The Cooper board of directors, with the assistance of counsel, considered the general terms of the merger agreement, including:

•	the fact that the fixed exchange ratio for the stock portion of the merger consideration provides certainty as to the number of shares of Cooper common stock to be issued to Ocular shareholders and the percentage of the total shares of Cooper common stock that current Ocular shareholders will own after the merger. The Cooper board of directors also considered the premium that the merger consideration implied;

•

the provisions of the merger agreement that permit Ocular to change its recommendation in favor of the merger and to terminate the merger agreement for a superior proposal and that permit Cooper to change its recommendation in favor of the issuance of Cooper common stock in the merger and to terminate the merger agreement for a conflicting proposal, in light of the provisions relating to each party’s ability to engage in discussions or supply information to third parties. The Cooper board of directors also considered the provisions that require the payment of a $35 million termination fee by

Cooper or Ocular if the merger agreement is terminated due to specified reasons. The Cooper board of directors believed that these provisions were reasonable under the circumstances; and

•	the conditions to consummation of the merger, in particular the likelihood of obtaining the necessary regulatory and stockholder approvals and the likelihood that the merger would be completed. While the Cooper board of directors believes that these approvals will be obtained in a timely fashion, the Cooper board of directors also noted that Cooper is not required to agree to any conditions or divestitures or other actions that would adversely affect its ability to own and operate Ocular or any portion of its or Ocular’s assets or that would have a material adverse effect on Ocular or Cooper.

•	Opinion of Financial Advisor. The Cooper board of directors considered the opinion of JPMorgan that, as of the date of its opinion and based upon and subject to the considerations described in its written opinion, the merger consideration to be paid in the proposed merger was fair, from a financial point of view, to Cooper. See “Opinion of Financial Advisor—Cooper” on page 53.

•	Tax Treatment. The Cooper board of directors considered the expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code, such that no gain or loss will be recognized by Cooper or Ocular for federal income tax purposes, and a portion of the gain, if any, realized by Ocular stockholders in the merger may be deferred for federal income tax purposes. The Cooper board of directors also considered the ability of each party to restructure the merger as a transaction described in Section 351 of the Internal Revenue Code to preserve such tax treatment.

•	Voting Agreement. The Cooper board of directors discussed the terms of the voting agreement between Cooper and Mr. Fruth requiring Mr. Fruth to continue to own his shares of Ocular common stock (constituting approximately 19% of the shares of Ocular common stock outstanding as of July 26, 2004, not including his ownership of options to purchase the common stock) and to vote such shares for approval of the merger agreement and merger and against alternative transactions and other matters than could impede or prevent the merger. The board considered the fact that this voting agreement would terminate upon termination of the merger agreement, including a termination by Ocular for a superior proposal. The board also considered the terms and conditions of restrictions on Mr. Fruth’s sale of Cooper common stock received by him in the merger.

In addition, the Cooper board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including:

•	the potential effect of public announcement of the merger on Cooper’s stock price;

•	the risk that the potential benefits sought in the merger, including the expected synergies, might be delayed or not be fully realized;

•	the possibility that the merger might not be completed, or that completion might be unduly delayed;

•	the projected dilution of Cooper’s earnings per share as a result of the issuance of the shares in the merger, and the risk that the time period for the merger to be accretive to Cooper’s earnings per share might be longer than currently expected;

•	the risk that management’s efforts to integrate Ocular will disrupt the operations of the combined company;

•	the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses of Cooper and Ocular and transaction expenses arising from the merger;

•	the risk that despite the efforts of the combined company, key management, sales and research and development personnel might not remain employed by Cooper; and

•	various other risks associated with the merger and the businesses of Cooper, Ocular and the combined company described in “Risks Factors” on page 20 and in the documents incorporated by reference into this joint proxy statement/prospectus.

The Cooper board of directors concluded, however, that these negative factors could be managed or mitigated by Cooper or were unlikely to have a material impact on the merger or Cooper and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The above discussion of the factors considered by the Cooper board of directors is not intended to be exhaustive but does set forth the material factors considered by the directors in reaching their collective, unanimous conclusion to approve the merger agreement and to recommend that its stockholders vote to approve the issuance of Cooper common stock in the merger. In view of the wide variety of factors considered by the Cooper board of directors in connection with its evaluation of the merger and the complexity of these matters, the Cooper board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the directors made their respective determinations based on the totality of information presented to and the investigation conducted by them, and in considering the factors discussed above, individual directors may have given different weights to different factors.

The Cooper board of directors unanimously recommends that Cooper stockholders vote “FOR” approval of the issuance of Cooper common stock in the merger.

Reasons for the Merger—Ocular

The Ocular board of directors believes that the merger is advisable, fair and in the best interest of, Ocular’s stockholders. At a special meeting of the Ocular board of directors held on July 28, 2004, at which the merger agreement and the related transactions were considered and voted upon, the Ocular directors unanimously approved the merger agreement and the merger. The Ocular board unanimously determined that the adoption of the merger agreement by Ocular’s stockholders is advisable, and that the merger is fair and in the best interests of Ocular’s stockholders, and unanimously recommends that Ocular’s stockholders adopt and approve the merger agreement and approve the merger contemplated thereby.

In reaching its decision to approve the merger agreement, the Ocular board of directors consulted with senior members of Ocular’s management team regarding the strategic and operational aspects of the merger and the results of the due diligence efforts undertaken by management and Ocular’s advisors. In addition, the Ocular board of directors held discussions with representatives of Morgan Stanley, its financial advisor, regarding the past and current business operations, financial condition and future prospects of Cooper and regarding other financial matters. The Ocular board of directors utilized the experience and expertise of Morgan Stanley for quantitative analysis of the financial terms of the merger and consulted with Morgan Stanley as to the fairness, from a financial point of view to the holders of Ocular common stock of the merger consideration to be received by them in the merger. The Ocular board of directors consulted with representatives of Fenwick & West LLP regarding legal matters and the terms of the merger agreement and related agreements. In reaching its decision to approve the merger agreement, the Ocular board of directors reviewed a significant amount of information and considered many factors including the following material information and factors in making its decision:

•	Merger Consideration. The Ocular board of directors’ view of the consideration to be paid by Cooper, including:

•	That based on the merger consideration and the closing prices of the common stock of Ocular and Cooper on July 27, 2004, the day before Ocular’s board of directors met to approve the merger, the merger consideration per share had an aggregate value of approximately $44.07 per share, representing approximately an 18% premium to the closing price of Ocular common stock on July 27, 2004, approximately a 19% premium to the average closing price of Ocular’s common stock for the 30 trading days prior to July 27, 2004, approximately a 26% premium to the average closing price of Ocular’s common stock for the 60 trading days prior to July 27, 2004 and approximately a 35% premium to the average closing price of Ocular’s common stock for the 90 trading days prior to July 27, 2004;

•	The fact that Ocular stockholders would be receiving half of their consideration in stock, thereby providing Ocular stockholders with an opportunity to participate in any increase in value in Cooper stock as a result of announcement of the merger and to share in the potential growth and value of the combined company following the merger as stockholders of Cooper; and

•	The fact that Ocular stockholders will be receiving half of their consideration in cash, which provides them with a measure of certainty of value despite stock market or industry volatility compared to a transaction in which they would receive all stock or other non-cash consideration.

•	Complementary Capabilities. The board of directors’ judgment that the two companies had significant complementary capabilities and the expectation that significant synergies would result from the combination, including the following:

•	The combination of the companies’ product lines, especially Cooper’s specialty lenses with Ocular’s daily and weekly disposable spherical lenses and its silicone hydrogel lenses presently in development, would enable the combined company to offer a fuller set of products;

•	The combination of the companies’ sales and distribution forces, especially in Japan and Germany where Ocular was relatively stronger and Italy, Spain and the United Kingdom where Cooper was relatively stronger, would allow the combined company to have a stronger global presence;

•	The combination of the companies’ customer base, especially Ocular’s strength in retail optometric chains and Cooper’s strength in independent professional optometric customers, would provide the combined company a broader set of customers;

•	The ability to apply Ocular’s cost-effective, high volume manufacturing capabilities to certain of Cooper’s products would enable the combined company to lower costs of manufacturing lenses;

•	The combined resources of the two companies would likely enhance the combined company’s ability to respond more quickly and effectively to increased competition and to product development demands; and

•	The combined company could be run more efficiently than either company on its own with the elimination of redundant resources and achieve economies of scale.

•	Terms of Merger Agreement. The Ocular board of directors considered the terms of the merger agreement and voting agreement by themselves, and in comparison to the terms of agreements in other similar transactions, including:

•	The fact that the fixed exchange ratio for the stock portion of the merger consideration provides certainty as to the number of shares of Cooper common stock to be issued to Ocular stockholders and the percentage of the total shares of Cooper common stock that current Ocular stockholders will own after the merger;

•	The right of Ocular under the merger agreement to consider unsolicited acquisition proposals and to terminate the merger agreement and/or change its recommendation to Ocular stockholders should the company receive an unsolicited superior proposal, which Ocular’s board believed allows a potential bidder to pursue such a transaction with Ocular;

•	The fact that the transaction was structured such that Ocular stockholders would not be immediately taxed on the stock portion of the merger consideration and the ability of each party to restructure the merger pursuant to Section 351 of the Internal Revenue Code to preserve such tax treatment;

•	The limitations on the right of Cooper to pursue alternative transactions that could conflict with the merger;

•	That two of the Ocular board of directors’ members would become directors of the combined company, as described under “The Merger—Interests of Directors, Executive Officers and Stockholders of Ocular in the Merger” on page 72; and

•	The conditions to consummation of the merger, in particular the likelihood of obtaining the necessary regulatory and stockholder approvals, and the likelihood that the merger would be completed.

•	Opinion of Financial Advisor. The analysis and presentation of Morgan Stanley and its opinion to Ocular’s board of directors, as of July 28, 2004, as to the fairness, from a financial point of view, to the holders of Ocular Common Stock of the merger consideration to be received by them in the merger, subject to the assumptions, qualifications and limitations set forth in the opinion.

•	Strategic Financial and Operational Assessment. The Ocular board of directors’ assessment of a number of strategic financial and operational considerations, including:

•	The past and current operations, financial results, competitive position and future prospects of Cooper and Ocular as stand-alone companies and on a combined basis;

•	The prospects for Ocular’s growth and profitability as an independent company, and the risks of such growth and profitability;

•	The other strategic options potentially available to Ocular, such as the possibility of seeking to acquire one or more other companies, seeking to engage in one or more joint ventures or seeking to engage in a combination with a company other than Cooper, and Ocular’s assessment after consultation with its advisors that none of these options was more likely to create value for Ocular stockholders that was expected to be equal to or greater than the benefits created by the proposed combination;

•	Ocular board of directors’ knowledge of, and beliefs about, the competitive environment in which Ocular operates and the risks and potential rewards associated with continuing to execute Ocular’s strategic plan as an independent entity, as an alternative to the merger; and

•	The possibility that if Ocular did not combine with Cooper, Cooper might combine with another contact lens manufacturer in the future, or that there might otherwise be further consolidation in the contact lens industry in which Ocular was unable to participate, and the effect such consolidation could have on Ocular’s ability to compete.

Ocular’s board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the proposed merger, including the following:

•	The risk that the transaction might not be consummated due to the potential failure to satisfy one or more of the closing conditions, and in the event that the transaction is not consummated, the possible negative effects on Ocular’s relationship with customers and suppliers, employee morale and the potential loss of key employees and the possible impact on Ocular sales, operating results and stock price.

•	Various terms of the merger agreement and voting agreement, including the following:

•	The right of Cooper under the merger agreement to consider unsolicited acquisition proposals, and to change its recommendation to its stockholders and to terminate the merger agreement should it receive a conflicting acquisition proposal that is inconsistent with the merger with Ocular;

•	The requirement that Cooper stockholders approve the merger, the lack of any voting agreement from any Cooper stockholder, and the possibility that Cooper stockholders would not ultimately approve the merger;

•	The restrictions that the merger agreement imposes on actively soliciting competing bids or communicating with or furnishing information to potential bidders, and the fact that Ocular would be obligated to pay a termination fee of $35 million in certain circumstances, which could discourage potential bidders;

•	The limitations that the merger agreement imposes on Ocular’s ability to operate its business until the transaction closes or the merger agreement is terminated; and

•	The terms of John Fruth’s voting agreement that require him to vote to adopt and approve the merger agreement and approve the merger and to vote against any alternative transaction.

•	The possibility of an unsolicited proposal for the acquisition of Cooper following announcement of the merger and the effect that such a successful acquisition proposal for Cooper which did not include Ocular might have on Ocular.

•	The volatility of the trading price of Cooper common stock, including the fact that the exchange ratio for the share consideration to be received by Ocular stockholders is fixed and will not increase in the event of a decline in the trading price of Cooper common stock or an improvement in Ocular’s business.

•	The fact that, to the extent that Ocular stockholders are receiving cash for their shares of Ocular common stock, they will not participate in any potential future growth of Ocular or Cooper.

•	The fact that the cash portion of the consideration to be paid in the merger will be taxable to Ocular stockholders.

•	The risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to negotiate and close the merger with Cooper.

•	The possibility that Ocular could be substantially more profitable than expected or that a third party would be willing to pay a higher price for Ocular in the future.

•	The risk of integrating the business of Ocular and Cooper and the potential management, customer, supplier, partner and employee disruption that may be associated with the merger.

•	The fact that following the merger the combined company would be smaller than certain competitors.

•	The risk that the potential benefits of the merger may not be realized.

•	That there would be an expected reduction of work force affecting Ocular employees.

•	The interests of some directors and officers of Ocular that are different from, or in addition to, the interests of Ocular stockholders generally. See “The Merger—Interests of Directors, Executive Officers and Stockholders of Ocular in the Merger” on page 72.

•	Various other risks associated with the combined company in the merger, including those described in “Risk Factors” on page 20.

The Ocular board of directors concluded, however, that many of these risks or potentially negative factors could be managed or mitigated by Ocular or by the combined company or were unlikely to have a material impact on the offer, the merger or the combined company, and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The foregoing discussion of factors considered by the Ocular board of directors is not meant to be exhaustive but includes the material factors considered by the board in declaring that the merger is fair and in the best interests of Ocular’s stockholders, approving the merger agreement and the transactions contemplated thereby, deeming the adoption of the merger agreement by Ocular’s stockholders advisable and recommending that Ocular’s stockholders adopt and approve the merger agreement and approve the merger contemplated thereby. In view of the wide variety of factors considered by the Ocular board of directors in connection with the evaluation of the merger and the complexity of these matters, the Ocular board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the directors made their respective determination based on the totality of the information presented to them, and the judgments of individual members of the board of directors may have been influenced to a greater or lesser degree by different factors.

The Ocular board of directors unanimously recommends that Ocular stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger.

Opinion of Financial Advisor—Cooper

Pursuant to an engagement letter dated June 21, 2004, Cooper retained JPMorgan as its financial advisor in connection with the proposed transaction and to render an opinion to the Cooper board of directors as to the fairness, from a financial point of view, to Cooper of the consideration to be paid in the proposed merger. JPMorgan was selected by Cooper’s board of directors based on JPMorgan’s qualifications, reputation and substantial experience in transactions similar to the merger, as well as JPMorgan’s familiarity with Cooper. JPMorgan rendered its oral opinion to Cooper’s board of directors on July 28, 2004 (as subsequently confirmed in writing on July 28, 2004) that, as of that date and based upon and subject to the considerations described in its opinion, the merger consideration to be paid in the proposed merger was fair, from a financial point of view, to Cooper.

The full text of the opinion delivered by JPMorgan to the Cooper board of directors dated July 28, 2004, which sets forth the assumptions made, general procedures followed, matters considered, and limitations on the scope of the review undertaken by JPMorgan in rendering its opinion, is attached as Annex C to this document and is incorporated herein by reference.

JPMorgan’s opinion is directed to the Cooper board of directors and addresses only the fairness, from a financial point of view, to Cooper of the consideration to be paid by it in the proposed merger. JPMorgan’s opinion does not address any other aspect of the merger and does not constitute an opinion as to the underlying decision by Cooper to engage in the merger. JPMorgan’s opinion is not a recommendation as to how any Cooper stockholder should vote with respect to the transaction and should not be relied upon as such. Moreover, JPMorgan has expressed no opinion as to the price at which Cooper common stock or Ocular common stock will trade at any future time. The following summary is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, JPMorgan:

•	reviewed the final form of the merger agreement;

•	reviewed publicly available business and financial information concerning Cooper and Ocular and the industries in which they operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of Cooper and Ocular with publicly available information concerning other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Cooper common stock and Ocular common stock and publicly traded securities of the other companies;

•	reviewed internal financial analyses and forecasts prepared by the managements of Cooper and Ocular relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies to result from the merger, which are referred to in this section as the “synergies”; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purpose of the JPMorgan opinion.

JPMorgan also held discussions with members of the managements of Cooper and Ocular with respect to aspects of the merger, the past and current business operations of Cooper and Ocular, the financial condition and future prospects and operations of Cooper and Ocular, the effects of the merger on the financial condition and future prospects of Cooper and other matters JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by Cooper and Ocular or was otherwise reviewed by JPMorgan, and JPMorgan did not assume any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any such valuations or appraisals provided to JPMorgan. In relying on financial analyses and forecasts provided to JPMorgan by Cooper and Ocular, including the synergies, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Cooper and Ocular to which the analyses or forecasts relate. JPMorgan also assumed that the merger would qualify as a tax-free reorganization for United States federal income tax purposes, and that the merger would be consummated as described in the merger agreement. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of its counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Cooper or Ocular or on the contemplated benefits of the merger.

JPMorgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, July 28, 2004. Subsequent developments may affect the JPMorgan opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm its opinion.

The following is a brief summary of the material financial analyses performed by JPMorgan in connection with providing its opinion to the Cooper board of directors on July 28, 2004, as subsequently confirmed in writing on July 28, 2004. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the table without considering the narrative description of the financial analyses, including the methodologies and assumption underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Historical Stock Price Analyses. JPMorgan reviewed the historical daily high and low trading prices of Ocular common stock for the 52 weeks ending July 27, 2004. The high and low trading prices of Ocular common stock for the 52 weeks ending July 27, 2004 were $18.73 and $38.60, respectively. The closing price of Ocular common stock as of July 27, 2004 was $37.38, which was 96.8% of the 52-week high.

Selected Publicly Traded Companies Multiples Analysis. Using selected published Wall Street equity research estimates, Institutional Brokers Estimate System, or I/B/E/S, estimates, estimates from Cooper’s management and SEC filings, JPMorgan compared financial information, ratios and public market multiples for Ocular and Cooper to corresponding measures for thirteen publicly traded companies. I/B/E/S is a database owned and operated by Thompson Financial, which contains estimated and actual earnings, cash flow and other data for U.S. and foreign companies. The companies reviewed in connection with this analysis were:

Contact Lens and Vision Care	Other Corrective Lenses	Large-cap Healthcare with Contact Lens Businesses	Selected Medical Technology / Women’s Health
• Bausch & Lomb Incorporated	• Hoya Corporation	• Johnson & Johnson	• Cytyc Corporation
	• Essilor International	• Novartis AG	• Inamed Corporation
	• Sola International Inc.	• Alcon, Inc.	• American Medical Systems Holdings, Inc.
• Digene Corporation
• Hologic, Inc.
• Conceptus, Inc.

Although only Bausch & Lomb was considered to be directly comparable to Ocular and Cooper, the other companies included were chosen because they are publicly traded companies with operations that were considered similar to certain operations of Ocular and/or Cooper. The multiples and ratios of Ocular, Cooper and the selected companies were calculated using the closing prices for shares of their respective common stock on July 27, 2004

JPMorgan calculated:

•	the equity market capitalization, using the treasury stock method, plus debt and less cash, or “firm value,” of Cooper, Ocular and the selected companies as multiples of the estimated earnings before interest, taxes, depreciation and amortization, or “EBITDA,” for the calendar year ending December 31, 2005 for Cooper, Ocular and the selected companies for which such estimates were available; and

•	the price per share of common stock of Cooper, Ocular and the selected companies as multiples of the estimated earnings per share, or “EPS,” for the calendar year ending December 31, 2005 for Cooper, Ocular and the selected companies for which such estimates were available.

The following table presents the results of this analysis:

	Firm Value / CY2005E EBITDA		Price per Share / CY2005E EPS
Ocular	8.6	x	16.1	x

Cooper	13.2		17.9

Contact Lens and Vision Care	8.2		19.0

Other Corrective Lenses
Mean	8.6		18.2
Median	9.8		21.2

Large-cap Healthcare with Contact Lens Businesses
Mean	14.4		21.9
Median	13.5		17.5

Selected Medical Technology / Women’s Health
Mean	14.8		24.8
Median	14.8		21.8

Based on this analysis, JPMorgan selected a range of multiples of estimated 2005 EBITDA of 8.0x to 10.0x for Ocular, which implied a range of equity value per share of Ocular common stock of $34.75 to $43.25, based on Cooper management’s estimate of calendar year 2005 EBITDA for Ocular of $109.9 million and fully diluted shares of Ocular common stock of 26.3 million, using the treasury stock method. Also based on this analysis, JPMorgan selected a range of multiples of estimated 2005 EPS of 18.0x to 21.0x for Ocular, which implied a range of equity value per share of Ocular common stock of $42.00 to $48.75, based on Cooper management’s estimate of calendar year 2005 EPS for Ocular of $2.33 and fully diluted shares of Ocular common stock of 26.3 million, using the treasury stock method. These ranges of implied equity value per share were compared to the closing price of Ocular common stock on July 27, 2004, of $37.38 per share.

JPMorgan then compared the implied ranges of equity values per share of Ocular as determined using the multiples of estimated calendar year 2005 EBITDA described above and the average trading price of Cooper common stock for the 10-day period ending July 27, 2004, which implied a relative valuation of a share of Ocular common stock to a share of Cooper common stock of 0.613x to 0.763x. JPMorgan also compared the implied ranges of equity values per share of Ocular as determined using the multiples of estimated calendar year 2005 EPS described above and the average trading price of Cooper common stock for the 10-day period ending July 27, 2004, which implied a relative valuation of a share of Ocular common stock to a share of Cooper common stock of 0.736x to 0.859x. These implied ratios were compared to 0.7757x, which would have been the exchange ratio in the transaction assuming 100% of the merger consideration was Cooper common stock.

Selected Historical Transactions Multiples Analysis. JPMorgan examined the following selected transactions since January 2000:

Announcement Date	Target	Acquiror
Contact Lens
March 2000	Wesley Jessen VisionCare, Inc.	Ciba Vision Corporation
March 2000	Wesley Jessen VisionCare, Inc.	Bausch & Lomb Incorporated

Other Vision Care
April 2004	Pfizer Inc. (ophthalmic surgery division)	Advanced Medical Optics, Inc.
March 2004	Aearo Corporation	Bear Stearns
January 2004	Hörnell International	3M Company
December 2003	International Vision Direct Corp.	drugstore.com, inc.
March 2002	Seiko Epson Corp. (contact lens division)	Ocular
January 2002	Biocompatibles International plc (contact lens division)	Cooper
May 2001	Bacou SA	Christian Dalloz
December 2000	Essilor International (contact lens division)	Ocular
March 2000	Ocular	Wesley Jessen VisionCare, Inc.

Using SEC filings and other publicly available information, JPMorgan calculated the firm values of the target companies implied by the selected transactions as multiples of the latest twelve months EBITDA for the target companies in the selected transactions. JPMorgan noted that the latest twelve months EBITDA was not publicly available for the target companies in certain of the selected vision care transactions. The following table presents the summary results of this analysis:

	Firm Value / LTM EBITDA
Contact Lens Transactions
Median	10.9	x
Mean	10.9

Other Vision Care Transactions
Median	7.3
Mean	7.4

Based on this analysis, JPMorgan selected a range of multiples of estimated latest twelve months EBITDA of 10.0x to 12.0x for Ocular, which implied a range of equity value per share of Ocular common stock of $33.75 to $40.25, based on Ocular latest twelve months EBITDA of $84.9 million as of June 30, 2004 and fully diluted shares of Ocular common stock of 26.3 million, using the treasury stock method. This range of implied equity value per share was compared to the closing price of Ocular common stock on July 27, 2004, of $37.38 per share.

None of the companies or the selected transactions used in the above analysis is identical to Ocular or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and the selected transactions and other factors that may have affected the selected transactions and/or affect the merger.

Discounted Cash Flow Analyses Without Synergies. JPMorgan used discounted cash flow analyses for Ocular to determine a range of equity values for Ocular assuming it continued to operate as a stand-alone entity, without giving effect to synergies from the merger estimated by Cooper’s management. These analyses were based on the sum of (i) the present value of projected, after-tax, unlevered free cash flows of Ocular for calendar years 2004 through 2008, as estimated by Cooper’s management, and (ii) the projected terminal value of Ocular at the end of calendar year 2008 based on a range of EBITDA multiples applied to projected EBITDA of Ocular in 2008. JPMorgan utilized discount rates from 8.00% to 10.00% and terminal period EBITDA multiples from 8.0x to 9.0x.

Based on the foregoing calculations, JPMorgan derived a range of values as of July 27, 2004, of $38.69 to $45.65 per share of Ocular common stock based on fully diluted shares of 26.3 million, using the treasury stock method. This range of implied equity value per share was compared to the closing price of Ocular common stock on July 27, 2004, of $37.38 per share

JPMorgan then compared the implied ranges of equity values per share of Ocular common stock as determined using the discounted cash flow analyses without synergies described above, and the average trading price of Cooper common stock for the 10-day period ending July 27, 2004, which implied a relative valuation of a share of Ocular common stock to a share of Cooper common stock of 0.683x to 0.807x. These implied ratios were compared to 0.7757x, which would have been the exchange ratio in the transaction assuming 100% of the merger consideration was Cooper common stock.

Discounted Cash Flow Analyses With Synergies. JPMorgan also used discounted cash flow analyses for Ocular to determine a range of equity values for Ocular that reflected the synergies from the merger estimated by Cooper’s management. In performing its calculations, JPMorgan used the same methodology and assumptions as described in “Discounted Cash Flow Analyses Without Synergies” above, as well as Cooper management’s estimates for revenue and cost synergies from the merger during fiscal years 2005 through 2008.

Based on the forgoing calculations, JPMorgan derived a range of values, as of July 27, 2004, of $63.86 to $75.34 per share of Ocular common stock based on Cooper management’s estimates of synergies and fully diluted shares of 26.3 million, using the treasury stock method. This range of implied equity value per share was compared to the closing price of Ocular common stock on July 27, 2004, of $37.38 per share

JPMorgan then compared the implied ranges of equity values per share of Ocular common stock as determined using the discounted cash flow analyses with synergies described above and the average trading price of Cooper common stock for the 10-day period ending July 27, 2004, which implied a relative valuation of a share of Ocular common stock to a share of Cooper common stock of 1.124x to 1.327x. These implied ratios were compared to 0.7757x, which would have been the exchange ratio in the transaction assuming 100% of the merger consideration was Cooper common stock.

Contribution Analysis. JPMorgan compared the pro forma equity ownership of the combined company’s firm value and equity value that Ocular’s stockholders would hold after the merger based upon the implied consideration to be paid by Cooper in the merger assuming 100% of the consideration were Cooper common stock to the expected relative contributions of Cooper and Ocular to the pro forma combined company in terms of fiscal year 2005 and 2006 revenue, EBITDA and net income, each as estimated by Cooper’s management, and the combined company’s firm value and equity value, each as based on the fully diluted market capitalization as of July 27, 2004, using the treasury stock method.

The results of this analysis are set forth below:

	Illustrative Pro Forma Ownership by Cooper Stockholders	Illustrative Pro Forma Ownership by Ocular Stockholders
Firm value @ $44.00	65.1%	34.9%
Equity value @ $44.00	62.6	37.4

	Contribution by Cooper	Contribution by Ocular
FY2005E Revenue	59.7%	40.3%
FY2006E Revenue	60.0	40.0
FY2005E EBITDA	60.8	39.2
FY2006E EBITDA	60.6	39.4
FY2005E Net income	75.9	24.1
FY2006E Net income	73.9	26.1
Firm value @ 7/27/04	69.1	30.9
Equity value @ 7/27/04	66.6	33.4

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of JPMorgan’s fairness determination. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

Pursuant to an engagement letter dated June 21, 2004 between Cooper and JPMorgan, JPMorgan has acted as financial advisor to Cooper with respect to the proposed merger and will receive a fee of $4 million from Cooper for its services, a portion of which fee was paid at the time JPMorgan’s opinion was delivered to Cooper and the remainder of which fee will become payable upon completion of the merger. In conjunction with the merger, JPMorgan is also acting as a co-lead arranger with respect to debt to be incurred by Cooper to finance the cash consideration, for which JPMorgan will receive a fee. In the ordinary course of JPMorgan’s businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Cooper or Ocular for JPMorgan’s own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Opinion of Financial Advisor—Ocular

Ocular retained Morgan Stanley to provide it with certain financial advisory services in connection with the merger. Morgan Stanley was selected by Ocular based on Morgan Stanley’s qualifications, expertise, reputation and its knowledge of the business and affairs of Ocular. At the special meeting of the Ocular board of directors on July 28, 2004, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of July 28, 2004, and based upon and subject to the assumptions and considerations set forth in its opinion, the merger consideration to be received by holders of shares of Ocular common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

THE FULL TEXT OF MORGAN STANLEY’S OPINION, DATED AS OF JULY 28, 2004, IS ATTACHED AS ANNEX D HERETO. THE OPINION SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY. MORGAN STANLEY’S OPINION IS DIRECTED TO OCULAR’S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE MERGER CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES OF OCULAR PURSUANT TO THE MERGER AGREEMENT AS OF THE DATE OF THE OPINION. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECTS OF THE TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF OCULAR COMMON STOCK AS TO HOW THE STOCKHOLDERS OF OCULAR SHOULD VOTE AT THE STOCKHOLDERS’ MEETING TO BE HELD IN CONNECTION WITH THE TRANSACTION. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Cooper and Ocular, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Cooper and Ocular, prepared by the managements of Cooper and Ocular, respectively;

•	discussed the past and current operations and financial condition and the prospects of Cooper and Ocular with senior executives of Cooper and Ocular, respectively;

•	discussed certain strategic, financial and operational benefits anticipated from the merger with the managements of Ocular and Cooper;

•	reviewed the pro forma impact of the merger on the combined company’s financial performance, including earnings per share;

•	reviewed the financial terms of the proposed credit facility commitments to be entered into in connection with the merger and their impact on the combined company’s cash flows;

•	reviewed the reported prices and trading activity for Cooper common stock and Ocular common stock;

•	compared the financial performance of Cooper and Ocular and the prices and trading activity of Cooper common stock and Ocular common stock with that of certain other comparable publicly-traded companies and their securities;

•	discussed the strategic rationale for the merger with the managements of Cooper and Ocular and certain alternatives to the merger with the management of Ocular;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Cooper and Ocular and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered other such factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied without independent verification upon the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial statements, including certain estimates relating to the strategic, financial and operational benefits anticipated from the merger and assessments regarding the prospects of Cooper and Ocular, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Cooper and Ocular, respectively. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger would be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley also assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed merger, no restrictions would be imposed or delays would result that would have a material adverse affect on the contemplated benefits expected to be derived in the proposed merger.

Morgan Stanley relied upon, without independent verification, the assessment by the managements of Cooper and Ocular of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Cooper and Ocular; (iii) their ability to retain key employees of Cooper and Ocular, respectively and (iv) the validity of, and risks associated with, Cooper’s and Ocular’s existing and future intellectual property, products, services and business models. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Cooper and Ocular, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. In arriving at its opinion, Morgan Stanley did not solicit interest with respect to the acquisition of, or business combination or any other extraordinary transaction involving, Ocular.

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Ocular

Trading Range. Morgan Stanley reviewed ranges of closing prices of Ocular common stock for various periods ending on July 27, 2004. Morgan Stanley observed the following:

Period Ending July 27, 2004	Range of Closing Prices
30 Trading Days Prior	$34.99 – $38.36
90 Trading Days Prior	$27.14 – $38.36
Last Twelve Months	$19.90 – $38.36

Morgan Stanley used an implied transaction value per share of Ocular common stock of $44.07 based on Cooper’s common stock price of $56.90 per share as of the close of market on July 27, 2004, and the merger consideration pursuant to the merger agreement of 0.3879 of a share of Cooper common stock plus $22.00 in cash per share of Ocular common stock.

Morgan Stanley noted that the implied transaction value reflected an 18% premium to Ocular’s closing price as of July 27, 2004, a 19% premium to the average price per share of Ocular common stock 30 trading days prior to July 27, 2004, and a 26% premium to the average price per share of Ocular common stock for the 60 trading days prior to July 27, 2004.

Comparable Company Trading Analysis. Morgan Stanley compared certain financial information of Ocular with publicly available information for the following selected companies with businesses that share certain characteristics with the businesses of Ocular:

•	Advanced Medical Optics, Inc.

•	Bausch & Lomb Incorporated

•	Cooper

•	VISX, Incorporated

In conducting its analysis, Morgan Stanley applied the relevant financial multiples of the comparable companies to publicly-available estimates by an equity research analyst (which were generally consistent with First Call consensus estimates) and to adjusted research analyst estimates (adjusted based on discussions with Ocular management) of various financial statistics for Ocular, including earnings per share and long-term earnings growth rate estimates. Morgan Stanley then estimated the implied value per share of Ocular as of July 27, 2004, by applying the range of multiples to both the publicly-available equity research analyst estimates and the estimates adjusted based on discussions with Ocular management. Morgan Stanley estimated the following:

Calendar Year Financial Statistic	Ocular Financial Statistic	Comparable Company Multiple Range	Implied Value Per Share for Ocular
Based on Equity Research Analyst Estimates
Price to Estimated 2004 Earnings Per Share	$1.75	20.0x – 23.0x	$34.93 – $40.17
Price to Estimated 2005 Earnings Per Share	$2.08	15.0x – 19.0x	$31.23 – $39.56
Price to Estimated 2005 Earnings Per Share to Estimated Long-term Earnings Growth	$2.08 / 15%	0.90x – 1.20x	$28.11 – $37.48

Based on Adjusted Research Estimates
Price to Estimated 2004 Earnings Per Share	$1.82	20.0x – 23.0x	$36.40 – $41.86
Price to Estimated 2005 Earnings Per Share	$2.35	15.0x – 19.0x	$35.21 – $44.60
Price to Estimated 2005 Earnings Per Share to Estimated Long-term Earnings Growth	$2.35 / 15%	0.90x – 1.20x	$31.69 – $42.25

Morgan Stanley noted that the implied transaction value per share of Ocular common stock was $44.07.

No company utilized in the comparable company analysis is identical to Ocular. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Ocular, such as the impact of competition on the businesses of Ocular and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Ocular or the industry or in the financial markets in general.

Discounted Equity Value. Morgan Stanley performed an analysis of the implied present values per share of Ocular common stock on a stand-alone basis based on Ocular’s projected future equity value using publicly-available estimates of an equity research analyst and adjusted research estimates (adjusted based on discussions with Ocular management). To calculate the Discounted Equity Value, Morgan Stanley used the calendar year 2006 earning per share estimates from publicly available equity research and the 2006 adjusted research earnings per share estimate (adjusted based on discussions with Ocular management). Morgan Stanley also used an illustrative discount rate of 10% which reflected Ocular’s average cost of capital. Morgan Stanley observed the following:

Calendar Year Financial Statistic	Ocular Financial Statistic	Next Calendar Year Multiple Range	Implied Value Per Share for Ocular
Based on Equity Research Analyst Estimates
2006 Estimated Earnings Per Share	$2.42	15.0x – 19.0x	$33.06 – $41.87

Based on Adjusted Research Estimates
2006 Estimated Earnings Per Share	$2.80	15.0x – 19.0x	$38.28 – $48.48

Morgan Stanley noted that the implied transaction value per share of Ocular common stock was $44.07.

Discounted Cash Flow Analysis. Morgan Stanley calculated a range of equity values per share for Ocular based on a discounted cash flow analysis using two scenarios. For the two scenarios, Morgan Stanley relied on publicly available equity research estimates for calendar years 2004 through 2009 and the adjusted research estimates (adjusted based on discussions with Ocular management) for calendar years 2004 through 2009. In arriving at the estimated equity values per share of Ocular common stock, Morgan Stanley calculated a terminal value as of December 31, 2009, by applying a range of perpetual growth rates ranging from 2% to 4%. The unlevered free cash flows from calendar year 2004 through 2009 and the terminal value were then discounted to present values using a range of discount rates of 9% to 11%.

The following table summarizes Morgan Stanley’s analysis:

Financial Statistic	Implied Equity Value of Ocular ($MM)	Implied Equity Value Per Share of Ocular
Based on Equity Research Analyst Estimates (2%–4% perpetual growth rate, 9.0%–11.0% discount rate)	$763 – $1,285	$29.60 – $47.96
Based on Adjusted Research Estimates (2%–4% perpetual growth rate, 9.8%–11.0% discount rate)	$907 – $1,341	$34.68 – $49.92

Analysis of Selected Precedent Transactions. Morgan Stanley compared publicly available information for selected transactions to the relevant financial statistics for Ocular based on publicly available equity research estimates. The group of transactions consisted of ten selected healthcare sector transactions in which the target company was publicly traded, the consideration was a mix of stock and cash and the transaction value was greater than $500 million, as well as selected ophthalmic sector transactions in which the target was publicly traded. Morgan Stanley compared publicly available information for the selected transactions to the relevant financial statistics for Ocular. The following is a list of these transactions:

Selected Precedent Healthcare Transactions (Target/Acquirer)

Atrix Laboratories Inc./QLT Inc.

Centerpulse AG/Zimmer Holdings Inc.

Dynacare Inc./Laboratory Corp of America

Immunex Corp./Amgen

Ocular/Wesley Jessen

SICOR Inc./Teva Pharmaceuticals Industries Ltd.

Summit Autonomous/Alcon Holdings (Nestle)

Unilab Corp/Quest Diagnostics Inc.

Wesley Jessen/Bausch & Lomb

Wesley Jessen/Novartis

For each precedent transaction, Morgan Stanley analyzed, as of the announcement date of each transaction, the multiple implied by the transaction value of the (i) aggregate value to the acquired company’s last twelve months revenue, (ii) aggregate value to the acquired company’s next twelve months estimated revenue, (iii) price to the acquired company’s last twelve months earnings per share, and (iv) price to the acquired company’s next twelve months estimated earnings per share, and in each case, applied such multiples to the relevant Ocular metric. Morgan Stanley observed the following:

Precedent Transaction Financial Statistic	Precedent Transaction Statistic Range	Implied Value Per Share of Ocular
Aggregate Value to Last Twelve Months Revenue	2.5x – 4.5x	$32.22 – $49.13
Aggregate Value to Next Twelve Months Revenue	2.0x – 4.0x	$29.48 – $48.56
Price to Last Twelve Months Earnings Per Share	20.0x – 35.0x	$32.15 – $48.23
Price to Next Twelve Months Earnings Per Share	15.0x – 30.0x	$28.91 – $48.19

For each of these precedent transactions, Morgan Stanley also analyzed the premiums to the one-day and the 30-day average historical unaffected price, prior to the announcement of each precedent transaction. Morgan Stanley observed the following:

Precedent Transaction Financial Statistic	Precedent Transaction Statistic Range	Implied Value Per Share of Ocular
Premium to the one-day price	10% – 25%	$41.12 – $46.73
Premium to the 30-day average price	10% – 35%	$40.73 – $49.99

Morgan Stanley noted that the implied transaction value per share of Ocular common stock was $44.07.

No company or transaction utilized in the analysis of selected precedent transactions is identical to Ocular or Cooper or the transaction. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of Ocular and Cooper, such as the impact of competition on the business of Ocular, Cooper, or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Ocular, Cooper or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

The Cooper Companies

Trading Range. Morgan Stanley reviewed the range of closing prices of Cooper common stock for various periods ending July 27, 2004. Morgan Stanley observed the following:

Period Ending July 27, 2004	Range of Closing Prices
30 Trading Days Prior	$55.07 – $63.17
90 Trading Days Prior	$50.25 – $63.17
Last Twelve Months	$32.89 – $63.17

Comparable Company Trading Analysis. Morgan Stanley compared certain publicly available financial information of Cooper with publicly available information for selected companies with businesses that share certain characteristics with the businesses of Cooper. The following table lists these companies:

•	Advanced Medical Optics, Inc.

•	Bausch & Lomb Incorporated

•	Ocular

•	VISX, Incorporated

In conducting its analysis, Morgan Stanley applied the relevant financial multiples of the comparable companies to publicly available estimates by an equity research analyst of various financial statistics for Cooper, which were generally consistent with First Call consensus estimates. Morgan Stanley then estimated the implied value per share of Cooper as of July 27, 2004, by applying the range of multiples to the publicly available equity research analyst estimates. Morgan Stanley estimated the following:

Calendar Year Financial Statistic	Cooper Financial Statistic	Comparable Company Multiple Range	Implied Value Per Share for Cooper
Based on Equity Research Analyst Estimates
Price to Estimated 2004 Earnings Per Share	$2.64	20.0x – 25.0x	$52.85 – $66.07
Price to Estimated 2005 Earnings Per Share	$3.11	15.0x – 20.0x	$46.68 – $62.24
Price to Estimated 2005 Earnings Per Share to Estimated Long-term Earnings Growth	$3.11 / 20%	0.90x – 1.20x	$55.18 – $73.57

Morgan Stanley noted the price per share of Cooper common stock on July 27, 2004, was $56.90.

No company utilized in the comparable company analysis is identical to Cooper. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cooper, such as the impact of competition on the businesses of Cooper and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Cooper or the industry or in the financial markets in general.

Discounted Equity Value. Morgan Stanley performed an analysis of the implied present value per share of Cooper common stock on a stand-alone basis based on Cooper’s projected future equity value using the fiscal year 2006 estimates provided by Cooper management and extrapolating earnings to calendar year 2006 based on growth estimates provided by Cooper management. To calculate the Discounted Equity Value, Morgan Stanley used Cooper management’s calendar year 2006 earnings per share estimate. Morgan Stanley also used an illustrative discount rate of 10% which reflected the Cooper average cost of capital. Morgan Stanley observed the following:

Calendar Year Financial Statistic	Cooper Management Estimate	Next Calendar Year Multiple Range	Implied Value Per Share for Cooper
2006 Estimated Earnings Per Share	$3.58	17.5x – 20.0x	$57.08 – $65.24

Morgan Stanley observed the price per share of Cooper common stock on July 27, 2004, was $56.90.

Discounted Cash Flow Analysis. Morgan Stanley calculated a range of equity values per share for Cooper based on a discounted cash flow analysis using financial projections provided by publicly available equity research estimates for calendar years 2004 through 2005 and an extrapolation of these estimates for calendar years 2006 through 2009 based on growth estimates provided by Cooper management. In arriving at the estimated equity values per share of Ocular common stock, Morgan Stanley calculated a terminal value as of December 31, 2009, by applying a range of perpetual growth rates ranging from 2% to 4%. The unlevered free cash flows from calendar year 2004 through 2009 and the terminal value were then discounted to present values using a range of discount rates of 9% to 11%. Morgan Stanley assumed Cooper’s net debt balance, excluding Cooper’s convertible notes, to be approximately $43.4 million as of April 30, 2004.

The following table summarizes Morgan Stanley’s analysis:

Financial Statistic	Implied Equity Value of Cooper ($MM)	Implied Equity Value Per Share of Cooper
Based on Equity Research Analyst and Cooper Management Estimates (2%–4% perpetual growth rate, 9%–11% discount rate)	$1,499 – $2,611	$41.14 – $69.82

Accretion/Dilution Analysis. Morgan Stanley analyzed the pro forma impact of the transaction on Coopers’ combined projected earnings per share for the calendar year ending December 31, 2005. In performing this analysis, Morgan Stanley utilized publicly available equity research analyst estimates for earnings per share for Cooper and Ocular.

Morgan Stanley’s analysis indicated that, exclusive of the impact of potential synergies, the transaction would result in earnings per share accretion of 4% for the calendar year ending December 31, 2005. Morgan Stanley also analyzed the impact of a range of pre-tax synergies based on discussions with Ocular and Cooper management on Cooper’s combined projected earnings per share for the calendar year ending December 31, 2005. Morgan Stanley’s analysis indicated that, inclusive of the impact of the range of potential annual pre-tax synergies of $18 million to $31 million that the transaction would result in earnings per share accretion of 14% to 21%, respectively, for the calendar year ending December 31, 2005.

In connection with the review of the transaction by Ocular’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Ocular or Cooper. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Ocular or Cooper. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the merger consideration pursuant to the merger agreement from a financial point of view to holders of Ocular common stock and in connection with the delivery of its opinion dated July 28, 2004, to Ocular’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Ocular or Cooper might actually trade.

The merger consideration to be received by holders of Ocular common stock pursuant to the merger agreement was determined through arm’s length negotiations between Ocular and Cooper and was approved by Ocular’s board of directors. Morgan Stanley provided advice to Ocular during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Ocular or its board of directors or that any specific merger consideration constituted the only appropriate consideration for the transaction.

In addition, Morgan Stanley’s opinion and its presentation to Ocular’s board of directors was one of many factors taken into consideration by Ocular’s board of directors in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Ocular’s board of directors with respect to the merger consideration or of whether Ocular’s board of directors would have been willing to agree to different merger consideration.

Ocular’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Ocular and received fees for such services. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the senior loans, equity and other securities of Ocular, Cooper or any other parties involved in the transaction.

Pursuant to an engagement letter, Ocular formally engaged Morgan Stanley to provide financial advisory services and to render Morgan Stanley’s opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Ocular shares to Ocular in connection with this transaction. Pursuant to the terms of the engagement letter, if the transaction is completed, Morgan Stanley will receive a fee of approximately $9 million, $1 million of which was payable to Morgan Stanley upon delivery of its opinion to Ocular. Ocular has agreed to reimburse Morgan Stanley for other expenses, including attorneys’ fees, incurred in connection with its engagement and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including any liabilities under the federal securities laws relating to or arising out of its engagement and any related transactions.

Regulatory Approvals Required for the Merger

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Cooper and Ocular cannot complete the merger until the expiration or early termination of the waiting period imposed to permit review of documents related to the merger by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal

Trade Commission. On September 7, 2004, Cooper and Ocular received a request for additional information and documents from the U.S. Federal Trade Commission. The waiting period has been extended while the U.S. Federal Trade Commission conducts its review. Cooper and Ocular have also granted access to these merger documents to several state attorneys general. The merger may be subject to review by the governmental authorities of various other jurisdictions.

There can be no assurance that the governmental reviewing authorities will terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions that would have a materially adverse effect on the combined company if the merger is completed. These restrictions and conditions could include the grant of a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Under the terms of the merger agreement, Cooper is not required to commit to any divestitures or similar arrangements with respect to its assets or conduct of business arrangements. Either Cooper or Ocular may refuse to complete the merger if any such restrictions or conditions are required by governmental authorities as a condition to approving the merger. No additional stockholder approval is expected to be required or sought for any decision by Cooper or Ocular, after the special meetings, to agree to any terms and conditions necessary to resolve any regulatory objections to the merger, and stockholder approval will not be sought unless additional stockholder approval is required to approve the terms and conditions under applicable law.

In addition, during or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission could challenge, seek to block or block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Cooper and Ocular cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Cooper and Ocular will prevail.

Material United States Federal Income Tax Consequences

The following discussion summarizes the material United States federal income tax consequences to Cooper, Ocular, Cooper stockholders and to United States holders of Ocular common stock who hold their Ocular common stock as a capital asset. It does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including, without limitation:

•	banks and other financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	mutual funds, regulated investment companies or real estate investment trusts;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	holders that are not United States holders (as defined below);

•	holders who hold such shares in a functional currency other than the United States dollar;

•	investors in pass-through entities;

•	persons who hold such shares as a hedge, straddle or other risk reduction, constructive sale or conversion transaction; or

•	holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and the following summary is not binding on the Internal Revenue Service or the courts. It is based upon the Internal Revenue Code of 1986, as amended, referred to as the “Code,” and the laws, regulations, rulings and decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not address tax consequences under state, local and foreign laws.

For purposes of this discussion, the term “United States holder” means:

•	a citizen or resident of the United States;

•	a corporation or other entity created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (x) is subject to the supervision of a court within the United States and the control of one or more United States persons or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership holds shares of Ocular common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Ocular common stock should consult their tax advisors.

Tax matters are very complicated, and the tax consequences of the merger to an Ocular stockholder will depend on such holder’s particular tax situation. Ocular stockholders are encouraged to consult their tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws.

Structure of Merger

Cooper and Ocular expect that the merger will qualify as a reorganization under Section 368(a) of the Code. However, if either Cooper or Ocular, after consulting with its outside tax counsel, reasonably determines at any time that there is a reasonable likelihood that the merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code, such party will have the right to revise the merger structure. In general this could occur if, as a result of a decline in the trading price of Cooper stock, or the exercise of appraisal rights by a greater than expected number of stockholders, the relative amount of cash (as a percentage of the total value of cash and Cooper stock, measured on the effective date of the merger) to be paid to Cooper stockholders became too great. If the merger structure is revised, it is intended that the restructured merger qualify as a transaction described in Section 351 of the Code, and assuming this was the case, the material tax consequences of the merger generally would be the same as those described below. See “The Merger Agreement—Alternative Structure” on page 79 for more details on the revised merger structure.

The following discussion assumes that the structure of the merger will not be revised.

Tax Treatment of Cooper, Cooper Stockholders and Ocular

The consummation of the merger is conditioned on (i) the receipt by Cooper of an opinion from Latham & Watkins, counsel to Cooper, dated the date of completion of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) the receipt by Ocular of an opinion from Fenwick & West, counsel to Ocular, dated the date of completion of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The opinions will be based on representations contained in representation letters provided by Cooper, TCC Acquisition and

Ocular, all of which must continue to be true and accurate in all respects as of completion of the merger, and on certain customary factual assumptions. The opinions will not be binding on the Internal Revenue Service or the courts.

Assuming that the merger is treated as a reorganization within the meaning Section 368(a) of the Code, no gain or loss will be recognized for federal income tax purposes by Cooper, Cooper stockholders or Ocular.

Exchange of Ocular Common Stock for a Combination of Cooper Common Stock and Cash

Assuming that the merger is treated as a reorganization within the meaning of Section 368(a) of the Code:

•	An Ocular stockholder will recognize gain (if any) equal to the lesser of (A) the cash received by the stockholder in the merger or (B) an amount equal to the excess, if any, of (i) the sum of the amount of cash and the fair market value of the Cooper common stock received by the stockholder in the merger over (ii) the stockholder’s adjusted tax basis in the Ocular common stock exchanged by the stockholder in the merger. For this purpose, an Ocular stockholder must calculate gain or loss separately for each identifiable block of Ocular common stock exchanged by the stockholder in the merger and cannot utilize a loss realized on one block of Ocular common stock to offset a gain realized on another block of Ocular common stock;

•	An Ocular stockholder will not recognize any loss in the merger (except, possibly, in connection with cash received instead of a fractional share, as discussed below);

•	The aggregate tax basis of the shares of Cooper common stock received by an Ocular stockholder (before reduction for the basis in any fractional share of Cooper common stock for which cash is received) in exchange for Ocular common stock pursuant to the merger will be the same as the aggregate tax basis of the stockholder’s Ocular common stock, decreased by the amount of cash received by the stockholder in the merger (excluding any cash received instead of a fractional share) and increased by the amount of gain recognized by the stockholder in the merger (including any portion of the gain that is treated as a dividend but excluding any gain recognized as a result of cash received instead of a fractional share); and

•	An Ocular stockholder’s holding period with respect to the shares of Cooper common stock received in the merger will include the holding period of the Ocular common stock exchanged for the Cooper common stock.

Tax Character of Cash Consideration

In the case of most Ocular stockholders having no direct or indirect control over Cooper’s corporate affairs, any gain will be treated as capital gain for United States federal income tax purposes. Such gain will be long-term capital gain if an Ocular stockholder’s holding period in the Ocular common stock is more than one year. However, there are circumstances under which all or a part of any gain that an Ocular stockholder recognizes in the merger could be treated as a distribution of a dividend instead of capital gain to the extent of the stockholder’s ratable share of undistributed accumulated earnings and profits of the corporation. Due to the inherently factual nature of this determination, Ocular stockholders are encouraged to consult their tax advisors to determine whether any cash received in exchange for their Ocular stock in the merger will be treated as a distribution of a dividend.

Cash Received Instead of a Fractional Share

An Ocular stockholder who receives cash instead of a fractional share of Cooper common stock will generally recognize capital gain or loss based on the difference between the amount of the cash received instead of a fractional share and the stockholder’s tax basis in such fractional share.

Tax Consequences of Appraisal Rights

An Ocular stockholder who dissents to the merger will generally recognize capital gain or loss in a net aggregate amount equal to the difference between the amount of cash received and the stockholder’s tax basis in the dissenting shares. Although there is no authority directly on point, it is possible that a stockholder will be required to recognize gain or loss upon completion of the merger, and in advance of the receipt of any cash payment, in an amount generally equal to the trading price of Ocular common stock upon completion of the merger. In this event, capital gain or loss would also be recognized by the stockholder at the time the appraised fair cash value is received, to the extent that such payment exceeds or is less than the amount realized upon completion of the merger, and a portion of such payment may be characterized as interest income.

Backup Withholding

Noncorporate holders of Ocular common stock may be subject to backup withholding on any cash payments received in the merger. An Ocular stockholder will not be subject to backup withholding, however, if the holder (a) furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 or successor form included in the letter of transmittal to be delivered to such holder following completion of the merger; (b) provides a certification of foreign status on Internal Revenue Service Form W-8BEN or a successor form; or (c) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s United States federal income tax liability, provided the holder furnishes the required information to the Internal Revenue Service.

Accounting Treatment

In accordance with GAAP, Cooper will account for the merger using the purchase method of accounting. Under this method of accounting, Cooper will record the cash consideration, the market value (based on an average of the closing prices of Cooper common stock for a range of trading days from two days before and through two days after July 28, 2004, the announcement date) of its common stock issued in the merger and the amount of direct transaction costs associated with the merger as the estimated purchase price of acquiring Ocular. Cooper will allocate the estimated purchase price to the net tangible and identifiable intangible assets acquired (primarily patents, licenses and contracts), based on their respective fair values at the date of completion of the merger. Any excess of the estimated purchase price over the fair value of net assets acquired will be accounted for as goodwill.

Identifiable intangible assets, currently estimated at $30 million, will generally be amortized over useful lives of 15 years. In-process research and development, if any, will be expensed during the fiscal quarter in which the merger is completed. In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill resulting from the business combination, currently estimated at $920 million, will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). The amounts listed are only preliminary estimates. Actual amounts may differ materially from these estimates.

In the event that Cooper’s management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Listing of Cooper Common Stock

Cooper will use reasonable best efforts to cause the shares of Cooper common stock to be issued in the merger to be approved for listing on the New York Stock Exchange upon completion of the merger. Cooper common stock is traded under the symbol “COO.”

Delisting and Deregistration of Ocular Common Stock

Upon completion of the merger, Ocular common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, and Ocular will no longer file periodic reports with the SEC.

Legal Proceeding Regarding the Merger

On or about September 27, 2004, a putative class action lawsuit was filed in the Superior Court in the State of California in the County of Contra Costa against Ocular, Ocular’s directors and Cooper. The case is captioned Bamboo Partners LLC v. Fruth et al., Civil Action No. C 04-0749. The complaint alleges that, among other things, Ocular’s directors breached their fiduciary duties of loyalty and due care by deciding to sell Ocular to Cooper without undertaking sufficient effort to obtain the best offer possible for stockholders, by including provisions in the merger agreement which the plaintiff alleges effectively prevent a superior bid from succeeding, and by including provisions, such as the acceleration of stock options and indemnification of directors, which benefit the directors. The complaint further alleges that the consideration to be paid in the merger is unfair and inadequate, and that Ocular’s directors breached their duty of full and fair disclosure to Ocular’s public stockholders in connection with the merger. The complaint also alleges that Cooper aided and abetted the alleged breaches of fiduciary duty of Ocular’s directors. The complaint seeks, among other things, an injunction against the transaction, a rescission of the transaction if it is consummated and unspecified damages, as well as fees and costs. The plaintiffs also filed an application for expedited discovery.

On October 12, 2004, the parties agreed to a potential settlement of the case. The potential settlement involves Cooper’s and Ocular’s agreement to provide additional disclosures in this proxy statement, which have already been made and are reflected herein, and the parties to the merger agreement amending the merger agreement to decrease the termination fee payable under certain circumstances from $35 million to $30.8 million. Cooper and Ocular have agreed to amend the merger agreement no later than October 18, 2004. Once the parties have executed the amendment to the merger agreement, Cooper and Ocular will each file with the SEC a copy of the amendment as an exhibit to a current report on Form 8-K.

The potential settlement contemplated by the parties would also provide for the payment by Ocular of the fees and costs of the plaintiffs’ counsel, up to a negotiated limit, subject to the court’s approval. The settlement would not involve any admissions of breaches of fiduciary duty or other wrongdoing by Ocular, any of its officers or directors, or Cooper. The settlement and payment of the plaintiffs’ counsel’s fees would be conditioned upon, among other things, consummation of the merger. Any final settlement agreement signed by the parties must be approved by the Superior Court in the County of Contra Costa, California. While Cooper and Ocular expect to diligently negotiate the terms of a final settlement agreement, there can be no assurance that a settlement agreement will be signed or consummated.

Restrictions on Sales of Shares of Cooper Common Stock Received in the Merger

The shares of Cooper common stock to be issued in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except for shares of Cooper common stock issued to any person who is deemed to be an “affiliate” of Ocular under the Securities Act of 1933 prior to the merger. Persons who may be deemed to be “affiliates” of Ocular prior to the merger include individuals or entities that control, are controlled by, or are under common control with Ocular prior to the merger, and may include officers and directors, as well as significant stockholders of Ocular prior to the merger. Affiliates of Ocular prior to the merger may not sell any of the shares of Cooper common stock received by them in the merger except pursuant to:

•	an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

•	any other applicable exemption under the Securities Act of 1933.

Cooper’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, does not cover the resale of shares of Cooper common stock to be received by affiliates of Ocular in the merger.

Approximately 2,000,000 shares of Cooper common stock to be issued in the merger to affiliates of Ocular will be restricted and not eligible for resale immediately upon completion of the merger, based on the conversion of 5,091,534 shares of Ocular common stock held by affiliates of Ocular on October 4, 2004, the record date of the special meetings. In addition, approximately 350,000 shares of Cooper common stock to be issued in the merger to affiliates of Ocular will be restricted and not eligible for resale immediately upon completion of the merger, based on the exchange of outstanding in-the-money options to acquire an aggregate of 1,631,874 shares of Ocular common stock held by affiliates of Ocular, with a weighted average exercise price of $21.85 per share, and the closing price of Cooper common stock of $70.80 on October 4, 2004.

Interests of Directors, Executive Officers and Stockholders of Ocular in the Merger

In considering the recommendation of the Ocular board of directors that Ocular stockholders vote in favor of approval and adoption of the merger agreement and approval of the merger, Ocular stockholders should be aware that some Ocular executive officers and directors may have interests in the merger that may be different from, or in addition to, their interests as stockholders of Ocular.

These interests relate to or arise from, among other things:

•	the continued indemnification of, and provision of directors’ and officers’ insurance to, current directors and officers of Ocular following the merger;

•	the appointment of John Fruth and Edgar Cummins, currently directors of Ocular, as directors of Cooper upon completion of the merger;

•	the potential receipt of severance payments by executive officers;

•	the accelerated vesting of, and the payments of cash and Cooper common stock for, the officers’ and directors’ outstanding in-the-money Ocular stock options in the merger; and

•	the accelerated vesting of, and payments of cash and Cooper common stock for, the directors’ 2004 annual grant of Ocular stock options, issued on August 2, 2004, subsequent to the execution of the merger agreement, which in the aggregate provide for the purchase of 70,000 shares of Ocular common stock at an exercise price of $44.79 per share.

The Ocular board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

Indemnification; Directors’ and Officers’ Insurance

Cooper and TCC Acquisition have agreed that the indemnification obligations set forth in Ocular’s certificate of incorporation and by-laws and any Ocular indemnification agreements will survive the merger (and, prior to completion of the merger, Cooper will cause the certificate of incorporation and by-laws of TCC Acquisition to reflect such provisions) and will not be amended, repealed or otherwise modified after completion of the merger in any manner that would adversely affect the indemnification rights of any individual who on or prior to completion of the merger was a director, officer, trustee, fiduciary, employee or agent of Ocular or any of its subsidiaries or who served at the request of Ocular or any of its subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by law.

Board Seats in Cooper

Under the merger agreement, Cooper has agreed to take all action necessary so that upon completion of the merger, John Fruth and Edgar Cummins, current directors of Ocular, will be appointed as directors of Cooper. On July 26, 2004, the nominating committee of the board of directors of Cooper met and recommended the appointment of Mr. Fruth and Mr. Cummins as directors of Cooper upon completion of the merger. Under existing Cooper compensation policies, Mr. Fruth and Mr. Cummins would become entitled to receive the compensation paid by Cooper to its non-employee directors (other than the lead director) currently consisting of (i) a stipend of $25,000 per year, plus meeting fees and pay for days spent on affairs of the combined company, and (ii) annual restricted stock awards and stock option grants as described in Cooper’s proxy statement dated February 6, 2004.

Executive Officer Severance Payments and Stock Option Acceleration

All outstanding options to purchase Ocular common stock, including options held by executive officers, will become fully vested and exercisable immediately prior to completion of the merger. Holders of in-the-money options to purchase Ocular common stock will receive a combination of Cooper stock and cash in an amount equal to the spread value of their options less applicable withholding taxes. In addition, Ocular has agreements with each of its executive officers other than Mr. Fanning that provide that the executive officer would receive certain severance payments if he or she is terminated without Cause, as defined below, or resigns for Good Reason, as defined below, in connection with a change of control (which includes the completion of the merger). Mr. Fanning is entitled to the same benefits if he is Terminated, as defined below, in connection with a change of control (which includes the completion of the merger) under Ocular’s agreement with him, which was amended on September 24, 2004 to extend its expiration date from August 13, 2004 to the earlier of (i) the closing of the merger, (ii) the termination of the merger agreement, (iii) the termination of Ocular’s agreement with Mr. Fanning or (iv) April 30, 2005.

The following table identifies, for each executive officer as of July 27, 2004, the total severance payment to which he or she would be entitled, the aggregate number of shares subject to his or her outstanding vested and unvested Ocular stock options, the aggregate number of shares subject to his or her outstanding unvested Ocular stock options which will become fully vested and exercisable immediately prior to completion of the merger and the weighted average exercise price of his or her collective vested and unvested Ocular stock options. All options held by the executive officers are expected to be in-the-money upon completion of the merger.

Name and Title	Total Severance Payment	Aggregate Shares Subject to Outstanding Options	Aggregate Shares Subject to Unvested Options	Weighted Average Exercise Price of All Options
Stephen J. Fanning President and Chief Executive Officer*	$853,125	321,000	218,001	$21.34

Steven M. Neil Executive Vice President, Chief Financial Officer and Secretary	447,525	110,000	85,000	20.30

Richard P. Franz, OD, FAAO Vice President, Professional Relations	373,052	118,000	39,001	20.65

Linda A. Hoffman Vice President, Operations	518,508	96,443	55,643	18.94

Ken Hurley Vice President, Information Technology	260,253	47,625	47,625	21.31

Bradley S. Jones Vice President, U.S. Sales	601,534	179,251	58,251	20.22

J. Christopher Marmo, Ph.D. Vice President, Research and Development	500,760	105,796	71,625	17.74

Gary E. Paladin Vice President, Global Marketing	278,100	45,126	27,626	23.59

John A. Weber Executive Vice President, Worldwide Operations	556,875	148,050	80,125	19.45

James M. Welch President International Division	625,950	131,009	77,509	20.46

Greg A. Zimmerman Vice President, Human Resources	269,730	52,126	52,126	20.06

*	Mr. Fanning is also a member of Ocular’s board of directors.

The term “Cause” for executive officers, other than for Mr. Fanning, means termination of employment due to (i) the executive officer’s willful and continued failure to perform his or her duties to Ocular or its successor after delivery of a written demand for substantial performance which identifies how Ocular (or its successor) believes that the executive officer has not substantially performed his or her or her duties, or (ii) the officer’s conviction of or plea of guilty or nolo contendere to felony criminal conduct. For Mr. Fanning, the term “Cause” means any one or more of the following events: (i) a material failure or refusal by him to diligently perform his duties to Ocular, provided Ocular provides him with 30 days advance notice to remedy the situation, (ii) misconduct by him that is materially detrimental to, or materially discredits, the reputation, character or standing of Ocular, including the commission of a felony crime, (iii) conduct by him that is intended to do injury to Ocular or (iv) disability that prevents him from performing his duties for more than 90 days in any 360-day period or his death.

The term “Good Reason” means in each case without the executive officer’s consent or waiver, (i) a material diminution of the officer’s duties or authority with Ocular, or the assignment of duties and responsibilities inconsistent with his or her status at Ocular, as of the date of the merger; (ii) a reduction in base salary or material reduction in benefits, as of the effective date of the completion of the merger; (iii) any breach of Ocular of any of its material obligations under its agreements with the officer; or (iv) a reassignment which requires the officer to move his or her principal work location more than 50 miles from Ocular’s principal office in Concord, California.

Mr. Fanning will be deemed to have been “Terminated” in connection with a change of control if he is not offered a position in the surviving entity in the change of control, or an affiliate of such company, including Ocular, that is similar in responsibility and compensation to the position he held in Ocular prior to the change in control, within 50 miles of Ocular’s headquarters prior to the change of control, and maintained in that position for at least 12 months after the change of control, except in the event of a termination for Cause, as defined above. The agreement further provides that, if Mr. Fanning is offered and maintained in a position where he continues to be the chief executive of the primary portion of the business that was operated by Ocular prior to the change of control, at similar compensation and within 50 miles of Ocular’s headquarters prior to the change of control, he will not be deemed to have been “Terminated” even if he is not the president or the chief executive officer of the surviving entity.

In addition, under the terms of Ocular’s offer letter to Mr. Neil, dated May 19, 2003, if the merger with Cooper is completed, it will end Mr. Neil’s obligation to repay Ocular his $215,000 new hire bonus should he voluntarily resign without Good Reason before July 2005.

Non-Employee Director Stock Option Acceleration

All outstanding options to purchase Ocular common stock held by non-employee directors will become fully vested and exercisable immediately prior to completion of the merger. Holders of in-the-money options to purchase Ocular common stock will receive a combination of Cooper stock and cash in an amount equal to the spread value of their options less applicable withholding taxes.

The following table identifies, for each non-employee director, as of July 27, 2004, the aggregate number of shares subject to his or her outstanding vested and unvested Ocular stock options, the aggregate number of shares subject to his or her outstanding unvested Ocular stock options which will become fully vested and exercisable immediately prior to completion of the merger and the weighted average exercise price of his or her collective vested and unvested Ocular stock options. All Ocular stock options held by non-employee Ocular directors as of July 27, 2004 are expected to be in-the-money upon completion of the merger.

Name	Aggregate Shares Subject to Outstanding Options	Aggregate Shares Subject to Unvested Options	Weighted Average Exercise Price of All Options
John D. Fruth	75,000	12,351	$21.24
Edgar J. Cummins	115,000	12,756	19.92
Terence M. Fruth	115,000	12,756	19.92
William R. Grant	115,000	12,756	19.92
Terrance H. Gregg	85,000	12,756	18.99
Howard P. Liszt	30,000	24,996	27.92
Mary Jo Potter	30,000	20,826	20.50

On August 2, 2004, in connection with the directors’ 2004 annual grant of Ocular stock options, the Ocular board of directors granted each non-employee director an option to purchase 10,000 shares of common stock, at an exercise price of $44.79 per share. These option shares are not included in the table above.

Voting Agreement with John Fruth

In connection with the merger agreement, Cooper has entered into a voting agreement with John Fruth which provides for Mr. Fruth to vote in favor of the merger agreement and merger and against any alternative transaction. This agreement is further described in this joint proxy statement/prospectus under the heading “Voting Agreement” on page 95 and is attached to this joint proxy statement/prospectus as Annex B. This description may not contain all of the information about the voting agreement that is important to you. You are encouraged to read the agreement carefully in its entirety.

Management and Operations Following the Merger

Cooper intends to undertake a comprehensive review of the business, operations, capitalization and management of Ocular with a view to optimizing development of its potential in conjunction with Cooper’s business. As of the date of this joint proxy statement/prospectus, other than as disclosed under “—Board Seats in Cooper” on page 73, Cooper has not entered into any employment, consultation or other form of agreement with any executive officer or director of Ocular which provides him or her with continued employment by or service to Cooper following the closing of the merger. Cooper and Ocular are still in the process of planning for the integration of the operations of the two companies. In connection with such process, following the execution of the merger agreement, Cooper has had discussions with certain executive officers of Ocular, but not with directors, with respect to their possible continued service in the combined company, and as integration plans are developed, Cooper may enter into such agreements with such Ocular officers as it deems appropriate.

Cooper’s current directors and officers are expected to retain their positions with Cooper following the merger. As described above, upon completion of the merger, John Fruth and Edgar Cummins, currently directors of Ocular, will be appointed as directors of Cooper.

THE MERGER AGREEMENT

The following is a description of the material aspects of the merger agreement. While Cooper and Ocular believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire document, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement. See “Legal Proceeding Regarding the Merger” on page 71 for a description of a proposed amendment.

Structure of the Merger

The merger agreement provides for the merger of Ocular with and into TCC Acquisition Corp., a newly-formed, wholly-owned subsidiary of Cooper, with TCC Acquisition surviving the merger as a wholly-owned subsidiary of Cooper.

Completion and Effectiveness of the Merger

The closing of the transactions contemplated by the merger agreement will occur no later than the second business day after the last of the conditions to the transactions have been satisfied or waived, or at another time as Cooper and Ocular may agree (see “Conditions to Completion of the Merger” on page 80). Contemporaneously with, or as soon as practicable after the closing, Cooper and Ocular will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective upon the filing of the certificate or at another time as specified in the certificate of merger.

Cooper and Ocular currently expect that the the merger could be completed as early as November 16, 2004. However, because the merger is subject to governmental and stockholder approvals and other customary conditions, Cooper and Ocular cannot predict exactly when the closing will occur. In particular, on September 7, 2004, Cooper and Ocular received a request for additional information and documents from the U.S. Federal Trade Commission. The statutory waiting period imposed to permit review of the documents has been extended while the U.S. Federal Trade Commission conducts its review. Cooper and Ocular have also granted access to these merger documents to several state attorneys general.

Merger Consideration

Upon completion of the merger, each share of Ocular common stock outstanding immediately prior to completion of the merger will be automatically converted into the right to receive 0.3879 of a share of Cooper common stock (plus, with respect to each whole share of Cooper common stock, the associated preferred share purchase right described in “Comparison of Stockholder Rights and Corporate Governance Matters—Stockholder Rights Plan” on page 107) and $22.00 in cash, without interest, and upon surrender of the certificate representing that share of Ocular common stock in the manner provided in the merger agreement, will be canceled. However, shares held by Ocular stockholders who validly exercise appraisal rights will be subject to appraisal in accordance with Delaware law.

All outstanding options for Ocular common stock will become fully vested and exercisable immediately prior to completion of the merger. Options for Ocular common stock with an exercise price equal to or greater than the sum of (x) $22.00 in cash and (y) the closing price of Cooper’s common stock on the day immediately prior to the closing date multiplied by 0.3879 (such sum, the “merger consideration value”) (referred to as “out-of-the-money”) will be canceled without any right to receive any consideration upon completion of the merger.

Options for Ocular common stock with an exercise price less than the merger consideration value (referred to as “in-the-money”) will be canceled in exchange for the right to receive an amount equal to the merger consideration value minus the exercise price per share under the option (referred to as the “spread value”).

The spread value of each in-the-money option will be paid in part in an amount in cash, without interest and reduced by any applicable withholding taxes, equal to the spread value multiplied by the quotient of (x) $22.00 divided by (y) the merger consideration value. In addition, the remainder of the spread value will be paid in the number of shares of Cooper common stock equal to the quotient of (x) spread value multiplied by the quotient of (1) the closing price of Cooper’s common stock on the day immediately prior to the closing date multiplied by 0.3879 divided by (2) the merger consideration value, divided by (y) the closing price of Cooper’s common stock on the day immediately prior to the closing date.

The exchange ratio in the merger (0.3879 of a share of Cooper common stock for each share of Ocular common stock) and the cash consideration will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Cooper common stock or Ocular common stock occurring on or after the date of the merger agreement and prior to completion of the merger.

Upon completion of the merger, each share of Ocular common stock held by Ocular in its treasury, or by Cooper, TCC Acquisition or any wholly-owned subsidiaries of Cooper or TCC Acquisition immediately prior to the merger will be automatically canceled and extinguished, and none of Ocular, Cooper, TCC Acquisition or any wholly-owned subsidiaries of Cooper or TCC Acquisition will receive any securities of Cooper or other consideration in exchange for those shares.

Fractional Shares

Cooper will not issue any fractional shares of Cooper common stock in the merger. Instead, each holder of Ocular common stock exchanged in the merger who would otherwise be entitled to receive a fraction of a share of Cooper common stock will receive cash, without interest, in lieu of a fractional share. Preferred share purchase rights do not attach to fractional shares of Cooper common stock or the cash received in lieu of the fractional shares.

Exchange of Ocular Stock Certificates for Cooper Stock Certificates

Upon completion of the merger, Cooper will deposit with American Stock Transfer & Trust Company, the exchange agent for the merger, (i) certificates representing the shares of Cooper common stock issuable in exchange for outstanding shares of Ocular common stock, (ii) cash in an amount sufficient to deliver the cash consideration, (iii) cash in lieu of issuing fractional shares of Cooper common stock and, if required, (iv) any dividends or other distributions on Cooper common stock with a record date occurring after completion of the merger in accordance with the merger agreement.

Ocular stockholders should not submit their Ocular stock certificates for exchange unless and until they receive the transmittal instructions and a letter of transmittal from the exchange agent.

Promptly following completion of the merger, the exchange agent will mail to each record holder of Ocular common stock a letter of transmittal and instructions for use to effect the surrender of their Ocular stock certificates in exchange for Cooper common stock and cash. Upon surrender of an Ocular stock certificate to the exchange agent, along with a completed and properly executed letter of transmittal and any other required documents, the Ocular stock certificate will be canceled and the Ocular stockholder will receive a certificate representing the number of whole shares of Cooper common stock to which such holder is entitled, the cash consideration, cash in lieu of fractional shares which such holder has the right to receive, and dividends or distributions, if any, payable in accordance with the merger agreement.

Cooper, the exchange agent and TCC Acquisition, as the surviving corporation, are entitled to deduct and withhold from the merger consideration otherwise payable such amounts as are required by applicable law.

Distributions with Respect to Unexchanged Shares

Ocular stockholders are not entitled to receive any dividends or other distributions on their Cooper common stock with a record date after the merger becomes effective until they have surrendered their Ocular stock certificates. If there is any dividend or other distribution on Cooper common stock with a record date after the merger becomes effective and a payment date prior to the date an Ocular stock certificate is surrendered, the surrendering stockholder will receive any such dividend or other distribution with respect to the whole shares of Cooper common stock issued promptly after the certificate is surrendered.

Transfers of Ownership and Lost Stock Certificates

If an Ocular stock certificate is lost, stolen or destroyed, the holder of such certificate may need to execute an affidavit or post a bond prior to receiving (i) certificates representing the shares of Cooper common stock issuable in exchange for outstanding shares of Ocular common stock, (ii) the cash consideration, (iii) cash in lieu of fractional shares and (iv) any dividends or distributions on Cooper common stock with a record date after the merger becomes effective.

Alternative Structure

Cooper and Ocular expect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, the merger agreement provides that if either Cooper or Ocular, after consulting with its outside tax counsel, reasonably determines at any time that there is a reasonable likelihood that the merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code, such party will have the right to revise the merger structure to qualify as a transaction described in Section 351 of the Code. In general, failure to qualify as a reorganization would occur if, as a result of a decline in the trading price of Cooper stock or the exercise of appraisal rights by a greater than expected number of Ocular stockholders, the relative amount of cash (as a percentage of the sum of the aggregate value of all merger consideration plus the cash paid to dissenters) paid to Ocular stockholders upon completion of the merger is too great to permit the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. In general, the approximate trading price of Cooper common stock at which the parties may deem it prudent to revise the merger structure is $43.00, equal to a 39.3% decline from the closing price of $70.80 on October 4, 2004, the record date for the special meetings.

The revised merger structure would require Cooper to form a new wholly-owned subsidiary corporation which would in turn form two new wholly-owned subsidiary corporations known as Alternative Merger Sub 1 and Alternative Merger Sub 2. Alternative Merger Sub 1 would merge with and into Ocular, with Ocular as the surviving entity, and Alternative Merger Sub 2 would merge with and into Cooper, with Cooper as the surviving entity.

If either party elects to revise the merger structure, the merger agreement will be amended as appropriate, including an amendment providing that the obligations of Cooper and Ocular, respectively, to complete the alternative mergers will be subject to the satisfaction or waiver, if legally permissible, of the receipt of an opinion from such party’s counsel that the mergers, taken together, will qualify as a transaction described in Section 351 of the Code. In addition, revisions to the merger structure would require Cooper and Ocular to resolicit stockholder approval of the merger agreement, mergers and related transactions. The affirmative vote of the holders of a majority of the outstanding shares of Cooper common stock entitled to vote on the mergers would be required to approve and adopt the merger agreement and approve the merger of Alternative Merger Sub 1 with and into Cooper under the alternative merger structure. This represents a higher voting threshold for approval by Cooper stockholders than required under the current merger structure.

Conditions to Completion of the Merger

The obligations of Cooper and Ocular to complete the merger are subject to the satisfaction or waiver, if legally permissible, of the following conditions:

•	the registration statement of which this joint proxy statement/prospectus is a part must be declared effective by the SEC and no stop order suspending its effectiveness may be issued by the SEC and no proceedings for that purpose may be initiated or threatened by the SEC;

•	the requisite approval and adoption of the merger agreement and approval of the merger by Ocular stockholders;

•	the requisite approval of the issuance of Cooper common stock in the merger by Cooper stockholders;

•	the absence of any statute, rule, regulation, executive order, decree, judgment, induction or arbitration award or other legal prohibition having the effect of preventing or otherwise prohibiting completion of the merger or limiting Cooper’s activity in connection with the ownership or operation of Ocular;

•	the receipt of all governmental and regulatory consents, approvals and authorizations required to complete the merger listed on the disclosure schedules (of which there are none), without (i) the imposition of conditions, (ii) the requirement of divestiture of assets or property or (iii) the requirement of expenditure of money by Cooper or Ocular to a third party in exchange for any such consent;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the antitrust or competition laws of any other applicable jurisdiction; and

•	the approval for listing on the New York Stock Exchange of the shares of Cooper common stock to be issued in the merger.

In addition, the obligations of Cooper and TCC Acquisition to effect the merger are subject to the fulfillment or waiver, prior to the closing date, of each of the following conditions:

•	(i) specific representations and warranties of Ocular, relating to the due organization and qualification, capitalization and corporate power and authority to execute, deliver and perform its obligations under the merger agreement, being accurate on the date of the merger agreement and the date the merger is completed as if they were made on that date (except to the extent that the representations and warranties speak as of another date) and (ii) all other representations and warranties of Ocular in the merger agreement or in any certificate or other writing delivered by Ocular to Cooper, disregarding all qualifications and exceptions relating to materiality or any material adverse effect, being accurate on the date of the merger agreement and the date the merger is completed as if they were made on that date (except to the extent that the representations and warranties speak as of another date), except where the failure of such representations and warranties to be accurate has not had and would not have a material adverse effect on Ocular;

•	Ocular having performed or complied with its agreements and covenants in the merger agreement in all material respects;

•	the receipt of an opinion from Cooper’s counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	the receipt of all consents, approvals and authorizations listed on Ocular’s disclosure schedules (of which there are none), without (i) the imposition of conditions, (ii) the requirement of divestiture of assets or property or (iii) the requirement of expenditure of money by Cooper or Ocular to a third party in exchange for any such consent;

•	the absence of the occurrence of any material adverse effect with respect to Ocular;

•

no action or claim by any governmental entity or by any other person (in the case of an action or claim by any person other than a governmental entity, which will be reasonably likely to succeed) may be pending or threatened before any domestic or foreign governmental entity or court or arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent or restrain the completion of any of the transactions contemplated in the merger agreement, (ii) cause the merger to be rescinded following its completion, (iii) affect adversely the right or powers of Cooper to own, operate or control Ocular or any portion of either company’s business or assets or (iv) have a material adverse effect on Ocular or Cooper, and no such injunction, judgment, order, decree, ruling or charge may be in effect; and

•	the termination of all unexpired and unexercised Ocular options upon completion of the merger.

Finally, the obligations of Ocular to effect the merger are subject to fulfillment or waiver, prior to the closing date, of each of the following conditions:

•	(i) specific representations and warranties of Cooper, relating to the due organization and qualification, capitalization and corporate power and authority to execute, deliver and perform its obligations under the merger agreement, being accurate on the date of the merger agreement and the date the merger is completed as if they were made on that date (except to the extent that the representations and warranties speak as of another date) and (ii) all other representations and warranties of Cooper in the merger agreement or in any certificate or other writing delivered by Cooper to Ocular, disregarding all qualifications and exceptions relating to materiality or material adverse effect, being accurate on the date of the merger agreement and the date the merger is completed as if they were made on that date (except to the extent that the representations and warranties speak as of another date), except where the failure of such representations and warranties to be accurate has not had and would not have a material adverse effect on Cooper;

•	Cooper having performed or complied with its agreements and covenants in the merger agreement in all material respects;

•	the receipt of an opinion from Ocular’s counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	the absence of the occurrence of any material adverse effect with respect to Cooper; and

•	the appointment of John Fruth and Edgar Cummins, currently directors of Ocular, as directors of Cooper upon completion of the merger.

“Material adverse effect,” when used in reference to Cooper or Ocular, means any effect, event, occurrence, development, circumstance, change or condition that, individually or in the aggregate with other effects is, or would reasonably be expected to be materially adverse to the assets, liabilities, business, property, condition (financial or otherwise) or results of operations of the company and its subsidiaries, taken as a whole. However, the merger agreement provides that none of the following shall be deemed to constitute a material adverse effect: (i) any effect affecting any of the industries in which the company operates generally or affecting the economy generally (to the extent that such effects do not disproportionately affect the company, taken as a whole with its subsidiaries, as compared to other companies in such industries); (ii) any change in the company’s stock price or trading volume, provided that this provision does not exclude any underlying effect which may have caused such change in stock price or trading volume; or (iii) any effect resulting from the announcement or pendency of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties of Cooper and Ocular relating to, among other things:

•	corporate organization and qualification, including, for Ocular, the organization and qualification of its subsidiaries;

•	charter documents and corporate books and records;

•	capital structure;

•	corporate authority and board approval;

•	absence of conflicts and required filings and consents;

•	required permits and compliance with laws;

•	SEC filings and the financial statements contained in those filings;

•	disclosures included in this joint proxy statement/prospectus;

•	absence of certain changes or events since the beginning of the fiscal year;

•	tax treatment of the merger;

•	litigation;

•	opinions of financial advisors;

•	stockholder vote required to complete the merger;

•	FDA compliance; and

•	brokers and investment banker fees.

The merger agreement also contains additional representations and warranties of Ocular relating to:

•	employee benefits plans;

•	labor and employment matters;

•	contracts;

•	environmental matters;

•	intellectual property;

•	taxes;

•	insurance;

•	transactions with affiliates;

•	properties;

•	significant U.S. customers;

•	product warranties and recalls;

•	unlawful practice of medicine; and

•	compliance with health care laws.

The merger agreement also contains additional representations and warranties of Cooper relating to the ownership and activities of TCC Acquisition, absence of any discussions or negotiations with third parties in connection with an acquisition proposal of Cooper, and absence of any contracts or agreements entered into by Cooper or its affiliates that will restrict or prohibit the conduct of the surviving company’s business.

The representations and warranties contained in the merger agreement are subject to materiality and knowledge qualifications in many respects, and expire at completion of the merger.

Non-Solicitation of Other Offers

Under the terms of the merger agreement, subject to specific exceptions described below, each party has agreed that neither it nor any of its subsidiaries will, and that it will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate, encourage or facilitate any acquisition proposal, in the case of Ocular, or a Cooper acquisition proposal, in the case of Cooper;

•	enter into any agreement or commitment with respect to any acquisition proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to complete the merger or any other transactions contemplated by the merger agreement; or

•	participate in any discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any acquisition proposal, in the case of Ocular, or a Cooper acquisition proposal, in the case of Cooper.

Notwithstanding these prohibitions, if either Ocular or Cooper receives an unsolicited acquisition proposal or a Cooper acquisition proposal, as the case may be, its board of directors determines in good faith, after consultation with its outside counsel, that, in the case of Ocular, such acquisition proposal is reasonably likely to lead to a superior proposal and the failure to take any action would be reasonably likely to result in a breach of the Ocular board of directors’ fiduciary duties, or that, in the case of Cooper, the failure to take any action with respect to such Cooper acquisition proposal would be reasonably likely to result in a breach of the Cooper board of directors’ fiduciary duties, it may, after promptly notifying the other party, take the following actions:

•	furnish information to the third party making the acquisition proposal or a Cooper acquisition proposal, as the case may be, provided it enters into a customary confidentiality agreement with the third party, the terms of which are no more favorable to the third party than currently in place with the other party; and

•	participate in discussions and negotiations with the third party with respect to the acquisition proposal or a Cooper acquisition proposal, as the case may be.

Upon the execution of the merger agreement, each party is obligated to cause its representatives to, and to the extent within its control cause its affiliates and representatives of affiliates to, cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any third parties with respect to, or that could reasonably be expected to lead to, an acquisition proposal and promptly request that all confidential information furnished on behalf of the party be returned.

Each party is obligated to notify the other party within 24 hours in writing upon receipt of any submission, proposal, offer or inquiry relating to any potential acquisition proposal by a third party. The notice must include the material terms of the acquisition proposal or a Cooper acquisition proposal, as the case may be, or inquiry, the identity of the person and its affiliates making the proposal or inquiry, any information requested or any negotiations or discussions being sought to be initiated and all related written materials provided in connection with the proposal or inquiry or a written summary of any acquisition proposal or a Cooper acquisition proposal, as the case may be, or inquiry, if it is not in writing. The recipient of the proposal or inquiry also must keep the other party informed on a prompt basis with respect to any developments with respect to any acquisition proposal or a Cooper acquisition proposal, as the case may be, or inquiry, including any changes in price, structure, form of consideration or closing conditions.

Cooper and Ocular have agreed to call, hold and convene a meeting of their respective stockholders promptly after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective by the SEC. The Cooper board of directors agreed to recommend to Cooper stockholders the approval of the issuance of Cooper common stock in the merger and to use its reasonable best efforts to obtain the required stockholder approval for the issuance of shares. The Ocular board of directors also agreed to recommend to Ocular stockholders the approval and adoption of the merger agreement and the approval of merger and to use its reasonable best efforts to obtain the required stockholder approval for the approval and adoption for the merger agreement and approval of the merger. Both Ocular’s and Cooper’s boards of directors and any committee of such boards of directors agree not to:

•	withdraw or modify or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation of the adoption and approval of the merger, in the case of Ocular, or the issuance of Cooper common stock in the merger, in the case of Cooper;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal, in the case of Ocular, or Cooper acquisition proposal, in the case of Cooper; or

•	cause Ocular or Cooper to enter into any letter of intent or other agreement related to any acquisition proposal or Cooper acquisition proposal, as the case may be.

Notwithstanding these obligations, Ocular’s board of directors is not prohibited from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, provided that, the Ocular board of directors will not recommend that its stockholders tender their shares in connection with a tender offer, except to the extent the Ocular board of directors determines in good faith judgment, after consulting with outside legal counsel, that failure to make such a recommendation is reasonably likely to result in a breach of its fiduciary duties to its stockholders under applicable law. In addition, in the event that a superior proposal is made prior to the Ocular stockholders meeting, the Ocular board of directors is not prohibited from withdrawing or modifying its recommendation if it determines in good faith, after consultation with outside counsel, that failure to withdraw or modify its recommendation is reasonably likely to result in a breach of its fiduciary duties to its stockholders.

In addition, Cooper’s board of directors is not prohibited from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, provided that, the Cooper board of directors will not recommend that its stockholders tender their shares in connection with a tender offer, except to the extent the Cooper board of directors determines in good faith judgment, after consulting with outside legal counsel, that failure to make such a recommendation is reasonably likely to result in a breach of its fiduciary duties to its stockholders under applicable law. In addition, in the event that a conflicting proposal is made prior to the Cooper stockholders meeting, the Cooper board of directors is not prohibited from withdrawing or modifying its recommendation if it determines in good faith, after consultation with outside counsel, that failure to withdraw or modify its recommendation is reasonably likely to result in a breach of its fiduciary duties to its stockholders.

For a period of not less than five business days after receipt of notice of a superior proposal or conflicting proposal, as the case may be, the notifying party is required, if requested by the other party, to negotiate in good faith to revise the merger agreement so that the acquisition proposal that constituted a superior proposal or conflicting proposal no longer constitutes a superior proposal or conflicting proposal.

Both Ocular and Cooper agree that any violation of the restrictions set forth in the non-solicitation provisions of the merger agreement by any of their representatives or affiliates or affiliate representatives, whether or not purporting to act on behalf of the respective companies, shall constitute a breach of the merger agreement; and that any breach of, or failure to observe, any of the provisions of non solicitation provisions of the merger agreement as a result of any action by any executive officer, or member of the board of directors, of Ocular or Cooper, as the case may be, or of which the breaching party does not notify the other promptly upon any of its executive officers or directors becoming informed thereof, will be deemed a material breach of the merger agreement.

An “acquisition proposal” means any offer or proposal concerning any:

•	merger, consolidation, business combination, or similar transaction involving Ocular or any of its subsidiaries;

•	sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the company or any of its subsidiaries representing a material portion of the consolidated assets of Ocular and its subsidiaries (other than acquisitions of inventory and equipment in the ordinary course of business);

•	issuance, sale, or other disposition of securities representing 35% or more of the voting power of Ocular;

•	transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 35% or more of the outstanding voting capital shares of Ocular; or

•	any combination of the foregoing.

A “Cooper acquisition proposal” means any offer or proposal, concerning any:

•	merger, consolidation, business combination, or similar transaction involving Cooper;

•	sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of Cooper representing a majority of the consolidated assets of Cooper (other than acquisitions of inventory and equipment in the ordinary course of business);

•	issuance, sale, or other disposition of securities representing a majority or more of the voting power of Cooper;

•	transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of a majority or more of the outstanding voting capital shares of Cooper; or

•	any combination of the foregoing.

A “superior proposal” means a bona fide offer or proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the company or a majority of the outstanding voting securities of Ocular, which (i) was not solicited by Ocular, its subsidiaries, any Ocular representatives or any affiliate representatives of Ocular, (ii) does not contain a financing contingency and (iii) in the good faith judgment of the Ocular board of directors after consultation with outside legal advisors and company’s financial advisor, and after taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (x) if accepted, is reasonably likely to be consummated, and (y) if consummated would result in a transaction that is more favorable to Ocular stockholders, from a financial point of view, than the transactions contemplated by the merger agreement.

A “conflicting proposal” means any acquisition proposal relating to Cooper which is expressly conditioned on the termination of the merger agreement prior to completion of the merger.

Conduct of Business Before Completion of the Merger

Cooper and Ocular have agreed to restrictions on their respective activities until either completion of the merger or the termination of the merger agreement. In general, Cooper is required to conduct its business in the ordinary course consistent with past practice. Ocular is required to conduct its businesses in the ordinary course consistent with past practice, to use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of Ocular and its subsidiaries and to preserve the current relationships of Ocular and its subsidiaries with their customers, suppliers, distributors and other business relations, maintain insurance policies currently in effect, keep in good order and repair all of its material assets and properties and take reasonable and customary action to protect its intellectual property.

Additional Restrictions on Ocular’s Operations

Subject to specified exceptions, Ocular has also agreed that, without the written consent of Cooper, it will not and will not permit any of its subsidiaries to:

•	amend its certificate of incorporation or by-laws;

•	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any capital shares of, or other equity interests in, Ocular or any of its subsidiaries, or any options, warrants or other securities convertible or exchangeable into such capital shares other than, the issuance of shares upon exercise of options and after February 1, 2005, the issuance of options for up to 500,000 shares of Ocular common stock;

•	sell, pledge, mortgage, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, mortgage, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets except in the ordinary course of business consistent with past practice;

•	enter into any transaction outside the ordinary course of business consistent with past practice other than intercompany transactions or transactions which in the aggregate do not to exceed $500,000;

•	declare, set aside or pay any dividend or other distribution with respect to Ocular’s securities or enter into any agreement with respect to the voting of its capital shares;

•	reclassify, split, issue or redeem or acquire, or modify or amend any of its capital shares or other equity interests;

•	(i) merge with, acquire, or invest in any direct or indirect interest or investment in any person except in the ordinary course of business consistent with past practice; (ii) incur or modify, guarantee or become responsible for indebtedness or other obligations of any person except in the ordinary course of business consistent with past practice; (iii) amend, terminate, cancel, extend or make any material changes to, or waive any rights under, Ocular’s material contracts except in the ordinary course of business consistent with past practice; (iv) enter into any contract material to the condition, business, assets or operations of Ocular except in the ordinary course of business consistent with past practice; (v) make any capital expenditures in excess of Ocular’s 2004 budget; (vi) issue any debt securities of Ocular or its subsidiaries; (vii) make or authorize any material loans to any persons or guarantee any indebtedness of a person except in the ordinary course of business consistent with past practice; (viii) increase the principal, interest or modify terms of Ocular’s or its subsidiaries’ existing indebtedness except for new borrowings, including any borrowings under Ocular’s existing credit facilities; (ix) enter into any “keep well” or other arrangement to maintain any financial statement condition of another person other than a wholly-owned subsidiary of Ocular or (x) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not otherwise be permitted by the merger agreement;

•

except as required by law or any existing contractual commitment or pursuant to the Ocular employee retention plan (i) increase or grant additional compensation or benefits to its employees, officers and directors (except for increases in accordance with past practices in Ocular’s or its subsidiaries’ employee salaries or wages which are not across-the-board increases, bonuses (other than to executive officers) in the ordinary course of business consistent with past practices in connection with performance reviews, periodic grants, promotions and other routine awards, payments pursuant to bonus plans in effect as of the date of the merger agreement relating to bonuses for performance in 2004, and the adoption of new bonus plans for 2005 in the ordinary course of business that are consistent with plans in effect as of July 28, 2004), and bonuses paid to employees hired after July 28, 2004 (excluding executive officers) in the ordinary course of business), (ii) grant any rights to severance or termination pay other than to new hires consistent with rights of existing employees or establish any new or amend any existing employee benefit plan, (iii) amend any existing benefits plan to waive or accelerate vesting criteria, exercisability or funding, (iv) provide for success bonus payments for completion of the merger other than pursuant to specified existing contractual commitments, (v) fail to enforce Ocular’s or its subsidiaries’ rights under any agreements relating to employment, severance, non-compete, confidentiality or nonsolicitation obligations or (vi) implement the Ocular employee stock purchase plan;

•	enter into any new line of business;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization relating to Ocular or any of its subsidiaries;

•	pre-pay any long-term debt, except in the ordinary course of business in an amount not to exceed $500,000;

•	make any changes in accounting policies or procedures except as required by GAAP or by a governmental entity;

•	waive, release, assign, settle or compromise any material claims, litigation or arbitration or settle, pay or discharge any claims except in the ordinary course of business or within insurance policy limits;

•	make any material tax election outside the ordinary course of business or settle any material liability for taxes, file any amended tax return, change any annual tax accounting period or method, surrender any right to any tax refund, or give or request any waiver of a statute limitation with respect to any tax return, claim or assessment;

•	take, or agree to take, any action that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	modify, amend, terminate, waive, release or assign any material rights or claims relating to any confidentiality or standstill agreement;

•	write up, write down or write off the book value of any assets for Ocular or its subsidiaries;

•	sell, assign, pledge, mortgage, license, sublicense, encumber, impair, abandon or fail to maintain any material intellectual property, grant or extend any rights to Ocular intellectual property outside of the ordinary course of business, fail to take reasonable and customary action to enforce Ocular’s intellectual property rights, enter into any material contracts with respect to intellectual property or amend, terminate or materially change any material right under any material contract relating to intellectual property;

•	take action to exempt any third party from any state takeover law or state laws that limit or restrict business combinations;

•	enter into any agreements, consummate any transactions, or take any other action that would, is intended to, or would reasonably be expected to, result in (i) any of the representations and warranties of Ocular in the merger agreement being untrue and incorrect as of the closing such that the closing conditions to the merger would not be satisfied or (ii) any of the other closing conditions to the merger not being satisfied;

•	enter into any transaction with any affiliate of Ocular or any director, officer or 5% beneficial owner;

•	enter into any transaction that limits or restricts Ocular or its subsidiaries from engaging or competing in any line of business or geographic area;

•	make any payment to an affiliate, except in accordance with the terms of any existing contract or compensation arrangement to employees or directors;

•	change any material terms of any insurance coverage; or

•	enter into any agreement or otherwise make any commitment to do any of the foregoing.

Additional Restrictions on Cooper’s Operations

In addition, Cooper has also agreed that, without the written consent of Ocular, it will not and will not permit any of its subsidiaries to:

•	amend or otherwise change its certificate of incorporation or by-laws in a manner that adversely affects the rights of holders of Cooper common stock;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock property or otherwise, with respect to any Cooper capital stock, other than regular semi-annual cash dividends;

•	merge with, acquire, or invest in any direct or indirect interest or investment in any person, any equity interests of any person or any division of any person or any assets (other than acquisitions of inventory and capital expenditures in the ordinary course of business consistent with past practice, and any mergers or acquisitions which do not involve acquisitions of entities engaged in the contact lenses industry, do not require approval of Cooper stockholders and would not reasonably be expected to materially delay completion of the merger);

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

•	enter into any agreements, consummate any transactions, or take any other action that would, is intended to or would reasonably be expected to result in (i) any of the representations and warranties of Cooper being untrue and incorrect as of the closing such that the closing conditions of the merger agreement would not be satisfied or (ii) any of the other closing conditions to the merger not being satisfied;

•	take, or agree to take, any action that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Regulatory Filings; Antitrust Matters; Obtaining Regulatory Approvals

Cooper and Ocular have agreed to use their reasonable best efforts to:

•	take all appropriate action and do all things necessary under applicable law or otherwise to consummate the merger as promptly as practicable;

•	obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by either party or their respective subsidiaries to avoid any action or proceeding by any governmental entity related to the merger agreement;

•	make all necessary filings with respect to the merger agreement required under applicable federal and state securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and any other applicable law; and

•	contest any action by any governmental entity seeking to restrain, enjoin, impose conditions upon or alter the transactions contemplated by the merger agreement.

However, Cooper is not required to agree to (i) the imposition of conditions, (ii) the requirement of divestiture of assets or property or (iii) the requirement of expenditure of money by either party to a third party in exchange for any such consent. Both parties agree to furnish to the other party all information required for any application or other filing under the rules and regulations of any applicable law in connection with the transactions contemplated by the merger agreement.

In addition, both parties and their respective boards of directors agree to (i) take all action necessary so that no takeover statute or similar statute or regulation is or becomes applicable to the merger, the merger agreement or any other transactions contemplated by the merger agreement and (ii) if any takeover statute or similar statute or regulation becomes applicable, take all action necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable and otherwise to minimize the effect of such statute or regulation on the merger and the other transactions contemplated by the merger agreement.

Tax Treatment

Each of Cooper and Ocular has agreed that it will not take any action that would disqualify the merger, and to use its reasonable best efforts to take any action to cause the merger to qualify, as a reorganization within the meaning of Section 368(a) of the Code.

Employee Benefit Matters

Ocular Employees

Upon completion of the merger, and subject to the terms of each applicable plan, Cooper will cause the surviving corporation to provide each employee of Ocular or its subsidiaries continuing his or her employment with the surviving corporation (other than employees covered by a collective bargaining agreement or similar arrangement) with benefits under medical, dental, vision and similar health and welfare plans that are in the aggregate no less favorable than either those provided to similarly situated employees of Cooper and its subsidiaries or those provided to such employees immediately prior to completion of the merger. Following completion of the merger, the surviving corporation will pay bonuses that have accrued with respect to performance prior to completion of the merger by persons that are employees at completion of the merger, pursuant to any unpaid bonus plans in effect on the date of the merger agreement, at such time as such bonus otherwise would have been payable under such bonus plan, and the entitlement of any such employee to any such bonus will not be impaired by the termination of his or her employment by Cooper or any subsidiary thereof, other than termination for cause following completion of the merger.

Ocular Stock Options

Prior to completion of the merger, Ocular’s board of directors (or, if appropriate, any committee thereof) is obligated to adopt appropriate resolutions and take all such other action as may be necessary (i) to effectuate the treatment of all outstanding options for Ocular common stock upon completion of the merger as contemplated by the merger agreement as described above and (ii) to terminate, as of completion of the merger, all Ocular’s stock option plans and any plan, program or arrangement providing for the prospective issuance or grant of any interest in respect of the capital stock of Ocular or its subsidiaries. After completion of the merger, each Ocular stock option plan will be terminated, no options will remain outstanding and no further options for Ocular common stock will be granted under such stock option plan.

Ocular Employee Stock Purchase Plan

Effective as of the date of the merger agreement, Ocular’s board or directors or any committee of the board administering the Ocular employee stock purchase plan, is obligated to adopt all resolutions and take any other actions as may be required to terminate the Ocular employee stock purchase plan immediately upon completion of the merger.

Retirement Plans

If requested by Cooper prior to the completion of the merger, effective as of the day immediately preceding completion of the merger, the Ocular Sciences, Inc. Retirement Savings Plan will terminate, and no further contributions will be made to that plan as of such termination, except for contributions that have been accrued on behalf of participants prior to that plan’s termination and contributions made on behalf of participants that are based on compensation earned prior to the date of that plan’s termination. The Ocular Sciences Puerto Rico, Inc. 1165E Plan will continue in effect under its current terms.

Indemnification and Insurance

Cooper and TCC Acquisition have agreed that the indemnification obligations set forth in Ocular’s certificate of incorporation and by-laws and any Ocular indemnification agreements will survive the merger (and, prior to completion of the merger, Cooper will cause the certificate of incorporation and by-laws of TCC Acquisition to reflect such provisions) and will not be amended, repealed or otherwise modified after completion of the merger in any manner that would adversely affect the indemnification rights of any individual who on or prior to completion of the merger was a director, officer, trustee, fiduciary, employee or agent of Ocular or any of its subsidiaries or who served at the request of Ocular or any of its subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by law.

For six years from completion of the merger, TCC Acquisition will maintain for the benefit of the current directors and officers of Ocular an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to completion of the merger with a $20 million limit and other terms that are no less favorable than Ocular’s existing policy. However, TCC Acquisition is not required to pay an annual premium for such insurance in excess of 175% of the annual premium in effect after August 4, 2004. Alternatively, TCC Acquisition may purchase a prepaid six year tail insurance policy providing for the same level of coverage at a cost not to exceed 175% of the annual premium in effect after August 4, 2004. If coverage cannot be renewed at that price, benefits may be reduced in order to obtain the maximum coverage available at that price.

Termination of the Merger Agreement and Abandonment of the Merger

By Cooper or Ocular

Either Ocular or Cooper, by action of their respective boards of directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger, whether before or after approval of the merger and merger agreement by Ocular stockholders:

•	by mutual written consent of Cooper and Ocular;

•	if the merger is not completed by the outside date of January 31, 2005 (which date may, from time to time, be extended by either party up to and including April 30, 2005 in the event all conditions to effect the merger other than one or more of the regulatory conditions have been or are capable of being satisfied at the time of each such extension and the regulatory conditions have been or are reasonably capable of being satisfied on or prior to April 30, 2005), except that this right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of the failure of the merger to close;

•	if any governmental entity issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action has become final and nonappealable;

•	if Ocular stockholders do not approve and adopt the merger agreement and approve the merger at its special meeting or at any postponements and adjournments thereof, except that Ocular may not terminate the merger agreement for this reason if Ocular’s stockholders do not approve and adopt the merger agreement and approve the merger due to a breach by Ocular of its obligations under the merger agreement; or

•	if Cooper stockholders do not approve the issuance of Cooper common stock in the merger at its special meeting or at any postponements and adjournments thereof, except that Cooper may not terminate the merger agreement for this reason if Cooper’s stockholders do not approve the issuance of Cooper common stock due to a breach by Cooper of its obligations under the merger agreement.

By Cooper

Cooper, by action of the Cooper board of directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger, whether before or after approval of the merger and merger agreement by Ocular stockholders:

•	if (i) the Ocular board of directors withdraws, modifies or qualifies its recommendation of the merger or the merger agreement, or fails within 5 business days of Cooper’s request to reconfirm its recommendation; (ii) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 35% or more of the outstanding shares of Ocular common stock is commenced and Ocular’s board of directors fails to recommend that Ocular stockholders not tender their shares in such tender or exchange offer; (iii) any person or group becoming a beneficial owner of 35% or more of the outstanding shares of Ocular common stock; or (iv) Ocular fails to call or hold its stockholders meeting by January 26, 2005, or if the outside date of January 31, 2005 is extended, the fifth day prior to the new outside date;

•	if (i) since July 28, 2004, there has been any event, development or change of circumstance that constitutes, individually or in the aggregate, a material adverse effect with respect to Ocular which is not cured within 20 days after Cooper has provided written notice to Ocular or (ii) Ocular has breached any of its covenants or agreements or any of its representations or warranties in the merger agreement becomes untrue or incorrect which breach or misrepresentation is not cured within 20 days after Cooper has provided written notice to Ocular stating its intention to terminate the merger agreement and the basis for its termination, and such breach or misrepresentation would cause certain of the closing conditions of the merger agreement relating to the accuracy of Ocular’s representations and warranties or Ocular’s performance or compliance with all its covenants and agreements under the merger agreement not to be satisfied; or

•	if, prior to its stockholder approval of the issuance of Cooper common stock in the merger, Cooper receives a conflicting proposal and Cooper’s board of directors determines in good faith, after consultation with outside legal counsel, to enter into an agreement to effect the conflicting proposal, provided that Cooper may not terminate the merger agreement for this reason unless Cooper has complied with the non-solicitation provisions of the merger agreement and 5 business days have elapsed from delivery of written notice to Ocular of Cooper’s determination to enter into an agreement to effect the conflicting proposal and Ocular has not submitted a binding offer which the Cooper board of directors has determined in its good faith judgment to be at least as favorable to Cooper stockholders as the conflicting proposal.

By Ocular

Ocular, by action of the Ocular board of directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger, whether before or after approval of the merger agreement by Ocular stockholders:

•	if (i) the Cooper board of directors withdraws, modifies or qualifies its recommendation of the issuance of the shares of Cooper common stock in the merger, or fails within 5 business days of Ocular’s request to reconfirm its recommendation or (ii) Cooper fails to call or hold its stockholders meeting by January 26, 2005, or if the outside date of January 31, 2005 is extended, the fifth day prior to the new outside date;

•

if (i) since July 28, 2004, there has been any event, development or change of circumstance that constitutes, individually or in the aggregate, a material adverse effect with respect to Cooper which is not cured within 20 days after Ocular has provided written notice to Cooper or (ii) either Cooper or TCC Acquisition has breached any of its covenants or agreements or any of its representations or warranties in the merger agreement becomes untrue or incorrect which breach or misrepresentation is not cured within 20 days after Ocular has provided written notice to Cooper stating its intention to terminate the merger agreement and the basis for such termination, and such breach or misrepresentation would cause certain of the closing conditions of the merger agreement relating to the accuracy of Cooper’s representations and warranties or Cooper’s performance or compliance with all its covenants and agreements under the merger agreement not to be satisfied; or

•	if, prior to its stockholder adoption and approval of the merger agreement and approval of the merger, Ocular receives a superior proposal and Ocular’s board of directors determines in good faith, after consultation with outside legal counsel, to enter into an agreement to effect the superior proposal, provided that Ocular may not terminate the merger agreement for this reason unless Ocular has complied with the non-solicitation provisions of the merger agreement and 5 business days have elapsed from delivery of written notice to Cooper of Ocular’s determination to enter into an agreement to effect the superior proposal and Cooper has not submitted a binding offer which the Ocular board of directors has determined in its good faith judgment to be at least as favorable to Ocular stockholders as the superior proposal.

Termination Fee

Following negotiations, Cooper and Ocular agreed that the parties would pay termination fees and reimburse each other’s expenses in the event that the transaction is terminated in certain circumstances. The amount of the termination fee and maximum expense reimbursement were determined based on dollar values acceptable to each of Cooper and Ocular, with reference to what was generally viewed as within the range of acceptable amounts for similar transactions.

To Be Paid by Cooper

Cooper has agreed to pay Ocular a termination fee of $35 million if the merger agreement is terminated:

•	by Ocular, because (i) the Cooper board of directors withdraws or adversely modifies or qualifies its recommendation of the issuance of Cooper common stock to Ocular stockholders in the merger or fails upon Ocular’s request to reconfirm its recommendation within 5 business days after such request or (ii) Cooper fails to hold a stockholders meeting by January 26, 2005, or if outside date of January 31, 2005 is extended, the fifth day prior to the new outside date;

•	by Cooper, because Cooper fails to obtain the requisite stockholder approval for the issuance of Cooper common stock in the merger, and Ocular is entitled to terminate the merger agreement for reasons described in the previous bullet point;

•	by Cooper, because Cooper receives a conflicting proposal prior to its stockholder approval of the issuance of Cooper common stock in the merger and the Cooper board of directors determines in good faith, after consultation with outside legal counsel, to enter into an agreement to effect the conflicting proposal; or

•	(i)(x) by Cooper or Ocular because Cooper stockholders did not approve the issuance of the Cooper common stock in the merger (other than Cooper if Ocular was entitled to terminate pursuant to the first bullet point above) or (y) by Ocular because Cooper or TCC Acquisition breached any of its covenants or agreements set forth in the merger agreement or any representation or warranty of Cooper or TCC Acquisition became untrue or incorrect and (ii) at any time after July 28, 2004 and before the vote at the Cooper stockholders meeting, a conflicting proposal has been publicly announced and not bona fide withdrawn and Cooper enters into a definitive agreement with respect to a conflicting proposal or completes a conflicting proposal, in either case, within 12 months following the termination of the merger agreement.

To Be Paid by Ocular

Ocular has agreed to pay Cooper a termination fee of $35 million if the merger agreement is terminated:

•	by Cooper, because (i) the Ocular board of directors withdraws or adversely modifies or qualifies its recommendation of the merger and merger agreement or fails upon Cooper’s request to reconfirm its recommendation within 5 business days after such request, (ii) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 35% or more of the outstanding shares of Ocular common stock is commenced and Ocular’s board of directors fails to recommend that Ocular stockholders not tender their shares in such tender or exchange offer or (iii) Ocular fails to call or hold its stockholders meeting by January 26, 2005, or if the outside date of January 31, 2005 is extended, the fifth day prior to the new outside date;

•	by Ocular, because Ocular fails to obtain the requisite stockholder approval for the merger and merger agreement and Cooper is entitled to terminate the merger agreement for reasons described in the previous bullet point;

•	by Cooper, because any person or group became a beneficial owner of 35% or more of the outstanding shares of Ocular common stock and within the 12 following months, Ocular completes an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal;

•	(i)(x) by Cooper or Ocular, because Ocular stockholders did not approve and adopt the merger agreement and approve the merger agreement (other than Ocular if Cooper was entitled to terminate pursuant to the first bullet point above) or (y) by Cooper, because Ocular breached any of its covenants or agreements set forth in the merger agreement or any representation or warranty of Ocular became untrue or incorrect, and (ii) at any time after July 28, 2004 and before the vote at the Ocular stockholders meeting, an acquisition proposal has been publicly announced and not bona fide withdrawn and Ocular enters into a definitive agreement with respect to an acquisition proposal or completes an acquisition proposal, in either case, within the 12 months following the termination of the merger agreement; or

•	by Ocular, because Ocular receives a superior proposal prior to its stockholder approval and adoption of the merger agreement and approval of the merger and the Ocular board of directors determines in good faith, after consultation with outside legal counsel, to enter into an agreement to effect the superior proposal.

Except as described above and in “Expenses” below, neither party will have any liability to the other upon termination of the merger agreement, unless it breaches its obligations with respect to confidentiality under the merger agreement or willfully and materially breaches its representations, warranties, covenants or agreements under the merger agreement. See “Legal Proceeding Regarding the Merger” on page 71 for a description of a proposed reduction to the amount of the above-referenced termination fees to $30.8 million.

Expenses

Ocular has agreed to reimburse Cooper up to $6 million for the reasonable documented out-of-pocket expenses incurred by Cooper in connection with the merger if the merger agreement is terminated because (i) the Ocular stockholders fail to adopt and approve the merger agreement and approve the merger, (ii) a material adverse effect with respect to Ocular has occurred and not cured within 20 days of written notice, (iii) Ocular has materially breached any of its covenants in the merger agreement or any of its representations or warranties have become untrue and incorrect, and such breach or misrepresentation is not cured within 20 days of written notice, or (iv) Cooper is entitled to a termination fee for any of the reasons as described in “Termination Fee to be Paid by Ocular” above.

Cooper has agreed to reimburse Ocular up to $4.5 million for the reasonable documented out-of-pocket expenses incurred by Ocular in connection with the merger if the merger agreement is terminated because (i) the

Cooper stockholders fail to approve the issuance of the shares of Cooper common stock in connection with the merger, (ii) a material adverse effect with respect to Cooper has occurred and not cured within 20 days of written notice, (iii) either Cooper or TCC Acquisition has materially breached any of its covenants in the merger agreement or any of its representations or warranties have become untrue and incorrect, and such breach or misrepresentation is not cured within 20 days of written notice, or (iv) Ocular is entitled to a termination fee for any of the reasons as described in “Termination Fee to be Paid by Cooper” above.

Cooper and Ocular have agreed to each pay one-half of the expenses related to printing, filing and mailing this joint proxy statement/prospectus and all SEC and other regulatory filing fees incurred in connection with the registration statement and this joint proxy statement/prospectus.

Except as described in the previous three paragraphs, all expenses incurred by Cooper and Ocular in connection with the merger will be borne solely and entirely by the party which has incurred the expense.

Amendments, Extensions and Waivers

The merger agreement may be amended by action of the Cooper board of directors and the Ocular board of directors at any time prior to completion of the merger. However, after approval of the merger agreement by Ocular stockholders, no amendment may be made without further stockholder approval which, by law or in accordance with the rules of the any relevant stock exchange requires further approval by Ocular stockholders. All amendments to the merger agreement must be in writing and signed by each party.

At any time prior to completion of the merger, any party may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. However, after any approval of the transactions contemplated by the merger agreement by Ocular stockholders, no extension or waiver of any provisions of the merger agreement may be made without further stockholder approval which, by law or in accordance with the rules of any relevant stock exchange requires further approval by Ocular stockholders. Any extensions or waivers must be in writing signed by the party or parties to be bound, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

VOTING AGREEMENT

The following summary describes the material provisions of the voting agreement, which is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all of the information about the voting agreement that is important to you. Cooper and Ocular encourage you to read the voting agreement carefully in its entirety.

Concurrently with the execution and delivery of the merger agreement, Cooper and TCC Acquisition entered into a voting agreement with John Fruth, the Chairman of the Board of Directors of Ocular. As of October 4, 2004, the record date for the Ocular special meeting, Mr. Fruth beneficially owned 4,755,356 shares of Ocular common stock, representing approximately 18.3% of the outstanding shares of Ocular common stock.

Under the voting agreement, Mr. Fruth agreed to vote his shares of Ocular common stock:

•	in favor of the approval of the merger and the other transactions contemplated by the merger agreement and in favor of approval and adoption of the merger agreement;

•	against any other acquisition proposal for Ocular;

•	against any:

(a)	change in a majority of persons who constitute the Ocular board of directors,

(b)	amendment to the Ocular certificate of incorporation or bylaws, or

(c)	other action involving Ocular or any subsidiary of Ocular which is intended, or could reasonably be expected, to impede, interfere with, discourage, impair or adversely affect the ability of Ocular to consummate the merger or the transactions contemplated by the merger agreement or the voting agreement; and

•	against any action or agreement that would result in a material breach of any covenant, representation or warranty or any obligation of Ocular under the merger agreement.

Mr. Fruth has revoked any previous proxies granted with respect to the matters discussed above and has agreed not to grant any additional proxies or powers of attorney with respect to these matters, deposit any of his Ocular shares into a voting trust or enter into any additional voting agreements with respect to his Ocular shares.

The voting agreement also prohibits Mr. Fruth from transferring any shares of Ocular common stock, except to family members or charitable trusts in which Mr. Fruth retains all voting power with respect to the transferred shares.

Mr. Fruth also agreed not to offer, pledge, sell or otherwise transfer any shares of Cooper received in exchange for his Ocular shares through the merger for a period of three years from the date the merger is completed, excluding (a) the transfer by Mr. Fruth and his permitted transferees referred to in clause (b) of collectively up to 250,000 shares of Cooper each fiscal quarter pursuant to a 10b5-1 trading plan or otherwise and (b) all transfers to members of Mr. Fruth’s immediate family or to a charitable foundation, provided that these transferees agree to be bound by the three-year transfer restriction. These transfer restrictions terminate when Mr. Fruth ceases to be a member of the Cooper board of directors.

The voting agreement, excluding the three-year transfer restrictions on Cooper stock received by Mr. Fruth, terminates upon the earliest to occur of:

•	the termination of the merger agreement pursuant to its terms;

•	the written agreement of both Mr. Fruth and Cooper; and

•	completion of the merger.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated condensed financial statements are based upon the historical consolidated condensed financial statements and notes thereto (as applicable) of Cooper and Ocular, which are incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma consolidated condensed balance sheet gives pro forma effect to the merger as if the merger had been completed on July 31, 2004 and combines Cooper’s July 31, 2004 unaudited consolidated condensed balance sheet with Ocular’s June 30, 2004 unaudited consolidated condensed balance sheet. The unaudited pro forma consolidated condensed statements of income give pro forma effect to the merger as if it had been completed on November 1, 2002 and combines Cooper’s audited consolidated condensed statements of income for the fiscal year ended October 31, 2003 with Ocular’s audited consolidated condensed statements of income for the fiscal year ended December 31, 2003, and Cooper’s unaudited consolidated condensed statements of income for the nine month period ended July 31, 2004 with Ocular’s unaudited consolidated condensed statements of income for the nine month period from October 1, 2003 to June 30, 2004. The Ocular unaudited consolidated condensed statements of income for the nine month period ended June 30, 2004 were derived by adding the six month period ended June 30, 2004 to the fiscal year ended December 31, 2003 then subtracting the nine month period ended September 30, 2003. The pro forma adjustments are subject to change pending a final analysis of fair values of the assets acquired, liabilities assumed and equity instruments issued. The effect of these changes could be material.

The unaudited pro forma consolidated condensed financial statements are based upon the estimates and assumptions set forth below. The pro forma adjustments (including estimates and assumptions) made in connection with the preparation of the pro forma information are preliminary and have been made solely for purposes of preparing the pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the SEC. The unaudited pro forma consolidated condensed financial statements do not purport to be indicative of the results of operations of the combined company for future periods or the consolidated financial position or results that actually would have been realized for the periods presented had Cooper and Ocular been a single entity during these periods. The unaudited pro forma consolidated condensed financial statements do not give effect to any synergies or cost savings that may result from the integration of Cooper’s and Ocular’s businesses. Acquisition costs are estimated at $50 million, including Cooper’s estimated transaction expenses for the merger and costs of redundancies and other exit costs. These costs are only preliminary estimates, as the actual costs will depend on future decisions. Depending on the timing and nature of these decisions, the actual costs of redundancies and integration will either be recorded as part of the purchase price or charged to expense in the combined company’s statement of operations in the period in which they are incurred.

These unaudited pro forma consolidated condensed financial statements should be read in conjunction with the historical consolidated condensed financial statements and related notes contained in the annual, quarterly and other reports filed by Cooper and Ocular with the SEC. See “Where You Can Find More Information” on page 121.

The acquisition will be accounted for as a purchase under GAAP. These unaudited pro forma consolidated condensed financial statements reflect a preliminary allocation of the purchase price. The preliminary allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed. The excess of the purchase price over the fair value of net assets acquired has been classified as goodwill. The purchase price, in thousands, is computed as follows:

Cash	$592,786
Fair value of shares issued	592,786
Less Ocular cash acquired	(50,721)

Total purchase price	$1,134,851

The pro forma fair value of the Cooper common stock to be issued in the merger is based on the number of Ocular shares and in-the-money options outstanding on July 28, 2004, and an assumed fair value of the combined cash and stock consideration to be paid per Ocular share of $44.00. The actual value of the Cooper common stock to be issued in the merger will depend on the actual number of shares of Ocular common stock and in-the-money options outstanding at the closing of the merger, based on an average of the closing prices of Cooper common stock for a range of trading days from two days before through two days after July 28, 2004, the announcement date.

The preliminary allocation of the purchase price to the fair value of assets acquired and liabilities assumed, net of deferred taxes, was estimated as follows, in thousands, for the purpose of preparing the pro forma financial statements as if the merger had been completed on July 31, 2004:

Tangible assets at fair value	$302,431
Identifiable intangible assets	30,000
Goodwill	920,283
Other assets	12,991
Liabilities assumed	(130,854)

Total purchase price	$1,134,851

The following is a summary of the pro forma adjustments reflected in the unaudited pro forma consolidated condensed balance sheet:

A.	Adjustment to record the elimination of Ocular’s equity.

B.	Adjustment to record the purchase of Ocular including $553 million in additional long term debt, $553 million in Cooper common shares, $50 million in accrued acquisition costs and $30 million in purchased identifiable intangible assets with related deferred tax liability of $2.7 million and goodwill of $795 million representing the excess of purchase price over net assets acquired, subject to allocation. The fair value of in-process research and development, if any, will be expensed during the fiscal quarter in which the merger is completed.

C.	Adjustment to record the exchange of Ocular in-the-money options for cash of $39 million and Cooper common stock with a fair value of $39 million using a formula which compensates holders of such stock options in the same cash and stock ratio as the merger consideration received by Ocular stockholders.

D.	Adjustment to record debt acquisition costs.

E.	Adjustment to eliminate Ocular’s identifiable intangible assets.

F.	Adjustment to record purchased property, plant and equipment at fair value, and related deferred tax asset.

G.	Adjustment to record purchased inventory at fair value.

The following is a summary of adjustments reflected in the unaudited pro forma consolidated condensed statements of income:

H.	Adjustment to record the reduction of royalty payments on specific patents under the terms of an existing royalty agreement, due to the acquisition of Ocular.

I.	Adjustment to record the sell through of purchased inventory recorded at fair value.

J.	Adjustment to eliminate Ocular’s amortization of intangible assets acquired.

K.	Adjustment to record the amortization expense related to the amortizable intangible assets acquired, over useful lives of 15 years.

L.	Adjustment to record the increase in interest expense at the LIBOR rate plus 175 basis points, with $238 million fixed at LIBOR plus 375 basis points at the beginning of the term. Total acquisition related debt of $646 million consists of $593 million for the purchase price, approximately $45 million for acquisition costs in the periods presented, and $8 million for debt acquisition costs. A change of 1/8 percent in the interest rate would result in a change in interest expense and net income of $817,206 and $696,257, before and after tax, respectively, on an annual basis.

Interest expense is calculated on the pro forma outstanding variable and fixed rate debt, using historical rates over the period, including amortization of debt acquisition costs and unused credit facility fees. Actual interest rates will differ, the effect of which could be material.

M.	Adjustment to record an income tax benefit from the individual pro forma adjustments based on the tax effects of statutory rates relative to the jurisdictions in which the income and deductions would be realized.

N.	Adjustment to the number of shares used to compute earnings per share for the issuance of 10.5 million shares to purchase Ocular, based on the number of shares and in-the-money options outstanding on July 28, 2004.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Condensed Balance Sheets

(In thousands)

July 31, 2004

	Historical
	July 31, 2004 Cooper	June 30, 2004 Ocular	Pro Forma Adjustments							Pro Forma Combined
			A	B	C	D	E	F	G
ASSETS
Current assets:
Cash and cash equivalents	$26,075	$50,721								$76,796
Trade receivable, net	92,301	58,170								150,471
Marketable securities	1,187	—								1,187
Inventories	105,078	69,191							$16,300	190,569
Deferred tax assets	17,601	4,979								22,580
Other current assets	25,211	18,777								43,988

Total current assets	267,453	201,838							16,300	485,591
Property, plant and equipment at cost	143,500	143,014						$(8,000)		278,514
Goodwill, net	313,415	44,533		$795,474	$78,620		$12,756	5,200	(16,300)	1,233,698
Other intangible assets, net	25,527	12,756		30,000			(12,756)			55,527
Deferred tax asset	18,559	—		(2,677)				2,800		18,682
Other assets	3,739	4,468	$(334,155)	334,155		$8,400				16,607

	$772,193	$406,609	$(334,155)	$1,156,952	$78,620	$8,400	$—	$—	$—	$2,088,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$20,682	$398								$21,080
Accounts payable	15,624	10,547								26,171
Accrued acquisition costs	10,816	—		$50,000						60,816
Accrued income taxes	22,503	9,273								31,776
Other current liabilities	44,502	49,184								93,686

Total current liabilities	114,127	69,402		50,000						233,529
Long-term debt and other noncurrent liabilities	149,746	3,052		553,476	$39,310	$8,400				753,984

Total liabilities	263,873	72,454		603,476	39,310	8,400				987,513

Stockholders’ equity:
Common stock, $.10 par value	3,328	25	$(25)	976	69					4,373
Additional paid-in capital	326,251	119,252	(119,252)	552,500	39,241					917,992
Accumulated other comprehensive income and other	21,420	16,874	(16,874)							21,420
Retained earnings	166,297	198,004	(198,004)							166,297
Treasury stock at cost	(8,976)	—	—							(8,976)

Total stockholders’ equity	508,320	334,155	(334,155)	553,476	39,310					1,101,106

	$772,193	$406,609	$(334,155)	$1,156,952	$78,620	$8,400	$—	$—	$—	$2,088,619

See summary of the pro forma adjustments reflected in the unaudited pro forma consolidated condensed financial statements on pp. 97 and 98.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Condensed Statements of Income

(In thousands, except per share figures)

Twelve Months Ended October 31, 2003

	Historical		Pro Forma Adjustments							Pro Forma Combined
	Fiscal Year Ended October 31, 2003	Fiscal Year Ended December 31, 2003
	Cooper	Ocular	H	I	J	K	L	M	N
Net sales	$411,790	$310,563								$722,353
Cost of sales	146,588	143,391	$(950)	$16,300						305,329

Gross profit	265,202	167,172	950	(16,300)						417,024
Selling, general and administrative expense	162,852	114,320								277,172
Research and development expense	5,573	6,133								11,706
Amortization of intangibles	1,535	1,328			(1,328)	$2,000				3,535
Restructuring and related expense	—	10,858								10,858

Operating income	95,242	34,533	950	(16,300)	1,328	(2,000)				113,753
Interest expense	6,964	634					$27,506			35,104
Other income, net	2,209	2,475								4,684

Income before income taxes	90,487	36,374	950	(16,300)	1,328	(2,000)	(27,506)			83,333
Provision for income taxes	21,717	9,820						$(10,670)		20,867

Net income	$68,770	$26,554	$950	$(16,300)	$1,328	$(2,000)	$(27,506)	$10,670	$—	$62,466

Earnings per share:
Basic	$2.20									$1.50
Diluted	$2.13									$1.46
Number of shares used to compute earnings per share:
Basic	31,226								10,452	41,678
Diluted	32,274								10,452	42,726

See summary of the pro forma adjustments reflected in the unaudited pro forma consolidated condensed financial statements on pp. 97 and 98.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Condensed Statements of Income

(In thousands, except per share figures)

Nine Months Ended July 31, 2004

	Historical								Pro Forma Combined
	Nine Months Ended July 31, 2004 Cooper	Nine Months Ended June 30, 2004 Ocular
			Pro Forma Adjustments
			H	J	K	L	M	N
Net sales	$359,365	$245,061							$604,426
Cost of sales	127,890	105,385	$(835)						232,440

Gross profit	231,475	139,676	835						371,986
Selling, general and administrative expense	141,126	93,765							234,891
Research and development expense	4,572	5,551							10,123
Amortization of intangibles	1,437	993		$(993)	$1,500				2,937
Restructuring and related expense	—	8,598							8,598

Operating income	84,340	30,769	835	993	(1,500)				115,437
Interest expense	4,433	335				$20,476			25,244
Other income, net	1,203	209							1,412

Income before income taxes	81,110	30,643	835	993	(1,500)	(20,476)			91,605
Provision for income taxes	17,008	7,859					$(3,312)		21,555

Net income	$64,102	$22,784	$835	$993	$(1,500)	$(20,476)	$3,312	$—	$70,050

Earnings per share:
Basic	$1.97								$1.63
Diluted	$1.89								$1.58

Number of shares used to compute earnings per share:
Basic	32,468							10,452	42,920
Diluted	33,885							10,452	44,337

See summary of the pro forma adjustments reflected in the unaudited pro forma consolidated condensed financial statements on pp. 97 and 98.

DESCRIPTION OF COOPER CAPITAL STOCK

The following is a summary of the material terms of Cooper’s capital stock. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of the restated certificate of incorporation of Cooper, as amended, the amended and restated bylaws of Cooper and the Rights Agreement between Cooper and American Stock Transfer & Trust Company, as amended, each of which has been filed with the SEC. See “Comparison of Stockholder Rights and Corporate Governance Matters” on page 103.

General

As of the date of this joint proxy statement/prospectus, Cooper’s authorized capital stock consists of:

•	70,000,000 shares of common stock, par value $0.10 per share, and

•	1,000,000 shares of preferred stock, par value $0.10 per share.

As of October 4, 2004, the record date for the Cooper special meeting, 32,745,146 shares of Cooper common stock were issued and outstanding and no shares of Cooper preferred stock were issued and outstanding.

Preferred Stock

The Cooper board of directors is authorized to determine the voting powers, if any, and the designations, preferences and relative, participating, optional, conversion and other special rights on any series of preferred stock, the number of shares constituting any series of preferred stock, and the designation of any series of preferred stock. In connection with Cooper’s stockholder rights agreement, the Cooper board of directors has designated 175,000 shares of preferred stock as “Series A Junior Participating Preferred Stock.” See “Comparison of Stockholder Rights and Corporate Governance Matters—Stockholder Rights Plan” on page 107.

Common Stock

Holders of Cooper common stock are entitled to one vote for each share held of record on all matters submitted to a vote of holders of Cooper common stock. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Cooper common stock are entitled to dividends as may be declared from time to time by the Cooper board of directors out of funds legally available for that purpose. Cooper has paid semi-annual dividends on its common stock ranging from $0.025 to $0.03 per share on six occasions since November 1, 2001. Holders of Cooper common stock have no preemptive, redemption, conversion or sinking fund rights. Upon a liquidation, dissolution or winding up of Cooper, the holders of Cooper common stock are entitled to share equally and ratably in the assets of Cooper, if any, remaining after the payment of all debts and liabilities of Cooper and the liquidation preference of any outstanding Cooper preferred stock. All issued and outstanding shares of Cooper common stock are validly issued, fully paid and nonassessable.

Transfer Agent

The transfer agent and registrar of the Cooper common stock is American Stock Transfer & Trust Company.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

Cooper and Ocular are both incorporated under the laws of the State of Delaware. Until completion of the merger, the rights of holders of Ocular common stock are governed by the Delaware General Corporation Law, or the DGCL, the restated certificate of incorporation of Ocular and the bylaws of Ocular. After completion of the merger, Ocular stockholders will become stockholders of Cooper, and their rights will be governed by the DGCL, the restated certificate of incorporation of Cooper, as amended, the amended and restated bylaws of Cooper, and the Rights Agreement between Cooper and American Stock Transfer & Trust Company, as amended.

The rights of both Cooper and Ocular stockholders under Delaware law and their respective charters and bylaws are the same, in all material respects, with respect to matters such as cumulative voting, classification of the board of directors, removal of directors, amending the certificate of incorporation and bylaws, notice of stockholder meetings, proxies, dividends and restrictions on business combinations. The following is a summary of the material differences between the rights of Cooper stockholders and the rights of Ocular stockholders. While Cooper and Ocular believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Cooper and Ocular stockholders, and it is qualified in its entirety by reference to the DGCL and the various documents of Cooper and Ocular referred to in this summary. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Cooper and being a stockholder of Ocular. Cooper and Ocular have filed with the SEC their respective documents referred to herein and will send copies of these documents to you upon your request. See “Where You Can Find More Information” on page 121.

	Ocular	Cooper
Authorized Capital Stock	The authorized capital stock of Ocular consists of 80,000,000 shares of common stock, par value of $0.001 per share and 4,000,000 shares of preferred stock, par value of $0.001 per share. No shares of preferred stock are outstanding.	The total authorized capital stock of Cooper consists of 70,000,000 shares of common stock, par value $0.10 per share and 1,000,000 shares of preferred stock, par value $0.10 per share. No shares of preferred stock are outstanding.

Number of Directors	The Ocular bylaws provide that the number of directors will be fixed from time to time by the Ocular board of directors. The Ocular board of directors currently consists of eight directors.	Cooper’s bylaws provide that the number of directors of Cooper will be not less than six nor more than eleven, and will be fixed from time to time by Cooper’s board of directors, The number of directors of Cooper currently is fixed at eight. Following the appointment of John Fruth and Edgar Cummins, currently directors of Ocular, as directors of Cooper upon completion of the merger, the board will consist of ten directors.

Vacancies on the Board of Directors	Ocular’s certificate of incorporation and bylaws provide that vacancies and newly created directorships may be filled by the stockholders, by the majority of the directors then in office, although less than a quorum, or by a sole remaining director.	Cooper’s certificate of incorporation and bylaws provide that vacancies and newly created directorships may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

	Ocular	Cooper

Stockholder Action by Written Consent	Ocular’s certificate of incorporation provides that Ocular’s stockholders may only take action at annual or special meetings, and prohibits Ocular’s stockholders from taking action by written consent.	Cooper’s certificate of incorporation and bylaws permit action by the written consent of Cooper stockholders without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be taken, is signed by holders of outstanding stock that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Such written consents are valid for a maximum of sixty days.

Special Meeting of Stockholders	Ocular’s bylaws permit the chairman of the board, a majority of the board of directors, the chief executive officer, the president or the holders of at least ten percent of the shares of Ocular to call a special meeting.	Cooper’s bylaws permit the chairman of the board, a majority of the board of directors or the holders of a majority of the shares of Cooper to call a special meeting.

Delivery and Notice Requirements of Stockholder Nominations and Proposals	Ocular’s bylaws provide that, in order for a stockholder to nominate a person for election to the Ocular board of directors or to bring other business before an annual meeting of stockholders, the stockholder’s notice must be delivered to the principal executive offices of Ocular not later than the close of business on the sixtieth day nor earlier than the ninetieth day prior to the first anniversary of the preceding year’s annual meeting. Such stockholder’s notice must set forth (i) as to each nominee, all information about the nominee that is required to be disclosed under Regulation 14A of the Securities Exchange Act of 1934, and (ii) as to each matter the stockholder proposes to bring before the meeting a brief description of the business desired to be brought before the meeting, the text of the proposal or resolution, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder, and, in each case, as to the stockholder giving the notice, the name and address of such stockholder and the class and number of shares of capital stock which are owned by such stockholder.	Cooper’s bylaws provide that, in order for a stockholder to bring business before an annual meeting of stockholders or to nominate a person for election as a director, the stockholder’s notice must be delivered to and received at the principal executive offices of Cooper not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. Such stockholder’s notice must set forth (i) as to each matter the stockholder proposes to bring before the meeting a brief description of the business desired to be brought before the meeting, the text of the proposal or resolution, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder, (ii) as to any nomination of a person for election as a director, certain specified information as to such person, and, in each case, as to the stockholder giving the notice, the name and address of such stockholder, the class and number of shares of capital stock which are owned by such stockholder, a representation that the stockholder is a holder of record of stock of Cooper entitled to vote at such meeting, and a representation as to whether the stockholder, or a group of which it is a member, intends to solicit proxies from stockholders in support of the proposal or nominee, as applicable.

	Ocular	Cooper

Limitation of Personal Liability of Directors	Ocular’s certificate of incorporation provides that, to the fullest extent permitted by law, no director of Ocular shall be personally liable for monetary damages for breach of fiduciary duty as a director.

Cooper’s certificate of incorporation provides that a director of Cooper will not be personally liable to Cooper or Cooper’s stockholders for monetary damages for breach of fiduciary duties, except for liability for:

•      any breach of the director’s duty of loyalty to Cooper or Cooper’s stockholders;

•      acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•      payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

• any transaction from which the director derived an improper personal benefit.

Indemnification of Officers and Directors	Ocular’s bylaws provide for indemnification of each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding (a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative) is or was a director or officer of Ocular or is or was serving at the request of Ocular as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Delaware law against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Ocular’s bylaws further provide that Ocular will pay all expenses (including attorneys’ fees) incurred by such a director or officer in defending any such proceeding as such expenses are incurred in advance of its final disposition, except that Ocular is not required to advance any expenses to a person against whom Ocular directly brings a claim, in a
Cooper’s bylaws provide for indemnification of any party who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, including any appeal (“proceeding”) (other than a proceeding by or in the right of the Cooper) by reason of the fact that he is or was a director, officer or employee of Cooper or any predecessor corporation or entity, or is or was serving at the request of the Cooper as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Cooper, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation, and,

Ocular	Cooper
proceeding, alleging that such person has breached his or her duty of loyalty to Ocular, committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or derived an improper personal benefit from a transaction.

with respect to any criminal proceeding, that he had reasonable cause to believe that his conduct was unlawful. Further, Cooper will indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed proceeding by or in the right of Cooper to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of Cooper or any predecessor corporation or entity, or is or was serving at the request of Cooper as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best. interests of Cooper, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Cooper unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. However, Cooper shall indemnify any officer, director or employee in connection with any proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors and any indemnification by reason of the fact that such person is or was serving at the request of Cooper as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be reduced by the amount of any such expenses, judgments, fines and amounts paid in settlement for which such person has otherwise received payment (under any insurance policy, charter or by-law provision or otherwise). Expenses (including attorneys’ fees) incurred by a present or former director, officer or employee in defending a proceeding

	Ocular	Cooper
shall be paid by Cooper in advance of the final disposition of any proceeding; provided, however, that if the Delaware General Corporation Law so requires, an advance of expenses incurred by any such person in his capacity as a present director or officer (and not in any other capacity in which service was or is rendered by such person, including without limitation any employee benefit plan) will be made only upon receipt by Cooper of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Cooper.

Stockholder Rights Plan	Ocular does not have a stockholder rights plan.	On October 29, 1997, Cooper adopted a stockholder rights plan pursuant to a rights agreement, and amended the rights agreement on September 25, 1998. The rights were adjusted pursuant to the agreement in connection with Cooper’s two for one stock split, effected via a stock dividend, on November 22, 2002. The following description of the rights agreement is subject in its entirety to the terms and conditions of the rights agreement. You should read the rights agreement carefully. See “Where You Can Find More Information” on page 121.

Pursuant to Cooper’s rights agreement, one-half of a right attaches to each share of Cooper common stock outstanding. Each right entitles the registered holder to purchase from Cooper one two-hundredth (1/200th) of a share of Cooper Series A Junior Participating Preferred Stock at an initial purchase price of $72.50, subject to customary antidilution adjustments. A holder of rights will not have any rights as a stockholder of Cooper by virtue of holding the rights. The rights expire in 2007 and are designed to assure that all Cooper stockholders receive fair and equal treatment in the event of any proposed takeover and to guard against partial tender offers, open market accumulation and other abusive tactics to gain control of the Company without paying all stockholders a premium. The Company’s board of directors will be entitled to redeem the rights at $0.01 per right at any time before, or within 10 days after, a person has acquired 20% or more of

	Ocular	Cooper
the outstanding common stock. If a person becomes an “Acquiring Person”, i.e., a person who acquires 20% or more of the outstanding common stock of Cooper, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of Cooper having a market value at that time of twice the right’s exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. If Cooper is acquired in a merger or other business combination after a person has become an Acquiring Person, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of the acquiring company’s common shares having a market value at that time of twice the right’s exercise price. This provision will not apply if an acquisition that results in ownership of 20% or more of the outstanding Cooper common stock under a merger or other acquisition agreement is made pursuant to a cash tender offer under the Exchange Act and filed with the SEC on Schedule 14d-1 or any successor form and if the board, on the advice of its investment banker, determines that a cash tender offer for all outstanding shares is fair and in the best interest of Cooper and its stockholders.

Appraisal Rights	Delaware law provides stockholders of a Delaware corporation involved in certain types of mergers the right to demand and receive payment of the fair value of their stock, known as appraisal rights. Appraisal rights are available to Ocular stockholders with respect to the merger. See “Appraisal Rights” on page 109.	Delaware law provides stockholders of a Delaware corporation involved in certain types of mergers the right to demand and receive payment of the fair value of their stock, known as appraisal rights. Appraisal rights are not available to Cooper stockholders with respect to the merger.

APPRAISAL RIGHTS

Holders of shares of Ocular common stock who do not vote in favor of approval and adoption of the merger agreement and approval of the merger and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the Delaware General Corporation Law, or the DGCL. Under Delaware law, holders of shares of Cooper common stock are not entitled to appraisal rights in connection with the merger.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 which is attached to this joint proxy statement/prospectus as Annex E. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Ocular common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Ocular common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of Ocular common stock who do not vote in favor of approval and adoption of the merger agreement and approval of the merger and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Notice of Appraisal Rights. Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of approval and adoption of the merger agreement and approval of the merger by Ocular’s stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This joint proxy statement/prospectus shall constitute the notice, and the full text of Section 262 is attached to this joint proxy statement/prospectus as Annex E. Any holder of Ocular common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex E carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Ocular believes that if an Ocular stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand. Any Ocular stockholder wishing to exercise appraisal rights must deliver to Ocular, before the vote on approval and adoption of the merger agreement and approval of the merger at Ocular’s annual meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of approval and adoption of the merger agreement and approval of the merger. A holder of shares of Ocular common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through completion of the merger, since appraisal rights will be lost if the shares are transferred prior to completion of the merger. The holder must not vote in favor of approval and adoption of the merger agreement and approval of the merger. A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of approval and adoption of the merger agreement and approval of the merger, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against approval and adoption of the merger agreement and approval of the merger or abstain from voting on the merger agreement. Neither voting against approval and adoption of the merger agreement and approval of the merger (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to approve and adopt the merger agreement and approval of the merger will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform Ocular of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on approval and adoption of the merger agreement and approval of the merger at Ocular’s annual meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Ocular common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Ocular common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Ocular common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Ocular Sciences, Inc., 1855 Gateway Boulevard, Suite 700, Concord, CA 94520, Attention: Corporate Secretary.

Withdrawal of Demand. Any holder of Ocular common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the Ocular stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation. Within ten days after completion of the merger, the surviving corporation must notify each holder of Ocular common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of approval and adoption of the merger agreement and approval of the merger, that the merger has become effective.

Filing a Petition for Appraisal. Within 120 days after completion of the merger, but not thereafter, the surviving corporation or any holder of Ocular common stock who has so complied with Section 262 and is entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Ocular common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Ocular common stock within the time prescribed in Section 262. Within 120 days after completion of the merger, any holder of Ocular common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of approval and adoption of the merger agreement and approval of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefore has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Under the merger agreement, Ocular has agreed to provide Cooper notice of any demands for appraisal received by it. Cooper will have the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. Ocular will not voluntarily make any payments with respect to, or settle or offer to settle, any demand for appraisal without the prior written consent of Cooper. If a petition for an appraisal is timely filed by a holder of shares of Ocular common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value. After determining the holders of Ocular common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery of Delaware will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the merger consideration they would receive pursuant to the merger (0.3879 shares of Cooper common stock and $22.00 for each one share of Ocular common stock) if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although Ocular believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Ocular nor Cooper anticipate offering more than the applicable merger consideration to any Ocular stockholder exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Ocular common stock is less than the applicable merger consideration, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Ocular common stock have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of Ocular common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of Ocular common stock will be deemed to have been converted upon completion of the merger into the right to receive 0.3879 shares of Cooper common stock and $22.00, without interest for each share of Ocular common stock owned by such stockholder (and cash in lieu of any fractional shares) that constitutes the merger consideration under the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after completion of the merger or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, in accordance with Section 262.

From and after completion of the merger, no dissenting stockholder shall have any rights of an Ocular stockholder with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions on the holder’s shares of Ocular common stock, if any, payable to Ocular stockholders of record as of a time prior to completion of the merger; provided, however, that if a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after completion of the merger or subsequently with the written approval of the surviving company, or, if no petition for appraisal is filed within 120 days after completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any Ocular stockholder without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

THE COOPER SPECIAL MEETING

Date, Time, Place and Purpose of the Cooper Special Meeting

The special meeting of Cooper stockholders will be held at 10:00 a.m. local time on November 16, 2004 at the offices of JPMorgan Chase & Co., 270 Park Avenue, 2nd Floor Auditorium, New York, New York to consider and vote upon a proposal to approve the issuance of Cooper common stock pursuant to the merger agreement.

Cooper may also transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Recommendation of the Cooper Board of Directors

The Cooper board of directors has unanimously approved the merger agreement, and unanimously recommends that Cooper stockholders vote “FOR” approval of the issuance of Cooper common stock to Ocular stockholders pursuant to the merger agreement. See “The Merger—Reasons for the Merger—Cooper” on page 46.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Cooper common stock at the close of business on the record date, October 4, 2004, are entitled to notice of and to vote at the special meeting. As of the record date, there were 32,745,146 shares of Cooper common stock outstanding and entitled to vote at the special meeting, held by approximately 812 holders of record. A list of Cooper stockholders will be available for review at the offices of JPMorgan Chase & Co., 270 Park Avenue, 2nd Floor Auditorium, during regular business hours for a period of ten days before the special meeting. Each holder of Cooper common stock is entitled to one vote for each share of Cooper common stock he or she owned as of the record date.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting. The presence, in person or by proxy, of shares of Cooper common stock representing a majority of shares of Cooper common stock outstanding and entitled to vote on the Cooper record date is necessary to constitute a quorum at the Cooper special meeting. Abstentions and “broker non-votes,” discussed below, count as present for establishing a quorum.

Stockholder approval of the issuance of Cooper common stock pursuant to the merger agreement is required under the regulations of the New York Stock Exchange. The affirmative vote of the holders of a majority of shares of Cooper common stock cast on such proposal, in person or by proxy, is required for such approval provided that the total votes cast on the proposal represent a majority of the outstanding shares of Cooper common stock entitled to vote on the proposal.

As of October 4, 2004, the record date for the special meeting, the directors and executive officers of Cooper as a group beneficially owned and were entitled to vote 2,473,626 shares of Cooper common stock, or approximately 7.4% of the outstanding shares of Cooper on that date.

Votes will be counted by the inspector of elections appointed for the meeting, who will separately tabulate “FOR “ and “AGAINST” votes, abstentions and broker non-votes with respect to the proposal to approve the issuance of Cooper common stock pursuant to the merger agreement.

Voting; Proxies; Revocation

Cooper stockholders may vote by proxy or in person at the special meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting.

Voting by Proxy

You should vote your proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting. Voting instructions are included on your proxy card. If you properly grant your proxy and submit it to Cooper in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. If no instructions are indicated on a properly executed proxy card or voting instruction, the shares will be voted “FOR” the approval of the proposal.

If other matters properly come before the Cooper special meeting, the shares represented by proxies will be voted, or not voted, by the individuals named in the proxies in their discretion. No proxy that is voted against approval of the issuance of Cooper common stock in the merger will be voted in favor of any adjournment or postponement of the Cooper special meeting for the purpose of soliciting additional proxies.

If you are the record holder of Cooper shares of common stock, you may submit your proxy through the mail by completing your proxy card, and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

If you are not the record holder of your shares, you must provide the record holder of your shares with instructions on how to vote your shares. The bank, broker or other nominee holding your shares may allow you to deliver your voting instructions by telephone or over the internet. Cooper stockholders whose shares are held by a bank, broker or other nominee should refer to their voting instruction card forwarded by the bank, broker or other nominee holding their shares. If your voting instruction card does not include telephone or internet voting instructions, please complete and return your voting instruction card by mail.

Revocation of Proxy

You may revoke your proxy at any time before it is voted at the Cooper special meeting by:

•	delivering to the Secretary of Cooper a signed notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	granting a new proxy, relating to the same shares and bearing a later date; or

•	attending the special meeting and voting in person; however, attendance at the special meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Written notices of revocation and other communications with respect to the revocation of Cooper proxies should be addressed to:

The Cooper Companies, Inc.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

Attn: Corporate Secretary

Abstentions and Broker Non-Votes

Abstentions and “broker non-votes” will be counted in determining whether a quorum is present at the Cooper special meeting. Abstentions, which occur when a stockholder attends a meeting, either in person or by proxy, but abstains from voting, and “broker non-votes,” which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority with respect to the proposal, will not count as votes either for or against the proposal to approve the issuance of Cooper common stock in the merger or towards the total votes cast on the proposal for purposes of determining if the necessary majority of outstanding shares has voted on the proposal.

Proxy Solicitation

Cooper is soliciting proxies for the Cooper special meeting from Cooper stockholders. Cooper will bear the entire cost of soliciting proxies from Cooper stockholders, except that Cooper and Ocular have each agreed to pay one-half of the costs of filing, printing and mailing this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Cooper will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Cooper common stock held by them and secure their voting instructions if necessary. Cooper will reimburse those record holders for their reasonable expenses in so doing. Cooper has also made arrangements with D.F. King & Company, Inc. to assist it in soliciting proxies, and has agreed to pay a fee of approximately $10,000 plus expenses for those services. Cooper also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Cooper stockholders, either personally or by telephone, internet, telegram, facsimile or special delivery letter.

Other Business; Adjournments

Cooper does not expect that any matter other than the proposal presented in this joint proxy statement/prospectus will be brought before the Cooper special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. Under the laws of the State of Delaware, no business may be raised at the Cooper special meeting unless proper notice to Cooper stockholders has been given not less than 10 nor more than 60 days before the date of the meeting. In addition, Cooper’s bylaws provide that no matter may be brought before a special meeting that is not stated in the notice of the special meeting.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the Cooper special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder entitled to vote at the meeting. Cooper does not currently intend to seek an adjournment of the special meeting. No proxy that is voted against approval of the issuance of Cooper common stock in the merger will be voted in favor of any adjournment or postponement of the Cooper special meeting for the purpose of soliciting additional proxies.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Cooper special meeting, please contact:

Cooper’s proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

(800) 549-6697

or Investor Relations at Cooper at:

Investor Relations

The Cooper Companies, Inc.

21062 Bake Parkway, Ste 200

Lake Forest, CA 92630

Tel: (949) 597-4700

Fax: (949) 768-3688

Email: ir@coopercos.com

THE OCULAR SPECIAL MEETING

Date, Time, Place and Purpose of the Ocular Special Meeting

The special meeting of Ocular stockholders will be held at 9:00 a.m. local time on November 16, 2004 at the Hilton Concord, 1970 Diamond Boulevard, Concord, California.

The Ocular special meeting is being held to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger by and among Cooper, TCC Acquisition Corp., which is a wholly-owned subsidiary of Cooper, and Ocular, as described in this joint proxy statement/prospectus, and to approve the merger contemplated by the merger agreement.

Ocular may also transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Recommendation of the Ocular Board of Directors

The Ocular board of directors has unanimously adopted the merger agreement and unanimously recommends that Ocular stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger. See “The Merger—Reasons for the Merger—Ocular” on page 49.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Ocular common stock at the close of business on the record date, October 4, 2004, are entitled to notice of and to vote at the Ocular special meeting. As of the record date, there were 25,929,605 shares of Ocular common stock outstanding and entitled to vote at the special meeting, held by 61 holders of record. A list of Ocular stockholders will be available for review at the executive offices of Ocular during regular business hours for a period of ten days before the special meeting. Each holder of Ocular common stock is entitled to one vote for each share of Ocular common stock he or she owned as of the record date. If you do not vote, either in person or by proxy, it will have the same effect as voting against the merger agreement.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting. The required quorum for the transaction of business at the special meeting is a majority of the outstanding shares of Ocular common stock entitled to vote and present, whether in person or by proxy, at the special meeting. Abstentions and “broker non-votes,” discussed below, count as present for establishing a quorum.

The affirmative vote of the holders of a majority of the outstanding shares of Ocular common stock entitled to vote at the special meeting is required to approve the merger agreement.

John Fruth, Chairman of the Board of Directors of Ocular, who beneficially owned and was entitled to vote as of the record date 4,755,356 shares, or approximately 18.3% of the outstanding shares of Ocular common stock, has executed a voting agreement in which he has agreed to vote in favor of the approval and adoption of the merger agreement and approval of the merger. See “Voting Agreement” on page 95.

As of October 4, 2004, the record date for the Ocular special meeting, the directors and executive officers of Ocular and their affiliates (excluding John Fruth) as a group beneficially owned and were entitled to vote 336,178 shares of Ocular common stock, or approximately 1.3% of the outstanding shares of Ocular on that date.

Votes will be counted by the inspector of elections appointed for the meeting, who will separately tabulate “FOR” and “AGAINST” votes, abstentions and broker non-votes with respect to the proposal to approve and adopt the merger agreement and approve the merger.

Voting; Proxies; Revocation

You may vote by proxy or in person at the Ocular special meeting.

Voting in Person

If you plan to attend the Ocular special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting.

Voting by Proxy

You should vote your proxy even if you plan to attend the Ocular special meeting. You can always change your vote at the special meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Ocular in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

The method of voting by proxy differs for shares held as a record holder and shares held in street name. If you hold your shares of Ocular common stock as a record holder you should complete, date and sign the enclosed proxy card and promptly return it in the enclosed, pre-addressed, postage-paid envelope or otherwise mail it to Ocular. If you hold your shares of Ocular common stock in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker or bank may allow you to deliver your voting instructions by the telephone or over the internet. Please follow the instructions that are provided by your broker or bank.

All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or; if no direction is indicated, “FOR” approval of the merger agreement.

You should not send in any certificates representing Ocular common stock at this time. Following completion of the merger, you will receive instructions for the surrender and exchange of your Ocular stock certificates.

Revocation of Proxy

You may revoke your proxy at any time before it is exercised at the Ocular special meeting by taking any of the following actions:

•	delivering to the Secretary of Ocular a signed notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date; or

•	attending the special meeting and voting in person, however, attendance at the special meeting will not, by itself, revoke a proxy.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your brokers, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Written notices of revocation and other communications with respect to the revocation of Ocular proxies should be addressed to:

Ocular Sciences, Inc.

1855 Gateway Boulevard, Suite 700

Concord, CA 94520

Attn: Corporate Secretary

Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of Ocular common stock as of the record date will be required to adopt the merger agreement. As a result, abstentions and broker non-votes will have the same effect as voting “AGAINST” the approval and adoption of the merger agreement and approval of the merger.

Proxy Solicitation

Ocular is soliciting proxies for the special meeting from stockholders of Ocular. Ocular will bear the entire cost of soliciting proxies from Ocular stockholders, except that Ocular and Cooper have each agreed to pay one-half of the costs of filing, printing and mailing this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Ocular will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Ocular common stock held by them and secure their voting instructions if necessary. Ocular will reimburse those record holders for their reasonable expenses in so doing. Ocular has also made arrangements with Strategic Stock Surveillance, LLC to assist it in soliciting proxies, and has agreed to pay a fee of approximately $7,500 plus expenses for those services. Ocular also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Ocular stockholders, either personally or by telephone, internet, telegram, facsimile or special delivery letter.

Other Business; Adjournments

Ocular does not expect that any matter other than the proposal presented in this joint proxy statement/prospectus will be brought before the Ocular special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. Under Delaware law, no business may be raised at the Ocular special meeting unless proper notice to Ocular stockholders has been given not less than ten nor more than 60 days before that date of the meeting. In addition, Ocular’s bylaws provide that no matter may be bought before a special meeting that is not stated in the notice of the special meeting.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. Ocular does not currently intend to seek an adjournment of the special meeting. No proxy that is voted against adoption and approval of the merger and approval of the merger will be voted in favor of any adjournment or postponement of the Ocular special meeting for the purpose of soliciting additional proxies.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Ocular special meeting, please contact:

Ocular’s proxy solicitor at:

Strategic Stock Surveillance, LLC

331 Madison Avenue

New York, NY

(866) 657-8728 (toll free)

or investor relations of Ocular at:

EVC Group, Inc.

90 Montgomery Street Suite 1001

San Francisco, CA 94165

Tel: (415) 896-6820

Email: ocularir@evcgroup.com

ADDITIONAL INFORMATION

LEGAL MATTERS

The legality of Cooper common stock offered by this joint proxy statement/prospectus will be passed upon for Cooper by its counsel, Latham & Watkins LLP. Certain United States federal income tax consequences of the merger will be passed upon for Cooper by Latham & Watkins LLP and for Ocular by Fenwick & West LLP. Certain attorneys of Latham & Watkins LLP and their families own beneficial interests in less than 1%, in the aggregate, of the outstanding shares of Cooper common stock.

EXPERTS

The consolidated financial statements and financial statement schedule of The Cooper Companies, Inc. and subsidiaries as of October 31, 2003 and 2002, and for each of the years in the three-year period ended October 31, 2003, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the October 31, 2003 financial statements refers to a change in accounting for Goodwill and Intangible Assets in 2002.

The consolidated financial statements and financial statement schedule of Ocular Sciences, Inc. and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2003 financial statements refer to a change in accounting for Goodwill and Intangible Assets in 2002.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proper proposals for inclusion in Cooper’s proxy statement and for consideration at Cooper’s next annual meeting of stockholders, which is currently scheduled to occur on or around March 23, 2005. To be eligible for inclusion in Cooper’s 2005 proxy statement, your proposal must be received by Cooper no later than October 11, 2004 and must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934. In addition, Cooper’s bylaws contain an advance notice provision with respect to matters to be brought at a special meeting of stockholders and not included in Cooper’s proxy statement. Further, if you would like to nominate a director or bring any other business before the stockholders at the 2005 annual meeting other than pursuant to Rule 14a-8 of the Exchange Act, you must comply with the procedures contained in the bylaws and you must notify Cooper in writing and such notice must be delivered to or received by the Secretary no later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to March 23, 2005. While the board will consider stockholder proposals, Cooper reserves the right to omit from Cooper’s 2005 proxy statement any stockholder proposal that it is not required to include under the Securities Exchange Act of 1934, including Rule 14a-8 of the Securities Exchange Act of 1934.

You may write to the Secretary of Cooper at Cooper’s principal executive office, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588, Attn: Corporate Secretary, to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Ocular will hold its annual meeting of stockholders in 2005 only if the merger has not already been completed. If such a meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement for the 2005 annual meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 if such proposals are received by Ocular before the close of business on December 23, 2004. Stockholders that intend to present a proposal that will not be included in the proxy statement for the 2005 annual meeting must give notice of the proposal to Ocular no fewer than 60 nor more than 90 days prior to May 21, 2005.

You may write to the Secretary of Ocular at the following address: Ocular Sciences, Inc., 1855 Gateway Boulevard, Suite 700, Concord, CA 94520, Attn: Corporate Secretary, to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals.

WHERE YOU CAN FIND MORE INFORMATION

Cooper and Ocular file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either Cooper or Ocular at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Cooper and Ocular are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Cooper has filed a registration statement on Form S-4 to register with the SEC the Cooper common stock to be issued to Ocular stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a proxy statement and a prospectus of Cooper, in addition to being a proxy statement of Ocular for the Ocular special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Cooper and Ocular and Cooper common stock. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Cooper and Ocular to “incorporate by reference” information into this joint proxy statement/prospectus. This means that Cooper and Ocular can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Cooper and Ocular have previously filed with the SEC. They contain important information about Cooper and Ocular and their financial condition. The following documents, which were filed by Cooper with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

•	annual report of Cooper on Form 10-K for the fiscal year ended October 31, 2003, filed with the SEC on January 28, 2004;

•	quarterly report of Cooper on Form 10-Q for the quarter ended January 31, 2004, filed with the SEC on March 12, 2004;

•	quarterly report of Cooper on Form 10-Q for the quarter ended April 30, 2004, filed with the SEC on June 14, 2004;

•	quarterly report of Cooper on Form 10-Q for the quarter ended July 31, 2004, filed with the SEC on September 14, 2004;

•	current reports of Cooper on Form 8-K filed with the SEC on February 11, 2004, February 27, 2004, March 29, 2004 and July 29, 2004;

•	the description of Cooper’s preferred share purchase rights, contained in the current reports on Form 8-K filed with the SEC on October 31, 1997 and September 28, 1998, and any amendment or report filed with the SEC for the purpose of updating the description;

•	the description of the common stock of Cooper contained in its registration statements on Form 8-A filed with the SEC on October 28, 1983, March 1, 1985 and November 2, 1987 and any amendment or report filed with the SEC for the purpose of updating the description; and

•	the description of the preferred share purchase rights contained in our registration statement on Form 8-A filed November 3, 1997.

The following documents, which were filed by Ocular with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

•	annual report of Ocular on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 15, 2004;

•	quarterly report of Ocular on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 10, 2004;

•	quarterly report of Ocular on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 6, 2004;

•	current reports of Ocular on Form 8-K filed with the SEC on May 6, 2004 and July 29, 2004; and

•	the description of the common stock of Ocular contained in its registration statement on Form 8-A filed with the SEC on May 30, 1997, and any amendment or report filed with the SEC for the purpose of updating the description.

In addition, Cooper and Ocular incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/prospectus and the dates of the Cooper special meeting and the Ocular special meeting, respectively. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

Cooper and Ocular also incorporate by reference the following additional documents:

•	the agreement and plan of merger attached to this joint proxy statement/prospectus as Annex A; and

•	the voting agreement attached to this joint proxy statement/prospectus as Annex B.

Cooper has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Cooper, and Ocular has supplied all the information relating to Ocular.

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus through Cooper or Ocular, as the case may be, or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from Cooper and Ocular without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus.

Cooper stockholders and Ocular stockholders may request a copy of information incorporated by reference into this joint proxy statement/prospectus by contacting the investor relations department for each of Cooper and Ocular at:

For Cooper: Investor Relations The Cooper Companies, Inc. 21062 Bake Parkway, Ste 200 Lake Forest, CA 92630 Tel: (949) 597-4700 Fax: (949) 768-3688 Email: ir@coopercos.com	For Ocular: EVC Group, Inc. 90 Montgomery Street Suite 1001 San Francisco, CA 94165 Tel: (415) 896-6820 Email: ocularir@evcgroup.com

In addition, you may obtain copies of the information relating to Cooper, without charge, by sending an e-mail to ir@coopercos.com.

In addition, you may obtain copies of the information relating to Ocular, without charge, by sending an e-mail to ocularir@evcgroup.com. Furthermore, you may obtain copies of some of this information by making a request through the Ocular investor relations website, www.ocularsciences.com.

In order for you to receive timely delivery of the documents in advance of the Cooper and Ocular special meetings, Cooper or Ocular, respectively, should receive your request no later than November 9, 2004.

Neither Cooper nor Ocular have authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE COOPER COMPANIES, INC.

TCC ACQUISITION CORP.

AND

OCULAR SCIENCES, INC.

DATED AS OF JULY 28, 2004

See “Legal Proceeding Regarding the Merger” on page 71 of the accompanying joint proxy statement/prospectus for a description of a proposed amendment to this Agreement and Plan of Merger.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2004 (this “Agreement”), by and among THE COOPER COMPANIES, INC., a Delaware corporation (“Parent”), TCC ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and OCULAR SCIENCES, INC., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub; and

WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, one of the stockholders of the Company is entering into a voting agreement with Parent and Merger Sub (the “Voting Agreement”), in the form set forth in Exhibit A hereto; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization,” and this Agreement shall constitute a plan of reorganization, within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.

Defined Terms

Section 1.1 Certain Definitions. For purposes of this Agreement, the term:

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Acquisition Proposal” means any offer or proposal (other than the Merger) concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company or any Company Subsidiary, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing a material portion of the consolidated assets of the Company and the Company Subsidiaries (other than acquisitions of inventory and equipment in the ordinary course of business), (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 35% or more of the voting power of the Company or (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 35% or more of the outstanding voting capital shares of the Company or (E) any combination of the foregoing (other than the Merger).

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“business day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Closing Date” means the date of the Effective Time.

“Closing Price” means the closing price of the Parent Common Stock on the NYSE on the day immediately prior to the Closing Date.

“Company Material Adverse Effect” means any effect, event, occurrence, development, circumstance, change or condition (an “Effect”) that, individually or in the aggregate with other Effects is, or would reasonably be expected to be materially adverse to the assets, liabilities, business, property, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute a Company Material Adverse Effect: (A) any Effect affecting any of the industries in which the Company or any Company Subsidiary operates generally or affecting the economy generally (to the extent that such Effects do not disproportionately affect the Company, taken as a whole with the Company Subsidiaries, as compared to other companies in such industries); (B) any change in the Company’s stock price or trading volume; provided, however, that clause (B) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume; or (C) any Effect resulting from the announcement or pendency of the Merger.

“Company Stock Option Plan” means any stock option plan or other equity-based compensation plan of the Company or any Company Subsidiary, including, without limitation, the O.S.I. Corporation 1989 Stock Option Plan, the Ocular Sciences, Inc. 1997 Equity Incentive Plan, the Ocular Sciences, Inc. Amended and Restated 1997 Directors Stock Option Plan, the Ocular Sciences, Inc. 1997 Employee Stock Purchase Plan (the “ESPP”) and the Ocular Sciences, Inc. Deferred Fee Plan for Directors, each as amended.

“contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, understandings, policies, sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of any company are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Claims” means all notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury or property damage, arising out of or related to Environmental Conditions or pursuant to applicable Environmental Laws.

“Environmental Conditions” means any onsite or offsite Releases relating to or arising out of the use, handling, storage, treatment, disposal, recycling, generation or transportation, of Hazardous Substances by the Company or any Company Subsidiary. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from the Facilities.

“Environmental Laws” means all applicable foreign, federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, or permits issued, promulgated or entered pursuant thereto (collectively, “Environmental Regulations”), relating to pollution or protection of the environment, including, without limitation, (i) Environmental Regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, (ii) Environmental Regulations relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances, (iii) Environmental Regulations relating to the health and safety of persons (including employees) or property, (iv) CERCLA, (v) the Toxic Substances Control Act, (vi) the Hazardous Materials Transportation Act, (vii) the Resource Conservation and Recovery Act, (viii) the Clean Water Act, (ix) the Safe Drinking Water Act, (x) the Clean Air Act, (x) the Occupational Safety and Health Act, (xi) the Federal Insecticide, Fungicide, Rodenticide Act, (xii) the Atomic Energy Act, (xiii) the Emergency Planning and Community Right-to-Know Act and (xiv) The Oil Pollution Act.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than the Company that together with the Company is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the Registration Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

“Facilities” means all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned or leased at any time by the Company or any of its Subsidiaries.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any domestic or foreign governmental body or court including all international, federal, state, provincial, regional, local, municipal or other governmental administrative, judicial, legislative or regulatory authority.

“group” has the meaning as used in Section 13 of the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means all pollutants, contaminants, chemicals, wastes, by-products, and any other infectious, carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances, waste or materials (whether solids, liquids or gases) subject to regulation, control, investigation or remediation under applicable Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum and/or petroleum by-products, urea formaldehyde, flammable, explosive and radioactive materials, radon gas, PCBs, pesticides, herbicides, asbestos, acids, metals and solvents.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, in and to all: (a) inventions (whether or not patentable), patents, patent applications, invention disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, renewals, extensions, and reexaminations thereof, and other rights of invention; (b) trademarks, service marks, trade names, trade dress, logos, domain names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing; (c) copyrights and other rights of authorship, and any applications, registrations and renewals in connection therewith, including, but not limited to, any moral rights and rights of attribution and integrity, the content contained on any World Wide Web site; (d) trade secrets, know-how and confidential and proprietary business or technical information, including, without limitation, customer and supplier lists and related information, pricing and cost information, business and marketing plans, any other financial, marketing and business data, technical data, processes, formulations, specifications and schematics; (e) computer applications, operating systems, and any other software (including source code and object code) documentation for any of the foregoing, electronic data and databases, web sites (including all related computer code and content); (f) rights to exclude others from appropriating any of such intellectual property including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the laws of the United States and abroad and (g) copies and tangible embodiments thereof.

“IRS” means the United States Internal Revenue Service.

“knowledge” means the actual knowledge of the officers of the Company as set forth on Section 1.2 of the Company Disclosure Schedule, and the knowledge such officers would have following reasonable inquiry of any other employees of the Company being primarily responsible for the matter being represented.

“Law” means any foreign or domestic federal, state, provincial, local, municipal or other law, statute, code, treaty, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any encumbrance, lien, mortgage, deed of trust, charge, lease, easement, servitude, pledge, restriction, or security interest of any kind.

“Nasdaq” means the Nasdaq National Market System.

“NYSE” means the New York Stock Exchange.

“Other Filings” means all filings made by or required to be made by, the Company or the Parent, as the case may be, with the SEC other than the Registration Statement and the Proxy Statement.

“Parent Acquisition Proposal” means any offer or proposal (other than the Merger), concerning any (A) merger, consolidation, business combination, or similar transaction involving Parent, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of Parent representing a majority of the consolidated assets of Parent (other than acquisitions of inventory and equipment in the ordinary course of business), (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing a majority or more of the voting power of Parent or (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of a majority or more of the outstanding voting capital shares of Parent or (E) any combination of the foregoing.

“Parent Conflicting Proposal” means any Parent Acquisition Proposal which is expressly conditioned on the termination of this Agreement prior to the consummation of the Merger.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with other Effects is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, property, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute a Parent Material Adverse Effect: (A) any Effect affecting any of the industries in which Parent or any Parent Subsidiary operates generally or affecting the economy generally (to the extent that such Effects do not disproportionately affect Parent, taken as a whole with the Parent Subsidiaries, in any material respect); (B) any change in Parent’s stock price or trading volume; provided, however, that clause (B) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume; or (C) any Effect resulting from the announcement or pendency of the Merger.

“Parent Rights” means the preferred stock purchase rights issuable pursuant to the Parent Rights Agreement.

“Parent Rights Agreement” means the Rights Agreement, dated as of October 29, 1997 between the Parent and American Stock Transfer & Trust, as Rights Agent, as amended.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Regulations” means regulations promulgated under the Code.

“Release” means any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment or the workplace of any Hazardous Substance.

“Share Issuance” means the issuance of shares of Parent Common Stock pursuant to Section 3.1.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” means any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by Parent, the Company or any other person, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by Parent, the Company or any other person.

“Superior Proposal” means a bona fide offer or proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the outstanding voting securities of the Company, which (A) was not solicited by the Company, any Company Subsidiary, any Company Representatives or any Company Affiliate Representatives, (B) does not contain a financing contingency, and (C) in the good faith judgment of the Company Board after consultation with outside legal advisors and the Company’s financial advisor, and after taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, whether disputed or not, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, and shall, in each case, include any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract or otherwise.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Aggregate Spread Value”	Section 3.4(b)

“Agreement”	Preamble

“Alternative Holdco”	Section 3.6

“Alternative Merger 1”	Section 3.6

“Alternative Merger 2”	Section 3.6

“Alternative Mergers”	Section 3.6

“Alternative Merger Sub 1”	Section 3.6

“Alternative Merger Sub 2”	Section 3.6

“Alternative Structure Event”	Section 3.6

“Cash Consideration Percentage”	Section 3.4(b)

“Certificate of Merger”	Section 2.2

“COBRA”	Section 4.10(f)

“Code”	Recitals

“Company”	Preamble

“Company Affiliate Representatives”	Section 6.7(a)

“Company Board”	Section 4.4(a)

“Company Certificate of Incorporation”	Section 4.2

“Company Benefit Plan”	Section 4.10(a)

“Company By-laws”	Section 4.2

“Company Common Shares”	Section 3.1(a)

“Company Disclosure Schedule”	Article 4

“Company Financial Advisor”	Section 4.19

“Company Financial Statements”	Section 4.7(b)

“Company Intellectual Property”	Section 4.16(a)

“Company Material Contracts”	Section 4.13

“Company Options”	Section 3.4

“Company Permits”	Section 4.6

“Company Preferred Shares”	Section 4.3(a)

“Company Recommendation”	Section 6.7(c)

“Company SEC Filings”	Section 4.7(a)

“Company Stockholders Meeting”	Section 6.5(a)

“Company Subsidiary”	Section 4.1(b)

“Company Termination Fee”	Section 8.2(e)

“Confidentiality Agreement”	Section 6.6(b)

“Continuing Employees”	Section 6.13(a)

“D&O Insurance”	Section 6.14(b)

“DGCL”	Recitals

“Dissenting Shares”	Section 3.5

“Effect”	Section 1.1

“Effective Time”	Section 2.2

“ESPP”	Section 1.1

“Excess Shares”	Section 3.2(e)(i)

“Exchange Agent”	Section 3.2(b)

“Exchange Fund”	Section 3.2(b)

“Exchange Ratio”	Section 3.1(a)

“FDA”	Section 4.6

“FDCA”	Section 4.6

“Foreign Plan”	Section 4.10(g)

“Health Care Law”	Section 4.28

“License Agreement”	Section 4.16(b)

“Merger”	Recitals

“Merger Consideration”	Section 3.1(a)

“Merger Consideration Value”	Section 3.4(a)

“Merger Sub”	Preamble

“Multiemployer Plan”	Section 4.10(d)

“New Certificate”	Section 3.2(a)(ii)

“Old Certificates”	Section 3.2(a)(i)

“Outside Date”	Section 8.1(b)

“Parent”	Preamble

“Parent Affiliate Representatives”	Section 6.19

“Parent Board”	Section 6.4(a)

“Parent By-laws”	Section 5.2

“Parent Certificate”	Section 5.2

“Parent Common Stock”	Section 3.1(a)

“Parent Disclosure Schedule”	Article 5

“Parent Financial Statements”	Section 5.7(b)

“Parent Options”	Section 5.3(a)

“Parent Preferred Stock”	Section 5.3(a)

“Parent Recommendation”	Section 6.19

“Parent SEC Filings”	Section 5.7(a)

“Parent Stockholders Meeting”	Section 6.5(b)

“Parent Subsidiary”	Section 5.5(a)

“Parent Termination Fee”	Section 8.2(f)

“Per Share Cash Consideration”	Section 3.1(a)

“Per Share Stock Consideration”	Section 3.1(a)

“Plan”	Section 6.18

“Program”	Section 4.28

“Proxy Statement”	Section 6.4(a)

“Registration Statement”	Section 6.4(a)

“Regulations”	Section 1.1

“Regulatory Conditions”	Section 8.1(b)

“Representatives”	Section 6.6

“Section 16”	Section 6.13

“SOXA”	Section 4.7(c)

“Surviving Corporation”	Section 2.1

“Stock Consideration Percentage”	Section 3.4(b)

“Voting Agreement”	Recitals

Article 2.

The Merger

Section 2.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, the Company, at the Effective Time, shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2 Effective Time. On the date that is no later than two (2) business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article 7, or on such other date as may be mutually agreed by the parties, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of Merger Sub shall become the Certificate of Incorporation and the By-laws of the Surviving Corporation, each as in effect immediately prior to the Effective Time, as the same may be amended in accordance with Section 6.14(a) hereof.

Section 2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

Article 3.

Conversion of Securities; Exchange of Certificates

Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities (except as specifically provided herein with respect to elections made by such holders):

(a) Conversion Generally. Each common share, par value $0.001 per share, of the Company (“Company Common Shares”) issued and outstanding immediately prior to the Effective Time (other than any Company Common Shares to be canceled pursuant to Section 3.1(b) and Dissenting Shares referred to in Section 3.5) shall be converted, subject to other provisions of this Section 3.1 and Section 3.2(e), into the right to receive (i) 0.3879 (the “Exchange Ratio”) of a share of common stock, par value $0.10 per share (together with the associated one-half of a Parent Right, “Parent Common Stock”), of Parent (the “Per Share Stock Consideration”), and (ii) $22.00 in cash without interest (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”). At the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration, subject to other provisions of this Section 3.1, Section 3.2(e) and Section 3.5 below. No fractional shares of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 3.2(e) hereof.

(b) Cancellation of Certain Shares. Each Company Common Share held by Parent, Merger Sub, any wholly owned subsidiary of Parent or Merger Sub, or by the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued, outstanding and unchanged as a validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio, the Per Share Cash Consideration and any number or amount contained herein which is based on the price of Parent Common Stock or Company Common Shares or the number of shares of Parent Common Stock or Company Common Shares, as the case may be, shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 3.2 Exchange of Certificates.

(a) Exchange Procedures.

(i) Promptly after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of Company Common Shares (as of immediately prior to the Effective Time) a letter of transmittal and instructions for use in effecting surrender by such holder of certificates representing such holder’s Company Common Shares (“Old Certificates”) to the Exchange Agent in exchange for the consideration provided in this Article 3.

(ii) The holder of each Old Certificate, upon the surrender by such holder to the Exchange Agent of such Old Certificate, together with the letter of transmittal duly executed by such holder, shall be entitled to receive in exchange for such Old Certificate the Merger Consideration into which the Company Common Shares theretofore represented by such Old Certificate have been converted pursuant to Section 3.1 (together with any applicable cash in lieu of fractional shares and dividends or distributions in respect of such Merger Consideration), and such Old Certificate shall forthwith thereafter be canceled. Until such time as a certificate representing Parent Common Stock (the “New Certificate”) is issued to or at the direction of a holder of an Old Certificate entitled to receive Per Share Stock Consideration pursuant to Section 3.1, such Parent Common Stock shall be deemed not outstanding, and such Parent Common Stock shall not be entitled to vote on any matter. In the event of a transfer of ownership of Company Common Shares that is not registered on the transfer records of the Company, a New Certificate representing the appropriate number of shares of Parent Common Stock and the cash consideration payable hereunder with respect to such Company Common Shares may be issued and paid to a person other than the person in whose name the Old Certificate so surrendered is registered, if such Old Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Old Certificate or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable. Each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon exchange as contemplated in this Section 3.2, the Merger Consideration into which the Company Common Shares formerly represented by such Old Certificate are converted in the Merger. No interest shall be paid or accrue on any Merger Consideration payable upon surrender of any Old Certificate.

(b) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Company Common Shares, for exchange in accordance with this Article 3, through the Exchange Agent, certificates representing the shares of Parent Common Stock and an amount of cash sufficient to deliver to the holders of Company Common Shares (other than Dissenting Shares) the aggregate Merger Consideration (such certificates for shares of Parent Common Stock and cash, together with cash in lieu of fractional shares and any dividends or distributions with respect to the shares of Parent Common Stock with a record date occurring after the Effective Time, being hereinafter referred to as the “Exchange Fund”) deliverable pursuant to Section 3.1 in exchange for outstanding Company Common Shares. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(e) hereof, the Exchange Fund shall not be used for any other purpose. Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent, in a form reasonably satisfactory to the Company, setting forth the procedures to be used for such exchange and the other actions contemplated by this Section 3.2.

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e), unless and until the holder of such Old

Certificate shall surrender such Old Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Old Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, in addition to the Merger Consideration deliverable therefore pursuant to Section 3.1, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(d) Further Rights in Company Common Shares. All Merger Consideration issued and paid upon conversion of the Company Common Shares in accordance with the terms hereof (including any cash paid pursuant to Section 3.2(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Shares.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.

(i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the difference between (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 3.2(b) and (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Shares pursuant to Section 3.1(a) (such difference being the “Excess Shares”). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided in this Section 3.2(e).

(ii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Common Shares, the Exchange Agent will hold such proceeds in trust for such holders of Company Common Shares as part of the Exchange Fund. All commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares shall be deducted from the Exchange Fund. In addition, the Exchange Agent’s compensation and expenses in connection with such sale or sales shall be deducted from the Exchange Fund. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Common Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Shares is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Shares are entitled.

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Shares subject to and in accordance with the terms of Section 3.2(b).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares for six (6) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Shares who have not theretofore complied with this Article 3 shall thereafter look only to Parent for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.2(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.2(b), in each case, without any interest thereon.

(g) No Liability. None of Parent, the Company, Merger Sub or the Surviving Corporation shall be liable to any holder of Company Common Shares for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.2(b), in each case, without any interest thereon.

(i) Withholding. Parent, Merger Sub or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as Parent, Merger Sub or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent.

Section 3.3 Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of Company Common Shares theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares except as otherwise provided herein or by Law. On or after the Effective Time, any Old Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.2(b).

Section 3.4 Company Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any outstanding unexercised and unexpired option to purchase Company Common Shares, whether or not then vested or exercisable, issued under a Company Stock Option Plan or otherwise (each, a “Company Option” and collectively, the “Company Options”), or any other Person, except as expressly provided herein:

(a) each Company Option outstanding immediately prior to the Effective Time with an exercise price per share equal to or greater than the sum of (i) the Per Share Cash Consideration and (ii) the Closing Price of the Parent Common Stock multiplied by the Exchange Ratio (such sum, the “Merger Consideration Value”)) shall be canceled and the holder thereof shall have no right to receive any consideration therefor; and

(b) each Company Option outstanding immediately prior to the Effective Time with an exercise price per share less than the Merger Consideration Value shall be canceled in exchange for the right to receive a payment in cash, without interest, and Parent Common Stock equal in the aggregate to the product (such product, the “Aggregate Spread Value”) of (i) the excess of (A) the Merger Consideration Value over (B) the exercise price per share under such Company Option, and (ii) the number of Company Common Shares into which such Company Option is exercisable. The Aggregate Spread Value of each Common Option shall be paid as follows: (i) in an amount in cash, without interest, equal to the Aggregate Spread Value multiplied by the Cash Consideration Percentage, reduced by the applicable withholding taxes on the Aggregate Spread Value, and (ii) in a number of shares of Parent Common Stock equal to (A) the Aggregate

Spread Value multiplied by Stock Consideration Percentage, divided by (B) the Closing Price of the Parent Common Stock. As soon as reasonably practicable following the Effective Time, but in no event more than twenty (20) business days thereafter, the Surviving Corporation shall mail to each holder of a Company Option the applicable cash payment and certificates for shares of Parent Common Stock. The term “Cash Consideration Percentage” shall mean the percentage obtained by dividing the Per Share Cash Consideration by the Merger Consideration Value. The term “Stock Consideration Percentage” shall mean the percentage obtained by dividing (i) the Closing Price of the Parent Common Stock multiplied by the Exchange Ratio, by (ii) the Merger Consideration Value.

(c) The Company represents and warrants to Parent that no consent or approval of any of the holders of Company Options is required in order to implement the provisions of this Section 3.4. Prior to the Effective Time, the Company Board shall take all necessary action to cause all outstanding unvested Company Options to become fully vested and exercisable immediately prior to the consummation of the Merger.

Section 3.5 Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, Company Common Shares that are outstanding immediately prior to the Effective Time and held by a holder thereof who properly exercises and perfects appraisal rights for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) will be paid for by the Surviving Corporation in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under the DGCL, the right of such holder to such appraisal of its Company Common Shares shall cease and such Company Common Shares shall be deemed converted as of the Effective Time into the right to receive the Merger Consideration as provided in this Article 3. The Company shall give Parent (a) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisals under the DGCL. The Company shall not, except with the prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle, or settle, any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (iv) agree to do any of the foregoing.

Section 3.6 Tax Adjustment. In the event that either party, after consulting with outside counsel, reasonably determines at any time that there is a reasonable likelihood that the Merger would not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then such party shall have the right to elect that the structure of the Merger shall be revised as follows: (i) Parent shall form a new Delaware corporation which is a direct wholly owned subsidiary of Parent (“Alternative Holdco”), (ii) Parent shall cause Alternative Holdco to form a new Delaware corporation which is a direct wholly owned subsidiary of Alternative Holdco (“Alternative Merger Sub 1”) and another new Delaware corporation which is a direct wholly owned subsidiary of Alternative Holdco (“Alternative Merger Sub 2”), (iii) at the Effective Time, Alternative Merger Sub 1 shall be merged with and into the Company, with the Company continuing as the surviving corporation (“Alternative Merger 1”) and Alternative Merger Sub 2 shall be merged with and into Parent, with Parent continuing as the surviving corporation and each share of Alternative Holdco stock held by Parent shall be cancelled (“Alternative Merger 2,” and with Alternative Merger 1, the “Alternative Mergers”), provided that (i) in no event will such revision to the structure of the Merger result in any change in the amount of cash consideration to which the holders of Company Common Stock and Company Options would otherwise be entitled to receive under this Agreement, and (ii) the percentage ownership of the Company’s stockholders and option holders in Alternative Holdco shall be the same as it would have been in Parent immediately after the Effective Time under this Agreement (and Alternative Holdco shall have the same capital structure (subject to immaterial exceptions) as Parent would have had immediately after the Effective Time under this Agreement). In the event that either party exercises this option to revise the structure of the Merger (an “Alternative Structure Event”), (i) all references to the term “Parent Common Stock” when used in the context of Parent Common Stock to be issued in the Merger shall be deemed to be references to common stock to be issued by Alternative Holdco in Alternative Merger 1, (ii) all references to the Share Issuance shall be deemed to be references to Alternative Merger 2; (iii) this Agreement shall be deemed automatically amended by the parties as appropriate to give effect to the structure of the Alternative Mergers, including, but not limited to, the amendment of Sections 7.2(c) and 7.3(c) to provide that Parent or the Company, as applicable, shall have received the opinion of its outside counsel, dated the Closing Date, to the effect that on the basis of the facts, representations and assumptions set forth in representation letters of Parent, Alternative Holdco, Alternative Merger Sub 1, Alternative Merger Sub 2 and the Company (or in such opinion), the Alternative Mergers, taken together, will constitute a transaction described in Section 351 of the Code and (iii) each party shall execute a written amendment to this Agreement as necessary to reflect the foregoing and to otherwise effect the substance of the transaction as set forth in the Merger Agreement. Each of the Company and Parent shall cooperate in good faith with one another and use its best efforts, to take or cause to be taken all actions, and to do or cause to be done, all things necessary, including amending this Agreement, to provide a mechanism to exchange Parent Company Stock and to ensure that, if an Alternative Structure Event were to occur, the Alternative Mergers could be consummated as closely as reasonably practicable to the time the Merger would have been consummated but for the Alternative Structure Event. Notwithstanding anything to the contrary set forth in this Section 3.6 the changes described in this Section 3.6 shall not be implemented in a manner that would be materially adverse to the interests of the holders of Parent Common Stock or the holders of Company Common Stock.

Article 4.

Company Representations and Warranties

Except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which, subject to Section 9.10, identifies exceptions by specific Section references, the Company hereby represents and warrants to Parent as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Each subsidiary of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each Company Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(c) Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Section 4.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries. None of the Company or any Company Subsidiary holds an Equity Interest in any other person except for passive investments in the Equity Interests (not to exceed 2% of any such company’s outstanding Equity Interests) of public companies as part of the cash management program of the Company.

Section 4.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copy of the Company’s Restated Certificate of Incorporation (the “Company Certificate of Incorporation”) attached to Section 4.2(i) of the Company Disclosure Schedule and the copy of the Company’s By-laws (the “Company By-laws”) attached to Section 4.2(ii) of the Company Disclosure Schedule are true and complete copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company By-laws. True and complete copies of (i) all approved minutes of meetings of the

Company Board, or any committees thereof, or of meetings of the stockholders of the Company, and (ii) actions by written consent of the Company Board, or any committees thereof, have been made available by the Company to Parent.

Section 4.3 Capitalization.

(a) The authorized capital shares of the Company consist of 80,000,000 Company Common Shares, par value $0.001 per share, and 4,000,000 preferred shares, par value $0.001 per share (the “Company Preferred Shares”). As of July 26, 2004, (A) 25,157,814 Company Common Shares were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights (which are binding upon the Company or any Company Subsidiary), and (B) 3,397,536 Company Common Shares were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date. As of the date hereof, no Company Preferred Shares are issued or outstanding. Except for Company Options and the stock option agreements related thereto and except for arrangements and agreements set forth in Section 4.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any of its capital shares or other Equity Interests, or securities convertible into or exchangeable for such capital shares of, or other Equity Interests in, the Company or any Company Subsidiary. As of July 26, 2004, the weighted average exercise price of all outstanding Company Options equals $20.863.

(b) The Company has previously made available to Parent a true and complete list, as of the date hereof, of the prices at which outstanding Company Options as of the date hereof may be exercised under any applicable Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each officer of the Company. All of the Company Common Shares subject to issuance under the Company Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights (which are binding upon the Company or any Company Subsidiary). There are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any Company Common Shares or any other Equity Interests in, the Company or any Company Subsidiary. Each outstanding capital share of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights (other than any pre-emptive rights under applicable Law) and is owned, beneficially and of record, by the Company or another Company Subsidiary or a nominee of the Company or of another Company Subsidiary free and clear of all Liens, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly owned Company Subsidiary as set forth in Section 4.3 of the Company Disclosure Schedule.

Section 4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and, other than, with respect to the Merger, as provided in Section 4.20, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, as required by the DGCL and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of the Company (the “Company Board”) has approved this Agreement, declared advisable the transactions contemplated hereby and has directed that this Agreement and the Merger be submitted to the Company’s stockholders for approval at a meeting of such stockholders. This Agreement has been duly authorized (other than with respect to the Merger) and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, or the Voting Agreements without any further action on the part of the stockholders or the Company Board. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transactions contemplated by this Agreement.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) conflict with or violate any provision of the Company Certificate of Incorporation or Company By-laws or any equivalent organizational documents of any Company Subsidiary, provided that the Merger is not consummated prior to obtaining the stockholder approval set forth in Section 4.20, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate in any material respects any Law applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any material promissory note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other instrument or obligation, except, with respect to clause (C) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, (x) reasonably be expected to prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the Company to obtain any material consent, approval, authorization or permit of, or make any material filing with or notification to, any Governmental Entity or any other person, except under the Exchange Act, Securities Act, any applicable Blue Sky Laws, the rules and regulations of Nasdaq, the HSR Act, foreign or supranational antitrust and competition Laws and the filing and recordation of the Certificate of Merger as required by the DGCL.

Section 4.6 Permits; Compliance With Law. Each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, registrations, approvals and clearances of any Governmental Entity, and has made all filings, applications and registrations with any Governmental Entity (including any authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and any regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder) necessary for the Company and each Company Subsidiary to own, lease and/or operate its properties or other assets, or to carry on its respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof, including, but not limited to, the testing, manufacturing, storing, packaging, labeling and distributing of any product of the Company or any Company Subsidiary (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits, or the failure to have made such filings, applications and/or registrations, would not, individually or in the aggregate, (x) reasonably be expected to prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (A) in any material respect, any Law applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound or affected or (B) any Company Permits, except, with respect to clause (B) for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has, within the last three years, received any written or, to the knowledge of the Company, oral warning, notice, notice of violation or probable violation, notice of revocation, or other communication from or on behalf of any Governmental Entity, alleging (A) any violation of any Company Permit, or (B) that the Company or any Company Subsidiary requires any Company Permit for its business as currently conducted that is not currently held by it, except for any such communications received after the date hereof and promptly disclosed to Parent, none of which could, individually or in the aggregate, have a Company Material Adverse Effect. No investigation or inquiry by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, or, to the knowledge of the Company, threatened, with respect to any alleged or claimed violation of Law applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound or affected, except for any such investigation or inquiry commenced after the date hereof and promptly disclosed to Parent, none of which could, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

(a) The Company has timely filed or furnished all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since June 30, 2001 (collectively, the “Company SEC Filings”). Each Company SEC Filing (A) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings (the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted on Form 10-Q, 8-K or any successor form under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which were not and would not, individually or in the aggregate, reasonably be expected to be material). The books and records of the Company and each Company Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Company Financial Statements are consistent with such books and records.

(c) The Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial

Officer of the Company to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act of 2002 (“SOXA”). The Company’s “disclosure controls and procedures” are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and its consolidated Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required by Section 302 of SOXA with respect to such reports. Except as reflected in the Company Financial Statements, neither the Company nor any Company Subsidiary is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act). To the Company’s knowledge, KPMG LLP, which has expressed its opinion with respect to the financial statements of the Company and its Subsidiaries included in Company SEC Filings (including the related notes), is “independent” with respect to the Company and the Company Subsidiaries within the meaning of Regulation S-X since July 1, 2001. The Company has made such disclosure of non-audit services performed by KPMG LLP in its proxy statements with respect to its annual meetings of stockholders as is required under the rules and regulations of the SEC.

(d) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2003 included in the Company Form 10-K for the fiscal year ended December 31, 2003, including the notes thereto, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2003 that would not, individually or in the aggregate, (x) reasonably be expected to prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Company Material Adverse Effect or (ii) fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

(e) The Company has previously provided to Parent a true and complete copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

Section 4.8 Disclosure Documents.

(a) The Proxy Statement and any Other Filings to be made by the Company, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders Meeting, and (D) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

(b) The Proxy Statement and any Other Filings to be made by the Company, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders Meeting, and (E) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this (b) will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

Section 4.9 Absence of Certain Changes or Events. Since December 31, 2003, except as specifically contemplated by, or as disclosed in, this Agreement or the Company SEC Filings or Section 4.9 of the Company Disclosure Schedule, there has not been (a) any Company Material Adverse Effect or (b) any of the following:

(i) any amendment of the Certificate of Incorporation or Bylaws of the Company;

(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock, property or a combination thereof) with respect to any of its capital shares (other than dividends paid by a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary);

(iii) any reclassification, combination, split, subdivision, or issuance or authorization of the issuance of any other securities in respect of, or any redemption, purchase or other acquisition, directly or indirectly, of any of the Company’s capital shares or other Equity Interests except for repurchases from employees or other service providers of the Company following termination of their employment or services pursuant to the terms of their pre-existing stock option or purchase agreements;

(iv) any granting by the Company or any of Company Subsidiary of any increase in compensation or increase in benefits payable or to become payable to its directors, officers or employees, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any Company Subsidiary of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of Company Subsidiary of any increase in severance or termination pay or any entry by the Company or any of Company Subsidiary into, or modification or amendment of any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement;

(v) entry by the Company or any of Company Subsidiary into any licensing or other agreement with regard to the acquisition or disposition of any material Company Intellectual Property other than licenses and agreements entered into in the ordinary course of business consistent with past practice;

(vi) any termination or material amendment with respect to any Company Material Contract in effect since the date of the Company Balance Sheet;

(vii) any material change by the Company in its accounting policies or procedures, except as required by GAAP or by a Governmental Entity or in connection with compliance with Section 404 of SOXA;

(viii) any material revaluation by the Company of any of its assets other than in the ordinary course of business consistent with past practice;

(ix) any cancellation by the Company or any of its Subsidiaries of any material debts or waiver of any claims or rights of material value;

(x) any issuance or sale of any debt securities of the Company or any Company Subsidiary, any incurrence of any liability or obligation for borrowed money (other than any borrowings under the Company’s revolving credit agreements with Comerica Bank and Wells Fargo as in effect on the date hereof, and any refinancing thereof or amendment thereto that does not increase the principal amount of loans available thereunder) or any liability or obligation as guarantor with respect to the obligations of others, any grant of any security interest, pledge or lien on any material assets or properties of the Company or any Company Subsidiary or the making of any loan to any person (other than a Company Subsidiary) outside the ordinary course of business;

(xi) any sale, transfer or other disposition outside of the ordinary course of business of any material properties or assets (real, personal or mixed, tangible or intangible) by the Company or any of Company Subsidiary;

(xii) any material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Company Subsidiary; or

(xiii) any agreement, whether in writing or otherwise, to take any action described in this section by the Company or any of Company Subsidiary.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all material incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, dental, life, accident, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). Neither the Company nor, to the knowledge of the Company, any other person or entity has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

With respect to each Company Benefit Plan, the Company has made available to Parent true and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summary plan descriptions, including any summary of material modifications, and all brochures and material written communications describing such plans delivered to participants generally, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan) and all schedules and attachments thereto, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (G) all filings made with any Governmental Entity.

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings filed prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c) (A) Each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination or opinion letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is, to the knowledge of the Company, so exempt, and to the Company’s knowledge no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than liability for ordinary administrative expenses typically incurred in a termination event), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) to the knowledge of the Company, neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (F) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, and (G) all contributions and payments to Company Benefit Plans are, to the extent otherwise deductible pursuant to applicable Law, so deductible under Code sections 162 or 404.

(d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and none of the Company or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA.

(e) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder (“COBRA”) and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(g) With respect to each Company Benefit Plan maintained outside the jurisdiction of the United States, including any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction (each, a “Foreign Plan”): (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices and all material obligations under such Foreign Plans have been fully performed; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and (iii) except for Foreign Plans administrated by any governmental or regulatory authority, no Foreign Plan would constitute a “multiemployer pension plan” (as defined in Section 3(37) of ERISA), “pension plan” (as defined in Section 3(3) of ERISA) or other plan subject to Title IV of ERISA if maintained or administered in, or otherwise subject to the laws of, the United States.

Section 4.11 Labor and Other Employment Matters.

(a) Each of the Company and each Company Subsidiary is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of the Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Company Subsidiary. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened which may interfere in any respect with the respective business activities of the Company or any Company Subsidiary. No labor union or similar organization has otherwise been certified to represent any persons employed by the Company or any Company Subsidiary or has applied to represent such employees or, to the knowledge of the Company, is attempting to organize so as to represent such employees. None of the Company, any Company Subsidiary or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, have a Company Material Adverse Effect. None of the Company or any Company Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Each of the Company and each Company Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. There are no material pending claims against the Company or any Company Subsidiary under any workers’ compensation plan or policy or for long term disability. There are no material controversies pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To the Company’s knowledge, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. No employee of the Company or any Company Subsidiary who holds a material position of responsibility within the Company’s organization (taken as whole with the Company Subsidiaries) has given notice to the Company or any Company Subsidiary of termination of employment, nor does the Company have any knowledge, that any such employee intends to terminate his or her employment with the Company or any Company Subsidiary. The Company has made available to Parent true and complete copies of the most recent EEO-1 Report filed on behalf of the Company and each Company Subsidiary. The Company and the Company Subsidiaries are not required to file Vets 100 Reports and do not maintain Affirmative Action Plans.

(b) The Company has identified in Section 4.11(b) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements (except for offer letters of employment generated in the ordinary course of business and pursuant to which no severance or “change of control” provisions are applicable) with directors, officers or employees of or consultants to the Company or any Company Subsidiary, (B) all severance programs and policies of the Company and each Company Subsidiary with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or affiliate from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 4.11(b) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor, to the knowledge of the Company, has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement.

(c) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

Section 4.12 Tax Treatment. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any of the Company’s affiliates has taken or agreed to take, or will take or will agree to take, any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a).

Section 4.13 Contracts. None of the Company or any Company Subsidiary is a party to or bound by any contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (B) which, as of the date hereof, (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) involves aggregate expenditures in the future in excess of $500,000 (excluding purchase orders and expenditures to renew insurance policies and Company Benefit Plans in the ordinary course of business), (3) involves annual expenditures in the future in excess of $250,000 and is not cancelable within six months (excluding purchase orders and expenditures to renew insurance policies and Company Benefit Plans in the ordinary course of business), (4) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or which restricts the conduct of any line of business by the Company or any Company Subsidiary or any geographic area in which the Company or any Company Subsidiary may conduct business, or which grants any person an exclusive right to use any material Company Intellectual Property with respect to any line of business or any geographic area, (5) is a material original equipment manufacturer or contract manufacturing agreement, (6) is a material supply agreement, including but not limited to telecommunications or information technology services agreements, involving annual expenditures in excess of $250,000, (7) is a joint venture agreement or joint development, or similar agreement which requires expenditures in the aggregate in excess of $500,000, (8) is a distributor agreement pursuant which has resulted, or is reasonably expected to result, in annual revenues to the Company or any Company Subsidiary in excess of $250,000 or which is an exclusive agreement not cancelable within six months, (9) the termination of which would be reasonably expected to have a Company Material Adverse Effect, or (10) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Each Contract of the type described in this Section 4.13, whether or not set forth in Section 4.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Company Material Adverse Effect. None of the Company or any Company Subsidiary knows of, or has received written notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, (x) prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Company Material Adverse Effect. Section 4.13 of the Company Disclosure Schedule sets forth the standard terms, conditions, and warranties offered by the Company and the Company Subsidiaries with respect to sales of its products.

Section 4.14 Litigation. (A) There is no material suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened (i) against the Company or any Company Subsidiary or (ii) for which the Company or any Company Subsidiary is obligated to indemnify a third party, (B) none of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment, decree, or arbitration ruling or award, and (C) there has been no refusal to indemnify or denial of indemnification by any third party in connection with any past, pending or threatened suit, claim, action, proceeding, investigation, order, ruling or award with respect to which the Company or any Company Subsidiary is or may be entitled to indemnification from any third party.

Section 4.15 Environmental Matters.

(a) The Company and each Company Subsidiary is in material compliance with all Environmental Laws.

(b) There are no existing or, to the knowledge of the Company, potential Environmental Claims against the Company or any Company Subsidiary, nor have any of them received any notification of any allegation of any actual or potential responsibility for, or any inquiry or investigation regarding, (A) any alleged violation of Environmental Laws by the Company or any Company Subsidiary or (B) any Release or threatened Release at any location of any Hazardous Substance generated or transported by the Company, Company Subsidiary or any agent acting on behalf of the Company or Company Subsidiary.

(c) There have been no Releases at or from the Facilities of Hazardous Substances that could trigger the need for investigation and/or remediation pursuant to Environmental Laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary manufactures or distributes any product in the State of California which requires a warning mandated by the California Safe Drinking Water and Toxic Enforcement Act of 1986.

(e) Neither the Company nor any Company Subsidiary is a party, whether as a direct signatory or as successor, assign or third-party beneficiary, to any contract (excluding insurance policies and leases) under which the Company or any Company Subsidiary is obligated by or entitled to the benefits of any representation, warranty, indemnification, covenant, release, waiver, or restriction concerning Environmental Laws or Hazardous Substances, except for any such obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) There are no existing or proposed consent decrees, consent orders, judgments, or judicial or administrative orders entered into by any Governmental Entity and the Company or any Company Subsidiary, or judgments, judicial order, or administrative orders issued by any Governmental Entity against the Company or any Company Subsidiaries under or with respect to Environmental Laws.

Section 4.16 Intellectual Property.

(a) “Company Intellectual Property” means all Intellectual Property that is owned by the Company or any Company Subsidiary and the rights of the Company or any Subsidiary under any License Agreement granting rights in Intellectual Property owned by third persons and used in the business of the Company or any Company Subsidiary as currently conducted or in existence on the date hereof which will be used in the business of Company or any Company Subsidiary as currently planned to be conducted.

(b) “License Agreement” means all agreements (including any licenses, outstanding decrees, orders, judgments, covenants not to sue, settlement agreements or stipulations) to which the Company or any Company Subsidiary is a party or otherwise bound (whether between Company or any Company Subsidiary and an independent Person or intercompany), which contain provisions (i) granting to Company or any Company Subsidiary rights in any Intellectual Property, (ii) granting to third Persons any rights in any Intellectual Property, or (iii) restricting Company’s or any Company Subsidiary’s right to use any Intellectual Property.

(c) Section 4.16(a) of the Company Disclosure Schedule identifies each patent, patent application, trademark registration, trademark application, service mark registration, service mark application, copyright registration and domain name that is owned by or filed in the name of the Company or any Company Subsidiary (whether solely or jointly with another person). Each item of Intellectual Property listed on Schedule 4.16(a) and shown as registered, filed, issued by or applied for, has been duly registered, filed, issued or applied for with the official government registrars and/or issuers (or officially recognized issuers) of patents, trademarks, copyrights or internet domain names, in the various jurisdictions indicated on such Schedule, and except as set forth on Schedule 4.16(a), each such registration, application, filing and/or issuance (i) is valid and subsisting and has not been abandoned or canceled; and (ii) has been maintained effective by all requisite filings, renewals and payments.

(d) Section 4.16(b) of the Company Disclosure Schedule sets forth a true and complete list of all material License Agreements in effect as of the date hereto (other than (x) licenses by the Company or a Company Subsidiary to its customers in the ordinary course of business (y) agreements or licenses relating to information or content or related materials used in the Company’s or a Subsidiary’s products and services acquired or licensed in the ordinary course of business, or (z) licenses for generally available software under license and financial terms which would not reasonably be expected to have an aggregate purchase price of greater than $250,000. Except as set forth on Schedule 4.16(b), (i) each License Agreement set forth on Schedule 4.16(b) is in full force and effect and is valid and legally binding on the Company or any Company Subsidiary that is a party thereto and, to the Company’s knowledge, each other party thereto, (ii) neither Company nor any Company Subsidiary is in material default of such License Agreement, and no event has occurred that with notice or lapse of time would constitute a material default or permit termination, or any material modification, or acceleration of material rights thereunder; and (iii) neither the Company nor any of the Company Subsidiaries has granted any sublicense or similar right with respect to such License Agreement. Company has made available to Buyer correct and complete copies of all material License Agreements (as amended to date) set forth on Schedule 4.16(b).

(e) Except as set forth on Section 4.16 of the Company Disclosure Schedule:

(i) The Company Intellectual Property constitutes (i) all Intellectual Property other than rights with respect to patents and patent applications and (ii) to the knowledge of the Company, all rights with respect to patents and patent applications, necessary for or to the conduct of the business of the Company or any Company Subsidiary as presently conducted. The Company and each Company Subsidiary own, free and clear of any Liens by any other entity, such Company Intellectual Property (except for Intellectual Property subject to License Agreements).

(ii) No person has given written notice to the Company or any Company Subsidiary asserting (i) the invalidity, non-enforceability or non-registerability of, (ii) infringement, misappropriation, dilution, or other violation of, or (iii) conflicting ownership rights with respect to any Company Intellectual Property, and no (x) Company Intellectual Property owned by the Company or any Company Subsidiary, or (y) to the knowledge of the Company, any Company Intellectual Property other than that owned by the Company or any Company Subsidiary, is the subject of any pending or, to the Company’s knowledge, threatened action, suit or claim, asserting any of (i) through (iii) above.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the conduct of the Company’s and the Company Subsidiary’s respective businesses (including but not limited to the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product of Company or any Company Subsidiary) does not constitute or cause an infringement, misappropriation or improper use or disclosure of (i) any Intellectual Property of any third party other than patents or patent applications and (ii) to the knowledge of the Company, any patent or any patent application of a third party.

(iv) To the Company’s knowledge, there exists no prior act or current conduct or use by the Company, or any Company Subsidiary or any third party licensee or licensor of Company Intellectual Property that would render void or invalid any material Company Intellectual Property.

(v) To the Company’s knowledge, no person is infringing upon, misappropriating, diluting or otherwise violating the rights of the Company or any Company Subsidiary to any material Company Intellectual Property. Neither the Company nor any Company Subsidiary has brought or threatened a claim against any Person challenging such Person’s ownership or use of, or the validity, enforceability or registerability of, any Intellectual Property.

(vi) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not constitute a material breach or default under or conflict with any material License Agreement, will not cause the cancellation, suspension, limitation or termination or give rise to a right to cancel, suspend or terminate any material License Agreements or impair the right of the Surviving Corporation and the Company Subsidiaries to continue exercising any rights to the full extent that the Company and the Company Subsidiaries respectively currently have under such License Agreements. The Surviving Corporation and the Company Subsidiaries shall have the same rights, on identical terms and conditions, to and in the respective Company Intellectual Property immediately subsequent to the Closing hereunder as the Company and the Company Subsidiaries have immediately prior to the Closing hereunder.

(vii) The Company and the Company Subsidiaries have maintained in confidence all material Company Intellectual Property for which confidentiality is required or appropriate in the exercise of reasonable business judgment in accordance with procedures adequate in all material respects for maintaining such confidentiality and in accordance in all material respects with procedures required by law or otherwise customarily used in the industry to protect rights of like importance and, without limiting the foregoing, each employee of the Company or any Company Subsidiary whose duties relate to research and development activities of the Company or any Company Subsidiary or has otherwise had access to, contributed to or developed any Company Intellectual Property, has a contractual or legal obligation of confidentiality to the Company and the Company Subsidiaries with respect to such information, and has an obligation to transfer to the Company or a Company Subsidiary, for no additional consideration, rights in inventions and authored works made during the course of his or her employment using resources of the Company or any Company Subsidiary.

(viii) (A) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any privacy policy or other terms of use relating to any web sites of the Company or any Company Subsidiary, or violate in any material respect any applicable Laws relating to the use or dissemination of information collected in connection with the operation of such web sites or otherwise, and (B) the Company’s and each Company Subsidiary’s use and dissemination of any and all data and information concerning users of such web sites and any other persons is in compliance with their privacy policies and terms of use, and in material compliance with all applicable Laws.

(ix) No former or current employee, director, officer or stockholder of the Company or any Company Subsidiary has (or will have after giving effect to the transactions contemplated by this Agreement), directly or indirectly, any right, title or interest in any Company Intellectual Property, nor does any such person have any rights to past or future royalty payments or license fees deriving from licenses, technology agreements or other agreements, whether written or oral, between any such person and Company or any Company Subsidiary.

Section 4.17 Taxes.

(a) The Company and each Company Subsidiary has timely filed with the appropriate taxing authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true and complete in all material respects. All material Taxes that are due and payable (whether or not shown due on any Tax Return) have been timely paid and any unpaid Taxes of the Company and each Company Subsidiary (i) did not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in the Company Financial Statements contained in the Company SEC Filings with respect to the fiscal quarter ending March 31, 2004, and (ii) to the knowledge of the Company, will not exceed that reserve as adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of the Company and each Company Subsidiary in filing their Tax Returns. Since March 31, 2004, neither the Company nor any Company Subsidiary has (x) incurred any liability for Taxes other than in the ordinary course of business or (y) paid Taxes other than Taxes paid on a timely basis.

(b) Neither the Company nor any Company Subsidiary has (i) granted any waivers or extensions of the time to assess any Taxes or (ii) requested any extensions of time, which are currently in effect, with respect to Tax Returns that were or are due to be filed.

(c) There are no audits or other administrative proceedings or court proceedings currently pending or in progress with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or other administrative proceedings or court proceedings, subject to such exceptions that, if resolved in a manner unfavorable to the Company or any Company Subsidiary, would not, individually or in the aggregate, reasonably expected to have, a Company Material Adverse Effect.

(d) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for current Taxes not yet due and payable.

(e) The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(f) Neither the Company nor any Company Subsidiary is responsible for the Taxes of any other person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither the Company nor any Company Subsidiary is a party to any contract, plan or arrangement, under which it is obligated to make or to provide, or could be become obligated to make or to provide, a payment or benefit that would be nondeductible under Code Section 280G or in excess of the deduction limitation set forth in Code Section 162(m).

(i) Neither the Company nor any Company Subsidiary is party to any Tax allocation, indemnification or sharing agreement.

(j) Neither the Company nor any Company Subsidiary has been a member of a group filing a consolidated, combined or unitary income Tax Return (other than a group whose common parent was the Company).

(k) Neither the Company nor any Company Subsidiary has distributed any corporation in a transaction intended to qualify under Code Section 355 within the past two years, nor has the Company or any Company Subsidiary been distributed in a transaction intended to qualify under Code Section 355 within the past two years.

(l) The Company operates at least one significant historic business line, within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent Parent from continuing the historic business of the Company or from using a significant portion of the Company’s historic business assets following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

(m) None of the Company nor any Company Subsidiary has entered into any transaction which constitutes a “reportable transaction” (as defined in Treasury Regulation Section 1.6011-4), and to the best knowledge of Company and each Company Subsidiary, none of the Company nor any Company Subsidiary has entered into a “potentially abusive tax shelter” (as defined in Treasury Regulation Section 301.6112-1).

Section 4.18 Insurance. Section 4.18 of the Company Disclosure Schedule contains a complete list of policies and contracts of insurance maintained by the Company as of the date hereof. There is no material claim pending under any of policies or bonds of the Company or any Company Subsidiary as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable to date under all such policies and bonds have been paid and the Company and each Company Subsidiary is otherwise in compliance in all material respects with the terms of such policies and bonds. Neither the Company nor any Company Subsidiary has been notified in writing of any threatened termination of, or material premium increase with respect to, any such policies or contracts. All such policies that provide insurance against liability to third parties were written on an occurrence basis. The Company maintains insurance coverage in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

Section 4.19 Opinion of Financial Advisor. The Company Board has received the written opinion of Morgan Stanley & Co. Incorporated (the “Company Financial Advisor”) dated as of July 28, 2004 addressed to the Company Board, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Company Common Shares, and the Company delivered to Parent a true and complete copy of such opinion.

Section 4.20 Vote Required. The affirmative vote of the holders of a majority of the voting power of the outstanding Company Common Shares is the only vote of the holders of any class or series of capital shares or other Equity Interests of the Company necessary to approve the Merger and the other transactions contemplated by this Agreement.

Section 4.21 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transactions contemplated by this Agreement.

Section 4.22 Properties.

(a) Each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets except for defects in title, easements, restrictive covenants and similar encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect. The right, title and interest of the Company and the Company Subsidiaries in all such properties and assets is free and clear of all Liens, except for (i) Liens that are reflected in the Company Financial Statements or reflected in Section 4.22 of the Company Disclosure Schedule, and (ii) Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for any failure to so comply or any failure of such leases to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such leases, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) The assets and properties owned or leased by the Company or any Company Subsidiary constitute all assets and properties necessary and sufficient to conduct the business of the Company and the Company Subsidiaries as currently conducted on the date hereof, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary owns any real property. Section 4.22 of the Company Disclosure Schedule sets forth a true and complete list of all material office Facilities, and other Facilities that are material to the operations of the Company, leased by the Company and the Company Subsidiaries. The Company has made available to Parent and Merger Sub true and complete copies of all material leases of real property under which the Company or any Company Subsidiary is the tenant or subtenant.

(e) Each building system, structure, fixture or improvement, owned, leased or used by the Company or any Company Subsidiary and required for the operation of its business, is in all material respects in good working condition (reasonable wear and tear excepted) and adequate for the operation of the business of the Company and the Company Subsidiaries as currently conducted on the date hereof, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.23 Transactions with Affiliates. Except as set forth in the Company SEC Filings neither the Company nor any Company Subsidiary is a party to any transaction, contract, agreement or understanding with any (i) present or former officer or director of the Company or any Company Subsidiary, other than as part of the normal and customary terms of such persons’ employment or service with the Company or any Company Subsidiary, or any of their family members, (ii) record or beneficial owner of five (5) percent or more of any voting securities of the Company or any Company Subsidiary or (iii) any affiliate of the Company (other than any Company Subsidiary) or of any such officer, director, family member or beneficial owner.

Section 4.24 Customers. Set forth in 4.24(a) of the Company Disclosure Schedule is a list of the twenty largest U.S. customers of the Company and the Company Subsidiaries, taken as a whole, based on the dollar value of materials or products purchased by such customers from the Company and the Company Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2003. Schedule 4.24 sets forth which of these customers have exclusive contracts or arrangements with the Company or any Company subsidiary and the term of such contracts or arrangements.

Section 4.25 FDA Compliance. All products currently being manufactured, tested, developed, processed, labeled, stored or distributed by or on behalf of the Company or any Company Subsidiary, which are subject to the jurisdiction of the FDA, are being manufactured, tested, developed, processed, labeled, stored, distributed, and marketed in compliance with all applicable Laws, guidances or orders administered or issued by the FDA or any other Governmental Entity, including without limitation, the FDA’s current Good Manufacturing Practice regulations, except where any failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect. All applicable operations of the Company and each Company Subsidiary have achieved and maintained ISO 13485 Quality System certification, and there is no pending or, to the Company’s knowledge threatened, audit, repeal, failure to renew or challenge to any such certifications. All products being manufactured by the Company or any Company Subsidiary are in compliance with applicable registration, licensing and notification requirements required by applicable Law for each site at which a product of the Company or any Company Subsidiary is manufactured except where any failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect. All pre-clinical and clinical trials being conducted by or on behalf of the Company or any Company Subsidiary, are being conducted in compliance with all applicable Laws and guidances of the FDA or any other Governmental Entity, including without limitation, the FDA’s current Good Clinical Practice regulations and federal and state laws, regulations and guidances restricting the use and disclosure of individually identifiable health information except where any failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is the subject, officially or otherwise, of any pending or threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor any Company Subsidiary has committed any act, made any statement, or failed to make any statement that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. To the Company’s knowledge, each product distributed, sold or leased, or service rendered, by the Company or any Company Subsidiary complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity.

The Company and each Company Subsidiary is in compliance with all applicable FDA import and export requirements, including, but not limited to, import-for-export requirements, export notifications or authorizations and record keeping requirements except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.26 Product Warranty and Recall. No product or product component manufactured and/or distributed by the Company, any Company Subsidiary or, to the knowledge of the Company, by any other person pursuant to an arrangement with the Company or any Company Subsidiary, is (i) adulterated within the meaning of 21 U.S.C. § 351; or (ii) misbranded within the meaning of 21 U.S.C. § 352. Section 4.26 of the Company Disclosure Schedule sets forth a list of (i) all recalls, field notifications, field corrections and safety alerts with respect to products manufactured and/or distributed by the Company or any Company Subsidiary, or by any third party on behalf of the Company or any Company Subsidiary, in each case between January 1, 2001 and the date of this Agreement, and the dates, if any, such recalls, field notifications, field corrections and safety alerts were resolved or closed, and (iii) to the knowledge of the Company, any material complaints with respect to products produced by the Company or any Company Subsidiary, or by any third party on behalf of the Company or any Company Subsidiary, that are open hereof. There are no outstanding recalls, field notifications, field corrections, safety alerts or product complaints with respect to the products manufactured and/or distributed by the Company or any Company Subsidiary, or by any third party on behalf of the Company or any Company Subsidiary, and to the Company’s knowledge, there are no facts that would be reasonably likely to result in a material product recall, field notification, field correction or safety alert with respect to any such products.

Section 4.27 Unlawful Practice of Medicine. Neither the Company, nor any Company Subsidiary has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by the Company or any Company Subsidiary.

Section 4.28 Compliance with Health Care Laws. Neither the Company nor any Company Subsidiary has engaged in any activity prohibited under federal or state criminal or civil health care laws (including without limitation the federal Anti-Kickback Statute, Stark Law and federal False Claims Act and any comparable state laws), or the regulations promulgated pursuant to such laws (each, a “Health Care Law”), or which are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program (“Program”). There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand pending, received or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary which relates to a violation by the Company or such Company Subsidiary of any Health Care Law or which could reasonably result in its exclusion from participation in any Program.

Article 5.

Representations and Warranties of Parent and Merger Sub

Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which shall, subject to Section 9.10, identify exceptions by specific Section references, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification; Subsidiaries

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copy of Parent’s Restated Certificate of Incorporation, as amended (the “Parent Certificate”), attached to Section 5.2(i) of the Parent Disclosure Schedule and the copy of Parent’s and Amended and Restated By-laws (the “Parent By-laws”) attached to Section 5.2(ii) of the Parent Disclosure Schedule are true and complete copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of the Parent Certificate or Parent By-laws. True and complete copies of (i) all approved minutes of meetings of Parent’s Board of Directors, or any committees thereof, or of meetings of the stockholders of Parent, and (ii) actions by written consent of Parent’s Board of Directors, or any committees thereof, have been made available by Parent to the Company.

Section 5.3 Capitalization.

(a) The authorized capital stock of Parent consists of 70,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.10 per share (the “Parent Preferred Stock”). As of July 26, 2004, (A) 32,696,796 shares of Parent Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights (which are binding upon the Company or any Company Subsidiary), (B) 585,203 shares of Parent Common Stock were held in the treasury of Parent or by the Parent Subsidiaries, and (C) 2,431,062 shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding as of such date. As of the date hereof, (A) 300,000 shares of Parent Preferred Stock are designated as Series A Junior Participating Preferred Stock and have been reserved for issuance in connection with the Parent Rights, and (B) no shares of Parent Preferred Stock are issued or outstanding. As of July 26, 2004, except for Parent Options to purchase not more than 2,431,062 shares of Parent Common Stock, outstanding Parent Rights under the Parent Rights Agreement, agreements or arrangements described in the Parent SEC Filings or Section 5.3 of the Parent Disclosure Schedule, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent is a party or by which Parent is bound relating to the issued and unissued Equity Interest of Parent or obligating Parent to issue or sell any of its capital shares or other Equity Interests, or securities convertible into or exchangeable for such capital shares of, or other Equity interests in, Parent. The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

(b) There are no outstanding contractual obligations of the Parent (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of capital stock of Parent or any other Equity Interests in, Parent.

Section 5.4 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Each of (A) the execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby and (B) other than, with respect to the Share Issuance, as provided in Section 5.15, the issuance of shares of Parent Common Stock and payment of cash consideration in accordance with the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Parent’s Board of Directors has approved this Agreement, declared advisable the transactions contemplated hereby and has directed that the Share Issuance be submitted to the Company’s stockholders for approval at a meeting of such stockholders. This Agreement has been validly executed and delivered by Parent and Merger Sub, as applicable, and constitute a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement do not, and the performance thereof by Parent and Merger Sub will not, (A) conflict with or violate any provision of the Parent Certificate of Incorporation or Parent By-laws or the Certificate of Incorporation or By-laws of Merger Sub, provided that the Merger is not consummated prior to obtaining the stockholder approval set forth in Section 5.15, (B) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained and all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any material property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (C) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to any material promissory note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation, except, with respect to clause (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance hereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other person, except (A) under the Exchange Act, the Securities Act, any applicable Blue Sky Laws, the rules and regulations of the NYSE, the HSR Act, foreign or supranational antitrust and competition laws, filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in the Parent Disclosure Schedule and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Parent Material Adverse Effect.

Section 5.6 Litigation. (A) There is no material suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened (i) against Parent or (ii) for which Parent is obligated to indemnify a third party, (B) Parent is not subject to any outstanding order, writ, injunction, judgment, decree, or arbitration ruling or award, and (C) there has been no refusal to indemnify or denial of indemnification by any third party in connection with any past, pending or threatened suit, claim, action, proceeding, investigation, order, ruling or award with respect to which Parent is or may be entitled to indemnification from any third party.

Section 5.7 SEC Filings; Financial Statements.

(a) Parent has timely filed or furnished all registration statements, prospectuses, forms, reports and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since June 30, 2001 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (A) as of its date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings (the “Parent Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted on Form 10-Q, 8-K or any successor form under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial position, results of operations and cash flows of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which were not and would not, individually or in the aggregate, reasonably be expected to be material). The books and records of Parent have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Parent Financial Statements are consistent with such books and records.

(c) Parent has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of Parent to engage in the review and evaluation process mandated by Section 302 of SOXA. The “disclosure controls and procedures” of Parent are reasonably designed to ensure that material information (both financial and non-financial) relating to Parent and its consolidated subsidiaries required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent’s principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Parent required by Section 302 of SOXA with respect to such reports. Except as reflected in the Parent Financial Statements, neither Parent nor any Parent Subsidiary is a party to any material off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K promulgated under the Exchange Act). To Parent’s knowledge, KPMG LLP, which has expressed its opinion with respect to the financial statements of Parent and its subsidiaries included in Parent SEC Filings (including the related notes), is “independent” with respect to Parent within the meaning of Regulation S-X. Parent has made such disclosure of non-audit services performed by KPMG LLP in its proxy statements with respect to its annual meetings of stockholders as is required under the rules and regulations of the SEC.

(d) Except as and to the extent set forth on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of October 31, 2003 included in the Parent Form 10-K for the fiscal year ended October 31, 2003, including the notes thereto, none of Parent or any consolidated Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since October 31, 2003 that would not, individually or in the aggregate, (x) reasonably be expected to prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement or (y) have a Parent Material Adverse Effect or (ii) fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby

Section 5.8 Disclosure Documents.

(a) The Registration Statement and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (C) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

(b) The Registration Statement and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders Meeting, and (D) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.8(b) will not apply to statements or omissions included in the Registration Statement or any Other Filings based upon information furnished in writing to the Parent or Merger Sub by the Company specifically for use therein.

Section 5.9 Absence of Certain Changes or Events. Since October 31, 2003, except as specifically contemplated by, or as disclosed in, this Agreement or in the Parent SEC Filings or in Section 5.9 of the Parent Disclosure Schedule, there has not been (i) any action, event, occurrence or transaction that would have been prohibited by Section 6.2 if this Agreement had been in effect at the time thereof or any agreement, arrangement or commitment in respect of any action, event, occurrence or transaction that would have been prohibited by Section 6.2 if this Agreement had been in effect at the time thereof, (ii) any Parent Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Parent Material Adverse Effect, or (iii) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by Parent.

Section 5.10 Compliance with Laws. Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, any Law applicable to Parent or any Parent Subsidiary or by which any material property or asset of Parent or any Parent Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.11 FDA Compliance. All products currently being manufactured, tested, developed, processed, labeled, stored or distributed by or on behalf of Parent or any Parent Subsidiary, which are subject to the jurisdiction of the FDA, are being manufactured, tested, developed, processed, labeled, stored, distributed, and marketed in compliance with all applicable Laws, guidances or orders administered or issued by the FDA or any other Governmental Entity, including without limitation, the FDA’s current Good Manufacturing Practice regulations, except where any failure to so comply would not, individually or in the aggregate, have a Parent Material Adverse Effect. All applicable operations of Parent and each Parent Subsidiary have achieved and maintained ISO 13485 Quality System certification, and there is no pending or, to the Parent’s knowledge threatened, audit, repeal, failure to renew or challenge to any such certifications. All products being manufactured by Parent or any Parent Subsidiary are in compliance with applicable registration, licensing and notification requirements required by applicable Law for each site at which a product of Parent or any Parent Subsidiary is manufactured except where any failure to so comply would not, individually or in the aggregate, have a Parent Material Adverse Effect. All pre-clinical and clinical trials being conducted by or on behalf of Parent or any Parent Subsidiary are being conducted in compliance with all applicable Laws and guidances of the FDA or any other Governmental Entity, including without limitation, the FDA’s current Good Clinical Practice regulations and federal and state laws, regulations and guidances restricting the use and disclosure of individually identifiable health information except where any failure to so comply would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent, nor any Parent Subsidiary, is the subject, officially or otherwise, of any pending or threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto. Neither Parent, nor any Parent Subsidiary has committed any act, made any statement, or failed to make any statement that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. To Parent’s knowledge, each product distributed, sold or leased, or service rendered, by Parent or any Parent Subsidiary complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity.

Parent and each Parent Subsidiary is in compliance with all applicable FDA import and export requirements, including, but not limited to, import-for-export requirements, export notifications or authorizations and record keeping requirements except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12 Tax Treatment. None of Parent, any Parent Subsidiary or, to the knowledge of Parent, any of Parent’s affiliates has taken or agreed to take, or will take or will agree to take, any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.13 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

(c) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Effective Time have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 5.14 Brokers. Other than J.P. Morgan Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

Section 5.15 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of Parent necessary to approve the Share Issuance. The affirmative vote of Parent, as the sole stockholder of Merger Sub, is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of Merger Sub necessary to approve the Merger.

Section 5.16 Fairness Opinion. Parent’s Board of Directors has received a written opinion from J.P. Morgan Securities Inc. dated as of July 28, 2004 to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to Parent, and Parent delivered to the Company a true and complete copy of such opinion.

Section 5.17 DGCL Section 203. Neither Parent nor any affiliate of Parent is, or has been during the last three years, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company other than as contemplated pursuant to this Agreement.

Section 5.18 No Negotiations. As of the date hereof, neither Parent nor any Parent Subsidiary is engaged in any discussions or negotiations with, or furnishing any information to, any person in connection with or relating to a Parent Acquisition Proposal.

Section 5.19 Restrictions on Conduct of Business. Neither Parent nor any of its affiliates is a party to any contract related to the contact lens industry that will materially restrict or prohibit the Surviving Corporation (or any successor thereof) following the Effective Time from engaging or participating in any material line of business or market in such industry (including the conduct following the Effective Time of the Company’s business as currently conducted), or from competing in any material market in the world in any material respect, or from making use of any material Intellectual Property, including any contract granting exclusive rights, or rights of first refusal or first negotiation, or otherwise containing provisions materially limiting the rights of the Surviving Corporation (or any successor thereof) with respect to the sale, purchase, distribution or manufacture of any products or services in any material respect.

Article 6.

Covenants

Section 6.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.1 of the Company Disclosure Schedule, as required by Section 6.13 of this Agreement or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing, the Company will, and will cause each Company Subsidiary to, (A) conduct its operations only in the ordinary course of business consistent with past practice, and shall not take any action inconsistent therewith or with this Agreement, (B) use all reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers, distributors, business partners and other persons with which the Company or any Company Subsidiary has business relations, (C) have in effect and maintain at all times insurance of the kinds, in the amounts and with the insurers as is presently in effect, (D) keep in working condition and good order and repair all of its material assets and properties, normal wear and tear excepted and (E) take reasonable and customary action to protect the Company’s Intellectual Property to the end that the Company’s and each Company Subsidiary’s goodwill and ongoing business shall not be impaired in any material respects as of the Closing Date. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of Nasdaq), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (as described above):

(a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b) (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any capital shares of, or other Equity Interests in, the Company or any Company Subsidiary, of any class, or securities convertible or exchangeable or exercisable for any such capital shares or other Equity Interests, or any options, warrants or other rights of any kind to acquire any such capital shares or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than (1) the issuance of Company Common Shares upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms, and

(2) the grant of Company Options after February 1, 2005 (and the issuance of Company Common Shares upon the exercise of such Company Options) to acquire up to an aggregate of 500,000 Company Common Shares at an exercise price not lower than the fair value of the Company Common Shares on the date of grant, in connection with performance evaluations or promotions in 2005, or (B) sell, pledge, mortgage, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, mortgage, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Company Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods, in each case in the ordinary course of business consistent with past practice, or the disposition of equipment or furniture no longer in use as a result of the implementation of the Company’s Generation II project (as described in Company SEC Filings), or (C) enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than (1) transactions between a wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary and (2) transactions or commitments involving expenditures in the aggregate not to exceed $500,000;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital shares (other than dividends paid by a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital shares;

(d) reclassify, combine, split, subdivide, or issue or authorize the issuance of any other securities in respect of, or redeem, purchase or otherwise acquire, directly or indirectly, or modify or amend any of its capital shares or other Equity Interests;

(e) (A) merge with, acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets), or invest in or agree to invest in (by acquisition of stock or securities, contributions to capital, property transfers or otherwise) any direct or indirect interest or investment in any person, any Equity Interests of any person (other than a wholly-owned Company Subsidiary), any division of any person or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and capital expenditures permitted by clause (E), (B) incur or modify any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the debt securities, indebtedness or other obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice (including any borrowings under the Company’s revolving credit agreements with Comerica Bank and Wells Fargo as in effect on the date hereof, and any amendment thereto or refinancing thereof that does not increase the principal amount of loans available thereunder), (C) amend, terminate, cancel, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (D) waive, release or assign any material right or claim under any Company Material Contract, (E) make or authorize any capital expenditure in excess of the Company’s 2004 budget as disclosed to Parent prior to the date hereof and for capital expenditures occurring in the fiscal year beginning January 1, 2005, in an amount per quarter equal to one quarter of the total 2004 budget, (F) enter into any Contract (whether written or oral) material to the condition (financial or otherwise), business, properties, assets, prospects or results or operations of the Company and the Company Subsidiaries, taken as a whole, other than in the ordinary course of business, (G) issue or sell any debt securities of the Company or any Company Subsidiary, (H) make or authorize any material loan to any person or guarantee any indebtedness of a person, other than in the ordinary course of business consistent with past practice or loans by the Company to any wholly-owned Company Subsidiary, or by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary, (I) increase the principal, interest or otherwise modify the redemption terms or any other terms of the existing indebtedness of the Company or any Company Subsidiary, other than in connection with new borrowings in the ordinary course of business under the terms of credit facilities in effect on the date hereof (including amendments and refinancings that do not increase the principal amount of loans available thereunder) that do not increase the total amount available for borrowing thereunder, (J) enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than a wholly-owned Company Subsidiary) or (K) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.1(e);

(f) except as may be required by applicable Law or any contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 4.11(b) of the Company Disclosure Schedule or pursuant to the Retention Plan set forth in Section 6.1(f) of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for (1) increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases, (2) bonuses (other than to executive officers) in the ordinary course of business consistent with past practices in connection with performance reviews, periodic grants, promotions and other routine awards), (3) payments pursuant to bonus plans in effect on the date hereof relating to bonuses for performance in 2004, and the adoption of new bonus plans for 2005 in the ordinary course of business that are consistent with plans in effect on the date hereof), and (5) bonuses paid to employees hired after the date hereof (excluding executive officers) in the ordinary course of business, (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, other than rights granted to new hires that are consistent with the rights of existing employees holding similar positions, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law, (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan other than as contemplated by Section 4.10 or Section 4.11 of the Company Disclosure Schedule, (D) provide for the payment of any amounts to directors, officers and employees as a result of the consummation of the transactions contemplated by this Agreement other than amounts payable under agreements, policies or commitments that are disclosed in Sections 4.10 or 4.11 of the Company Disclosure Schedule, (E) fail to take such action as would be reasonable under the circumstances to enforce any rights of the Company or any Company Subsidiary under any employment agreement, severance agreement, noncompete agreement, nonsolicitation agreement, covenant not to disclose confidential information or other similar agreement with respect to any current or former employee or independent contractor of the Company or any Company Subsidiary in effect as of the date hereof or (F) take any action to implement the ESPP;

(g) enter into any new line of business;

(h) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(i) (A) pre-pay any long-term debt, except in the ordinary course of business in an amount not to exceed $500,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole, or pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), except (A) in the ordinary course of business, (B) the settlement of claims, litigation or arbitration within insurance policy limits, and (C) the payment of obligations under contracts currently in effect or entered into after the date of this Agreement in compliance with this Section 6.1 and which payments are not otherwise prohibited;

(j) make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity or in connection with compliance with Section 404 of SOXA;

(k) (A) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration and (B) settle, pay or discharge any claim with respect to, or arising out of the transactions contemplated by this Agreement, in each case, other than within insurance policy limits;

(l) (A) make any material tax election outside the ordinary course of business or settle or compromise any material liability for Taxes, (B) file any amended Tax Return, (C) change any annual tax accounting period or method of tax accounting, (D) enter into any closing agreement relating to any tax, (E) surrender any right to claim any tax refund or (F) give or request any waiver of a statute of limitation with respect to any Tax Return, claim or assessment other than waivers of statutes of limitations as set forth in Section 6.1(l) of the Disclosure Schedule (it being agreed that Parent shall have the right to participate in any proceeding with respect to any material liability for Taxes of the Company or any Company Subsidiary)

(m) take, or agree to take, any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(n) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(o) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries, taken as a whole, other than in the ordinary course of business in accordance with GAAP consistently applied or assets no longer in use as a result of the implementation of the Company’s Generation II project (as described in Company SEC Filings);

(p) (A) sell, assign, license, mortgage, pledge, sublicense, encumber, impair, abandon or fail to maintain any material Company Intellectual Property other than in the ordinary course of business, consistent with past practice, (B) grant, extend, amend, waive or modify any rights in or to the Company Intellectual Property, other than in the ordinary course of business, consistent with past practice, (C) fail to take such actions as are reasonable and customary to enforce its Intellectual Property rights or prosecute or maintain its Intellectual Property, (D) enter into any material contract with respect to Intellectual Property or (E) amend, terminate, request or agree to a material change, or waive, release or assign any material right or claim under any material contract with respect to Intellectual Property, in each case other than grants of security interests therein in the ordinary course of business, consistent with past practice, to secure borrowings by the Company or any Company Subsidiary thereof;

(q) take any action to exempt or make not subject to any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares any person or entity (other than Parent, Merger Sub or any Parent Subsidiary) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(r) enter into any agreements, consummate any transactions, or take any other action that would, is intended to, or would reasonably be expected to, result in (1) any of the representations and warranties of the Company set forth in this Agreement not being true and correct as of the Closing such that the condition to the Merger set forth in Section 7.2(a) would not be satisfied, or (2) any of the other conditions to the Merger set forth in Article 7 not being satisfied (except as expressly permitted in Section 6.7);

(s) enter into any transaction with any affiliate of the Company (other than a wholly owned Company Subsidiary) or any director, officer, or beneficial owner of more than 5% of voting securities of the Company or any Company Subsidiary, or any of their family members or affiliates (other than compensation for services permitted by the other provisions of this Section);

(t) enter into any transaction or agreement that limits or otherwise restricts the Company or any Company Subsidiary or that could reasonably be expected to, after the Closing Date, limit or restrict the Surviving Corporation or its affiliates and successors, from engaging or competing in any line of business or in any geographic area;

(u) make any payment to an affiliate (other than the Company or any Company Subsidiary), except in accordance with the terms of any contract or compensation arrangement in effect on the date hereof to employees or directors in the ordinary course of business and in accordance with Section 6.1(f);

(v) change (including by way of amendment, modification, or failure to renew) any insurance coverage in any material respect except as expressly permitted in Section 6.14(b); or

(w) enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2 Conduct of Business by Parent Pending the Closing. Except as set forth in Section 6.2 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall conduct its operations in the ordinary course of business consistent with past practice, and shall not take any action inconsistent therewith or with this Agreement, and shall not (unless required by applicable Law or any NYSE regulations applicable to the Parent), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company:

(a) amend or otherwise change the Parent Certificate or Parent By-laws in a manner that adversely affects the rights of holders of Parent Common Stock;

(b) (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Parent’s capital stock (other than regular semi-annual cash dividends of $0.03 per share), or (B) fail to pay regular semi-annual cash dividends of $0.03 per share (subject to Parent’s having legally available funds therefor);

(c) merge with, acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets), or invest in or agree to invest in (by acquisition of stock or securities, contributions to capital, property transfers or otherwise) any direct or indirect interest or investment in any person, any Equity Interests of any person, any division of any person or any assets, other than (1) acquisitions of inventory and capital expenditures in the ordinary course of business consistent with past practice and (2) any mergers, acquisitions of assets, or acquisitions of capital stock, or agreements to enter into any such transactions, which (1) do not involve acquisitions of entities (or substantially all of the assets of entities) engaged to any material extent in the design, development or manufacture of soft contact lenses, (2) do not require approval of Parent’s stockholders and (3) would not reasonably be expected to create a substantial risk that the Effective Time would be delayed in any material way, or that any of the conditions set forth in Article 7 would not be satisfied;

(d) adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of Parent other than an agreement or plan with respect to a Parent Acquisition Proposal permitted by Section 6.2(e);

(e) enter into any agreements, consummate any transactions, or take any other action that would, is intended to, or would reasonably be expected to, result in (1) any of the representations and warranties of Parent set forth in this Agreement not being true and correct as of the Closing such that the condition to the Merger set forth in Section 7.2(a) would not be satisfied, or (2) any of the other conditions to the Merger set forth in Article 7 not being satisfied (except as expressly permitted in Section 6.19);

(f) take, or agree to take, any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(g) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 6.3 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Registration Statement, the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

Section 6.4 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Stockholders Meeting and Parent Stockholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy

Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger and to be issued pursuant to holders of Company Options pursuant to Section 3.4(b). Each of Parent and the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of Parent and the Company will use reasonable best efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as practicable. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal, state or foreign securities laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and any Other Filings. As promptly as practicable after the Registration Statement shall have become effective, the Company and Parent shall mail the Proxy Statement to their stockholders; provided, however, that the Company and Parent shall consult and cooperate with each other in determining the appropriate time for mailing the prospectus contained in the Registration Statement with the Proxy Statement in light of the dates set for the Company Stockholders Meeting and the Parent Stockholder Meeting. The Proxy Statement shall (subject to the last sentence of Section 6.7(c) hereof) include the recommendation of the Company Board that adoption of the Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Merger is fair and in the best interests of the Company’s stockholders, and shall (subject to the last sentence of 6.20(c) hereof) include the recommendation Parent Recommendation of the Board of Directors of the Parent (the “Parent Board”) that approval of the Share Issuance by the Parent’s stockholders is advisable and that the Parent Board has determined that the Share Issuance is in the best interests of Parent’s stockholders.

Subject to the last sentence of Section 6.7(c) and subject to the last sentence of Section 6.20(c) hereof, no amendment or supplement (other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 6.11 of this Agreement) to the Proxy Statement, the Registration Statement or any Other Filings will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement, the Registration Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

(b) The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders Meeting and (iv) the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Law.

(c) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy

Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders Meeting and (iv) the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder and other applicable Law.

Section 6.5 Stockholders’ Meetings.

(a) The Company shall call and hold a meeting of its stockholders (the “Company Stockholders Meeting”) as promptly as reasonably practicable following the date on which the Registration Statement becomes effective, for the purpose of voting upon the adoption and approval of the Merger and the other transactions contemplated by this Agreement. In connection with the Company Stockholders Meeting, the Company will (i) subject to applicable Law, use its reasonable best efforts (including postponing or adjourning the Company Stockholders Meeting to obtain a quorum or to solicit additional proxies, but for no other reason without the prior consent of Parent, such consent not to be unreasonably withheld) to obtain the necessary approvals by its stockholders of the Merger and the other transactions contemplated hereby, and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders Meeting.

(b) Parent shall call and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) as promptly as reasonably practicable following the date on which the Registration Statement becomes effective for the purpose of voting upon the approval of the Share Issuance. In connection with the Parent Stockholders Meeting, Parent will (i) subject to applicable Law, use its reasonable best efforts (including postponing or adjourning the Parent Stockholders Meeting to obtain a quorum or to solicit additional proxies but for no other reason without the prior consent of the Company, such consent not to be unreasonably withheld) to obtain the necessary approvals by its stockholders of the Share Issuance, and (ii) otherwise comply with all legal requirements applicable to the Parent Stockholders Meeting.

Section 6.6 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company, Parent or any of their respective subsidiaries is a party (which such person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company and Parent shall, and shall cause each of its subsidiaries and each of their and their subsidiaries’ respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, the “Representatives”) to (A) provide to the other party and its respective Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.6(a) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement, or affect the satisfaction or non-satisfaction of any condition to the Merger set forth in this Agreement. Each party may withhold competitively sensitive information or impose conditions on its use.

(b) With respect to the information disclosed pursuant to Section 6.6(a), the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement previously executed by the Company and Parent (the “Confidentiality Agreement”).

Section 6.7 No Solicitation of Transactions by Company.

(a) None of the Company or any Company Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives or, to the extent within the Company’s control, other affiliates, and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (the “Company Affiliate Representatives”) to take), any action to (A) solicit, initiate, encourage or facilitate, any Acquisition Proposal (including by way of furnishing non-public information), (B) enter into any agreement or commitment with respect to any Acquisition Proposal (other than confidentiality agreements permitted by clause (x) below), or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the Company Stockholders Meeting, the Company Board determines in good faith, after consultation with outside counsel, that (1) the Company has received an unsolicited Acquisition Proposal which is reasonably likely to lead to a Superior Proposal, and (2) the failure to take such action would be reasonably likely to result in a breach of the Company Board’s fiduciary duties to the stockholders of the Company, the Company may, in response to such Acquisition Proposal and subject to the Company’s compliance with, Section 6.7(b) and Section 6.7(c), (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Acquisition Proposal pursuant to a customary confidentiality agreement the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent and (y) participate in discussions and negotiations with respect to such Acquisition Proposal. Upon execution of this Agreement, the Company shall, and shall cause the Company Representatives and, to the extent within the Company’s control, its other affiliates and the Company Affiliate Representatives to, cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned. Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 6.7 by any of the Company’s Representatives or affiliates or the Company Affiliate Representatives, whether or not purporting to act on behalf of the Company, shall constitute a breach of this Section 6.7 by the Company; and that any breach of, or failure to observe, any of the provisions of this Section 6.7 by the Company as a result of any action by any executive officer, or member of the Board of Directors, of the Company, or of which the Company does not notify Parent promptly upon any of its executive officers or directors becoming informed thereof, shall be deemed a material breach of this Agreement by the Company and, for purposes of Section 6.19(d), a breach in a material respect of this Section 6.7.

(b) The Company shall promptly (and in no event later than 24 hours after receipt thereof), (1) provide written notification to Parent of any submission, proposal, offer or inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, (2) furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and (3) keep Parent informed on a prompt basis with respect to any developments with respect to the foregoing, including any changes in price, structure, form of consideration or closing conditions.

(c) Subject to the provisions of this Section 6.7(c), neither the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the adoption and approval of the Merger (the “Company Recommendation”) and the matters to be considered at the Company Stockholders Meeting, (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (C) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Nothing contained in this Section 6.7(c) shall prohibit the Company Board (x) from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that the Company Board shall not recommend that the stockholders of the Company tender their shares in connection with a tender offer, except to the extent the Company Board determines in its good faith judgment that failure to make such a recommendation is reasonably likely to result in a breach of the fiduciary duties of the Company Board to stockholders under applicable Law, after consulting with outside legal counsel, or (y) in the event that a Superior Proposal is made prior to the Company Stockholders Meeting, from withdrawing or modifying the Company Recommendation if the Company Board determines in good faith, after consultation with outside counsel, that failure to withdraw or modify the Company Recommendation is reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company; provided, however, that the Company Board shall not withdraw or modify the Company Recommendation prior to the date that is five (5) business days following Parent’s receipt of written notice of the Company Board’s determination to do so (it being understood and agreed that any amendment to the amount or form or other material term of the Superior Proposal shall require a new notice and a new five (5) business day period); provided, further that (i) the Company continues to comply with all other provisions of this Agreement including, without limitation, this Section 6.7 hereof, (ii) such action is in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.7 and (iii) if requested by Parent, the Company shall, during such five (5) business day period, negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that the Company Board would no longer determine in good faith that such third party Acquisition Proposal constitutes a Superior Proposal.

(d) Notwithstanding anything to the contrary contained in this Section 6.7, in the event Parent takes any of the actions permitted in Section 6.19(a)(x) or (y) or breaches in any material respect the provisions of Section 6.19, the restrictions set forth in Section 6.7(a) will cease to be in effect, but the Company will still be bound by the provisions set forth in Section 6.7(b) and (c).

Section 6.8 Appropriate Action; Consents; Filings.

(a) The Company and Parent shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act and (z) any other applicable Law and (D) contest any action by any Governmental Entity seeking to restrain, enjoin, impose conditions upon or alter the transactions contemplated by this Agreement; provided, however, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to counsel for the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, however, that nothing in this Section 6.8(a) shall require Parent to agree to (AA) the imposition of conditions, (BB) the requirement of divestiture of assets or property or (CC) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

To the extent reasonably practicable, neither Parent nor the Company shall agree to participate in any meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting or discussion.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable best efforts to obtain any third party consents, (A) necessary to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time or (D) otherwise referenced in Section 7.1(e) or Section 7.2(d). In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.8(b), such party shall use all reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result from the failure to obtain such consent.

(c) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Merger or any other transactions contemplated by this Agreement, or the conversion of Company Common Shares into Merger Consideration pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or any other transactions contemplated by this Agreement or otherwise limit the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary. Each party shall give the other reasonable opportunity to participate in (but not to conduct, or direct the conduct of) the defense of or negotiations with respect to any such action, suit, arbitration or other proceeding or investigation; provided that the party that is subject to such action, suit, arbitration or other proceeding or investigation shall be entitled to control the defense thereof.

(d) Without limiting the foregoing, Parent, the Company and their respective Boards of Directors shall (x) take all action necessary so that no takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any other transactions contemplated by this Agreement and (y) if any takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transactions contemplated by this Agreement, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

(e) The Company agrees to provide, and will cause the Company Subsidiaries and its and their respective officers and employees to provide, and will use reasonable best efforts to cause its accountants, attorneys and other representatives to provide, reasonable cooperation in connection with the arrangement of any financing to be consummated contemporaneous with the Closing in respect of this Agreement and the transactions contemplated by this Agreement.

Section 6.9 [Intentionally Omitted.]

Section 6.10 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause (1) any representation or warranty contained herein to be untrue or inaccurate at any time during the period commencing on the date hereof and ending on the Effective Time or (2) any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement, affect the satisfaction or non-satisfaction of any condition to the Merger set forth in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 6.11 Public Announcements. Notwithstanding anything herein to the contrary, none of the parties hereto shall issue any press release or make any public announcement concerning the Merger or the other transactions contemplated hereby without obtaining the prior written approval of the other party, which approval will not be unreasonably withheld or delayed, unless a party determines in good faith that any such disclosure is otherwise required by applicable Law or the rules or regulations of the NYSE or Nasdaq, as applicable; provided, however, that to the extent any such release or disclosure is so required, prior to making such release or disclosure, the party intending to make such release or disclosure shall use its reasonable best efforts consistent with such applicable Law or rules or regulations of the NYSE or Nasdaq, as applicable, to consult and discuss in good faith with the other parties the form and content thereof prior to its release and consider in good faith any reasonable changes which are suggested by such party or parties prior to releasing or making the statement.

Section 6.12 Stock Exchange Listing. Parent shall promptly prepare and submit to the NYSE and any other applicable exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on such NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.13 Company Stock Options, Employee Benefit and Related Matters.

(a) As of the Effective Time, and subject to the terms of each applicable plan, Parent shall, or shall cause the Surviving Corporation to, provide each employee of the Company or any Company Subsidiary other than employees covered by a collective bargaining agreement or similar arrangement specifying any terms or conditions of work (the “Continuing Employees”) with benefits under medical, dental, vision and similar health and welfare plans that are in the aggregate no less favorable than either those provided to similarly situated employees of Parent and Parent Subsidiaries or to those provided to such Continuing Employees immediately prior to the Effective Time. To the extent satisfied prior to the Effective Time or thereafter under the applicable medical, dental and vision Company Benefit Plans, Parent and the Surviving Corporation shall cause any medical, dental and vision plans of Parent or any Parent Subsidiary to provide that such Continuing Employees shall be eligible to participate in as of the Effective Time or thereafter to waive limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements under such Parent and Surviving Corporation plans. Parent shall, or shall cause the Surviving Corporation to, cause the medical, dental and vision plans of Parent or Parent Subsidiaries in which Continuing Employees are eligible to participate as of the Effective Time or thereafter to provide credit to the Continuing Employees for any co-payments and deductibles paid by such Continuing Employees under the applicable medical, dental and vision Company Benefit Plans for the year in which the Closing occurs for the purposes of satisfying any applicable co-payments and deductibles under such Parent or Parent Subsidiary plans for the year in which the Closing occurs. Following the Effective Time, the Surviving Corporation will pay (or cause to be paid) any bonuses that have accrued with respect to performance prior to the Effective Time by persons that are employees at the Effective Time, pursuant to any unpaid bonus plans in effect on the date hereof, at such time as such bonus otherwise would have been payable under such bonus plan, and the entitlement of any such employee to any such bonus shall not be impaired by the termination of his or her employment by Parent or any Subsidiary, other than termination for cause, thereof following the Effective Time.

(b) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all such other action as may be necessary (i) to effectuate the treatment of all outstanding Company Options as of the Effective Time as contemplated in Section 3.4 and (ii) to terminate, as of the Effective Time, all Company Stock Option Plans and any plan, program or arrangement providing for the prospective issuance or grant of any interest in respect of the capital stock of the Company or Company Subsidiary. After the Effective Time, each Company Stock Option Plan shall be terminated, and no further Company Options shall be granted thereunder.

(c) Prior to the Effective Time, each of the Company Board, or an appropriate committee of non-employee directors thereof, and the Parent’s Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition and disposition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Parent Common Stock or options to acquire Parent Common Stock and Company Common Shares or options to acquire Company Common Shares, respectively, in each case pursuant to this Agreement and the Merger, shall be an exempt transaction for purposes of Section 16.

(d) Effective as of the date hereof, the Company Board, or, if appropriate, any committee of the Company Board administering the ESPP, shall adopt such resolutions and take such other actions as may be required to provide that the ESPP shall terminate immediately as of the Effective Time.

Section 6.14 Indemnification of Directors and Officers.

(a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company Certificate and Company By-laws and any Company indemnification agreements shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and By-laws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law.

(b) For six (6) years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) with a $20,000,000 limit and with other terms that are no less favorable than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 175% of the annual premium to be in effect after August 4, 2004; provided further that if the premium for such coverage exceeds such amount, the Surviving Corporation shall purchase the D&O Insurance with the greatest coverage available for such 175% amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 6.14, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement (and nothing in Section 6.1 shall prohibit the Company from obtaining such a prepaid policy prior to the Effective Time, provided that the cost thereof shall not exceed 175% of the annual premium to be in effect after August 4, 2004. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 6.14 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.14 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.14 applies shall be third party beneficiaries of this Section 6.14), and in the event that Parent consolidates or merges with any other

Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers all or substantially all of its assets to any other Person, then Parent shall make proper provision so that the continuing or surviving corporation or entity, or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.14.

Section 6.15 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Parent, Merger Sub and the Company shall each deliver to counsel to Parent and counsel to the Company, for the purpose of enabling each such counsel to render the tax opinions described in Sections 7.2(c) and 7.3(c) of this Agreement, representation letters, executed and dated as of the Closing Date, in form and in substance substantially identical to those attached hereto as Exhibits C and D respectively (allowing for such amendments to the representation letters as counsel deems reasonably necessary).

Section 6.16 Affiliate Letters. The Company shall, within five business days of the date hereof, deliver to Parent a list (reasonably satisfactory to counsel for Parent) setting forth the names of all persons who are expected to be, at the time of the Company Stockholders Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing the list. The Company shall use its reasonable best efforts to cause each person who is identified as an affiliate in the list furnished or supplemented pursuant to this Section 6.16 to execute a written agreement, as soon as practicable after the date hereof, in substantially the form of Exhibit B hereto.

Section 6.17 FIRPTA Affidavit. The Company shall furnish to Parent an affidavit, dated the Closing Date, stating, under penalty of perjury, that the Company is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

Section 6.18 401(k) Plan. If requested in writing by Parent, the Company shall, immediately prior to the Closing Date, terminate any of the Company’s or a Company Subsidiary’s 401(k) Plan or Company Benefit Plan maintained under Section 1165 of the Puerto Rico Internal Revenue Code (each, a “Plan”) effective as of the day immediately preceding the Closing Date, and no further contributions shall be made to the Plan as of such termination, except for contributions that have been accrued on behalf of participants prior to the Plan’s termination and contributions made on behalf of participants that are based on compensation earned prior to the date of the Plan’s termination. The Company shall provide to the Parent (i) executed resolutions by the Board of Directors of the Company or a Company Subsidiary authorizing any such requested termination and (ii) the Company shall take or cause to be taken such further actions in furtherance of such termination as Parent may reasonably request.

Section 6.19 No Solicitation of Transactions by Parent.

(a) None of Parent or any Parent Subsidiary shall, directly or indirectly, take (and Parent shall not authorize or permit the Parent Representatives or, to the extent within Parent’s control, other affiliates, and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (the “Parent Affiliate Representatives”) to take), any action to (A) solicit, initiate, encourage or facilitate any Parent Acquisition Proposal (including by way of furnishing non-public information), (B) enter into any agreement or commitment with respect to any Parent Acquisition Proposal (other than confidentiality agreements permitted by clause (x) below), or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Parent Acquisition Proposal; provided, however, that if, at any time prior to the Parent

Stockholders Meeting, the Parent Board determines in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the Parent Board’s fiduciary duties to the stockholders of Parent, Parent may, in response to a Parent Acquisition Proposal and subject to Parent’s compliance with Section 6.19(b) and (c), (x) furnish information with respect to Parent and the Parent Subsidiaries to the person making such Parent Acquisition Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with the Company and (y) participate in discussions and negotiations with respect to such Parent Acquisition Proposal. Upon execution of this Agreement, Parent shall, and shall cause the Parent Representatives and, to the extent within Parent’s control, its other affiliates and the Parent Affiliate Representatives, to cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, a Parent Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of Parent be returned. Without limiting the foregoing, Parent agrees that any violation of the restrictions set forth in this Section 6.19 by any of Parent’s Representatives or affiliates or Parent Affiliate Representatives, whether or not purporting to act on behalf of Parent, shall constitute a breach of this Section 6.19 by Parent; and that any breach of, or failure to observe, any of the provisions of this Section 6.19 by Parent as a result of any action by any executive officer, or member of the Board of Directors, of Parent, or of which Parent does not notify the Company promptly upon any of its executive officers or directors becoming informed thereof, shall be deemed a material breach of this Agreement by Parent and, for purposes of Section 6.7(d), a breach in a material respect of this Section 6.19.

(b) Parent shall promptly (and in no event later than 24 hours after receipt thereof), (1) provide written notification to the Company of any submission, proposal, offer or inquiry received by it relating to any potential Parent Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Parent Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, (2) furnish to the Company a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and (3) keep the Company informed on a prompt basis with respect to any developments with respect to the foregoing, including any changes in price, structure, form of consideration or closing conditions.

(c) Subject to the provisions of this Section 6.19(c), neither the Parent Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by Parent Board or such committee of the approval of the Share Issuance (the “Parent Recommendation”) and the matters to be considered at the Parent Stockholders Meeting, (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Parent Acquisition Proposal, or (C) other than the Merger, cause Parent to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Nothing contained in this Section 6.19(c) shall prohibit the Parent Board (x) from taking and disclosing to Parent’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that the Parent Board shall not recommend that the stockholders of Parent tender their shares in connection with a tender offer, except to the extent the Parent Board determines in its good faith judgment that failure to make such a recommendation is reasonably likely to result in a breach of the fiduciary duties of the Parent Board to stockholders under applicable Law, after consulting with outside legal counsel, or (y) in the event that a Parent Conflicting Proposal is made prior to the Parent Stockholders Meeting, from withdrawing or modifying the Parent Recommendation if the Parent Board determines in good faith, after consultation with outside counsel, that failure to withdraw or modify the Parent Recommendation is reasonably likely to result in a breach of its fiduciary duties to the stockholders of Parent, provided that the Parent Board shall not withdraw or modify the Parent Recommendation prior to the date that is five (5) business days following the Company’s receipt of written notice of the Parent’s Board’s determination to enter into an agreement to effect such Parent Conflicting Proposal (it being understood and agreed that any amendment to the amount or form or other material term of the Parent Conflicting Proposal shall require a new notice and a new five (5) business day period); provided, further that (i) Parent continues to comply with all other provisions of this Agreement including, without limitation, Section 6.19 hereof, (ii) such action is in response to a Parent Conflicting Proposal that did not result from a breach by Parent of this Section 6.19 and (iii) if requested by the Company, Parent shall, during such five (5) business day period, negotiate in good faith with the Company to make such adjustments to the terms and conditions of this Agreement such that the Parent Board would no longer determine in good faith that failure to make such an approval or recommendation is reasonably likely to result in a breach of the fiduciary duties of the Parent Board to stockholders under applicable Law, after consulting with outside legal counsel.

(d) Notwithstanding anything to the contrary contained in this Section 6.19, in the event the Company takes any of the actions permitted in Section 6.7(a)(x) or (y) or breaches in any material respect the provisions of Section 6.7, the restrictions set forth in Section 6.19(a) will cease to be in effect but Parent will still be bound by the provisions set forth in Section 6.19(b) and (c).

Section 6.20 Board of Directors. The Parent Board shall add John D. Fruth and Edgar J. Cummins as members of the Parent Board, effective as of the Effective Time.

Article 7.

Closing Conditions

Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

(b) Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

(c) Parent Stockholder Approval. The Share Issuance shall have been approved by the requisite vote of the stockholders of Parent.

(d) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or limits Parent’s activity in connection with the ownership or operation of the Company (including any hold separate order).

(e) Consents and Approvals. All consents, approvals and authorizations of any Governmental Entity set forth in Schedule 7.1(e) of the Company Disclosure Schedule shall have been obtained, in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent.

(f) HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated.

(g) Exchange Listing. The shares of Parent Common Stock issuable to the Company’s stockholders in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. (1) The representations and warranties of the Company contained in Section 4.1(a), Section 4.3(a) and Section 4.4 of this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (2) all other representations and warranties of the Company contained in this Agreement, and in any certificate or other writing delivered by the Company pursuant hereto, in each case disregarding and without giving any effect to all qualifications and exceptions contained herein and therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matter only as of a particular date need only be true and correct as of such date), except where the untruth or incorrectness of such representations and warranties have not had and would not, individually or in the aggregate, have a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c) Tax Opinion. Parent shall have received the opinion of Latham & Watkins LLP, dated the Closing Date, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins LLP may require and rely upon the representation letters described in Section 6.15 hereof to be delivered on the Closing Date.

(d) Consents and Approvals. All consents, approvals and authorizations listed on Schedule 7.2(d) of the Company Disclosure Schedule shall have been obtained in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent.

(e) Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect.

(f) Court Proceedings. No action or claim by any Governmental Entity or by any other person (in the case of an action or claim by any person other than a Governmental Entity, which shall be reasonably likely to succeed) shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any other Governmental Entity or arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent or restrain the consummation of any of the transactions contemplated by this Agreement, (B) cause the Merger to be rescinded following consummation thereof, (C) affect adversely the right or powers of Parent to own, operate or control the Company or any portion of the business or assets of the Company or Parent or (D) have or have a Company Material Adverse Effect or Parent Material Adverse Effect, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

(g) Company Options. All actions necessary to assure that upon consummation of the Merger, each unexpired and unexercised Company Option shall be canceled with the effect set forth in Section 3.4 shall have been completed to the reasonable satisfaction of Parent.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. (1) The representations and warranties of Parent contained in Section 5.1(a), Section 5.3(a) and Section 5.4 in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (2) all other representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto, in each case disregarding and without giving any effect to all qualifications and exemptions contained herein and therein relating to materiality or Parent Material Adverse Effect or any similar standard or qualification, shall be true and correct as of the date hereof and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date), except where the untruth or incorrectness of such representation and warranties have not had and could not have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c) Tax Opinion. The Company shall have received the opinion of Fenwick & West LLP, dated the Closing Date, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Fenwick & West LLP may require and rely upon the representation letters described in Section 6.15 to be delivered on the Closing Date.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

(e) Board of Directors. Pursuant to Section 6.21 hereof, John D. Fruth and Edgar J. Cummins shall have been elected to the Parent’s Board of Directors, effective upon the Effective Time.

Article 8.

Termination, Amendment and Waiver

Section 8.1 Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b) By either Parent or the Company if the Merger shall not have been consummated prior to January 31, 2005, provided, however, that such date may, from time to time, be extended by Parent (by written notice thereof to the Company) or by the Company (by written notice thereof to Parent) up to and including April 30, 2005 in the event all conditions to effect the Merger other than one or more conditions set forth in Section 7.1(d), Section 7.1(e) and Section 7.1(f) (the “Regulatory Conditions”) have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to April 30, 2005, (such earlier date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided, further that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(c) By either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to take action) permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 6.8);

(d) By either Parent or the Company if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof, provided that no termination by the Company pursuant to this paragraph (d) shall be effective unless (i) such failure was not due to a breach by the Company of its obligations hereunder, and (ii) concurrently therewith it fulfills its obligations under Section 8.2 hereof;

(e) By Parent if (A) the Company Board shall have withdrawn, modified or qualified in a manner adverse to Parent, or failed upon Parent’s request to reconfirm its recommendation of the Merger or this Agreement (or determined to do so) within five (5) business days after such request; (B) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 35% or more of the outstanding Company Common Shares is commenced (other than by Parent or an affiliate of Parent) and the Company Board fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer; (C) any person (other than Parent or an affiliate of Parent) or group becomes the beneficial owner of 35% or more of the outstanding Company Common Shares; or (D) for any reason the Company fails to call or hold the Company Stockholders Meeting by the fifth day prior to the Outside Date;

(f) By either Parent or the Company if the approval by the stockholders of Parent required for the Share Issuance shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof, provided that no termination by Parent pursuant to this paragraph (f) shall be effective unless (i) such failure was not due to a breach by Parent of its obligations hereunder, and (ii) concurrently therewith it fulfills its obligations under Section 8.2 hereof;

(g) By Parent, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or would have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured within 20 days after written notice thereof by Parent to the Company or if (A)(1) the Company shall have breached any of its covenants or agreements set forth in this Agreement or (2) any representation or warranty of the Company set forth in this Agreement shall have become untrue or incorrect, (B) such breach or misrepresentation is not cured within twenty (20) days after written notice thereof, which notice shall state that it is Parent’s intention to terminate this Agreement pursuant to this Section 8.1(g) and indicating the basis for such termination, and (C) such breach or misrepresentation would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied;

(h) By the Company, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or would have, individually or in the aggregate, a Parent Material Adverse Effect and such Parent Material Adverse Effect is not cured within 20 days after written notice thereof by the Company to Parent or if (A)(1) either Parent or Merger Sub has breached any of its covenants or agreements set forth in this Agreement or (2) any representation or warranty of Parent or Merger Sub set forth in this Agreement shall have become untrue or incorrect, (B) such breach or misrepresentation is not cured within 20 days after written notice thereof, which notice shall state that it is the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and indicating the basis for such termination, and (C) such breach or misrepresentation would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied;

(i) By the Company, if Parent’s Board of Directors shall have withdrawn, modified or qualified in a manner adverse to the Company, or failed upon the Company’s request to reconfirm the Parent Recommendation (or determined to do so) within five (5) business days after such request, or if for any reason Parent fails to call or hold the Parent Stockholders Meeting by the fifth day prior to the Outside Date; or

(j) By the Company, if, prior to the Company Stockholder Approval it receives a Superior Proposal and the Company Board determines in good faith, after consultation with outside legal counsel, to enter into an agreement to effect the Superior Proposal; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(j) unless (A) the Company has complied with its obligations under Section 6.7 and (B) five (5) business days have elapsed following delivery to Parent of a written notice of such determination by the Company Board and during such five (5) business day period Parent has not submitted a binding offer that the Company Board has determined in its good faith judgment to be at least as favorable to the Company's stockholders as the Superior Proposal; provided, that concurrently therewith the Company fulfills its obligations pursuant to Section 8.2;

(k) By Parent, if, prior to Parent Stockholder Approval it receives a Parent Conflicting Proposal and the Parent Board determines in good faith, after consultation with outside legal counsel, to enter into an agreement to effect the Parent Conflicting Proposal; provided, that Parent may not terminate this Agreement pursuant to this Section 8.1(k) unless (A) Parent has complied with its obligations under Section 6.19 and (B) five (5) business days have elapsed following delivery to the Company of a written notice of such determination by the Parent Board and during such five (5) business day period the Company has not submitted a binding offer that the Parent Board has determined in its good faith judgment to be at least as favorable to the Parent’s stockholders as the Parent Conflicting Proposal; provided, that concurrently therewith Parent fulfills its obligations pursuant to Section 8.2.

Section 8.2 Effect of Termination.

(a) Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (x) with respect to Section 6.6, Section 6.11, this Section 8.2 and Article 9 and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Parent Expenses. If (A) this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(g), or (B) Parent is entitled to the Company Termination Fee pursuant to Section 8.2(e), then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses up to $6,000,000.

(c) Company Expenses. Parent and the Company agree that if (A) this Agreement is terminated pursuant to Section 8.1(f) or Section 8.1(h), or (B) the Company is entitled for any reason to the Parent Termination Fee pursuant to Section 8.2(f), then Parent shall pay to the Company an amount equal to the sum of the Company’s Expenses up to $4,500,000.

(d) Payment of Expenses. Payment of Expenses pursuant to Section 8.2(b) or Section 8.2(c) shall be made not later than two business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

(e) Company Termination Fee. In addition to any payment required by Section 8.2(b), the Company shall pay to Parent a termination fee of $35,000,000 (the “Company Termination Fee”) in immediately available funds in the event that this Agreement is terminated: (i) by Parent pursuant to Section 8.1(e)(A), (B) or (D); (ii) by the Company pursuant to Section 8.1(d) (if at such time Parent was entitled to terminate pursuant to Section 8.1(e)(A), (B) or (D)); (iii) by Parent pursuant to Section 8.1(e)(C), provided that within twelve months following such termination, an Acquisition Proposal with respect to the Company is consummated or the Company enters into a definitive agreement with respect to an Acquisition Proposal; (iv) by either party pursuant to Section 8.1(d) (other than by the Company if at such time Parent was entitled to terminate pursuant to Section 8.1(e)(A), (B) or (D)) or by Parent pursuant to Section 8.1(g)(A)(1) and Section 8.1(g)(A)(2) provided that, in the case of this clause (iv), (A) at any time after the date of this Agreement and before the vote on the Merger at the Company Stockholders Meeting, an Acquisition Proposal with respect to the Company shall have been publicly announced and not bona fide withdrawn, and

(B) within twelve months following termination of this Agreement, the Company subsequently consummates an Acquisition Proposal or enters into a definitive agreement with respect to such Acquisition Proposal; or (v) by the Company pursuant to Section 8.1(j).

(f) Parent Termination Fee. In addition to any payment required by Section 8.2(c), Parent shall pay to the Company a termination fee of $35,000,000 (the “Parent Termination Fee”) in immediately available funds in the event that this Agreement is terminated: (i) by the Company pursuant to Section 8.1(i); (ii) by Parent pursuant to Section 8.1(f) (if at such time the Company was entitled to terminate pursuant to Section 8.1(i)); (iii) by Parent pursuant to Section 8.1(k); or (iv) by either party pursuant to Section 8.1(f) (other than by Parent if at such time the Company was entitled to terminate pursuant to Section 8.1(i)) or by the Company pursuant to Section 8.1(h)(A)(1) or Section 8.1(h)(A)(2), provided that in the case of this clause (iv), (A) at any time after the date of this Agreement and before the vote on the Share Issuance at the Parent Stockholders Meeting, a Parent Conflicting Proposal with respect to Parent shall have been publicly announced and not bona fide withdrawn, and (B) within twelve months following such termination, (x) a Parent Acquisition Proposal with respect to Parent is consummated or (y) or Parent enters into a definitive agreement with respect to a Parent Acquisition Proposal.

(g) All Payments. Any payment required to be made pursuant to Section 8.2(e)(v) or Section 8.2(f)(iii) shall be made concurrently with such termination. Any payment required to be made pursuant to Section 8.2(e)(i), Section 8.2(e)(ii), Section 8.2(f)(i) or Section 8.2(f)(ii) shall be made not later than two business days after the date of termination. Any payment required to be made pursuant to Section 8.2(e)(iii), Section 8.2(e)(iv) or Section 8.2(f)(iv) shall be made not later than two business days after the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal or Parent Acquisition Proposal, as applicable. In no event shall more than one fee pursuant to Section 8.2(e) or Section 8.2(f) be made. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. The Company and Parent acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Parent would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due to the other party pursuant to this Section 8.2 and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit which results in a judgment against the other party for the fees and expenses set forth in this Section 8.2, such defaulting party shall pay to the prevailing party its costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with such suit, together with interest on the aggregate amount of the fees and expenses at a rate equal to the prime rate reported in the Wall Street Journal on the date such payment was required to be made plus two (2) percent.

Section 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.4 Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.5 Fees and Expenses. Subject to Section 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.2(g) hereof, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the Expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

Article 9.

General Provisions

Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

The Cooper Companies, Inc.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

Attn: Carol R. Kaufman

Facsimile: (925) 460-3662

with a mandated copy to:

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, NY 10022

Attn.: Samuel A. Fishman, Esq.

  Erica H. Steinberger, Esq

Facsimile: (212) 751-4864

If to the Company, addressed to it at:

Ocular Sciences, Inc.

1855 Gateway Boulevard, Suite 700

Concord, CA 94520

Attn: John Fruth

 Stephen Fanning

Facsimile: (925) 969-7128

with a mandated copy to:

Fenwick & West LLP

Silicon Valley Center

801 California St.

Mountain View, CA 94041

Attn: Barry Kramer, Esq.

 David Michaels, Esq.

Facsimile: (415) 650-938-5200

Section 9.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.5 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), the Voting Agreements and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 9.6 Assignment. None of this Agreement or any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, Merger Sub may assign, in its sole discretion, any and all rights, interests and obligations under this Agreement to any wholly owned Parent Subsidiary without the consent of the Company.

Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.14, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.8 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 9.9 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law rules of such State, except to the extent that the DGCL mandatorily apply to the Merger.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(C).

Section 9.10 Disclosure. Any matter disclosed in any section of a party’s Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be relevant to a particular section of a party’s Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at Law or in equity. Each party hereto agrees to waive any requirement for the posting of, or securing of, a bond in connection with any such remedy.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COOPER COMPANIES, INC.

By:	/s/ CAROL R. KAUFMAN
Name:	Carol R. Kaufman
Title:	Vice President of Legal Affairs, Secretary and Chief Administrative Officer

TCC ACQUISITION CORP.

By:	/s/ CAROL R. KAUFMAN
Name:	Carol R. Kaufman
Title:	Vice President and Secretary

OCULAR SCIENCES, INC.

By:	/s/ STEPHEN J. FANNING
Name:	Stephen J. Fanning
Title:	President and Chief Executive Officer

[Merger Agreement]

ANNEX B

VOTING AGREEMENT

This Voting Agreement is made and entered into as of July 28, 2004 (this “Agreement”), by and among THE COOPER COMPANIES, INC., a Delaware corporation (“Parent”), TCC ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and JOHN D. FRUTH (the “Stockholder”), the stockholder of Ocular Sciences, Inc., a Delaware corporation (the “Company”). The Stockholder, Merger Sub and Parent are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for, among other things, the merger of the Company with and into Merger Sub (the “Merger”), which Merger Agreement has been unanimously approved by the Boards of Directors of the Company and Merger Sub;

WHEREAS, the Stockholder is either the record or the beneficial owner of (i) the number of shares (collectively, the “Existing Shares” and, together with any shares of common stock, stated value $0.01 per share, of the Company (“Company Common Stock”) acquired by the Stockholder after the date hereof, whether upon the exercise of options, warrants, conversion of convertible securities, or otherwise, the “Company Shares”) of Company Common Stock and (ii) the options to acquire the number of shares of Company Common Stock (the “Options”), in each case as set forth in Exhibit A attached hereto; and

WHEREAS, as a condition to entering into the Merger Agreement, Merger Sub and Parent have required that the Stockholder agrees, and in order to induce Merger Sub and Parent to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement relating to, among other things, the voting of the Company Shares in favor of the Merger and the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Certain Definitions. Except as specified herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.

2. Agreement to Vote; Non-Solicitation.

(a) Voting. The Stockholder hereby agrees to vote (or cause to be voted) all of the Company Shares at any annual, special or other meeting of the stockholders of the Company (including the Company Stockholders Meeting), and at any postponement or adjournment or adjournments thereof, or pursuant to any consent or action in writing in lieu of a meeting or otherwise:

(i) in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement and in favor of the approval and adoption of the Merger Agreement;

(ii) against any Acquisition Proposal;

(iii) against (A) any change in a majority of persons who constitute the Board of Directors of the Company, (B) any amendment to the Company’s Certificate of Incorporation or Bylaws, or (C) any other action involving the Company or any Company Subsidiary which is intended, or could reasonably be expected, to impede, interfere with, discourage, impair or adversely affect (x) the ability of the Company to consummate the Merger, or (y) the transactions contemplated by the Merger Agreement or this Agreement (other than the Merger and the transactions contemplated by the Merger Agreement); and

(iv) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.

(b) Proxies and Voting Agreements. The Stockholder hereby revokes any and all previous proxies granted with respect to matters set forth in Section 2(a). In addition, the Stockholder shall not, directly or indirectly, except as provided in this Agreement, grant any proxies or powers of attorney with respect to matters set forth in Section 2(a), deposit any of the Company Shares into a voting trust or enter into a voting agreement with respect to any of the Company Shares.

(c) Non-Solicitation. The Stockholder has read Section 6.7 of the Merger Agreement and understands the restrictions contained therein.

(d) Inconsistent Agreements. The Stockholder agrees that it shall not enter into any agreement or understanding or make any commitment with any Person that would violate any provision or agreement contained in this Agreement.

3. Additional Shares. Without limiting the provisions of the Merger Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Company Common Stock (and any and all securities issued or issuable in respect thereof) or (ii) the Stockholder becomes the record owner of any additional shares of capital stock of the Company or other Company securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 2, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the record owner thereof, as described in clause (ii), as though they were Company Shares hereunder. The Stockholder hereby agrees to promptly notify the Merger Sub and the Parent of the number of any new shares of capital stock of the Company or other voting securities of the Company acquired by the Stockholder, if any, after the date hereof and prior to the Termination Time.

4. Dividends. The Stockholder shall retain record and beneficial ownership of all Company Shares and be entitled to receive all cash dividends paid by the Company with respect to the Company Shares during the term of this Agreement and until the Company Shares are cancelled in the Merger.

5. Restrictions on Transfer.

(a) From the date of this Agreement until the Effective Time, the Stockholder agrees not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Company Shares, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company, whether any such transaction described in clauses (1) or (2) above is to be settled by delivery of Company Common Stock or such other securities, in cash or otherwise; provided, however, that from the date of this Agreement until the Effective Time, the Stockholder may transfer any number of Company Shares to members of his immediate family for tax and estate planning purposes or to a charitable foundation so long as the Stockholder retains all voting power with respect to such transferred Company Shares.

(b) Except as otherwise permitted by this Section 5(b), the Stockholder hereby agrees not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock received in exchange for Company Shares through the Merger (including any shares of capital stock of the Parent subsequently received in the event of a stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Parent on, of or affecting the Parent Common Stock) (the “Parent Shares”), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Parent Shares, whether any such transaction described in clauses (1) or (2) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise (the “Transfer Restriction”). Notwithstanding the Transfer Restriction, the Stockholder and his permitted transferees under subsection (ii) below may (i) collectively transfer up to 250,000 Parent Shares each fiscal quarter after the Effective Time (to the extent not used in a particular quarter, this allowance will be carried forward) pursuant to a 10b5-1 Trading Plan or otherwise, and (ii) transfer any number of Parent Shares to members of the Stockholder’s immediate family for tax and estate planning purposes or to a charitable foundation, provided that such transferee(s) executes an agreement to be bound by this Section 5(b). The Transfer Restriction will terminate in all respects upon the first to occur of (1) the date that the Stockholder ceases to be a member of the Parent Board, (2) the date that the Stockholder has transferred all of his Parent Shares pursuant to subsections (i) or (ii) of this Section 5(b), or (3) the date that is three years from the Effective Date.

(c) The Stockholder agrees not to take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his obligations under this Agreement.

(d) The Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger or the other transactions contemplated by the Merger Agreement that the Stockholder may have.

(e) The Stockholder agrees with, and covenants to, Parent and Merger Sub that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Parent Shares, unless such transfer is made in compliance with this Agreement.

6. Representations and Warranties.

(a) Organization and Due Authority. Each Party hereby severally and not jointly represents and warrants to the other Parties that (i) if such Party is not an individual, such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, (ii) if such Party is an individual, such Party has the capacity to execute and deliver this Agreement, and to consummate the transactions contemplated hereby, and (iii) such Party has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) Binding Agreement. Each Party hereby severally and not jointly represents and warrants to the other Parties that (i) the execution, delivery and performance by such Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Party and (ii) this Agreement has been duly executed and delivered by such Party and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(c) Noncontravention. Each Party hereby severally and not jointly represents and warrants to the other Parties that neither the execution and delivery of this Agreement by such Party nor the consummation by such Party of the transactions contemplated hereby will (i) conflict with any provisions of such Party’s Certificate of Incorporation or Bylaws or similar organizational documents, if applicable, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than under HSR (as defined in the Merger Agreement and as contemplated thereby) (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which such Party is a party or by which such Party or any of such Party’s properties or assets may be bound or (iv) violate any Law applicable to it or any of its properties or assets.

(d) Ownership of Company Shares. The Stockholder hereby represents and warrants to Parent and Merger Sub that the Stockholder’s Existing Shares are, and at the Effective Time the Company Shares will be, owned beneficially and of record by the Stockholder. The Existing Shares as set forth on Exhibit A hereto constitute all of the shares of capital stock of the Company owned of record or beneficially by the Stockholder. The Options as set forth on Exhibit A hereto constitute all of the options, warrants or other securities or instruments convertible or exchangeable into, or exercisable for, shares of capital stock of the Company owned of record or beneficially by the Stockholder. All of the Existing Shares are issued and outstanding. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of the Existing Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 2, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement with respect to all of the Company Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Stockholder has good and valid title to the Existing Shares and Options and at all times during the term hereof and at the Effective Time will have good and valid title to the Company Shares, free and clear of all Liens.

(e) No Finder’s Fees. The Stockholder hereby represents and warrants to the Parent and Merger Sub that, except as disclosed in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Stockholder.

7. Indemnification. Whether or not the Merger and the related transactions are consummated, the Parent agrees to indemnify and hold harmless the Stockholder from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys’ fees, expenses and disbursements of any kind which may be imposed upon, incurred by or asserted against the Stockholder in any manner relating to or arising out of Stockholder’s execution and performance of this Agreement.

8. General Provisions.

(a) Specific Performance. The Parties agree that a violation, breach or threatened breach by any other Party of any term of this Agreement would cause irreparable injury for which an adequate remedy at law is not available. Therefore, the Parties agree that each Party shall have the right of specific performance and, accordingly, shall be entitled to an injunction, restraining order or other form of equitable relief, in addition to any and all other rights and remedies at law or in equity, restraining any other Party from committing any breach or threatened breach of, or otherwise specifically to enforce, any provision of this Agreement and all such rights will be cumulative. The Parties further agree that any defense in any action for specific performance that a remedy at law would be adequate is waived.

(b) Termination. This Agreement shall terminate upon the earlier of (i)the termination of the Merger Agreement pursuant to its terms and (ii) the written agreement of the parties hereto to terminate this Agreement, and (iii) the Effective Time; provided, however, that the Transfer Restrictions contained in Section 5(b), the waiver of appraisal rights in Section 5(d) and the general provisions of Section 8 shall remain in effect for the period of the Transfer Restrictions in Section 5(b). The date and time at which this Agreement is terminated in accordance with this Section 8(b) is referred to herein as the “Termination Time.” Notwithstanding the foregoing, no termination of this Agreement shall relieve any Party from liability for such Party’s breach of any provision hereof prior to such termination.

(c) Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

The Cooper Companies, Inc.

6140 Stoneridge Mall Road

Suite 590

Pleasanton, CA 94588

Attn: Carol R. Kaufman

Facsimile: (925) 460-3649

with a mandated copy to:

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, NY 10022

Attn.: Samuel A. Fishman, Esq.

  Erica H. Steinberger, Esq.

Facsimile: (212) 751-4864

If to the Stockholder, addressed to it at:

John D. Fruth

c/o Ocular Sciences, Inc.

1855 Gateway Boulevard

Suite 700

Concord, CA 94520

Facsimile: (925) 969-7140

with a mandated copy to:

Morgan, Lewis & Bockius, LLP

One Market, Spear Street Tower

San Francisco, CA 94105

Attn: William A. Myers, Esq.

Facsimile: (415) 422-1001

(d) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. This Agreement shall not be construed for or against any Party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective Parties. For all purposes of this Agreement, words stated in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include each other gender, as the context may require or allow. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (and not to any particular provision of this Agreement). The word “or” shall not be exclusive.

(e) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder.

(f) Assignment; Successors and Assigns. None of this Agreement or any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, Merger Sub may assign, in its sole discretion, any and all rights, interests and obligations under this Agreement to any wholly owned Parent Subsidiary without the consent of the Stockholder.

(g) Governing Law; Jurisdiction.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law rules of such State, except to the extent that the DGCL mandatorily applies to the voting and proxy provisions hereof.

(ii) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9(c). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(g)(iii).

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(i) Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement may be executed by fax with the same binding effect as original ink signatures.

(j) Amendments, Waivers, Etc. This Agreement may not be amended, supplemented or otherwise modified, except upon the execution and delivery of a written agreement by the Parties. By an instrument in writing, Parent and Merger Sub may waive compliance by the Stockholder with any provision of this Agreement, and the Stockholder may waive compliance by Parent or Merger Sub with any provision of this Agreement; provided, however, that any such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure or with respect to a Party that has not executed and delivered any such waiver. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or at equity.

(k) Capacity. For purposes of this Agreement and the representations, covenants, agreements and promises contained herein, the Stockholder is acting solely in his, her or its capacity as a Stockholder of, and not as a director, officer, employee, representative or agent of, the Company and nothing in this Agreement shall limit or restrict the Stockholder from (i) acting in his capacity as a director of the Company, to the extent applicable or (ii) voting in his sole discretion on any matter other than those matters referred to in Section 2(a).

(l) Further Assurances. From time to time prior to the Termination Time, at any other Party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(m) Confidentiality and Public Announcements. The Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, the Stockholder agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel, advisors and corporate parents) without the prior written consent of Parent, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law or the requirements of any securities exchange. At all times during the term of this Agreement, the Stockholder will consult with Parent before issuing or making any reports, statements or releases to the public, or making any filings required pursuant to the Exchange Act, with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of public reports, statements, releases or filings.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE COOPER COMPANIES, INC.

By:	/s/ CAROL R. KAUFMAN
Name:	Carol R. Kaufman
Title:	Vice President of Legal Affairs, Secretary and Chief Administrative Officer

TCC ACQUISITION CORP.

By:	/s/ CAROL R. KAUFMAN
Name:	Carol R. Kaufman
Title:	Vice President and Secretary

/s/ JOHN D. FRUTH
John D. Fruth

EXHIBIT A

NAME OF STOCKHOLDER	NUMBER OF EXISTING SHARES	NUMBER OF EXISTING SHARES AND OPTIONS
John D. Fruth	4,829,850	4,904,850

John D. Fruth	Percentage of Outstanding Shares: 19.2%[1]	Percentage of Outstanding Shares: 19.5%[2]

[1]	Percentage of outstanding Company Shares (not including Options) as of July 26, 2004.
[2]	Percentage of outstanding fully diluted Company Shares (including Options) as of July 26, 2004.

ANNEX C

OPINION OF J.P. MORGAN SECURITIES INC.

July 28, 2004

The Board of Directors

The Cooper Companies, Inc.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to The Cooper Companies, Inc. (the “Company”) of the Merger Consideration (as defined below) to be paid by the Company in the proposed merger (the “Merger”) of a wholly-owned subsidiary of the Company with Ocular Sciences, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of July 28, 2004 (the “Agreement”), among the Company, a subsidiary of the Company and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company, and each outstanding share of common stock, par value $0.001 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury or owned by the Company and its affiliates, will be converted into the right to receive .3879 shares of the Company’s common stock (the “Stock Consideration”), par value $0.01 per share (together with the associated preferred stock purchase rights under the Rights Agreement dated as of October 29, 1997 between the Company and American Stock Transfer & Trust, the “Company Common Stock”), and $22.00 in cash without interest (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”).

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Merger, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by us, and have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us,

C-1

The Board of Directors

The Cooper Companies, Inc.

July 28, 2004

Page Two

including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of our counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. In conjunction with the proposed Merger, we are also acting as a co-lead arranger with respect to debt to be incurred by the Company to finance the Cash Consideration, for which we will receive a fee. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be paid in the proposed Merger is fair, from a financial point of view, to the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES INC.
J.P. MORGAN SECURITIES INC.

C-2

ANNEX D

OPINION OF MORGAN STANLEY & CO. INCORPORATED

July 28, 2004

Board of Directors Ocular Sciences, Inc.

1855 Gateway Boulevard

Suite 700

Concord, California 94520

Members of the Board:

We understand that Ocular Sciences, Inc. (“OSI” or the “Company”), The Cooper Companies Inc. (“Cooper”) and TCC Acquisition Corp., a wholly owned subsidiary of Cooper (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 26, 2004 (the “Merger Agreement”), which provides, among other things, for the merger (“Merger”) of the Company with and into Merger Sub. Pursuant to the Merger, OSI will become a wholly owned subsidiary of Cooper and each issued and outstanding common share, par value $0.001 per share (the “OSI Common Stock”), of OSI, other than shares held in treasury or held by Cooper, Merger Sub or any subsidiary of Cooper or Merger Sub or as to which dissenters’ rights have been perfected, will be converted into the right to receive (i) 0.3879x of a share of common stock, par value $0.10 per share (the “Cooper Common Stock”), of Cooper, and (ii) $22.00 in cash (collectively, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of OSI Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other business and financial information of Cooper and OSI, respectively;

(ii) reviewed certain internal financial statements and other financial and operating data concerning Cooper and OSI, prepared by the managements of Cooper and OSI, respectively;

(iii) discussed the past and current operations and financial condition and the prospects of Cooper and OSI with senior executives of Cooper and OSI, respectively;

(iv) discussed certain strategic, financial and operational benefits anticipated from the Merger with the managements of OSI and Cooper;

(v) reviewed the pro forma impact of the Merger on the combined company’s financial performance, including earnings per share;

(vi) reviewed the financial terms of the proposed credit facility commitments to be entered into in connection with the Merger and their impact on the combined company’s cash flows;

(vii) reviewed the reported prices and trading activity for Cooper Common Stock and OSI Common Stock;

(viii) compared the financial performance of Cooper and OSI and the prices and trading activity of Cooper Common Stock and OSI Common Stock with that of certain other comparable publicly-traded companies and their securities;

(ix) discussed the strategic rationale for the Merger with the managements of Cooper and OSI and certain alternatives to the Merger with the management of OSI;

(x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(xi) participated in discussions and negotiations among representatives of Cooper and OSI and their financial and legal advisors;

(xii) reviewed the Merger Agreement and certain related documents; and

(xiii) performed such other analyses and considered other such factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements, including certain estimates relating to the strategic, financial and operational benefits anticipated from the Merger and assessments regarding the prospects of Cooper and OSI, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Cooper and OSI, respectively. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have also assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed Merger, no restrictions will be imposed or delays will result that would have a material adverse affect on the contemplated benefits expected to be derived in the proposed Merger.

We have relied upon, without independent verification, the assessment by the managements of Cooper and OSI of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of Cooper and OSI; (iii) their ability to retain key employees of Cooper and OSI, respectively and (iv) the validity of, and risks associated with, Cooper’s and OSI’s existing and future intellectual property, products, services and business models. We have not made any independent valuation or appraisal of the assets or liabilities of Cooper and OSI, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we did not solicit interest with respect to the acquisition, business combination or any other extraordinary transaction, involving OSI.

We have acted as financial advisor to the Board of Directors of OSI in connection with this transaction and will receive a fee for our services. In the ordinary course of our business we may actively trade the securities of Cooper and OSI for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the past Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory services and financing services for OSI, and have received fees for these services.

It is understood that this letter is for the information of the Board of Directors of OSI and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing made by OSI in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the OSI Common Stock will trade following the announcement or consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of OSI should vote at the stockholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by holders of OSI Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ NICHOLAS DEJ OSBORNE
Nicholas deJ Osborne Managing Director

ANNEX E

SECTION 262 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Cooper Companies, Inc. is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “Delaware General Corporation Law”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit.

Article X of The Cooper Companies, Inc.’s Certificate of Incorporation, as amended, provides that a director shall not be liable to The Cooper Companies, Inc. or its stockholders for monetary damages for breach of duty as a director, except under the circumstances listed in (1) through (4) above and further provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of The Cooper Companies, Inc. shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Paragraph (b) of Article X of The Cooper Companies, Inc.’s Certificate of Incorporation, as amended, provides that each person who was or is made a party to or is threatened to be made party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of The Cooper Companies, Inc. (or was serving at the request of The Cooper Companies, Inc. as a director, officer, employee or agent for another entity) while serving in such capacity shall, except in certain lawsuits initiated by such persons, be indemnified and held harmless by The Cooper Companies, Inc., to the full extent authorized by the Delaware General Corporation Law, as in effect (or, to the extent authority for indemnification is broadened, as it may be amended) against all expense, liability or loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. Paragraph (b) further provides that rights conferred thereby shall be contract rights and shall include the right to be paid by The Cooper Companies, Inc. the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the Delaware General Corporation Law so requires, such payment shall only be made upon delivery to The Cooper Companies, Inc. by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified under Paragraph (b) or otherwise. Paragraph (b) provides that The Cooper Companies, Inc. may, by action of its board of directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors, officers and employees.

Paragraph (b) provides that persons indemnified thereunder may bring suit against The Cooper Companies, Inc. to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such suit shall be reimbursed by The Cooper Companies, Inc. Paragraph (b) further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under the Delaware General Corporation Law, the burden of proving the defense shall be on The Cooper Companies, Inc. and neither the failure of The Cooper Companies, Inc.’s board of directors to have made a determination that indemnification is proper, nor an actual determination by the board of directors that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Paragraph (b) provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any statute, provision of The Cooper Companies, Inc.’s Certificate of Incorporation or By-Laws, or otherwise. Paragraph (b) also provides that The Cooper Companies, Inc. may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not The Cooper Companies, Inc. would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Finally, Paragraph (b) provides that The Cooper Companies, Inc. may enter into indemnification contracts consistent with its provisions. However, the existence of a contract is not a precondition to indemnification under Paragraph (b).

Article VIII, Section 1 of the By-Laws of The Cooper Companies, Inc. provides:

“Except as provided in Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom (a “Proceeding”) (other than a Proceeding by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or employee of the Corporation or any predecessor corporation or entity, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any

Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal Proceeding, that he had reasonable cause to believe that his conduct was unlawful.”

Article VIII, Section 2 of the By-Laws of The Cooper Companies, Inc. provides:

“Except as provided in Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation or any predecessor corporation or entity, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such Proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The By-Laws also provide that The Cooper Companies, Inc. may purchase and maintain insurance on behalf of any person who is or was its director, officer, employee or agent, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any asserted liability against him and incurred by him in any such capacity, whether or not The Cooper Companies, Inc. would have the power to indemnify him against such liability under the provisions of the Certificate of Incorporation, By-Laws or the Delaware General Corporation Law.

The Cooper Companies, Inc. maintains insurance covering itself and its officers and directors against certain liabilities incurred in their capacities as such.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 28, 2004, by and among The Cooper Companies, Inc., TCC Acquisition Corp. and Ocular Sciences, Inc. (1)

3.1	Restated Certificate of Incorporation, as amended. (2)

3.2	Certificate of Amendment of Restated Certificate of Incorporation dated September 21, 1995. (3)

3.3	Amended and Restated By-Laws dated December 16, 1999. (4)

3.4	Certificate of Amendment of Certificate of Incorporation dated May 24, 2000. (5)

3.5	Fourth Certificate of Amendment of Restated Certification of Incorporation. (6)

4.1+	Form of stock certificate for the common stock, par value $0.10 of The Cooper Companies, Inc.

4.2	Rights Agreement, dated as of October 29, 1997, between The Cooper Companies, Inc. and American Stock Transfer & Trust Company. (7)

4.3	First Amendment to Rights Agreement, dated as of September 25, 1998, between The Cooper Companies, Inc. and American Stock Transfer & Trust Company. (8)

4.4	Certificate of Designations of Series A Junior Participating Preferred Stock of the Cooper Companies, Inc. (9)

5.1*	Legal opinion of Latham & Watkins LLP.

Exhibit No.	Description

8.1*	Tax opinion of Latham & Watkins LLP.

8.2*	Tax opinion of Fenwick & West LLP.

23.1*	Consent of Latham & Watkins (included in Exhibits 5.1* and 8.1*).

23.2*	Consent of Fenwick & West LLP (included in Exhibit 8.2*).

23.3*	Consent of KPMG LLP, independent auditors of The Cooper Companies, Inc.

23.4*	Consent of KPMG LLP, independent auditors of Ocular Sciences, Inc.

24.1+	Powers of Attorney (included on page II-6).

99.1	Voting Agreement, dated as of July 28, 2004, by and among The Cooper Companies, Inc., TCC Acquisition Corp. and John D. Fruth. (10)

99.2+	Form of Affiliate Agreement to be entered into among The Cooper Companies, Inc., TCC Acquisition Corp. and certain affiliates of Ocular Sciences, Inc.

99.3*	Opinion of J.P. Morgan Securities Inc. (11)

99.4*	Opinion of Morgan Stanley & Co. Incorporated. (12)

99.5*	Form of Proxy of The Cooper Companies, Inc.

99.6*	Form of Proxy of Ocular Sciences, Inc.

99.7+	Consent of John D. Fruth to be named a director of The Cooper Companies, Inc. upon completion of the merger.

99.8+	Consent of Edgar J. Cummins to be named a director of The Cooper Companies, Inc. upon completion of the merger.

99.9+	Consent of J.P. Morgan Securities Inc.

99.10+	Consent of Morgan Stanley & Co. Incorporated.

*	Filed herewith.
+	Previously filed with the initial registration statement on August 20, 2004.
(1)	Incorporated by reference to Exhibit 2.1 to Cooper’s Current Report on Form 8-K filed on July 29, 2004. Pursuant to Item 601(b)(2) of Regulation S-K, the disclosure letter of Ocular Sciences, Inc. delivered to The Cooper Companies, Inc. and the disclosure letter of Cooper delivered to Ocular which disclose certain matters relating to the contractual representations of Ocular and Cooper in this exhibit have been omitted. Cooper agrees to supplementally furnish a copy of such disclosure letters to the Securities and Exchange Commission upon request.
(2)	Incorporated by reference to Exhibit 4(a) to Cooper’s Registration Statement on Form S-1 (No. 33-17330) and Exhibits 19(a) and 19(c) to Cooper’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1988.
(3)	Incorporated by reference to Exhibit 3.2 to Cooper’s Annual Report on Form 10-K for the fiscal year ended October 31, 1995.
(4)	Incorporated by reference to Exhibit 3.3 to Cooper’s Annual Report on Form 10-K for the fiscal year ended October 31, 1999.
(5)	Incorporated by reference to Exhibit 3.4 to Cooper’s Annual Report on Form 10-K for the fiscal year ended October 31, 2000.
(6)	Incorporated by reference to Exhibit 4.5 to Cooper’s Registration Statement on Form S-8 filed on April 7, 2003.
(7)	Incorporated by reference to Exhibit 4 to Cooper’s Current Report on Form 8-K filed on October 31, 1997.
(8)	Incorporated by reference to Exhibit 99.1 to Cooper’s Current Report on Form 8-K filed on September 28, 1998.

(9)	Incorporated by reference to Exhibit 4 to Cooper’s Current Report on Form 8-K filed on October 31, 1997.
(10)	Incorporated by reference to Exhibit 2.2 to Cooper’s Current Report on Form 8-K filed on July 29, 2004.
(11)	Included as Annex C to the joint proxy statement/prospectus forming a part of this registration statement.
(12)	Included as Annex D to the joint proxy statement/prospectus forming a part of this registration statement.

(b) Not applicable.

(c) Not applicable.

Item 22. Undertakings

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 (the “Act”), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pleasanton, State of California, on October 12, 2004.

THE COOPER COMPANIES, INC.

/s/ A. THOMAS BENDER
Name: Title:	A. Thomas Bender Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on October 12, 2004:

/s/ A. THOMAS BENDER A. Thomas Bender	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

/s/ ROBERT S. WEISS Robert S. Weiss	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

* Rodney E. Folden	Corporate Controller (Principal Accounting Officer)

* Allen E. Rubenstein, M.D.	Vice Chairman of the Board of Directors

* Michael H. Kalkstein	Director

* Moses Marx	Director

* Donald Press	Director

* Steven Rosenberg	Director

* Stanley Zinberg, M.D.	Director

*By:	/s/ ROBERT S. WEISS
ROBERT S. WEISS Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 28, 2004, by and among The Cooper Companies, Inc., TCC Acquisition Corp. and Ocular Sciences, Inc. (1)

3.1	Restated Certificate of Incorporation, as amended. (2)

3.2	Certificate of Amendment of Restated Certificate of Incorporation dated September 21, 1995. (3)

3.3	Amended and Restated By-Laws dated December 16, 1999. (4)

3.4	Certificate of Amendment of Certificate of Incorporation dated May 24, 2000. (5)

3.5	Fourth Certificate of Amendment of Restated Certification of Incorporation. (6)

4.1+	Form of stock certificate for the common stock, par value $0.10 of The Cooper Companies, Inc.

4.2	Rights Agreement, dated as of October 29, 1997, between The Cooper Companies, Inc. and American Stock Transfer & Trust Company. (7)

4.3	First Amendment to Rights Agreement, dated as of September 25, 1998, between The Cooper Companies, Inc. and American Stock Transfer & Trust Company. (8)

4.4	Certificate of Designations of Series A Junior Participating Preferred Stock of the Cooper Companies, Inc. (9)

5.1*	Legal opinion of Latham & Watkins LLP.

8.1*	Tax opinion of Latham & Watkins LLP.

8.2*	Tax opinion of Fenwick & West LLP.

23.1*	Consent of Latham & Watkins (included in Exhibits 5.1* and 8.1*).

23.2*	Consent of Fenwick & West LLP (included in Exhibit 8.2*).

23.3*	Consent of KPMG LLP, independent auditors of The Cooper Companies, Inc.

23.4*	Consent of KPMG LLP, independent auditors of Ocular Sciences, Inc.

24.1+	Powers of Attorney (included on page II-6).

99.1	Voting Agreement, dated as of July 28, 2004, by and among The Cooper Companies, Inc., TCC Acquisition Corp. and John D. Fruth. (10)

99.2+	Form of Affiliate Agreement to be entered into among The Cooper Companies, Inc., TCC Acquisition Corp. and certain affiliates of Ocular Sciences, Inc.

99.3*	Opinion of J.P. Morgan Securities Inc. (11)

99.4*	Opinion of Morgan Stanley & Co. Incorporated. (12)

99.5*	Form of Proxy of The Cooper Companies, Inc.

99.6*	Form of Proxy of Ocular Sciences, Inc.

99.7+	Consent of John D. Fruth to be named a director of The Cooper Companies, Inc. upon completion of the merger.

99.8+	Consent of Edgar J. Cummins to be named a director of The Cooper Companies, Inc. upon completion of the merger.

99.9+	Consent of J.P. Morgan Securities Inc.

99.10+	Consent of Morgan Stanley & Co. Incorporated.

*	Filed herewith.
+	Previously filed with the initial registration statement on August 20, 2004.
(1)	Incorporated by reference to Exhibit 2.1 to Cooper’s Current Report on Form 8-K filed on July 29, 2004. Pursuant to Item 601(b)(2) of Regulation S-K, the disclosure letter of Ocular Sciences, Inc. delivered to The Cooper Companies, Inc. and the disclosure letter of Cooper delivered to Ocular which disclose certain matters relating to the contractual representations of Ocular and Cooper in this exhibit have been omitted. Cooper agrees to supplementally furnish a copy of such disclosure letters to the Securities and Exchange Commission upon request.
(2)	Incorporated by reference to Exhibit 4(a) to Cooper’s Registration Statement on Form S-1 (No. 33-17330) and Exhibits 19(a) and 19(c) to Cooper’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1988.
(3)	Incorporated by reference to Exhibit 3.2 to Cooper’s Annual Report on Form 10-K for the fiscal year ended October 31, 1995.
(4)	Incorporated by reference to Exhibit 3.3 to Cooper’s Annual Report on Form 10-K for the fiscal year ended October 31, 1999.
(5)	Incorporated by reference to Exhibit 3.4 to Cooper’s Annual Report on Form 10-K for the fiscal year ended October 31, 2000.
(6)	Incorporated by reference to Exhibit 4.5 to Cooper’s Registration Statement on Form S-8 filed on April 7, 2003.
(7)	Incorporated by reference to Exhibit 4 to Cooper’s Current Report on Form 8-K filed on October 31, 1997.
(8)	Incorporated by reference to Exhibit 99.1 to Cooper’s Current Report on Form 8-K filed on September 28, 1998.
(9)	Incorporated by reference to Exhibit 4 to Cooper’s Current Report on Form 8-K filed on October 31, 1997.
(10)	Incorporated by reference to Exhibit 2.2 to Cooper’s Current Report on Form 8-K filed on July 29, 2004.
(11)	Included as Annex C to the joint proxy statement/prospectus forming a part of this registration statement.
(12)	Included as Annex D to the joint proxy statement/prospectus forming a part of this registration statement.